Form 10-K405, Exhibit 13
period 1996-06-30
HARRINGTON FINANCIAL GROUP INC
filed 1996-09-30
CIK 934203

                                                                EXHIBIT 13


FINANCIAL HIGHLIGHTS

(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
FOR THE YEAR ENDED JUNE 30,                                        1996           1995
                                                                --------------------------
  Net interest income                                           $    5,480     $    4,781
  Income before tax provision and gain (loss) on securities          1,997          1,837
  Net realized and unrealized gain (loss) on securities               (126)         1,187
  Net income                                                         1,223          1,853
  Return on average assets                                            0.37%          0.76%
  Return on average equity                                            9.49%         22.24%

AT JUNE 30
  Total assets                                                  $  418,196     $  300,174
  Total loans                                                       65,925         37,010
  Total securities                                                 326,271        249,274
  Total deposits                                                   135,143        115,312
  Stockholders' equity                                              23,117         10,361
  Common shares outstanding                                      3,256,738      1,961,626

AVERAGE BALANCES
  Assets                                                        $  329,938     $  242,910
  Loans                                                             52,399         25,467
  Core retail deposits                                              91,902         72,175
  Other deposits                                                    33,591         48,835
  Total deposits                                                   125,493        121,010

PER SHARE
  Net income                                                    $     0.57     $     1.20
  Book value, fiscal year end                                         7.10           5.28
  Market price, fiscal year end                                      10.50            N/A

ASSET QUALITY AT JUNE 30
  Non-performing assets to total assets                               0.32%          0.59%
  Loan loss reserves to non-performing loans                         45.98%         34.57%

CAPITAL RATIOS AT JUNE 30(HARRINGTON BANK)
  Tangible capital                                                    6.27%          6.12%
  Core capital                                                        6.27%          6.12%
  Risk-based capital                                                 30.10%         24.62%

CONTENTS

FINANCIAL REVIEW
                              Selected Consolidated Financial Data       14

                              Management's Discussion and Analysis
                              of Financial Condition and
                              Results of Operations                      15

                              Consolidated Balance Sheets                30

                              Consolidated Statements of Income          31

                              Consolidated Statements of Changes
                              in Stockholders' Equity                    32

                              Consolidated Statements
                              of Cash Flows                              33

                              Notes to Consolidated
                              Financial Statements                       35

                              Independent Auditors' Report               61

SELECTED CONSOLIDATED
   FINANCIAL DATA

The following table represents selected consolidated financial and other data of the Company for the five years in the period ended June 30, 1996. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company, including the accompanying Notes, presented elsewhere herein.


(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

AT OR FOR THE YEAR ENDED JUNE 30,                                       1996         1995         1994         1993         1992
                                                                   -----------------------------------------------------------------
BALANCE SHEET DATA
   Securities held for trading and available for sale                 $326,271     $249,274     $174,347     $186,582     $185,805
   Loans receivable-net                                                 65,925       37,010       20,682       16,620       21,409
   Total assets                                                        418,196      300,174      211,688      220,095      226,622
   Deposits                                                            135,143      115,312      108,300       89,788       93,476
   Securities sold under agreements to repurchase                      219,067      130,217       54,651       83,709      116,993
   Federal Home Loan Bank advances                                      26,000       31,000       31,000       31,000
   Note payable                                                          8,998        9,200        7,880        7,431        8,435
   Stockholders' equity                                                 23,117(1)    10,361        5,926        5,294        5,128
   Stockholders' equity per share                                         7.10         5.28         4.20         3.75         3.63

INCOME STATEMENT DATA
   Interest income                                                    $ 23,484     $ 17,560     $ 13,607     $ 12,746     $ 15,407
   Interest expense                                                     18,004       12,779        8,284        8,975       12,714
                                                                   -----------------------------------------------------------------
       Net interest income                                               5,480        4,781        5,323        3,771        2,693
   Provision for loan losses                                                (1)          15           (3)          66            8
                                                                   -----------------------------------------------------------------
   Net interest income after provision for loan losses                   5,481        4,766        5,326        3,705        2,685
   Retail banking fees and other income                                    256          238          267          249          106
                                                                   -----------------------------------------------------------------
   Total net revenue                                                     5,737        5,004        5,593        3,954        2,791
   Operating expenses                                                    3,740        3,167        2,519        2,749(2)     1,835
                                                                   -----------------------------------------------------------------
   Income before tax provision and gain (loss) on securities             1,997        1,837        3,074        1,205          956
                                                                   -----------------------------------------------------------------

   Gain (loss) on sale of securities held for trading                    1,834           66       (2,169)
   Gain on sale of securities available for sale                                                     392        1,384        1,108
   Unrealized gain (loss) on securities held for trading                (1,960)       1,535          710
   Permanent impairment of securities available for sale                               (414)        (610)      (2,531)      (1,057)
                                                                   -----------------------------------------------------------------
        Net gain (loss) on securities                                     (126)       1,187       (1,677)      (1,147)          51
                                                                   -----------------------------------------------------------------
   Income before income tax provision and cumulative effect
       of change in accounting for deferred income taxes                 1,871        3,024        1,397           58        1,007
   Income tax provision                                                    648        1,171          391          188          190
                                                                   -----------------------------------------------------------------
   Income (loss) before cumulative effect of change in
       accounting for deferred income taxes                              1,223        1,853        1,006         (130)         817
   Cumulative effect of change in accounting for deferred
       income taxes (3)                                                                              (79)
                                                                   -----------------------------------------------------------------
   Net income (loss)                                                  $  1,223     $  1,853     $    927     $   (130)    $    817
                                                                   -----------------------------------------------------------------
                                                                   -----------------------------------------------------------------
   Net income (loss) per share                                        $   0.57     $   1.20     $   0.66     $  (0.09)    $   0.58
                                                                   -----------------------------------------------------------------
                                                                   -----------------------------------------------------------------
PERFORMANCE RATIOS
   Return on average assets                                                .37%         .76%        0.44%       -0.06%        0.36%
   Return on average equity                                               9.49        22.24        14.98        -2.67        17.06
   Interest rate spread                                                   1.64         2.13         2.63         1.79         1.65
   Net interest margin                                                    1.73         2.10         2.64         1.81         1.25
   Average interest-earning assets to average interest
       bearing liabilities                                              101.55        99.57       100.25       100.39       100.61
   Net interest income after provision for loan losses to total
       other expenses                                                   146.55       150.49       211.43       134.78       146.32
   Total other expenses to average total assets                           1.13         1.30         1.19         1.27         0.82
   Full service offices                                                      3            2            2            1            1

ASSET QUALITY RATIOS (AT END OF PERIOD)
   Non-performing loans to total loans (4)                                 .40         0.95         2.70         3.00         2.56
   Non-performing assets to total assets (4)                               .32         0.59         1.34         0.24         0.24
   Allowance for loan losses to total loans                                .18         0.33          .51         0.94         0.46
   Allowance for loan losses to total non-performing loans               45.98        34.57        18.96        29.71        18.07

CAPITAL RATIOS (5)
   Tangible capital ratio                                                 6.27         6.12         6.07         5.58         5.31
   Core capital ratio                                                     6.27         6.12         6.07         5.58         5.35
   Risk-based capital ratio                                              30.10        24.62        21.40        18.56        16.59
   Equity to assets at end of period                                      5.53         3.45         2.80         2.41         2.26

(1)On May 6, 1996, the Company sold 1,265,000 shares of common stock at $10.00 per share to investors in an initial public offering resulting in gross proceeds of $12,650,000 to the Company. Net proceeds after offering expenses were $11,437,000.

(2)Includes a write-off of goodwill and core deposit of $663,000.

(3)Reflects the Company's adoption of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," effective July 1, 1993.

(4)Non-performing loans consist of non-accrual loans and accruing loans that are contractually past due 90 days or more, and non-performing assets consist of non-performing loans, real estate acquired by foreclosure or deed-in-lieu thereof and a single non-agency participation certificate classified as substandard.

(5)Regulatory capital ratios apply to the Bank (Harrington Bank, FSB) as a federally chartered savings bank.

MANAGEMENT'S DISCUSSION
     AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS

Harrington Financial Group, Inc. ("Harrington" or the "Company") is an Indiana-chartered, registered thrift holding company for Harrington Bank, FSB (the "Bank"). The following financial review presents an analysis of the Company's operations and financial position for the periods presented in this annual report.

GENERAL

Harrington's business strategy focuses on achieving attractive returns consistent with prudent risk management. Harrington has sought to implement this strategy by (i) controlling interest rate risk by using interest rate risk management contracts to match the interest rate sensitivity of its assets to that of its liabilities; (ii) controlling credit risk by maintaining a substantial portion of the Company's assets in mortgage-backed and related securities and single-family residential loans; (iii) reducing funding costs through the utilization of retail and non-retail deposits and other borrowings;
(iv) increasing its emphasis on retail banking through the origination of single-family residential loans and the expansion of its core deposit base; (v) maintaining a relatively low level of operating expenses; and (vi) continued internal growth and the pursuit of acquisition opportunities when appropriate.

Harrington invests primarily in mortgage-backed and related securities and originates (both directly and through correspondents) loans secured by single-family residences located primarily in eastern and central Indiana. While Harrington's focus is to expand its portfolio of originated mortgage loans, over 75% of its assets currently consist of purchased mortgage-backed and related securities. Although mortgage-backed securities often carry lower yields than traditional mortgage loans, such securities generally increase the quality of the Company's assets by virtue of the securities' underlying insurance or guarantees, are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of the Company. Management believes that the lower operating expenses and reduced credit and interest rate risk associated with the investment in securities have enhanced Harrington's overall profitability as well as its ability to remain profitable over a variety of interest rate scenarios.

Harrington's funding strategy focuses on accessing cost-efficient funding sources, including securities sold under agreements to repurchase, retail and non-retail deposits and FHLB advances. The Company continues to build a community-oriented retail banking operation in order to sustain loan originations and deposit growth and generate additional fee income. Management's primary goal is to increase stockholders' value, as measured on a risk-adjusted total return basis.

To reduce the institution's exposure to interest rate risk, the Company utilizes interest rate risk management contracts and mortgage-backed derivative securities in conjunction with regular adjustments to the composition of the Company's investment portfolio. Harrington marks a substantial portion of its assets and interest rate contracts to market in order to fully account for the market value changes in the Company's investment portfolio. This method of accounting is consistent with Harrington's strategy of active portfolio management and provides the Company with the flexibility to quickly adjust the mix of its interest-earning assets in response to changing market conditions or to take advantage of retail growth opportunities.

The Company recognizes that marking substantially all of its assets to market subjects Harrington to potential earnings volatility. Market value volatility is not unique to Harrington, though, as most unhedged financial institutions have even greater volatility in market values. The difference is that Harrington reflects the changes in market values directly in earnings, while most other institutions do not.

ASSET AND LIABILITY MANAGEMENT

In general, financial institutions are negatively affected by an increase in interest rates to the extent that interest-bearing liabilities mature or reprice more rapidly than interest-earning assets. The lending activities of savings institutions have historically emphasized the origination of long-term, fixed-rate loans secured by single-family residences, and the primary source of funds of such institutions has been deposits, which largely mature or are subject to repricing within a shorter period of time.

This factor has historically caused the income and market value of portfolio equity ("MVPE") of savings institutions to be more volatile than other financial institutions. MVPE is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments. While having liabilities that reprice more frequently than assets is generally beneficial to net interest income and market value of portfolio equity in times of declining interest rates, such an asset/liability mismatch is generally detrimental during periods of rising interest rates.

The Company believes that its asset and liability management strategy, as discussed below, provides Harrington with a competitive advantage over other financial institutions. Harrington's ability to effectively hedge its interest rate exposure through the use of various financial instruments allows the Company to acquire loans and investments which offer attractive net risk-adjusted spreads whether the individual loans or investments are fixed-rate or adjustable-rate or short-term or long-term. Similarly, the Company can choose a cost-effective source of funds and subsequently engage in an interest rate swap or other hedging transaction so that the interest rate sensitivities of its interest-earning assets and interest-bearing liabilities are generally matched.

Harrington's asset and liability management strategy is formulated and monitored by the Boards of Directors of both the Company and Bank, the Company's wholly-owned subsidiary. The Boards' written policies and procedures are implemented by the Investment Committee of the Bank, which is comprised of the Chief Executive Officer, Chief Financial Officer, Chief Investment Officer, Investment Officer, and three outside directors. The Investment Committee meets at least monthly to review, among other things, the sensitivity of the Bank's assets and liabilities to interest rate changes, the book and market values of assets and liabilities with the resulting unrealized gains and losses, the past month's purchase and sale activity and maturities of investments and borrowings.

The Investment Committee also consults with the Chief Operating Officer of the Bank regarding retail pricing and funding decisions with respect to the Bank's overall asset and liability composition. In accordance therewith, the Investment Committee reviews the Bank's liquidity, cash flow needs, interest rate sensitivity of investments, deposits and borrowings, core deposit activity, current market conditions and interest rates on both a local and national level.

Harrington has contracted with Smith Breeden Associates, Inc. ("Smith Breeden") for the provision of consulting services regarding, among other things, the management of its investments and borrowings, the pricing of loans and deposits, and the use of various financial instruments to reduce interest rate risk. Smith Breeden is a consulting firm which renders investment advice and asset and liability management services to financial institutions, corporate and government pension plans, foundations and government agencies nationally. Certain directors and officers of the Company and the Bank are principals or affiliates of Smith Breeden.

The Investment Committee regularly reviews interest rate risk by utilizing analyses prepared by Smith Breeden with respect to the impact of alternative interest rate scenarios on net interest income and on the Bank's market value of portfolio equity. The Investment Committee also reviews analyses prepared by Smith Breeden concerning the impact of changing market volatility, prepayment forecast error, changes in option-adjusted spreads and non-parallel yield curve shifts.

MVPE analysis is used by regulatory authorities for assessing an institution's interest rate risk. The extent to which assets will gain or lose value net of the gains or losses of liabilities and/or interest rate contracts determines the appreciation or depreciation in equity on a market-value basis. Such market value analysis is intended to evaluate the impact of immediate and sustained parallel interest-rate shifts upon the market value of the current balance sheet.

In the absence of the Company's hedging activities, the MVPE of the Company would decline as a result of a general increase in market rates of interest. This decline would be due to the market values of Harrington's assets being generally more sensitive to interest rate fluctuations than are the market values of the Company's liabilities due to Harrington's investment in generally longer-term assets which are funded with shorter-term liabilities. Consequently, the elasticity (i.e., the change in the market value of an asset or liability as a result of a change in interest rates) of Harrington's assets is greater than the elasticity of its liabilities.

Accordingly, the primary goal of Harrington's asset and liability management policy is to effectively increase the elasticity of the Company's liabilities and/or effectively contract the elasticity of the Company's assets so that the respective elasticities are matched as closely as possible. This elasticity adjustment can be accomplished internally by restructuring Harrington's balance sheet, or externally by adjusting the elasticities of Harrington's assets and/or liabilities through the use of interest rate contracts, such as interest rate swaps, collars, caps, floors, options and futures. Harrington's strategy is to hedge either internally through the use of longer-term certificates of deposits, FHLB advances and mortgage-backed derivative securities or externally through the use of various interest rate contracts.

External hedging involves the use of interest rate swaps, collars, caps, floors, options and futures. The notional amount of interest rate contracts represents the underlying amount on which periodic cash flows are calculated and exchanged between counterparties. However, this notional amount does not represent the principal amount of securities which would effectively be hedged by that interest rate contract.

In selecting the type and amount of interest rate contract to utilize, the Company compares the elasticity of a particular contract to that of the securities to be hedged. An interest rate contract with the appropriate offsetting elasticity may have a notional amount much greater than the face amount of the securities being hedged.

An interest rate swap is an agreement where one party (generally the Company) agrees to pay a fixed rate of interest on a notional principal amount to a second party (generally a broker) in exchange for receiving from the second party a variable rate of interest on the same notional amount for a predetermined period of time. No actual assets are exchanged in a swap of this type and interest payments are generally netted. These swaps are generally utilized by Harrington to synthetically convert fixed-rate assets into adjustable-rate assets without having to sell or transfer the underlying assets.

At June 30, 1996, Harrington was a party to eight interest rate swap agreements. The agreements had an aggregate notional amount of approximately $63.5 million and maturities from August 1996 to April 2001. With respect to the agreements whereby the Company pays a fixed-rate and receives a floating-rate (which constitute the majority of the agreements), Harrington makes fixed interest payments ranging from 4.55% to 6.58% and receives payments based upon the three-month London Interbank Offer Rate ("LIBOR").

The net expense (income) relating to Harrington's fixed-pay interest rate swaps (which are held in the Company's trading portfolio) was $(168,000), $(113,000) and $1.3 million during the years ended June 30, 1996, 1995 and 1994, respectively. The approximate market value of these fixed-pay interest rate swaps was $620,000 and $(219,000) as of June 30, 1996 and 1995, respectively.

The Company also has two swaps whereby it pays a floating rate (based on three-month LIBOR) and receives fixed rates of 6.12% and 6.96%, respectively. Harrington's two floating-pay swaps, which have an aggregate notional amount of $17.5 million, are not included in the Company's trading portfolio. These swaps are used to modify the interest rate sensitivity of certain certificates of deposit issued by the Bank. These certificates of deposit, called inverse variable-rate certificates, adjust according to a formula in such a way as to pay a higher rate of interest when rates fall, and a lower rate of interest when rates rise. The swaps protect the Company against the exposure to falling rates inherent in these certificates of deposit.

The net (income) relating to Harrington's floating-pay swaps was $(129,000), $(158,000) and $(596,000) during the years ended June 30, 1996, 1995 and 1994, respectively. This income is netted against interest expense in the Company's Consolidated Statements of Income. The approximate market value of the Company's floating-pay interest rate swaps (which are not reflected in the Company's financial statements) was $110,000 and $403,000 as of June 30, 1996 and 1995, respectively.

An interest rate cap or an interest rate floor consists of a guarantee given by the issuer (i.e., a broker), to the purchaser (i.e., the Company), in exchange for the payment of a premium. This guarantee states that if interest rates rise above (in the case of a cap) or fall below (in the case of a floor) a specified rate on a specified interest rate index, the issuer will pay to the purchaser the difference between the then current market rate and the specified rate on a notional principal amount. No funds are actually borrowed or repaid.

Similarly, an interest rate collar is a combination of a purchased cap and a written floor at different strike rates. Accordingly, an interest rate collar requires no payments if interest rates remain within a specified range, but will require the Company to be paid if interest rates rise above the cap rate or require the Company to pay if interest rates fall below the floor rate. Consequently, interest rate caps are a means of reducing interest expense by placing a ceiling on the cost of floating-rate liabilities, or offsetting the caps on the coupons inherent in the Company's adjustable rate mortgage loans and securities. Interest rate floors permit Harrington to maintain its desired interest rate spread in the event that falling interest rates lead to increased prepayments with respect to the Company's mortgage-backed and related securities portfolio requiring reinvestment at lower rates.

At June 30, 1996, Harrington held eight interest rate cap agreements, seven interest rate floor agreements and one interest rate collar in its trading portfolio. These contracts, which expire from October 1996 to June 2004, have an aggregate notional amount of approximately $329.5 million. The interest rate cap agreements are triggered, depending on the particular contract, whenever the defined floating-rate exceeds 5.0% to 9.0%. The interest rate floor agreements are triggered, depending on the particular contract, whenever the defined floating-rate is less than 5.0% to 7.5%. The interest rate collar is triggered whenever the defined floating-rate is greater than 10.25% or less than 5.25%.

The aggregate net expense (income) relating to the Company's interest rate caps, collars and floors held in the trading portfolio was $(245,000), $58,000 and $542,000 during the years ended June 30, 1996, 1995 and 1994, respectively. The approximate market value of Harrington's interest rate caps, collars and floors which are maintained in the trading portfolio was $6.0 million and $5.3 million as of June 30, 1996 and 1995, respectively.

During fiscal 1996 Harrington also purchased one interest rate cap with a notional amount of $30.0 million which is not held in the Company's trading portfolio. This cap, which matures in May 2001, is triggered whenever the defined floating rate exceeds 7.0%. The instrument is used to effectively cap at 7.0% the interest rate on the Company's floating-rate borrowings from the FHLB. Net expense on this cap was $25,000 for the year ended June 30, 1996. The approximate market value of the cap, which is not reflected in the Company's financial statements, was $747,000 at June 30, 1996.

Interest rate futures are commitments to either purchase or sell designated instruments at a future date for a specified price. Futures contracts are generally traded on an exchange, are marked to market daily and subject to initial and maintenance margin requirements. Harrington generally uses 91-day Eurodollar certificates of deposit contracts ("Eurodollar futures contracts") which are priced off LIBOR as well as Treasury Note futures contracts. The Company will from time to time agree to sell a specified number of contracts at a specified date. To close out a contract, Harrington will enter into an offsetting position to the original transaction.

If interest rates rise, the value of the Company's short futures positions increases. Consequently, sales of futures contracts serve as a hedge against rising interest rates. At June 30, 1996, Harrington has sold Eurodollar and Treasury Note futures contracts with an aggregate notional amount of approximately $1.4 billion. The Company had total gains (losses) on its futures contracts of $1.9 million and $(2.0) million for the fiscal years ended June 30, 1996 and 1995, respectively.

Options are contracts which grant the purchaser the right to buy or sell the underlying asset by a certain date for a specified price. Generally Harrington will purchase options on financial futures to hedge the changing elasticity exhibited by mortgage loans and mortgage-backed securities. The changing elasticity results from the ability of a borrower to prepay a mortgage. As market interest rates decline, borrowers are more likely to prepay their mortgages, shortening the elasticity of the mortgages. Consequently, where interest rates are declining, the value of mortgage loans or mortgage-backed securities will increase at a slower rate than would be expected if borrowers did not have the ability to prepay their mortgages.

Harrington, therefore, generally purchases out-of-the-money calls and puts so that the increase in value of the options resulting from interest rate movements offsets the reductions in MVPE resulting from the changing elasticity inherent in the Company's balance sheet. At June 30, 1996, Harrington had 130 purchased options contracts covering an aggregate notional amount of approximately $13.0 million. The net expense relating to the Company's options contracts was $640,000, $148,000 and $0 during the years ended June 30, 1996, 1995 and 1994, respectively. The approximate market value of the Company's options contracts which are maintained in the trading portfolio was $65,000 and $200,000 as of June 30, 1996 and 1995, respectively.

The following table summarizes the periodic exchanges of interest payments with counterparties including the amortization of premiums paid for interest rate contracts as discussed above. Such payments and amortization amounts are accounted for as adjustments to the yields of securities held for trading, and are reported as a separate component of interest income.

(DOLLARS IN THOUSANDS)

YEAR ENDED
JUNE 30,                                 1996           1995          1994
                                        -------------------------------------
Interest rate contract
 (income) expense:
     Swaps                              $(168)         $(113)        $1,334

     Caps, floors, and collars           (220)            58            542

     Futures                                                              4

     Options                              640            148
                                        -------------------------------------
     Net interest expense on
      interest rate contracts           $ 252          $  93         $1,880
                                        -------------------------------------
                                        -------------------------------------

The above table does not include realized and unrealized gains and losses with respect to the market value of interest rate contracts held in the trading portfolio. Such gains and losses are generally offset by fluctuations in the market value of the Company's assets held for trading. All realized and unrealized gains and losses pertaining to interest rate contracts in the trading portfolio are reported as other income in the Company's Consolidated Statements of Income.

Harrington is subject to the risk that its counterparties with respect to various interest rate contracts (such as swaps, collars, caps, floors, options and futures) may default at or prior to maturity of a particular instrument. In such a case, the Company might be unable to recover any unrealized gains with respect to a particular contract.

To reduce this potential risk, the Company generally deals with large, established investment brokerage firms when entering into these transactions. In addition, if the Company enters into an interest rate contract with a non-AA-rated (or above) entity and the Company has an unrealized gain with respect to such contract, the Company generally requires the entity to post some form of collateral to secure its obligations. Furthermore, the Company has a policy whereby it limits its unsecured exposure to any one counterparty to 25% of the Bank's equity during any two-month period and 35% of the Bank's equity during any one-month period.

The Office of Thrift Supervision ("OTS") requires each thrift institution to calculate the estimated change in the institution's MVPE assuming an instantaneous, parallel shift in the Treasury yield curve of 100 to 400 basis points either up or down in 100 basis point increments. The OTS permits institutions to perform this MVPE analysis using their own internal model (based upon reasonable assumptions) or they may utilize the OTS' model, which is based upon data submitted in the institution's quarterly thrift financial reports. The Company retains Smith Breeden to perform the required calculation of the sensitivity of its market value to changes in interest rates.

Both Smith Breeden and the OTS use option-adjusted pricing analysis and present value calculations of estimated cash flows in their simulation models. Nevertheless, the results of the OTS model may vary from Smith Breeden's results primarily due to differences between assumptions utilized in the respective models, including estimated interest rates and volatilities, prepayment rates, reinvestment rates and decay rates. In addition, Smith Breeden utilizes detailed data on individual loans and securities while the OTS model uses aggregated data for similar instruments. The OTS reviews the Smith Breeden analysis in conjunction with its regular examinations of the Bank.

The following table sets forth at June 30, 1996 the estimated sensitivity of the Bank's MVPE to parallel yield curve shifts using Harrington's internal market value. The table demonstrates the sensitivity of the Bank's assets and liabilities both before and after the inclusion of its interest rate contracts.

(DOLLARS IN THOUSANDS)

CHANGE IN
INTEREST RATES                 -400         -300         -200       -100      --     +100        +200        +300        +400
                             ----------------------------------------------------------------------------------------------------
(IN BASIS POINTS)(1)

Market value gain (loss)
   of assets                 $ 25,277     $ 20,270     $ 15,499     $9,580    --   $(12,973)   $(28,169)   $(44,451)   $(60,996)
Market value gain (loss)
   of liabilities              (7,556)      (5,695)      (3,815)    (1,864)   --      1,750       3,411       5,016       6,554
                             ----------------------------------------------------------------------------------------------------
Market value gain (loss)
   of net assets before
   interest rate contracts     17,721       14,575       11,684      7,716    --    (11,223)    (24,758)    (39,435)    (54,442)

Market value gain (loss)
   of interest rate
   contracts                  (21,335)     (17,555)     (13,057)    (7,395)   --      9,834      21,455      34,097      47,045
                             ----------------------------------------------------------------------------------------------------

Total change in MVPE(2)      $ (3,614)    $ (2,980)    $ (1,373)    $  321    --   $ (1,389)    $(3,303)   $ (5,338)   $ (7,397)
                             ----------------------------------------------------------------------------------------------------
                             ----------------------------------------------------------------------------------------------------
Change in MVPE as a
   percent of:

   MVPE(2)                    (13.1)%      (11.5)%       (5.3)%       1.2%    --     (5.3)%     (12.7)%     (20.5)%     (28.5)%

   Total assets of
   the Bank                    (0.9)%       (0.7)%       (0.3)%       0.1%    --     (0.3)%      (0.8)%      (1.3)%      (1.8)%


(1) Assumes an instantaneous parallel change in interest rates at all maturities.
(2)  Based on the Bank's pre-tax MVPE of $26.0 million at June 30, 1996.

The table set forth above does not purport to show the impact of interest rate changes on Harrington's equity under generally accepted accounting principles. Market value changes only impact the Company's income statement or the balance sheet (i) to the extent the affected instruments are marked to market, and (ii) over the life of the instruments as an impact on recorded yields. Since a large portion of Harrington's assets is recorded at market value, the following table is included to show the estimated impact on the Company's equity of instan-taneous, parallel shifts in the yield curve. The assets and interest rate contracts included in the table below are only those which are either classified by the Company as held for trading or available for sale and, therefore, reflected at market value. Consequently, Harrington's liabilities, which are reflected at cost, are not included in the table below. All amounts are shown net of taxes, with an estimated effective tax rate of 36.0%.

(DOLLARS IN THOUSANDS)

CHANGE IN
INTEREST RATES                 -400         -300         -200       -100      --     +100        +200        +300        +400
                             ----------------------------------------------------------------------------------------------------
(IN BASIS POINTS)

Market value gain (loss)
   of assets                  $12,649      $10,028      $ 7,596    $ 4,703    --    $(6,564)   $(14,463)   $(23,064)   $(31,896)

Market value gain (loss)
   of interest rate
   contracts                  (13,920)     (11,325)      (8,322)    (4,659)   --      6,088      13,183      20,854      28,700
                             ----------------------------------------------------------------------------------------------------
After tax gain (loss)
   in equity                  $(1,271)    $ (1,297)     $  (726)  $     44    --    $  (476)   $ (1,280)  $  (2,210)   $ (3,196)
                             ----------------------------------------------------------------------------------------------------
                             ----------------------------------------------------------------------------------------------------

After tax gain (loss)
   in equity as a percent
   of the Company's equity
   at June 30, 1996              (5.5)%       (5.6)%       (3.1)%     0.2%     --      (2.1)%      (5.5)%      (9.6)%     (13.8)%

CHANGES IN FINANCIAL CONDITION

GENERAL - At June 30, 1996, Harrington's total assets amounted to $418.2 million, as compared to $300.2 million at June 30, 1995. The increase in total assets was primarily due to the completion in fiscal 1996 of the Company's initial offering of common stock, which raised $11.4 million in net proceeds. The Company utilized the proceeds from the offering to purchase additional mortgage-backed securities funded primarily by securities sold under agreements to repurchase.

CASH AND INTEREST-BEARING DEPOSITS - Cash and interest-bearing deposits amounted to $17.1 million and $5.7 million at June 30, 1996 and 1995, respectively. Harrington actively manages its cash and cash equivalents based upon the Company's operating, investing and financing activities. Based upon the Company's current size, cash and cash equivalents generally fluctuate within a range of $5.0 million to $20.0 million. Harrington generally attempts to invest its excess liquidity into higher yielding assets such as loans or securities.


SECURITIES HELD FOR TRADING AND AVAILABLE FOR SALE - In order to reduce the Company's credit risk exposure and to earn a positive interest rate spread, Harrington maintains a substantial portion of its assets in mortgage-backed and related securities, which are primarily issued or guaranteed by U.S. Government agencies or government sponsored enterprises. Almost all of these securities and their related interest rate risk management contracts are classified as held for trading and, pursuant to SFAS 115, are reported at fair value with unrealized gains and losses included in earnings. The remainder of the securities are classified as available for sale and thus also reported at fair value, but with unrealized gains and losses excluded from earnings and reported instead as a separate component of stockholders' equity.

Securities held for trading (consisting of mortgage-backed securities, mortgage-backed derivative securities, interest rate contracts and equity securities) amounted to $324.2 million and $246.7 million at June 30, 1996 and 1995, respectively. During the year ended June 30, 1996, securities held for trading increased by $77.5 million or 31.4%, due primarily to an increase in mortgage-backed securities resulting from the utilization of the capital raised during the May 1996 initial public offering of the Company's common stock.

Securities classified as available for sale (consisting of a non-agency mortgage-backed security and municipal bonds) remained relatively stable at $2.1 million and $2.5 million at June 30, 1996 and 1995, respectively.

LOANS RECEIVABLE - At June 30, 1996, loans receivable (net of the Company's allowance for loan losses) amounted to $65.9 million, an increase of 78.1% over the June 30,

1995 total of $37.0 million. Harrington has actively attempted to increase its retail banking operations, particularly the origination (both directly and through correspondent mortgage banking companies) of single-family residential loans to individuals residing in eastern and central Indiana.

Currently, Harrington is originating single-family residential loans through a correspondent mortgage banking company headquartered in Indianapolis, Indiana. The Company desires to expand further its originations of single-family residential loans through the use of additional correspondent mortgage banking companies located within central Indiana. Loans originated through correspondents must meet the same pricing and underwriting standards as loans originated internally.

ALLOWANCE FOR LOAN LOSSES - At June 30, 1996, Harrington's allowance for loan losses totaled $120,000, compared to $121,000 at June 30, 1995. At June 30, 1996, the Company's allowance represented approximately 0.2% of the total loan portfolio and 46.0% of total non-performing loans, as compared to 0.3% and 34.6% at June 30, 1995. The ratio of total non-performing loans to total loans amounted to 0.4% at June 30, 1996, compared to 1.0% at June 30, 1995, which reflects Harrington's emphasis on reducing credit risk with respect to its operations.

Although Harrington management believes that its allowance for loan losses at June 30, 1996 was adequate based on facts and circumstances available to it (including the historically low level of loan charge-offs), there can be no assurances that additions to the allowance will not be necessary in future periods, which could adversely affect the Company's results of operations.

DEPOSITS - At June 30, 1996, deposits totaled $135.1 million, as compared to $115.3 million as of June 30, 1995. Retail deposits increased $29.5 million, from $82.3 million at June 30, 1995 to $111.8 million at June 30, 1996, primarily due to Harrington's expansion in Hamilton County. Non-retail deposits declined by $9.7 million during the same period, for a total increase in deposits of $19.8 million.

Harrington attempts to reduce its overall funding costs by evaluating all potential sources of funds (including retail and non-retail deposits and short and long-term borrowings) and identifying which particular source will result in an all-in cost to the Company that meets its funding benchmark. At the same time, the Bank has attempted to price the deposits offered through its branch system in order to promote retail deposit growth and offer a wide array of deposit products to satisfy its customers. In addition to providing a cost-efficient funding source, these retail deposits provide a source of fee income and the ability to cross-sell other products or services.

BORROWINGS - At June 30, 1996, reverse repurchase agreements and dollar rolls (both of which are securities sold under agreements to repurchase and are accounted for as a financing) totaled $219.1 million, as compared to $130.2 million as of June 30, 1995. The substantial increase during the year ended June 30, 1996 was principally due to reverse repurchase agreements which were used to fund the purchase of mortgage-backed securities. Although a substantial portion of Harrington's growth in recent periods has been funded by reverse repurchase agreements, part of management's strategy is to gradually replace such borrowings with retail deposits.

Advances from the FHLB of Indianapolis amounted to $26.0 million and $31.0 million as of June 30, 1996 and 1995, respectively. At June 30, 1996, all $26.0 million of FHLB advances were scheduled to mature in fiscal 1998, with an average interest rate thereon of 5.4%, as compared to 6.1% at June 30, 1995.

The Company's note payable amounted to $9.0 million and $9.2 million at June 30, 1996 and 1995, respectively. The note payable relates to a loan facility which was used to refinance, to a significant extent, the unpaid balance of a $10.0 million acquisition loan which financed the Company's acquisition of the Bank. A July 1996 amendment to the loan facility provided an additional $3.0 million non-revolving line of credit which is intended to further increase the capital of the Bank to support additional asset growth.

STOCKHOLDERS' EQUITY - Stockholders' equity increased from $10.4 million at June 30, 1995 to $23.1 million at June 30, 1996. This increase was due to (i) $1.2 million of net income recognized during fiscal 1996; (ii) $11.4 million in net proceeds from the fiscal 1996 initial public offering of the Company's common stock; and (iii) $165,000 raised in connection with the exercise of existing stock options during fiscal 1996. In addition, at June 30, 1995 and 1996, the Company's stockholders' equity included $61,000 and $(8,000), respectively, of unrealized gains (losses) on securities classified as available for sale, net of deferred taxes.


RESULTS OF OPERATIONS

SUMMARY OF EARNINGS - Harrington reported net income of $1.2 million or $0.57 per share for the year ended June 30, 1996, compared to $1.9 million or $1.20 per share for the year ended June 30, 1995. This $630,000 or 34.0% decrease in net income was due primarily to a decrease in the net gain on the trading portfolio.

Gains and losses in the trading portfolio are included as a component of reported earnings whether or not the assets are sold. Gains or losses on assets sold are referred to as realized gains or losses. Market value gains or losses on assets held in the trading portfolio are unrealized gains or losses. The net realized or unrealized gain or loss refers to the combination of both these components of income. Harrington reported a net realized and unrealized loss of $126,000 on the securities portfolio in fiscal 1996, compared to a net realized and unrealized gain on this portfolio of $1.2 million in fiscal 1995. The decrease in the securities gain, as well as a $573,000 increase in other expense, were partially offset by a $699,000 increase in net interest income and a $523,000 decrease in the income tax provision.

Net income for the year ended June 30, 1995 was $1.9 million or $1.20 per share, compared to $927,000 or $0.66 per share during the year ended June 30, 1994. The $926,000 or 99.8% increase in net income was due to a $2.8 million increase in total other income which was partially offset by a $780,000 increase in the income tax provision, a $647,000 increase in total other expense, and a $542,000 decrease in net interest income.

AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID. The following table presents for the periods indicated the total dollar amount of interest from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. The table does not reflect any effect of income taxes. All average balances are based on average month end balances for the Company and average daily balances for the Bank during the periods presented.

(DOLLARS IN THOUSANDS)


YEAR ENDED
JUNE 30,                                                1996                          1995                          1994
                                        ------------------------------------------------------------------------------------------
                                           AVERAGE             YIELD/     Average            Yield/   Average              Yield/
                                           BALANCE  INTEREST  RATE (1)    Balance  Interest   Rate    Balance   Interest    Rate
                                        ------------------------------------------------------------------------------------------

INTEREST-EARNING ASSETS:
   Interest-bearing deposits              $ 14,520   $   780    5.37%   $ 11,493   $   603    5.25%   $ 12,454   $   415    3.33%
   Securities held for trading (2)(3)      243,862    18,038    7.40     185,014    14,332    7.75     163,825    10,996    6.71
   Securities available for sale             2,672       190    7.11       3,110       250    8.04       3,928       311    7.92
   Loans receivable, net (4)                52,399     4,276    8.16      25,467     2,223    8.73      19,369     1,778    9.18
   Federal Home Loan Bank stock              2,533       200    7.90       2,172       152    7.00       1,843       107    5.81
                                        ------------------------------------------------------------------------------------------
   Total interest-earning assets           315,986    23,484    7.43%    227,256    17,560    7.73%    201,419    13,607    6.76%

Non-interest-earning assets                 13,952                        15,654                        10,904
                                        ------------------------------------------------------------------------------------------
   Total assets                           $329,938                      $242,910                      $212,323
                                        ------------------------------------------------------------------------------------------
                                        ------------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES:
   Deposits:
      NOW and checking accounts           $  3,813   $   110    2.88%   $  3,352   $    94    2.80%   $  2,872   $    83    2.89%
      Savings accounts                      15,922       613    3.85      16,068       568    3.53      18,271       598    3.27
      Money market deposit accounts          1,777        77    4.33       2,147        88    4.10       5,396       184    3.41
      Certificates of deposit              103,981     6,351    6.11      99,443     5,904    5.94      69,336     3,651    5.27
                                        ------------------------------------------------------------------------------------------

   Total deposits                          125,493     7,151    5.70     121,010     6,654    5.50      95,875     4,516    4.71
   Securities sold under agreements
      to repurchase                        148,523     8,352    5.62      68,277     3,654    5.35      66,813     2,134    3.19
   Federal Home Loan Bank advances          27,586     1,596    5.79      31,051     1,722    5.55      31,000     1,057    3.41
   Note payable                              9,553       905    9.47       7,890       749    9.49       7,227       577    7.98
                                        ------------------------------------------------------------------------------------------

   Total interest-bearing liabilities      311,155    18,004    5.79%    228,228   $12,779    5.60%    200,915     8,284    4.12%

Non-interest bearing liabilities             5,894                         6,349                         5,221
                                        ------------------------------------------------------------------------------------------
   Total liabilities                       317,049                       234,577                       206,136
Stockholders' equity                        12,889                         8,333                         6,187
                                        ------------------------------------------------------------------------------------------
Total liabilities and stockholders'
     equity                               $329,938                      $242,910                      $212,323
                                        ------------------------------------------------------------------------------------------
                                        ------------------------------------------------------------------------------------------

Net interest income; interest
   rate spread (3)(5)                                $ 5,480    1.64%              $ 4,781    2.13%              $ 5,323    2.64%
                                        ------------------------------------------------------------------------------------------
Net interest margin (3)(5)(6)                                   1.73%                         2.10%                         2.64%
                                        ------------------------------------------------------------------------------------------
Average interest-earning assets
   to average interest-bearing
   liabilities                                                101.55%                        99.57%                       100.25%
                                        ------------------------------------------------------------------------------------------

(1) At June 30, 1996, the yields earned and rates paid were as follows: interest-bearing deposits, 5.44%; securities held for trading, 7.42%; securities avaliable for sale, 7.21%; loans receivable, net 8.11%; FHLB stock, 6.79%; total interest-earning assets, 7.45%; deposits, 5.51%; securities sold under agreements to repurchase, 5.21%; FHLB advances, 5.41%; note payable, 9.27%; total interest-bearing liabilities, 5.42%; interest rate spread, 2.03%.

(2) Both the interest and yields earned on the Company's securities portfolio reflect the net interest expense incurred with respect to various interest rate contracts (such as interest rate swaps, collars, caps, floors, options and futures) which were utilized to hedge the Company's interest rate exposure. During the years ended June 30, 1996, 1995 and 1994, the net costs of hedging the Company's interest rate exposure with respect to its securities held for trading amounted to $252,000 or 0.21%, $93,000 or 0.05% and $1.9 million or 1.15%, respectively.

(3) During fiscal 1994, interest earned on securities held for trading reflected $1.5 million of non-recurring interest earned from the call of two mortgage-backed securities. Excluding this non-recurring income, the Company's interest rate spread and net interest margin would have amounted to 1.87% and 1.88%, respectively.

(4) Net of deferred loan fees, loan discounts and undisbursed loan funds. Includes nonaccrual loans. Interest on nonaccrual loans is recorded when received.

(5) Excluding the costs of hedging the Company's interest rate exposure (which has effectively reduced the yields earned on the Company's securities portfolio), the Company's interest rate spread amounted to 1.72%, 2.17% and 3.57%, and the Company's net interest margin amounted to 1.81%, 2.14% and 3.58% for the years ended June 30, 1996, 1995 and 1994, respectively.

(6) Net interest margin is net interest income divided by average interest-earning assets.

RATE/VOLUME ANALYSIS - The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Company's interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated in proportion to the absolute dollar amounts of the changes due to rate and volume.

(DOLLARS IN THOUSANDS)
YEAR ENDED JUNE 30,                                         1996 VS. 1995                               1995 vs. 1994
                                                 ---------------------------------------------------------------------------------
                                                        INCREASE                                  INCREASE
                                                       (DECREASE)             TOTAL              (DECREASE)               TOTAL
                                                         DUE TO             INCREASE               DUE TO               INCREASE
                                                  RATE          VOLUME     (DECREASE)       RATE          VOLUME       (DECREASE)
                                                 ---------------------------------------------------------------------------------
Interest-earning assets:
  Interest-bearing deposits                        $  15       $  162        $  177         $  222         $  (34)        $  188

  Securities held for trading and
    securities available for sale                   (700)       4,346         3,646          1,810          1,465          3,275
  Loans receivable, net                             (154)       2,207         2,053            (91)           536            445
  Federal Home Loan Bank stock                        21           27            48             24             21             45
                                                 ---------------------------------------------------------------------------------

      Total interest-earning assets                $(818)      $6,742         5,924         $1,965         $1,988          3,953
                                                 ---------------------------------------------------------------------------------
                                                 ---------------------------------------------------------------------------------

Interest-bearing liabilities:
  NOW and checking accounts                        $   3       $   13            16         $   (3)        $   14             11
  Savings accounts                                    50           (5)           45             46            (76)           (30)
  Money market deposit accounts                        5          (16)          (11)            32           (128)           (96)
  Certificates of deposit                            173          274           447            511          1,742          2,253
                                                 ---------------------------------------------------------------------------------
    Total deposits                                   231          266           497            586          1,552          2,138
  Securities sold under agreements
    to repurchase                                    194        4,504         4,698          1,472             48          1,520
  Federal Home Loan Bank advances                     72         (198)         (126)           663              2            665
  Note payable                                        (2)         158           156            116             56            172
                                                 ---------------------------------------------------------------------------------

      Total interest-bearing liabilities           $ 495       $4,730        $5,225         $2,837         $1,658          4,495
                                                 ---------------------------------------------------------------------------------
                                                 ---------------------------------------------------------------------------------

Increase (decrease) in net
  interest income                                                            $  699                                       $ (542)
                                                 ---------------------------------------------------------------------------------
                                                 ---------------------------------------------------------------------------------


NET INTEREST INCOME - Net interest income is determined by the Company's interest rate spread (i.e., the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. For the year ended June 30, 1996, Harrington's net interest income increased by $699,000 or 14.4% to $5.5 million, compared to the year ended June 30, 1995. The increase was primarily due to a $88.7 million increase in the amount of average interest-earning assets.

The growth in asset size is a major component of Harrington's strategic plan. As capital is raised, either internally through the retention of profits or externally through the issuance of stock, the proceeds are invested initially in the Company's securities portfolio. As retail expansion opportunities become available and as mortgage loans are originated, these funds will be redeployed in those sectors.

The increase in net interest income caused by asset growth was partially offset by a 49 basis point decline in the Company's interest rate spread during the year, from 2.13% to 1.64%. Interest rate spread is the difference between interest income as a percentage of interest-earning assets and interest expense as a percentage of interest-bearing liabilities. This decline was primarily due to the Bank investing the capital raised in Harrington's initial public stock offering in mortgage-backed and related securities, which earn somewhat lower option-adjusted spreads than the mortgage loans in the Company's portfolio. These purchases were funded primarily through reverse repurchase agreements.

For the year ended June 30, 1995, Harrington's net interest income amounted to $4.8 million, compared to $5.3 million for the year ended June 30, 1994. The $542,000 decrease was primarily due to a 51 basis point decline in the Company's interest rate spread, from 2.64% to 2.13%. A principal reason for the decrease in the interest rate spread was $1.5 million of non-recurring interest earned during fiscal 1994 due to the call of two mortgage-backed residuals during the year. Excluding this non-recurring income, Harrington's interest rate spread would have increased by 26 basis points during the year.

PROVISION FOR LOAN LOSSES - The provision for loan losses is charged to earnings to bring the total allowance to a level considered appropriate by management based on the estimated net realizable value of the underlying collateral, general economic conditions, particularly as they relate to the Company's market area, historical loan loss experience and other factors related to the collectability of the Company's loan portfolio. While management endeavors to use the best information available in making its evaluations, future allowance adjustments may be necessary if economic conditions change substantially from the assumptions used in making the evaluations.

Harrington established provisions (recoveries) for loan losses of $(1,000), $15,000, and $(3,000) during the years ended June 30, 1996, 1995 and 1994, respectively. During such respective periods, loan charge-offs (net of recoveries) amounted to $0, $0 and $47,000, respectively. The allowance for loan losses as a percentage of total non-performing loans was 46.0%, 34.6% and 19.0% at June 30, 1996, 1995 and 1994, respectively. The allowance for loan losses as a percentage of total loans was 0.2%, 0.3% and 0.5% at June 30, 1996, 1995 and 1994, respectively.

OTHER INCOME - Other income is comprised of two distinct components: gains and losses on the Company's investment portfolios, and fee and other income from retail bank operations. Total other income has fluctuated considerably over the years presented, due primarily to the component related to securities gains and losses.

Since Harrington has classified most of its investment securities and related hedge instruments as held for trading, all market value changes in this portfolio are reported in earnings whether or not the assets are sold. Gains or losses on assets which have been sold are reported as realized gains or losses, and market value gains or losses on assets and hedges which remain in the Company's portfolio are reported as unrealized gains or losses.

Management's goal is to attempt to offset any change in the market value of its securities portfolio with the change in the market value of the interest rate risk management contracts and mortgage-backed derivative securities utilized by the Company to hedge its interest rate exposure. In addition, management attempts to produce an overall gain with respect to its securities portfolio through the use of option-adjusted pricing analysis. The Company utilizes such analysis to select securities with wider spreads for purchase and to select securities to sell for a gain as spreads tighten (net of the gain or loss recognized with respect to related interest rate contracts).

However, the use of mark-to-market accounting for the trading portfolio can cause volatility in reported earnings due to short-term fluctuations in the market value of the securities relative to that of the hedge instruments. Harrington accepts this volatility and realizes that a major benefit of marking assets to market is that it provides shareholders with more timely information on the economic value of the Company's portfolio.

The following table sets forth information regarding other income for the periods shown.

(DOLLARS IN THOUSANDS)

YEAR ENDED
JUNE 30,                                1996           1995           1994
                                    ------------   ------------   ------------

Gain (loss) on sale of
securities held
  for trading                        $  1,834        $    66        $(2,169)

Gain on sale of securities
  available for sale                                                    392

Unrealized gain (loss) on
  securities held
  for trading                          (1,960)         1,535            710

Permanent impairment
  of securities available
  for sale                                              (414)          (610)

Other(1)                                  256            238            267
                                    ------------   ------------   ------------
  Total other income                  $   130        $ 1,425        $(1,410)
                                    ------------   ------------   ------------
                                    ------------   ------------   ------------

(1) Consists primarily of loan servicing fees and late charges, checking account fees, trust and investment management service fees, rental income and other miscellaneous fees.

Total other income amounted to $130,000 for the year ended June 30, 1996. This total was comprised of fee and other retail bank income of $256,000 which was reduced by a net realized and unrealized loss of $126,000 on securities held for trading. The securities loss resulted from changes in the market values of mortgage-backed securities which were not entirely offset by changes in the market values of the interest rate contracts in the trading portfolio.

Total other income amounted to $1.4 million during the year ended June 30, 1995, primarily due to $1.6 million of net realized and unrealized gains on securities held for trading. This gain was partially offset by a $414,000 charge relating to the permanent impairment of securities classified as available for sale. Pursuant to SFAS No. 115, if a security classified as available for sale experiences an other than temporary decline in value below the amortized cost of the security, the cost basis of the security is required to be written down to fair value and the amount of the write-down deducted from earnings. As a result, during fiscal 1995 the Company recorded $414,000 of such impairment adjustments which related to a non-agency participation certificate secured by a significant amount of delinquent single-family residential loans.

Total other income amounted to a loss of $1.4 million for the year ended June 30, 1994, due primarily to a $1.5 million net realized and unrealized loss on securities held for trading. This loss was caused by less proceeds than anticipated being realized at the early call of two mortgage-backed residuals, as well as by a general widening of net risk-adjusted spreads with respect to mortgage-backed securities. A $610,000 impairment adjustment on securities available for sale was partially offset by a $392,000 gain on sale of such securities.

OTHER EXPENSE. In order to enhance the Company's profitability, management strives to maintain a low level of operating expenses relative to its peer group. During the years ended June 30, 1996, 1995 and 1994, total other expense as a percentage of average total assets amounted to 1.1%, 1.3% and 1.2%, respectively. The following table sets forth certain information regarding other expense for the periods shown.

(DOLLARS IN THOUSANDS)

YEAR ENDED
JUNE 30,                                1996           1995           1994
                                       --------------------------------------
Salaries and employee
   benefits                            $1,552         $1,295         $  925

Premises and equipment                    466            414            331

FDIC insurance premiums                   276            260            238

Marketing                                 200            122            136

Computer services                         143            112             83

Consulting fees                           232            195            183

Other(1)                                  871            769            623
                                       --------------------------------------
   Total other expense                 $3,740         $3,167         $2,519
                                       --------------------------------------
                                       --------------------------------------

(1) Consists primarily of costs relating to postage, forms and supplies, professional fees, supervisory assessments and other miscellaneous expenses.

The principal category of Harrington's other expense is salaries and employee benefits, which increased by $257,000 or 19.8% and $370,000 or 40.0% during fiscal 1996 and 1995, respectively. A major cause of these increases was the opening of two new branch offices in Hamilton County, Indiana. One branch was opened in Carmel, Indiana in May 1994, and a second one was opened in Fishers, Indiana in December 1995. Additional factors impacting salaries and employee benefits expense were the additional employees hired in connection with the growth in the Bank's mortgage lending operations and the opening of Harrington's Investment Management and Trust Services.

Premises and equipment expense increased by $52,000 or 12.6% and $83,000 or 25.0% during fiscal 1996 and 1995, respectively. The increase in premises and equipment expense during the periods was primarily due to the opening of new branches during fiscal years 1994 and 1996.

FDIC insurance premiums increased by $16,000 or 6.2% and $22,000 or 9.2% during fiscal 1996 and 1995, respectively. FDIC insurance premiums are a function of the size of the Bank's deposit base. Harrington currently pays 23 basis points on its deposits for FDIC insurance. Since the Company has experienced significant growth in its deposit base, its insurance expense has increased as well.

Harrington incurred marketing expense of $200,000, $122,000 and $136,000 during the years ended June 30, 1996, 1995 and 1994, respectively. The fluctuations in marketing expense during the periods reflected the advertising costs associated with the opening of the Bank's new branch offices during fiscal 1994 and 1996.

Computer services expense increased by $31,000 or 27.7% and $29,000 or 34.9% during fiscal 1996 and 1995, respectively. Computer services expense relates to the fees paid by Harrington to a third party who performs the Company's data processing functions as well as to the third party servicer who performs the back-office functions with respect to the Company's trust and investment management services which were implemented in December 1994. The increase in expense for the years presented relates primarily to the increase in the number of deposit and loan accounts held by Harrington.

Harrington has contracted with Smith Breeden to provide investment advisory services and interest rate risk analysis. Certain stockholders of the Company are also principals of Smith Breeden. The consulting fees paid by Harrington to Smith Breeden during the years ended June 30, 1996, 1995 and 1994, which are based on the Company's asset size, amounted to $232,000, $195,000 and $183,000, respectively.

INCOME TAX PROVISION. The Company incurred income tax expense of $648,000, $1.2 million and $391,000 during the years ended June 30, 1996, 1995 and 1994, respectively. The Company's effective tax rate amounted to 34.6%, 38.7% and 28.0% during the years ended June 30, 1996, 1995 and 1994, respectively.

Effective July 1, 1993, the Company changed its method of accounting for income taxes pursuant to SFAS No. 109. SFAS No. 109 establishes an asset and liability approach for financial accounting and reporting for income taxes. The cumulative effect of the change in adopting SFAS No. 109 amounted to a $79,000 charge to earnings for the year ended June 30, 1994.

LIQUIDITY

The Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government and government agency obligations and other similar investments having maturities of five years or less. Such investments are intended to provide a source of relatively liquid funds upon which the Bank may rely if necessary to fund deposit withdrawals and for other short-term funding needs. The required level of such liquid investments is currently 5% of certain liabilities as defined by the OTS.

The regulatory liquidity of the Bank was 5.53% at June 30, 1996, as compared to 5.36% at June 30, 1995. At June 30, 1996, the Bank's liquid assets as defined by the OTS totaled approximately $17.0 million, which was $1.6 million in excess of the current OTS minimum requirement.

The Company manages its liquidity so as to maintain a minimum regulatory ratio of 5%. However, as a result of the Company's active portfolio management, the Bank's regulatory liquidity can be expected to fluctuate from a minimum of 5% to approximately 6%, based upon investment alternatives available and market conditions. In addition, the Company also calculates the amount of cash which could be raised in one, seven or thirty days, either by selling unpledged assets or by borrowing against them. The ratio of this amount of liquidity to total deposits generally ranges from over 50% to 90% or more for one- and thirty-day time frames, respectively. Harrington believes that it has adequate resources to fund ongoing commitments such as deposit account withdrawals and loan commitments.

INFLATION AND CHANGING PRICES

The Consolidated Financial Statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars (except with respect to securities which are carried at market value), without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.


RECENT ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board has issued Statement Nos. 121, 122, 123 and 125 that the Company will be required to adopt in future periods. See Note 1 to the consolidated financial statements for further discussion of these pronouncements.

CONSOLIDATED BALANCE SHEETS

(DOLLARS IN THOUSANDS EXCEPT SHARE DATA)

JUNE 30,                                                                                  1996         1995
                                                                                       ---------------------
ASSETS

  Cash                                                                                 $  1,036     $    773
  Interest-bearing deposits (Note 13)                                                    16,107        4,932
                                                                                       ---------------------
     Total cash and cash equivalents                                                     17,143        5,705
  Securities held for trading - at fair value (amortized cost of
     $323,936 and $244,488) (Notes 2, 8, 13)                                            324,221      246,733
  Securities available for sale - at fair value (amortized cost of
     $2,062 and $2,444) (Note 2)                                                          2,050        2,541
  Loans receivable (net of allowance for loan losses of
     $120 and $121) (Note 3)                                                             65,925       37,010
  Interest receivable, net (Note 4)                                                       1,807        1,353
  Premises and equipment, net (Note 5)                                                    3,105        2,392
  Federal Home Loan Bank of Indianapolis stock - at cost                                  2,645        2,500
  Other                                                                                   1,300        1,940
                                                                                       ---------------------
TOTAL ASSETS                                                                           $418,196     $300,174
                                                                                       ---------------------
                                                                                       ---------------------

LIABILITIES AND STOCKHOLDERS' EQUITY

  Deposits (Note 6)                                                                    $135,143     $115,312
  Securities sold under agreements to repurchase (Note 7)                               219,067      130,217
  Federal Home Loan Bank advances (Note 8)                                               26,000       31,000
  Interest payable                                                                        1,970        1,692
  Note payable (Note 9)                                                                   8,998        9,200
  Advance payments by borrowers for taxes and insurance                                     392          264
  Deferred income taxes, net (Note 10)                                                      663        1,576
  Accrued income taxes payable (Note 10)                                                    115          195
  Deferred compensation payable (Note 12)                                                   119          152
  Accrued expenses payable and other liabilities                                          2,612          205
                                                                                       ---------------------
     Total liabilities                                                                  395,079      289,813
                                                                                       ---------------------

COMMITMENTS AND CONTINGENCIES (NOTES 13, 14, 16)

STOCKHOLDERS' EQUITY (NOTES 1, 10, 11, 12, 16):
  Preferred Stock ($1 par value) Authorized and unissued -
     5,000,000 shares
  Common Stock:
  Voting ($.125 par value) Authorized - 10,000,000 shares
     issued and outstanding 3,256,738 and 1,961,626                                         407          245
  Additional paid-in capital                                                             15,623        4,183
  Unrealized gain (loss) on securities available for sale, net of deferred
     taxes of $(4) and $36                                                                  (8)           61
  Retained earnings                                                                       7,095        5,872
                                                                                       ---------------------
     Total stockholders' equity                                                          23,117       10,361
                                                                                       ---------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                             $418,196     $300,174
                                                                                       ---------------------
                                                                                       ---------------------


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

(DOLLARS IN THOUSANDS EXCEPT SHARE DATA)
YEARS ENDED JUNE 30,                                                                     1996           1995            1994
                                                                                       --------------------------------------
INTEREST INCOME:
  Securities held for trading                                                          $18,290        $14,425        $12,876
Net interest expense on interest rate contracts maintained in
     the trading portfolio (Note 13)                                                      (252)           (93)        (1,880)
  Securities available for sale                                                            190            250            311
  Loans receivable (Note 3)                                                              4,276          2,223          1,778
  Dividends on Federal Home Loan Bank of Indianapolis stock                                200            152            107
  Deposits                                                                                 780            603            415
                                                                                       --------------------------------------
                                                                                        23,484         17,560         13,607
                                                                                       --------------------------------------
INTEREST EXPENSE:
  Deposits (Notes 6, 13)                                                                 7,151          6,654          4,516
  Federal Home Loan Bank advances (Note 8)                                               1,596          1,722          1,057
  Short-term borrowings (Note 7)                                                         8,352          3,654          2,134
  Long-term borrowings (Note 9)                                                            905            749            577
                                                                                       --------------------------------------
                                                                                        18,004         12,779          8,284
                                                                                       --------------------------------------
NET INTEREST INCOME                                                                      5,480          4,781          5,323
PROVISION (CREDIT) FOR LOAN LOSSES (NOTE 3)                                                 (1)            15             (3)
                                                                                       --------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                                      5,481          4,766          5,326
                                                                                       --------------------------------------
OTHER INCOME (LOSS):
  Gain (loss) on sale of securities held for trading (Note 13)                           1,834             66         (2,169)
  Gain on sale of securities available for sale                                                                          392
  Unrealized gain (loss) on securities held for trading (Notes 2, 13)                   (1,960)         1,535            710
  Permanent impairment of securities available for sale (Note 2)                                         (414)          (610)
  Other                                                                                    256            238            267
                                                                                       --------------------------------------
                                                                                           130          1,425         (1,410)
                                                                                       --------------------------------------
OTHER EXPENSE:
  Salaries and employee benefits (Note 12)                                               1,552          1,295            925
  Premises and equipment expense (Note 5)                                                  466            414            331
  FDIC insurance premiums                                                                  276            260            238
  Marketing                                                                                200            122            136
  Computer services                                                                        143            112             83
  Consulting fees (Note 15)                                                                232            195            183
  Other                                                                                    871            769            623
                                                                                       --------------------------------------
                                                                                         3,740          3,167          2,519
                                                                                       --------------------------------------
INCOME BEFORE INCOME TAX PROVISION AND CUMULATIVE EFFECT
  OF CHANGE IN ACCOUNTING FOR DEFERRED INCOME TAXES                                      1,871          3,024          1,397

INCOME TAX PROVISION (NOTE 10)                                                             648          1,171            391
                                                                                       --------------------------------------

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING FOR DEFERRED INCOME TAXES                                                   1,223          1,853          1,006

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING FOR
  DEFERRED INCOME TAXES (NOTE 10)                                                                                        (79)
                                                                                       --------------------------------------

NET INCOME                                                                             $ 1,223        $ 1,853        $   927
                                                                                       --------------------------------------
                                                                                       --------------------------------------
EARNINGS PER SHARE (NOTE 1):
  INCOME PER SHARE BEFORE CUMULATIVE EFFECT OF
     ACCOUNTING CHANGE                                                                 $  0.57        $  1.20        $  0.72

  CUMULATIVE EFFECT OF ACCOUNTING CHANGE                                                                               (0.06)
                                                                                       --------------------------------------

  NET INCOME PER SHARE                                                                 $  0.57        $  1.20        $  0.66
                                                                                       --------------------------------------
                                                                                       --------------------------------------

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                           Additional     Unrealized                       Total
                                               Shares         Common         Paid-In         Gain         Retained     Stockholders'
                                             Outstanding       Stock         Capital        (Loss)        Earnings        Equity
                                             --------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS EXCEPT SHARE DATA)

BALANCES, JULY 1, 1993                         176,548         $176         $ 1,730       $  296          $3,092        $ 5,294
  Reclassification of securities available
    for sale to securities held for trading                                                 (252)                          (252)
  Net income                                                                                                 927            927
  Net change in unrealized gain (loss) on
     securities available for sale                                                           (44)                           (44)
                                             --------------------------------------------------------------------------------------

BALANCES, JUNE 30, 1994                        176,548          176           1,730                        4,019          5,925
  Stock split 4 for 1                          529,644
  Issuance of common stock under equity
   offering (Note 16)                          263,821           66           2,355                                       2,421
  Stock options exercised (Note 12)             10,800            3              98                                         101
  Net income                                                                                                 1,853        1,853
  Net change in unrealized gain (loss) on
   securities available for sale, net of
   deferred tax of $36                                                                          61                           61
                                             --------------------------------------------------------------------------------------

BALANCES, JUNE 30, 1995                        980,813          245           4,183           61           5,872         10,361
  Stock split 2 for 1                          980,813
  Stock options exercised (Note 12)             30,112            4             161                                         165
  Issuance of common stock under initial
    public offering (Note 1)                 1,265,000          158          11,279                                      11,437
  Net income                                                                                               1,223          1,223
  Net change in unrealized gain (loss)
    on securities available
    for sale, net of deferred tax of $(4)                                                    (69)                           (69)
                                             --------------------------------------------------------------------------------------
BALANCES, JUNE 30, 1996                      3,256,738         $407         $15,623        $  (8)         $7,095        $23,117
                                             --------------------------------------------------------------------------------------
                                             --------------------------------------------------------------------------------------

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLARS IN THOUSANDS)
YEARS ENDED JUNE 30,                                                                     1996           1995            1994
                                                                                    -----------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                         $   1,223      $   1,853      $     927
  Adjustments to reconcile net income to net
     cash provided by (used in) operating activities:
        Provision (credit) for loan losses                                                  (1)            15             (3)
        Depreciation                                                                       210            176            141
        Premium and discount amortization on securities, net                             1,887          1,485          2,286
        Amortization of premiums and discounts on loans receivable                         (37)          (132)          (210)
        (Gain) loss on sale of securities held for trading                              (1,834)           (66)         2,169
        Gain on sale of securities available for sale                                                                   (392)
        Unrealized (gain) loss on securities held for trading                            1,960         (1,535)          (710)
        Permanent impairment of securities available for sale                                             414            610
        Deferred income tax provision                                                     (913)           673            165
        (Increase) decrease in interest receivable                                        (454)           (41)           271
        Increase in interest payable                                                       278            219            175
        Increase (decrease) in accrued income taxes                                        (80)          (254)           449
        Purchases of securities held for trading                                      (390,743)      (510,309)       (69,425)
        Proceeds from maturities of securities held for trading                         25,407         15,798          7,809
        Proceeds from sales of securities held for trading                             285,835        419,340         66,433
        (Increase) decrease in other assets                                                640         (1,511)          (192)
        Increase (decrease) in accrued expenses                                          2,374           (642)           412
        Increase in other liabilities                                                      128            124             33
                                                                                    -----------------------------------------
           Net cash provided by (used in) operating activities                         (74,120)       (74,393)        10,948
                                                                                    -----------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of Federal Home Loan Bank of Indianapolis stock                                (145)          (657)
  Purchases of securities available for sale                                                                        (110,251)
  Proceeds from maturities of securities available for sale                                422            574         24,134
  Proceeds from sales of securities available for sale                                                                89,101
  Loan originations, net of principal repayments                                       (28,877)       (16,211)        (3,822)
  Purchases of premises and equipment                                                     (923)          (411)          (471)
                                                                                    -----------------------------------------
           Net cash used in investing activities                                       (29,523)       (16,705)        (1,309)
                                                                                    -----------------------------------------

                                                                     (continued)

(DOLLARS IN THOUSANDS)
YEARS ENDED JUNE 30,                                                                     1996           1995            1994
                                                                                    -----------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits                                                              19,831          7,011          18,511
  Increase (decrease) in securities sold under
     agreements to repurchase                                                           88,850         75,565        (29,058)
  Proceeds from issuance of common stock under equity offering                                          2,421
  Proceeds from issuance of common stock under initial public offering                  11,437
  Proceeds from stock options exercised                                                    165            101
  Proceeds from Federal Home Loan Bank advances                                         10,000
  Proceeds from note payable                                                               800          1,900           8,000
  Principal repayments on Federal Home Loan Bank advances                              (15,000)
  Principal repayments on note payable                                                  (1,002)          (600)        (7,631)
                                                                                    -----------------------------------------
        Net cash provided by (used in) financing activities                            115,081         86,398        (10,178)
                                                                                    -----------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                    11,438         (4,700)          (539)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                           5,705         10,405          10,944
                                                                                    -----------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                             $  17,143      $   5,705       $  10,405
                                                                                    -----------------------------------------
                                                                                    -----------------------------------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
     Cash paid for interest                                                          $  18,354      $  12,562       $   8,109
     Cash paid (refunded) for income taxes                                               1,600            753           (427)
     Non-cash reclassification of securities from available
        for sale to held for trading                                                                                  166,092

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED
   FINANCIAL STATEMENTS

I.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS OF THE COMPANY - Harrington Financial Group, Inc. ("HFG" or the "Company") is a savings and loan holding company incorporated on March 3, 1988 to acquire and hold all of the outstanding common stock of Harrington Bank, FSB (the "Bank"), a federally chartered savings bank with principal offices in Richmond, Indiana and branch locations in Hamilton County, Indiana. On May 6, 1996, the Company sold 1,265,000 shares of common stock at $10.00 per share to investors in an initial public offering resulting in gross proceeds of $12,650,000 to the Company. Net proceeds to the Company after offering expenses were $11,437,000.

BASIS OF PRESENTATION - The consolidated financial statements include the accounts of HFG and the Bank. All significant intercompany accounts and transactions have been eliminated. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS - All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

SECURITIES HELD FOR TRADING AND AVAILABLE FOR SALE - Statement of Financial Accounting Standards (SFAS) No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and all investments in debt securities. SFAS No. 115 requires these securities to be classified in one of three categories and accounted for as follows:

- - Debt securities that the Company has the positive intent and ability to hold to maturity are classified as "securities held to maturity" and reported at amortized cost.

- - Debt and equity securities that are acquired and held principally for the purpose of selling them in the near term with the objective of generating economic profits on short-term differences in market characteristics are classified as "securities held for trading" and reported at fair value, with unrealized gains and losses included in earnings.

- - Debt and equity securities not classified as either held to maturity or trading securities are classified as "securities available for sale" and reported at fair value, with unrealized gains and losses, after applicable taxes, excluded from earnings and reported in a separate component of stockholders' equity. Declines in the value of debt securities and marketable equity securities that are considered to be other than temporary are recorded as a permanent impairment of securities available for sale in the statement of income.

Premiums and discounts are amortized over the contractual lives of the related securities using the level yield method. Gains or losses on sales of these securities are based on the specific identification method. The Company records the balance sheet effects of security transactions on a settlement date basis, however, unrealized and realized gains and losses from security transactions are recorded as of the trade date in the statement of income for the year in which the securities are purchased or sold. Net unsettled mortgage-backed security purchases were approximately $38,390,000 as of June 30, 1996, which consisted of $93,526,000 of purchases and $55,136,000 of sales. Net unsettled mortgage-backed security purchases as of June 30, 1995, were approximately $18,100,000 which consisted of $49,762,000 of purchases and $31,662,000 of sales.

In implementing SFAS No. 115 on June 30, 1993, the Company designated all of its securities as available for sale. During fiscal year 1994, the Company reclassified substantially all of its securities into the trading portfolio. At the time of reclassification to the trading category from the available for sale category, gross gains of $7,210,000 and gross losses of $6,958,000 were included in earnings. The Company's trading portfolio consists of mortgage-backed securities, mortgage-backed security derivatives, equity securities and interest rate contracts, which accordingly are carried at fair value. Realized and unrealized changes in fair values are recognized in other income in the period in which the changes occur. Interest income from trading activities is included in the statement of income as a component of net interest income.

The Company's available for sale portfolio consists of municipal bonds and a non-agency participation certificate.

Management's estimates of fair value of securities are based upon a number of assumptions such as prepayments which may shorten the life of such securities. Although prepayments of underlying mortgages depend on many factors, including the type of mortgages, the coupon rate, the age of mortgages, the geographical location of the underlying real estate collateralizing the mortgages and general levels of market interest rates, the difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates generally is the most significant determinant of the rate of prepayments. While management endeavors to use the best information available in determining prepayment assumptions, actual results could differ from those assumptions.

FINANCIAL INSTRUMENTS HELD FOR ASSET AND LIABILITY MANAGEMENT PURPOSES - Effective June 30, 1995, the Bank adopted the provisions of SFAS No. 119, DISCLOSURE ABOUT DERIVATIVE INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS. The statement addresses disclosures of derivative financial instruments such as futures, forward rate agreements, interest rate swap agreements, option contracts and other financial instruments with similar characteristics. SFAS No. 119 requires disclosures about amounts and the nature and terms of derivative financial instruments regardless of whether they result in off-balance-sheet risk or risk of accounting loss. The Bank has incorporated the requirements of this statement in Note 13.

The Bank is party to a variety of interest rate contracts consisting of interest rate futures, options, caps, swaps, floors and collars in the management of its interest rate exposure of the trading portfolio. These financial instruments are included in the trading portfolio and are reported at fair value with realized and unrealized gains and losses on these instruments recognized in other income (see Note 2).

The Bank enters into certain other interest rate swap agreements as a means of managing the interest rate exposure of certain inverse variable rate deposits. The Bank also entered into an interest rate cap agreement to effectively fix the interest rate on floating-rate Federal Home Loan Bank advances. These interest rate agreements are accounted for under the accrual method. Under this method, the differential to be paid or received on these interest rate agreements is recognized over the lives of the agreements in interest expense. Changes in fair value of interest rate swaps and of the interest rate cap accounted for under the accrual method are not reflected in the accompanying financial statements. Realized gains and losses on terminated interest rate swaps accounted for under the accrual method are deferred as an adjustment to the carrying amount of the designated instruments and amortized over the remaining original life of the agreements. If the designated instruments are disposed of, the fair value of the interest rate swap, interest rate cap or unamortized deferred gains or losses are included in the determination of the gain or loss on the disposition of such instruments. To qualify for such accounting, the interest rate swaps are designated to the inverse variable rate deposits and the interest rate cap is designated to the Federal Home Loan Bank advances which alter the designated instruments' interest rate characteristics.

LOANS RECEIVABLE are carried at the principal amount outstanding, adjusted for premiums or discounts which are amortized or accreted using a level-yield method. The Company adopted SFAS No. 114 and No. 118, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN AND INCOME RECOGNITION AND DISCLOSURES, as amended, effective July 1, 1995. These statements require that impaired loans be measured based on the present value of future cash flows discounted at the loan's effective interest rate or the fair value of the underlying collateral, and specifies alternative methods for recognizing interest income on loans that are impaired or for which there are credit concerns. For purposes of applying these standards, impaired loans have been defined as all nonaccrual commercial loans which have not been collectively evaluated for impairment. The Company's policy for income recognition was not affected by adoption of these standards. The adoption of SFAS No. 114 and No. 118 did not have any effect on the total reserve for credit losses or related provision. At July 1, 1995 and June 30, 1996, the Company had no impaired loans required to be disclosed under SFAS No. 114 and No. 118.

Discounts and premiums on purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

Nonrefundable origination fees net of certain direct origination costs are deferred and recognized, as a yield adjustment, over the life of the underlying loan.

ALLOWANCE FOR LOAN LOSSES - A provision for estimated losses on loans is charged to operations based upon management's evaluation of the potential losses. Such an evaluation, which includes a review of all loans for which full collectibility may not be reasonably assured, considers, among other matters, the estimated net realizable value of the underlying collateral, as applicable, economic conditions, historical loan loss experience and other factors that are particularly susceptible to changes that could result in a material adjustment in the near term. While management endeavors to use the best information available in making its evaluations, future allowance adjustments may be necessary if economic conditions change substantially from the assumptions used in making the evaluations.

INTEREST RECEIVABLE - Interest income on securities and loans is accrued according to the contractual terms of the underlying asset including interest rate, basis and date of last payment. Income on derivatives of mortgage-backed securities is recorded based on the median of major brokers' prepayment assumptions for the underlying securities. The Bank provides an allowance for the loss of uncollected interest on loans which are more than 90 days past due. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments returns to normal, in which case the loan is returned to accrual status.

PREMISES AND EQUIPMENT are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over estimated useful lives ranging from 3 to 40 years. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

FEDERAL INCOME TAXES - The Company and its wholly-owned subsidiary file a consolidated tax return. The Company adopted SFAS No. 109 effective July 1, 1993. The statement requires, among other things, a change from the deferred method to the liability method of accounting for deferred income taxes. Deferred income tax assets and liabilities reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and basis of such assets and liabilities as measured by tax laws and regulations.

EARNINGS PER SHARE - Earnings per share of common stock is based on the weighted average number of common shares outstanding during the year. The weighted average number of common shares outstanding was 2,160,233, 1,544,080 and 1,412,384 for fiscal 1996, 1995 and 1994, respectively. All per share information has been restated to reflect the Company's four-for-one stock split in October 1994 and the Company's two-for-one stock split in October 1995. The assumed exercise of stock options does not have a materially dilutive effect.

NEW ACCOUNTING PRONOUNCEMENTS - SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, is effective for fiscal years beginning after December 15, 1995. This statement establishes accounting standards for the impairment of long-lived assets, certain liabilities, certain intangibles and goodwill. Management does not believe the adoption of this statement will have a material effect on the financial position or results of operations of the Company.

SFAS No. 122, ACCOUNTING FOR MORTGAGE SERVICING RIGHTS AN AMENDMENT OF FASB STATEMENT NO. 65, is effective for fiscal years beginning after December 15, 1995. This Statement specifies conditions under which mortgage servicing rights should be accounted for separately from the underlying mortgage loans. Management does not believe the adoption of this statement will have a material effect on the financial position or results of operations of the Company.

SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, was issued in October 1995 and requires adoption no later than fiscal years beginning after December 15, 1995. The new standard defines a fair value method of accounting for stock options and similar equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period.

Pursuant to the new standard, companies are encouraged, but not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, but would be required to disclose in a note to the financial statements pro forma net income and, if presented, earnings per share as if the company had applied the new method of accounting.

The accounting requirements of the new method are effective for all employee awards granted after the beginning of the fiscal year of adoption. The Company has not yet determined if it will elect to change to the fair value method, nor has it determined the effect the new standard will have on net income and earnings per share should it elect to make such a change. Adoption of the new standard will have no effect on the Company's cash flows.

SFAS No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES, was issued in June 1996 and provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS 125 applies to transactions occurring after December 31, 1996. Management has not yet quantified the effect, if any, of this new standard on the consolidated financial statements.

The Financial Accounting Standards Board issued EXPOSURE DRAFT, ACCOUNTING FOR DERIVATIVE AND SIMILAR FINANCIAL INSTRUMENTS AND FOR HEDGING ACTIVITIES, in June 1996. Management has not yet quantified the effect, if any, of this Exposure Draft on the consolidated financial statements.

RECLASSIFICATIONS of certain amounts in the 1995 and 1994 consolidated financial statements have been made to conform to the 1996 presentation.

2. SECURITIES

The amortized cost and estimated fair values of securities held for trading and securities available for sale are summarized as follows:


(DOLLARS IN THOUSANDS)
JUNE 30, 1996

                                                                      GROSS          GROSS       APPROXIMATE
                                                   AMORTIZED       UNREALIZED     UNREALIZED        FAIR
                                                     COST             GAINS         LOSSES          VALUE
                                                   ---------------------------------------------------------
SECURITIES HELD FOR TRADING:
  GNMA certificates                                 $153,048         $1,515         $  323      $154,240
  FHLMC certificates                                  83,329            211            156        83,384
  FNMA certificates                                   66,182            304            489        65,997
  Non-Agency participation certificates                3,209             55            110         3,154
  Collateralized mortgage obligations                  6,131            248                        6,379
  Residuals                                              707            115             44           778
  Interest-only strips                                 3,442            105            755         2,792
  Principal-only strip                                 1,028             16             34         1,010
  Interest rate swaps                                                   620                          620
  Interest rate collar                                    83                            91            (8)
  Interest rate caps                                   3,692            214            832         3,074
  Interest rate floors                                 2,535          1,049            614         2,970
  Options                                                 54             12              1            65
  Futures                                                                              784          (784)
  Equity securities                                      496             58              4           550
                                                   ---------------------------------------------------------
TOTALS                                              $323,936         $4,522         $4,237      $324,221
                                                   ---------------------------------------------------------
                                                   ---------------------------------------------------------

SECURITIES AVAILABLE FOR SALE:
  Municipal bonds                                   $    921         $   41                     $    962
  Non-Agency participation certificate                 1,141                        $   53         1,088
                                                   ---------------------------------------------------------
TOTALS                                              $  2,062         $   41         $   53      $  2,050
                                                   ---------------------------------------------------------
                                                   ---------------------------------------------------------

The Bank's CMO portfolio at June 30, 1996 consisted of two agency investments with an estimated remaining weighted average life of 13.6 years.


(DOLLARS IN THOUSANDS)
JUNE 30, 1996

                                                                      GROSS          GROSS       APPROXIMATE
                                                   AMORTIZED       UNREALIZED     UNREALIZED        FAIR
                                                     COST             GAINS         LOSSES          VALUE
                                                   ---------------------------------------------------------
SECURITIES HELD FOR TRADING:
  GNMA certificates                                $  90,408       $  1,400       $     58      $ 91,750
  FHLMC certificates                                  54,685            750            189        55,246
  FNMA certificates                                   68,286          1,008             92        69,202
  Non-Agency participation certificates                3,893             43             18         3,918
  Collateralized mortgage obligations                 12,910            116              4        13,022
  Residuals                                            4,470            385            492         4,363
  Interest-only strips                                 4,570             36          1,607         2,999
  Principal-only strip                                   781             22                          803
  Interest rate swaps                                                 1,320          1,539          (219)
  Interest rate collar                                   155                           226           (71)
  Interest rate caps                                   2,297            317            619         1,995
  Interest rate floors                                 1,544          1,914             49         3,409
  Options                                                266              9             74           201
  Futures                                                                 3            137          (134)
  Equity securities                                      223             26                          249
                                                   ---------------------------------------------------------
TOTALS                                              $244,488       $  7,349      $   5,104      $246,733
                                                   ---------------------------------------------------------
                                                   ---------------------------------------------------------

SECURITIES AVAILABLE FOR SALE:
  Municipal bonds                                   $  1,018       $    109                     $  1,127
  Non-Agency participation certificate                 1,426                     $      12         1,414
                                                   ---------------------------------------------------------
TOTALS                                              $  2,444       $    109      $      12      $  2,541
                                                   ---------------------------------------------------------
                                                   ---------------------------------------------------------


The Bank's CMO portfolio at June 30, 1995 consisted of four agency investments with an estimated remaining weighted average life of 9.2 years.

For a complete discussion of the Bank's Risk
Management Activities, see Note 13.

The amortized cost and estimated fair values of securities by contractual maturity are as follows:


(DOLLARS IN THOUSANDS)
JUNE 30, 1996

                                             Held for Trading              Available for Sale
                                          -------------------------   --------------------------
                                          Amortized         Fair        Amortized          Fair
                                            Cost           Value          Cost            Value
                                          ------------------------------------------------------
Debt securities:
  Due after 1 year through 5 years                                        $  921         $  962
Mortgage-backed securities                $302,559       $303,621
Non-agency participation certificates        3,209          3,154          1,141          1,088
Collateralized mortgage obligations          6,131          6,379
Mortgage-backed derivatives                  5,177          4,580
Interest rate contracts                      6,364          5,937
Equity securities                              496            550
                                          ------------------------------------------------------
                                          $323,936       $324,221         $2,062         $2,050
                                          ------------------------------------------------------
                                          ------------------------------------------------------


Securities with a total amortized cost of $230,558,000 and $134,988,000 and a total fair value of $229,680,000 and $138,026,000 were pledged at June 30, 1996 and 1995, respectively to secure interest rate swaps and securities sold under agreements to repurchase. As of June 30, 1996, the Bank had a blanket collateral agreement for the advances instead of utilizing specific securities as collateral and as of June 30, 1995, securities with a total amortized cost of $37,124,000 and a total fair value of $37,605,000 were pledged for advances.

Activities related to the sale of securities are summarized as follows:

(DOLLARS IN THOUSANDS)
YEARS ENDED JUNE 30,                                         1996           1995          1994
                                                           ------------------------------------
  Proceeds from sales of securities held for trading       $285,835       $419,340      $66,433
  Proceeds from sales of securities available for sale                                   89,101
  Gross gains on sales of securities held for trading        30,492         12,761           34
  Gross losses on sales of securities held for trading       28,658         12,695        2,203
  Gross gains on sales of securities available for sale                                   2,593
  Gross losses on sales of securities available for sale                                  2,201


Declines in the value of a non-agency participation certificate which is included in the available for sale portfolio which are considered to be other than temporary totaling $414,000 and $253,000 were recorded in the statements of income for the years ended June 30, 1995 and 1994, respectively. In addition, an other than temporary decline totaling $357,000 from certain mortgage derivatives which were included in the available for sale portfolio was recorded in the statement of income for the year ended June 30, 1994.

3. LOANS RECEIVABLE

Approximately 94% of the Bank's loans are to customers in Wayne and Hamilton counties in Indiana or surrounding counties. The portfolio consists primarily of owner-occupied single-family residential mortgages.

Loans receivable are summarized as follows:

(DOLLARS IN THOUSANDS)
JUNE 30,                                    1996           1995
                                          ----------------------
Loans secured by one to
  four family residences:
  Real estate mortgage                    $64,537        $34,740
  Participation loans purchased               305          1,198
Commercial                                    441            711
Property improvement                          315            166
Loans on savings accounts                     267            255
Consumer                                      417            332
Real estate sold on contract                   57             60
                                          ----------------------
Subtotal                                   66,339         37,462

Unamortized push-down
  accounting adjustment                      (182)          (350)
Undisbursed loan proceeds                    (420)           (43)

Net deferred loan fees,
  premiums and discounts                      308             62
Allowance for loan losses                    (120)          (121)
                                          ----------------------
LOANS RECEIVABLE, NET                     $65,925        $37,010
                                          ----------------------
                                          ----------------------

The principal balance of loans on nonaccrual status totaled approximately $261,000 and $350,000 at June 30, 1996 and 1995, respectively. For the years ended June 30, 1996, 1995 and 1994, gross interest income which would have been recorded had the Bank's non-accruing loans been current with their original terms amounted to $6,000, $13,000 and $26,000, respectively.

The Bank had commitments to originate or purchase loans consisting primarily of real estate mortgages secured by one to four family residences approximating $1,041,000 and $5,071,000 excluding undisbursed portions of loans in-process at June 30, 1996 and 1995, respectively.

The Bank has transactions in the ordinary course of business with directors, officers and employees. Loans to such individuals totaled $293,000 and $45,000 at June 30, 1996 and 1995, respectively.

The amount of loans serviced for others totaled $5,587,000, $6,820,000 and $7,540,000 at June 30, 1996, 1995 and 1994, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow amounts, disbursing payments to investors and foreclosure processing. In connection with loans serviced for others, the Bank held borrower's escrow balances of $44,000 and $59,000 at June 30, 1996 and 1995, respectively.

Loan servicing fee income included in other income for the years ended June 30, 1996, 1995 and 1994 was $23,000, $27,000 and $32,000, respectively.

An analysis of the allowance for loan losses is as follows:


(DOLLARS IN THOUSANDS)
YEARS ENDED
JUNE 30,                       1996           1995           1994
                               ----------------------------------
Beginning balance              $121           $106           $156
Provision for
  loan losses                    (1)            15             (3)
Recoveries                                                      1
Charge-offs                                                   (48)
                               ----------------------------------
ENDING BALANCE                 $120           $121           $106
                               ----------------------------------
                               ----------------------------------

As a federally-chartered savings bank, aggregate commercial real estate loans may not exceed 400% of capital as determined under the capital standards provisions of FIRREA. This limitation was approximately $104 million and $74 million at June 30, 1996 and 1995, respectively. Also under FIRREA, the loans-to-one borrower limitation is generally 15% of unimpaired capital and surplus which, for the Bank, was approximately $4 million and $3 million at June 30, 1996 and 1995, respectively. Management believes the Bank was in compliance with all of these requirements at June 30, 1996 and 1995.

4.   INTEREST RECEIVABLE

Interest receivable is summarized as follows:

(DOLLARS IN THOUSANDS)
JUNE 30,                                1996           1995
                                       ---------------------
Loans (less allowance for
  uncollectibles - $6 and $13)           $328           $180
Interest-bearing deposits                  26             23
Securities held for trading             1,403          1,090
Securities available for sale              50             60
                                       ---------------------
INTEREST RECEIVABLE, NET               $1,807         $1,353
                                       ---------------------
                                       ---------------------

5.   PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

(DOLLARS IN THOUSANDS)
JUNE 30,                               1996            1995
                                      ----------------------
Land                                  $  395         $  395
Buildings and leasehold
improvements                           2,631          1,985
Parking lot improvements                 148            148
Furniture, fixtures and equipment        844            578
                                      ----------------------
Total                                  4,018          3,106
Less accumulated depreciation           (913)          (714)
                                      ----------------------
PREMISES AND EQUIPMENT, NET           $3,105         $2,392
                                      ----------------------
                                      ----------------------

Depreciation expense included in operations during the years ended June 30, 1996, 1995 and 1994 totaled $210,000, $176,000 and $141,000, respectively.

(DOLLARS IN THOUSANDS)
JUNE 30,

                                               1996                          1995
                                     -------------------------------------------------------
                                                    Weighted                      Weighted
                                                     Average                       Average
                                       Amount           Rate         Amount           Rate
                                     -------------------------------------------------------
NOW and Super NOW accounts           $  4,529          3.04%       $  3,266          2.77%
Savings accounts                       17,342          3.96          15,183          3.71
Money market deposit accounts           1,576          4.05           1,976          4.36
                                     -------------------------------------------------------
                                       23,447                        20,425
                                     -------------------------------------------------------

Certificates of deposit:
  1 year and less                      75,343                        57,304
  1 to 2 years                         19,890                        17,890
  2 to 3 years                          8,093                         6,844
  3 to 4 years                          2,636                         5,352
  Over 4 years                          5,734                         7,497
                                     -------------------------------------------------------
                                      111,696          5.98          94,887          6.17
                                     -------------------------------------------------------
TOTAL DEPOSITS                       $135,143                      $115,312
                                     -------------------------------------------------------
                                     -------------------------------------------------------

Certificates of deposit in the amount of $100,000 or more totaled approximately $20 million and $18 million at June 30, 1996 and 1995, respectively. A summary of certificate accounts by scheduled fiscal year maturities at June 30, 1996, is as follows:


(DOLLARS IN THOUSANDS)
                          1997           1998           1999           2000           2001     THEREAFTER          TOTAL
                       -------------------------------------------------------------------------------------------------
3.00% or less          $     2                        $    1                                       $   13       $     16
3.01% - 5.00%            4,683        $ 1,050            470         $   71                                        6,274
5.01% - 7.00%           65,284         17,535          4,836          1,571         $  441          2,102         91,769
7.01% - 9.00%            5,374          1,210          2,491            988            113          2,391         12,567
9.01% or greater                           95            295              6            674                         1,070
                       -------------------------------------------------------------------------------------------------
TOTALS                 $75,343        $19,890         $8,093         $2,636         $1,228         $4,506       $111,696
                       -------------------------------------------------------------------------------------------------
                       -------------------------------------------------------------------------------------------------

Interest expense on deposits is as follows:

(DOLLARS IN THOUSANDS)

YEARS ENDED JUNE 30,                     1996           1995           1994

NOW and Super NOW accounts             $  110          $  94         $   83

Savings accounts                          613            568            598

Money market deposit accounts              77             88            184

Certificates of deposit                 6,351          5,904          3,651
                                     ----------------------------------------
Total                                $  7,151       $  6,654       $  4,516
                                     ----------------------------------------
                                     ----------------------------------------


Interest expense on certificates of deposit is net of interest income on interest rate contracts of $129,000, $158,000 and $596,000 in 1996, 1995 and
1994, respectively.

For a complete discussion of the Bank's Risk Management Activities, see Note 13.



7. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

(DOLLARS IN THOUSANDS)

JUNE 30,                                         1996           1995
                                             ---------------------------
Securities sold under
  agreements to repurchase:

  Same securities                            $   98,724     $   29,696

  Substantially identical securities            120,343        100,521
                                             ---------------------------
  Total                                      $  219,067     $  130,217
                                             ---------------------------
                                             ---------------------------

At June 30, 1996, securities sold under agreements to repurchase mature within one month.

An analysis of securities sold under agreements to repurchase is as follows:


(DOLLARS IN THOUSANDS)

YEARS ENDED
JUNE 30,                          1996           1995            1994
                                ----------------------------------------
Maximum amount
   outstanding at
   any month-end                $219,067       $130,217        $78,545

Daily average amount
   outstanding                   148,524         68,277         66,813

Weighted average
   interest rate at end
   of year                         5.21%          6.01%          4.05%
                                ----------------------------------------
                                ----------------------------------------

Assets pledged to secure securities sold under agreements to repurchase are concentrated among six dealers and the Bank exercises control over the securities pledged when the same security is repurchased. Assets pledged are as follows:

(DOLLARS IN THOUSANDS)

JUNE 30,                               1996           1995
                                     -------------------------
Mortgage-backed securities:

  At amortized cost                  $226,091       $127,991

  At fair value                      $225,161       $130,964



8. FEDERAL HOME LOAN BANK ADVANCES

Advances from the Federal Home Loan Bank of Indianapolis are as follows:

(DOLLARS IN THOUSANDS)

JUNE 30,                         1996                           1995
                         -------------------------------------------------------

                                        Variable                       Variable
                                        Weighted                       Weighted
                                         Average                        Average
Fiscal Year Maturity       Amount        Rate            Amount          Rate

1996                                                    $15,000          6.02%

1998                      $26,000          5.41%         16,000          6.12%
                         -------------------------------------------------------
Total                     $26,000                       $31,000
                         -------------------------------------------------------
                         -------------------------------------------------------

As of June 30, 1996, the Bank had a blanket collateral agreement for the advances instead of utilizing specific securities as collateral. Mortgage-backed securities with a total amortized cost of $37,124,000 and a total fair value of $37,605,000 were pledged as collateral for the advances outstanding as of June 30, 1995.

9. NOTE PAYABLE

At June 30, 1996 HFG has a $10,000,000 loan facility from Mark Twain Kansas Bank consisting of a non-revolving line of credit of $800,000 and a $9,200,000 term loan of which $1,002,000 had been repaid under the term loan at June 30, 1996. Interest is payable quarterly at 1/2% over the prime rate published in the Wall Street Journal (8.25% at June 30, 1996). Quarterly principal and interest payments of $470,000 are payable during the term July 1, 1995 through March 31, 2000.

As of June 30, 1996, the loan was secured by the Harrington Bank, FSB stock held by HFG, a personal guarantee from a stockholder of HFG, a blanket security interest in all of HFG's assets, a corporate guarantee of Smith Breeden Associates, Inc., a related party, and the assignment of certain life insurance policies owned by HFG. Under the terms of the agreement, HFG is bound by certain restrictive debt covenants. As of June 30, 1996, HFG was in compliance with all such debt covenants. Following is a schedule of principal payments as of June 30, 1996:

(DOLLARS IN THOUSANDS)

YEARS ENDING JUNE 30,
                         1997          $1,129

                         1998           1,231

                         1999           1,343

                         2000           5,295
                                       --------
                                       $8,998
                                       --------
                                       --------

During July 1996, the Company amended its loan facility agreement with Mark Twain Kansas Bank and increased its non-revolving line of credit to $3,000,000 with a total loan facility of approximately $12,263,000. Under the terms of the amended loan agreement, the Company will make quarterly principal and interest payments of $500,000 commencing October 1, 1996 which increases to $585,000 on October 1, 1997 through June 30, 2000. The amended loan agreement also removed the corporate guarantee of Smith Breeden Associates, Inc. and the personal guarantee from a stockholder of HFG.

10. INCOME TAXES

An analysis of the income tax provision is as follows:

(DOLLARS IN THOUSANDS)

YEARS ENDED JUNE 30,                1996        1995         1994
                                 ----------------------------------

Current:

   Federal                       $1,203       $  372         $245

   State                            358          126           60

Deferred:

   Federal                         (776)         572           47

   State                           (137)         101           39
                                 ----------------------------------
TOTAL INCOME TAX PROVISION       $  648       $1,171         $391
                                 ----------------------------------
                                 ----------------------------------


The difference between the financial statement provision and amount computed by using the statutory rate of 34% is reconciled as follows:

(DOLLARS IN THOUSANDS)

YEARS ENDED JUNE 30,                     1996         1995         1994
                                         --------------------------------
Federal statutory income
   tax at 34%                            $636       $1,028         $475

Tax exempt interest and dividends         (29)         (32)         (32)

State income taxes,
   net of federal tax benefit             129           83           65

Amortization of fair value adjustments    (53)         (19)         (54)

Other, net                                (35)         111          (63)
                                         --------------------------------
Total income tax provision               $648       $1,171         $391
                                         --------------------------------
                                         --------------------------------

The Company adopted SFAS No. 109 effective July 1, 1993. The cumulative effect of adopting SFAS No. 109 on the Company's consolidated financial statements was to decrease income by $79,000 for the year ended June 30, 1994.

The Company's deferred income tax assets and liabilities are as follows:

(DOLLARS IN THOUSANDS)

JUNE 30,                                           1996      1995
                                                 ------------------
Deferred tax assets:
  Permanent impairment on securities
     available for sale                                      $205

  Deferred compensation                            $ 48        61

  Deferred loan fees/costs, net                       6

  Differences in depreciation methods                16

  Unrealized loss on securities
    available for sale                                4

  Other                                              31        14
                                                 ------------------
                                                    105       280
                                                 ------------------

Deferred tax liabilities:
  Differences in depreciation methods                           2

  Bad debt reserves, net                             79       150

  Unrealized gain on securities
    held for trading                                114       898

  Differences in income recognition
    on investments                                  575       740

  Unrealized gain on securities
    available for sale                                         36

  Deferred loan fees/costs, net                                30
                                                 ------------------
                                                    768     1,856
                                                 ------------------
Deferred income taxes, net                         $663    $1,576
                                                 ------------------
                                                 ------------------

Retained earnings at June 30, 1996 and 1995 includes approximately $3 million of income that has not been subject to tax because of deductions for bad debts allowed for Federal income tax purposes. Deferred income taxes have not been provided on such bad debt deductions since the Company does not intend to use the accumulated bad debt deductions for purposes other than to absorb loan losses. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes may be imposed on such amounts at the then current corporation income tax rate.

In August 1996, the "Small Business Job Protection Act of 1996" was passed into law. One provision of the act repeals the special bad debt reserve method for thrift institutions currently provided for in Section 593 of the IRC. The provision requires thrifts to recapture any reserve accumulated after 1987 but forgives taxes owed on reserves accumulated prior to 1988. Thrift institutions will be given six years to account for the recaptured excess reserves, beginning with the first taxable year after 1995, and will be permitted to delay the timing of this recapture for one or two years, subject to whether they meet certain residential loan test requirements. Management does not believe that this legislation will have a material adverse effect on the Company's consolidated financial position.

11. REGULATORY CAPITAL REQUIREMENTS


Effective December 7, 1989, the Office of Thrift Supervision ("OTS") set forth capital standards applicable to all thrifts. These standards include a core capital requirement, a tangible capital requirement and a risk-based capital requirement, as defined. The tables below present the Bank's position relative to the three capital requirements. The Bank exceeds all of the requirements at June 30, 1996 and 1995.

The Bank's capital ratios are as follows:

(DOLLARS IN THOUSANDS)

JUNE 30,                                                        1996                                           1995
                                                        --------------------------------------------------------------------------
                                                                     Actual                                    Actual
                                          Required                   Capital                                   Capital
                                           Capital      Actual      as a % of      Required       Actual      as a % of   Required
                                            Ratio       Capital    Assets (1)       Capital       Capital    Assets (1)    Capital
                                                        --------------------------------------------------------------------------
Total Bank capital                                      $26,038                                   $18,375
Unrealized (gains) losses on certain
  securities available for sale                               8                                       (61)
                                                        -------                                   -------
Total Bank tangible capital                  1.50%       26,046        6.27%        $ 6,228        18,314        6.12%      $4,489
                                                        -------                                   -------
Total Bank core capital
  (Tier 1 capital)                           3.00%       26,046        6.27%        $12,456        18,314        6.12%      $8,978

General allowance for loan losses                           115                                       115
                                                        -------                                   -------
Total Bank risk-based capital                8.00%     $ 26,161       30.10%        $ 6,953       $18,429       24.62%      $5,989
                                                        -------                                   -------


(1) Tangible capital and core capital are computed as a percentage of Bank adjusted total assets of $415,212,000 and $299,253,000 as of June 30, 1996 and 1995, respectively. Risk-based capital is computed as a percentage of bank adjusted risk-weighted assets of $86,909,000 and $74,865,000 as of June 30, 1996 and 1995, respectively.

The various federal banking agencies recently adopted the final Prompt Corrective Action regulations that are required by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). Such regulations require specific supervisory actions as capital levels decrease.

The specifications of the capital categories are shown below. The most recent notification from the OTS categorized the Bank as well capitalized under the regulatory frame work for prompt corrective action. As of the report date, there are no conditions or events since that notification that management believes have changed the institution category.


                                                          Total          Tier 1          Tier 1
                                                        Risk-based    Risk-based         Leverage
(DOLLARS IN THOUSANDS)                                    Ratio          Ratio (1)        Ratio
                                                        ------------------------------------------
Capital Category:
Well-capitalized (greater than or equal to)                   10%             6%             5%
Adequately capitalized (greater than or equal to)              8%             4%             4%
Under-capitalized (less than)                                  8%             4%             4%
Significantly under-capitalized (less than)                    6%             3%             3%
Critically under-capitalized                                  N/A            N/A            N/A

Bank actual capital at June 30, 1996                      $26,161        $26,046        $26,046
Bank actual capital at June 30, 1995                      $18,429        $18,314        $18,314

As a percentage of adjusted assets:
  June 30, 1996                                            30.10%         29.97%          6.27%
  June 30, 1995                                            24.62%         24.46%          6.12%


(1) The Tier 1 Risked-based ratio is defined as total core capital (Tier 1 capital) divided by adjusted risk-weighted assets.

  12. EMPLOYEE BENEFIT PLANS

PROFIT-SHARING PLAN - The Bank has a qualified noncontributory profit-sharing plan for all eligible employees. The plan provides for contributions by the Bank in such amounts as its Board of Directors may annually determine. Contributions charged to expense for the years ended June 30, 1996, 1995 and 1994 were $39,000, $79,000 and $69,000, respectively.

DEFERRED COMPENSATION PLAN - On September 30, 1988, three senior officers of the Bank entered into consulting agreements with the Bank to take effect at their retirement. The agreements obligate the Bank to make monthly payments to these individuals for the remainder of their lives. At September 30, 1988, the Bank recorded a liability for this deferred compensation calculated as the present value of the estimated future cash payments. The amount of benefit expense for fiscal years 1996, 1995 and 1994 was $29,000, $26,000 and $23,000, respectively.

STOCK OPTIONS - The Company has granted stock options to existing stockholders, officers, directors and other affiliated individuals to purchase shares of the Company's stock. At June 30, 1996, all outstanding stock options were exercisable between December 1997 and January 1998. The options are nontransferable and are forfeited upon termination of employment, as applicable.

The following is an analysis of stock option activity for each of the three years in the period ended June 30, 1996, and the stock options outstanding at the end of the respective years:

                                                Weighted
                                                 Average
Options                           Shares          Price
- --------------------------------------------------------
Outstanding July 1, 1993         161,200          $7.50
Forfeited or expired              (6,000)          7.50
                              --------------------------
Outstanding June 30, 1994        155,200           7.50
Granted                           41,000           5.04
Exercised                        (21,600)          4.66
Forfeited or expired             (11,400)          6.66
                              --------------------------
Outstanding June 30, 1995        163,200           7.32
Granted                           14,112           5.32
Exercised                        (30,112)          5.48
Forfeited or expired              (4,000)          7.50
                              --------------------------
Outstanding June 30, 1996        143,200          $7.50
                             ---------------------------
                             ---------------------------

The Company also adopted a new Stock Option Plan during fiscal 1996 which authorized 126,500 shares of common stock to be granted. At June 30, 1996, no shares were granted under the Stock Option Plan.

EMPLOYEE STOCK OWNERSHIP PLAN - The Company established an Employee Stock Ownership Plan (ESOP) on February 5, 1996 for employees of the Company and the Bank. Full-time employees of the Company and the Bank who have been credited with at least 1,000 hours of service during a twelve month period and who have attained age 21 are eligible to participate in the ESOP. The ESOP purchased 7,000 shares in the initial public offering at $10.00 per share which were allocated to eligible employees based on their eligible compensation as defined in the ESOP Agreement. Gross compensation expense (i.e. the value of shares contributed to the ESOP by the Company) was $70,000 for the year ended June 30, 1996.

  13. RISK MANAGEMENT ACTIVITIES

The Bank closely monitors the sensitivity of its balance sheet and income statement to potential changes in the interest rate environment. Derivative financial instruments such as interest rate swaps, caps, floors, collars, futures and options are used on an aggregate basis to protect the trading portfolio and certain liabilities from adverse rate movements. The Bank's objective, with regard to managing interest rate risk, is to maintain at an acceptably low level the sensitivity to rising or falling rates of its market value of portfolio equity.

Interest rate swaps are contracts in which the parties agree to exchange fixed and floating rate payments for a specified period of time on a specified (notional) amount. The notional amount is only used to calculate the amount of the periodic interest payments to be exchanged, and does not represent the amount at risk. The Bank uses swaps to modify the effective duration of various assets and liabilities. The floating rates are generally indexed to the three-month London Interbank Offered Rates (LIBOR).

Interest rate caps and floors are instruments in which the writer (seller) agrees to pay the holder (purchaser) the amount that an agreed-upon index is above or below the specified cap or floor rate, respectively, times the notional amount. In return for this promise of future payments, the purchaser pays a premium to the seller. The notional amount is never exchanged between the two parties and does not represent the amount at risk. The Bank purchases interest rate caps and floors to reduce the impact of rising or falling interest rates on the fair value of its trading portfolio. The interest rate caps and floors generally have indexes equal to one or three month LIBOR, except for one interest rate cap which is tied to the five year Constant Maturity Treasury.

The Bank is a party to an interest rate collar which also is used to manage interest rate risk in the trading portfolio. The interest rate collar consists of an interest rate cap held by the Bank and an interest rate floor written by the Bank. The notional amount of the interest rate collar is based on the balance in the collection accounts of certain Merrill Lynch collateralized mortgage obligation trusts.

Interest rate futures contracts are commitments to either purchase or sell designated instruments at a future date for a specified price. Initial margin requirements are met in cash or other instruments, and changes in the contract values are settled in cash daily. The Bank enters into futures contracts when these instruments are economically advantageous to interest rate swaps, caps and floors. The Bank uses primarily Eurodollar contracts which are structured in calendar quarter increments and therefore result in a much larger notional amount than longer maturity swap, cap or floor contracts which represent a series of quarterly repricing.

Financial options are contracts which grant the purchaser, for a premium payment, the right to either purchase from or sell to the writer a specified financial instrument under agreed-upon terms. Financial options to buy or sell securities are typically traded in standardized contracts on organized exchanges. The Bank purchases financial options to reduce the risk of the written financial options embedded in mortgage related assets.

CASH RESTRICTIONS - The Bank maintained $1,548,000 and $399,000 at June 30, 1996 and 1995, respectively, in U.S. Treasury Securities, which are considered cash equivalents, as a deposit with a broker for its futures activities.

CREDIT RISK - The Bank is dedicated to managing credit risks associated with trading activities. The Bank maintains trading positions with a variety of counterparts or obligors (counterparts). To limit credit exposure arising from such transactions, the Bank evaluates the credit standing of counterparts, establishes limits for the total exposure to any one counterparty, monitors exposure against the established limits and monitors trading portfolio composition to manage concentrations. In addition, the Bank maintains qualifying netting agreements with its counterparts and records gains and losses on derivative financial instruments net in the trading portfolio.

The Bank's exposure to credit risk from derivative financial instruments is represented by the fair value of instruments. Credit risk amounts represent the replacement cost the Bank could incur should counterparts with contracts in a gain position completely fail to perform under the terms of those contracts and any collateral underlying the contracts proves to be of no value to the Bank. Counterparts are subject to the credit approval and credit monitoring policies and procedures of the Bank. Certain instruments require the Bank or the counterparty to maintain collateral for all or part of the exposure. Limits for exposure to any particular counterparty are established and monitored. Notional or contract amounts indicate the total volume of transactions and significantly exceed the amount of the Bank's credit or market risk associated with these instruments.

The following off balance sheet positions are included in the Bank's trading portfolio and are thus reported in the financial statements at current fair value.





(DOLLARS IN THOUSANDS)
JUNE 30, 1996

                                                          Estimated
                                    Contract or           Fair Value                                Weighted Average Interest Rate
                                     Notional     ---------------------------------------------------------------------------------
                                     Amount            Asset          Liability       Payable         Receivable      Cap     Floor
                                   -------------------------------------------------------------------------------------------------
Interest rate swaps:

  Pay fixed rate                   $   63,500         $  620                         5.56%               5.52%          NA      NA

Interest rate caps                    158,000          3,074                            NA                  NA       7.46%      NA

Interest rate floors                  165,000          2,970                            NA                  NA          NA   6.41%

Interest rate collar                    6,484                         $   8             NA                  NA      10.25%   5.25%

Futures                             1,361,900                           784             NA                  NA          NA      NA

Options                                13,000             65                            NA                  NA          NA      NA
                                  ------------------------------------------------------------------------------------------------
                                  $1,767,884          $6,729           $792
                                  ------------------------------------------------------------------------------------------------
                                  ------------------------------------------------------------------------------------------------



(DOLLARS IN THOUSANDS)
JUNE 30, 1995


                                                          Estimated
                                    Contract or           Fair Value                                Weighted Average Interest Rate
                                     Notional     ---------------------------------------------------------------------------------
                                     Amount            Asset          Liability       Payable         Receivable      Cap     Floor
                                   -------------------------------------------------------------------------------------------------
Interest rate swaps:
  Pay fixed rate                     $124,500         $  827       $1,539            5.87%               6.10%          NA      NA
  Pay floating rate                    10,000            493                         6.06%               7.23%           NA      NA
Interest rate caps                    123,000          1,995                             NA                 NA       7.00%      NA
Interest rate floors                   95,000          3,409                             NA                 NA          NA   6.55%
Interest rate collar                  117,972                          71                NA                 NA      10.25%   5.25%
Futures                               455,800              3          137                NA                 NA          NA      NA
Options                                51,500            200                             NA                 NA          NA      NA
                                  -------------------------------------------------------------------------------------------------
                                     $977,772         $6,927       $1,747
                                  -------------------------------------------------------------------------------------------------
                                  -------------------------------------------------------------------------------------------------




(DOLLARS IN THOUSANDS)
YEAR ENDED JUNE 30,                                     1996                           1995
                                    ----------------------------------------------------------
                                             Monthly                       Monthly
                                             Average                       Average
                                            Fair Value                    Fair Value
                                  ------------------------------------------------------------
                                       Asset      Liability          Asset        Liability
                                  ------------------------------------------------------------
Interest rate swaps:
  Pay fixed rate                     $  534         $1,469         $3,280            $180
  Pay floating rate                                                                    59
Interest rate caps                    3,228                         3,779
Interest rate floors                  4,370                         2,467
Interest rate collar                                    48             49
Futures                                                134                              8
Options                                 136                            73
                                  ------------------------------------------------------------
                                     $8,268         $1,651         $9,648            $247
                                  ------------------------------------------------------------
                                  ------------------------------------------------------------


The following table shows the various components of the Company's recorded net gain (loss) on its trading portfolio. All realized and unrealized gains and losses are reported as other income in the statement of income. The periodic exchanges of interest payments and the amortization of premiums paid for contracts are accounted for as adjustments to the yields, and are reported on the statement of income as interest income.

(DOLLARS IN THOUSANDS)
YEAR ENDED JUNE 30, 1996


                                     Realized       Unrealized       Net Trading
                                      Gains/          Gains/             Gains/
                                     (Losses)        (Losses)           (Losses)
                                      -----------------------------------------
Interest rate contracts:
  Swaps                               $(1,116)          $839              $(277)
  Caps                                                  (316)              (316)
  Floors                                              (1,430)            (1,430)
  Collar                                                 135                135
  Futures                               2,522           (650)             1,872
  Options                                 256             76                332
                                      ------------------------------------------
Total                                   1,662         (1,346)               316
MBS and other trading assets              172           (614)              (442)
                                      -----------------------------------------
Total trading portfolio               $1,834         $(1,960)             $(126)
                                      -----------------------------------------
                                      -----------------------------------------

(DOLLARS IN THOUSANDS)
YEAR ENDED JUNE 30, 1995

                                      Realized      Unrealized      Net Trading
                                        Gains/       Gains/             Gains/
                                      (Losses)      (Losses)          (Losses)
                                      ------------------------------------------
Interest rate contracts:
  Swaps                               $  (651)      $ (3,577)          $ (4,228)
  Caps                                   (110)        (1,783)            (1,893)
  Floors                                   42          2,737              2,779
  Collar                                                 (14)               (14)
  Futures                              (1,854)          (134)            (1,988)
  Options                                 135            (65)                70
                                      -----------------------------------------
Total                                  (2,438)        (2,836)            (5,274)
MBS and other trading assets            2,504          4,371              6,875
                                      -----------------------------------------
Total trading portfolio               $    66       $  1,535           $  1,601
                                      -----------------------------------------
                                      -----------------------------------------
52

The following table sets forth the maturity distribution and weighted average interest rates of financial instruments used on an aggregate basis to protect the trading portfolio from adverse rate movements at June 30, 1996.



(DOLLARS IN THOUSANDS)
MATURITIES DURING FISCAL
YEARS ENDING JUNE 30,                       1997          1998           1999            2000           2001       Thereafter
                                          -------        -------        ------          -------        -------     ----------
Interest rate swaps-Pay fixed rate
 Notional amount                          $16,000        $26,500                        $16,000         $5,000
  Weighted average payable rate             5.15%          5.20%                         6.27%           6.58%
  Weighted average receivable rate          5.50%           5.51%                        5.54%           5.54%
Interest rate caps
  Notional amount                          25,000                                       37,000          10,000        $86,000
  Weighted average cap rate                 5.00%                                        8.09%           6.50%          8.01%
Interest rate floors
  Notional amount                                         35,000        $60,000                        40,000          30,000
  Weighted average floor rate                              7.50%          6.42%                         6.50%           5.00%
Interest rate collar
  Notional amount                                                                                                       6,484
  Weighted average cap rate                                                                                            10.25%
  Weighted average floor rate                                                                                           5.25%
Futures
    Notional amount                       196,900        226,000         217,000        162,000       238,000         322,000
Options
    Notional amount                       13,000


The following interest rate hedges are not included in the Bank's trading portfolio. Interest rate swaps are used to modify the interest rate sensitivity of certain certificates of deposit issued by the Bank. These certificates of deposit, called inverse variable rate CDs, adjust according to a formula in such a way as to pay a higher rate of interest when the index falls, and a lower rate of interest when the index rises. As of June 30, 1996 and 1995, the Bank held approximately $8.4 million and $10 million of inverse variable rate CDs, with original terms to maturity ranging from three to ten years. The Bank utilizes interest rate swaps with the same notional amount as the inverse variable rate CDs to convert such certificates of deposit effectively to fixed rate deposits. A similar notional amount of interest rate swaps are then utilized to convert such certificates from fixed rate to variable rate deposits. Consequently, the notional amount of interest rate swaps is approximately twice that of the inverse variable rate CDs. The swaps protect the Bank against the exposure to falling interest rates inherent in these CDs.

The Bank also has a 7% interest rate cap which is used to effectively cap the interest rate on the Company's floating-rate Federal Home Loan Bank advances. As of June 30, 1996, the Bank held two advances totaling $26 million that reprice based on the three month LIBOR quarterly. The interest rate cap has a notional amount of $30 million and reprices based on the three month LIBOR quarterly within a few days of the advances. The cap matures May 2001 and the advances mature October and November 1997, however, it is the Bank's intent to replace the advances when they mature with additional floating rate liabilities, which will be designated against the cap.

The fair values of the following swaps and cap are not reflected in the Company's financial statements. The periodic exchanges of interest payments and the net expense of the cap are included in interest expense in the statements of income.

(DOLLARS IN THOUSANDS)
JUNE 30, 1996

                               CONTRACT OR      ESTIMATED FAIR VALUE               WEIGHTED AVERAGE INTEREST RATE
                               NOTIONAL         --------------------------------------------------------------------
                               AMOUNT            ASSET        LIABILITY               PAYABLE           RECEIVABLE
                               -------------------------------------------------------------------------------------
Interest rate swaps:
   Pay floating rate             $17,500           $110                                   5.57%            6.48%
Interest rate cap                $30,000           $747                                     N/A              N/A



(DOLLARS IN THOUSANDS)
JUNE 30, 1995


                               CONTRACT OR      ESTIMATED FAIR VALUE               WEIGHTED AVERAGE INTEREST RATE
                               NOTIONAL         -------------------------------------------------------------------
                               AMOUNT           ASSET         LIABILITY                 PAYABLE       RECEIVABLE
                               -------------------------------------------------------------------------------------
Interest rate swaps:
     Pay floating rate           $22,500           $403                                   6.46%            6.59%


The following table sets forth the maturity distribution and weighted average interest rates of the interest rate swaps used to protect the inverse variable rate CDs from adverse rate movements and the interest rate cap used to cap the Federal Home Loan Bank advances at 7% as of June 30, 1996:


(DOLLARS IN THOUSANDS)
MATURITIES DURING FISCAL
YEARS ENDING JUNE 30,                        1997         1998           1999             2000          2001        THEREAFTER
                                          --------       ------         ------          -------       --------     ------------
Interest rate swaps-Pay floating rate
  Notional amount                          $10,000                                       $7,500
  Weighted average payable rate              5.53%                                        5.63%
  Weighted average receivable rate           6.12%                                        6.96%
Interest rate cap
  Notional amount                                                                                      $30,000
  Weighted average cap rate                                                                               7.0%


14. CREDIT COMMITMENTS


The Bank is a party to commitments to extend credit as part of its normal business operations to meet the financing needs of its customers. These commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. Exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contract amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments. Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk.
Real estate loan commitments whose contract amounts represent credit risk were approximately $1,041,000 and $5,071,000 at June 30, 1996 and 1995, respectively.

15. RELATED PARTY TRANSACTIONS

The Company has contracted with Smith Breeden Associates Inc. ("SBA") to provide investment advisory services and interest rate risk analysis. Certain stockholders of HFG are also principals of SBA. The amount of consulting expense relating to SBA for fiscal years ending June 30, 1996, 1995 and 1994 was $232,000, $194,000 and $183,000, respectively.


16. STOCKHOLDERS' EQUITY AND REGULATORY MATTERS

EQUITY OFFERING - Under the terms of an offering memorandum the Company offered up to 555,556 shares of stock to certain stockholders, directors and officers of the Company and the Bank during fiscal 1995. The shares of common stock were offered at $4.50 per share beginning on November 1, 1994; however, the purchase price increased each day thereafter at a rate of prime plus 2% until the closing of the equity offering on January 31, 1995.

LIQUIDATION ACCOUNT - On July 10, 1985, the Bank converted from a federally chartered mutual association to a federally chartered stock association through the issuance of 463,173 shares of common stock ($1 par value) at a price of $8 per share. From the proceeds, $463,000 was allocated to capital stock at the par value of $1 per share and $2,919,000, which is net of conversion costs of $324,000, was allocated to additional paid-in-capital.

The Bank established a special liquidation account (in memorandum form) in an amount equal to its total retained earnings as of June 1, 1984 for the purpose of granting to eligible savings account holders a priority in the event of future liquidation. In the event of future liquidation of the converted institution (and only in such event), an eligible account holder who continues to maintain his savings account shall be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account will be decreased in an amount proportionately corresponding to decreases in the savings accounts of eligible account holders on each subsequent annual determination date.

DIVIDEND RESTRICTIONS - Regulations provide that the Bank may not declare or pay a cash dividend on or repurchase any of its stock if the result thereof would be to reduce the consolidated stockholders' equity of the Bank below the amount required for the liquidation account (as defined by regulations). Under the capital distribution regulations of the OTS, the Bank, as a "Tier 1" institution, is permitted to make capital distributions during a calendar year up to one hundred percent of its net income to date during the calendar year plus the amount that would reduce by one-half its surplus capital ratio, as defined, at the beginning of the calendar year. Under this limitation, $5,739,000 was available for dividends at June 30, 1996.

Recapitalization of SAIF and Related Legislative Proposals - The deposits of the Company are currently insured by the Savings Association Insurance Fund ("SAIF") of the FDIC. Both the SAIF and the Bank Insurance Fund ("BIF"), the federal deposit insurance fund that covers commercial bank deposits, are required by law to attain and thereafter maintain a reserve ratio of 1.25% of insured deposits. The BIF has achieved a fully funded status in contrast to the SAIF and, therefore, as discussed below, the FDIC has substantially reduced the average deposit insurance premium paid by commercial banks to a level approximately 75% below the average premium paid by savings institutions.

On November 14, 1995, the FDIC approved a final rule regarding deposit insurance premiums. The final rule will reduce deposit insurance premiums for BIF member institutions to zero basis points (subject to a $2,000 minimum) for institutions in the lowest risk category, while holding deposit insurance premiums for SAIF members at their current levels (23 basis points for institutions in the lowest risk category). The reduction was effective with respect to the semiannual premium assessment beginning January 1, 1996. Accordingly, in the absence of further legislative action, SAIF members such as the Bank will be competitively disadvantaged as compared to commercial banks by the resulting premium differential.

The U.S. House of Representatives and Senate have actively considered legislation which would eliminate the premium differential between SAIF-member institutions provided that all SAIF-member institutions pay a special one-time assessment to recapitalize the SAIF, which in the aggregate would have been sufficient to bring the reserve ratio in the SAIF to 1.25% of insured deposits. Based on the current level of reserves maintained by the SAIF it was anticipated that the amount of the special assessment required to recapitalize the SAIF would have been approximately 80 to 85 basis points of the SAIF-assessable deposits. It was anticipated that after the recapitalization of the SAIF, premiums paid by SAIF-insured institutions would be reduced to match those currently being assessed BIF-insured commercial banks. The legislation also provided for the merger of the BIF and the SAIF, with such merger being conditioned upon the prior elimination of the thrift charter.

The legislation discussed above had been, for some time, included as part of a fiscal 1996 federal budget bill, but was eliminated prior to the bill being enacted on April 26, 1996. If legislation were to be enacted in the future which would assess a one-time special assessment of 85 basis points, the Bank would (based upon the Bank's SAIF deposits as of March 31, 1995) pay approximately $700,000, net of related tax benefits. In addition, the enactment of such legislation may have the effect of immediately reducing the capital of SAIF-member institutions by the amount of the special assessment. Nevertheless, management does not believe that this one-time charge to the Bank, if incurred, will have a material adverse effect on the Company's consolidated financial condition.


In light of the different proposals currently under consideration and the uncertainty of the legislative process generally, management cannot predict whether legislation reducing SAIF premiums and/or imposing a special one-time assessment will be adopted, or, if adopted, the amount of the assessment, if any, that would be imposed on the Company.

17. FAIR VALUES OF FINANCIAL INSTRUMENTS


The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:



(DOLLARS IN THOUSANDS)
 JUNE 30,                                                              1996                         1995
                                                            --------------------------------------------------------
                                                             CARRYING         FAIR         CARRYING         FAIR
                                                                VALUE         VALUE         VALUE           VALUE
                                                            -------------------------------------------------------
Assets:
     Cash                                                    $   1,036       $  1,036       $    773     $     773
     Interest-bearing deposits                                  16,107         16,107          4,932         4,932
     Securities held for trading                               324,221        324,221        246,733       246,733
     Securities available for sale                               2,050          2,050          2,541         2,541
     Loans receivable, net                                      65,925         65,900         37,010        38,443
     Interest receivable                                         1,807          1,807          1,353         1,353
     Federal Home Loan Bank stock                                2,645          2,645          2,500         2,500
Liabilities:
     Deposits                                                  135,143        134,951        115,312       116,415
     Securities sold under agreements
         to repurchase                                         219,067        218,967        130,217       130,235
     Federal Home Loan Bank advances                            26,000         26,000         31,000        31,000
     Interest payable                                            1,970          1,970          1,692         1,692
     Note payable                                                8,998          8,998          9,200         9,200
     Advance payments by borrowers for
         taxes and insurance                                       392            392            264           264
Off Balance Sheet Hedging
     Instruments:
     Interest rate swaps                                                          110                          403
     Interest rate cap                                            863             747

The estimated fair value amounts are determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

CASH, INTEREST-BEARING DEPOSITS, INTEREST RECEIVABLE AND PAYABLE, ADVANCE PAYMENTS BY BORROWERS FOR TAXES AND INSURANCE AND NOTE PAYABLE - The carrying amounts of these items are a reasonable estimate of their fair value.

LOANS RECEIVABLE - The fair value of loans receivable is estimated by discounting future cash flows at market interest rates for loans of similar terms and maturities, taking into consideration repricing characteristics and prepayment risk.

Securities held for trading consist of mortgage-backed securities, collateralized mortgage obligations, residuals, interest-only strips, a principal-only strip, interest rate swaps, an interest rate collar, interest rate caps, interest rate floors, options, futures and equity securities.

Fair values are based on quoted market prices or dealer quotes. Where such quotes are not available, fair value is estimated by using quoted market prices for similar securities or by discounting future cash flows at a risk adjusted spread to Treasury.

Securities available for sale consist of municipal bonds and a non-agency participation certificate. Fair values for the municipal bonds are based on quoted market prices. The non-agency participation certificate fair value is based on projected future cash flows using a published analysis of the underlying credit risks.

FEDERAL HOME LOAN BANK STOCK - The fair value is estimated to be the carrying value which is par. All transactions in the capital stock of the Federal Home Loan Bank of Indianapolis are executed at par.

DEPOSITS - The fair value of deposits is calculated by discounting the future cash flows at a market interest rate.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE - Fair values are based on the discounted value of contractual cash flows using dealer quoted rates for agreements of similar terms and maturities.

FEDERAL HOME LOAN BANK ADVANCES - The fair value is estimated by discounting future cash flows using rates currently available to the bank for advances of similar maturities.

Off balance sheet hedging instruments consist of interest rate swaps and an interest rate cap used to modify the interest rate sensitivity of certain certificates of deposits and Federal Home Loan Bank advances, respectively. Fair values are based on quoted market prices or dealer quotes. Where such quotes are not available, fair value is estimated by using quoted market prices for similar securities or by discounting future cash flows at a risk adjusted spread to Treasury.

COMMITMENTS - The estimated fair value of commitments to originate fixed-rate loans is determined based on the fees currently charged to enter into similar agreements and the difference between current levels of interest rates and the committed rates. Based on that analysis, the estimated fair value of such commitments is a reasonable estimate of the loan commitments at par.

The fair value estimates presented herein are based on information available to management as of June 30, 1996 and 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

 18. HARRINGTON FINANCIAL GROUP, INC.
     FINANCIAL INFORMATION (PARENT COMPANY ONLY)

The following condensed balance sheets as of June 30, 1996 and 1995, and condensed statements of income and cash flows for the three years in the period ended June 30, 1996 for Harrington Financial Group, Inc. should be read in conjunction with the consolidated financial statements and notes thereto.

CONDENSED BALANCE SHEETS
(DOLLARS IN THOUSANDS)
JUNE 30,                                     1996           1995
                                        --------------------------
Cash and cash equivalents                  $ 5,271        $   434
Securities held for trading                    550            249
Other assets                                    82             90
Intercompany receivable                         70
Investment in subsidiary                    26,039         18,376
                                        -------------------------
Total assets                               $32,012        $19,149
                                        -------------------------
                                        -------------------------
Note payable                               $ 8,998        $ 9,200
Deferred income taxes, net                      10             (5)
Accrued income taxes                          (210)          (421)
Accrued expenses payable
     and other liabilities                      97             14
                                        -------------------------
     Total liabilities                       8,895          8,788
                                        -------------------------
Common stock                                   407            245

Additional paid-in capital                  15,623          4,183

Unrealized gain (loss)
     on securities available
     for sale                                   (8)            61
Retained earnings                            7,095          5,872
                                        -------------------------
     Total stockholders' equity             23,117         10,361
                                        -------------------------
Total liabilities and
     stockholders' equity                  $32,012        $19,149
                                        -------------------------
                                        -------------------------
CONDENSED STATEMENTS OF INCOME
(DOLLARS IN THOUSANDS)
YEARS ENDED
JUNE 30,                                       1996          1995         1994
                                            -----------------------------------
Dividends from subsidiary                   $ 855                        $1,455
Interest income from securities
     held for trading                            8         $   18            17
Interest on deposits                            12             12             6
Gain on sale of securities
     held for trading                           42             24
Unrealized gain on securities
     held for trading                           28             26
                                            -----------------------------------
     Total income                              945             80         1,478
                                            -----------------------------------
Interest expense on
     long-term borrowings                      905            749           577
Salaries and employee benefits                  98             29
Other expenses                                  19             48             3
                                            ------------------------------------
     Total expenses                          1,022            826           580
                                            ------------------------------------
Income (loss) before equity in
     undistributed earnings                    (77)          (746)          898

Income tax benefit                            (359)          (296)         (195)
Equity in undistributed earnings
     of subsidiary                             941          2,303          (166)
                                            ------------------------------------
Net income                                  $1,223         $1,853        $  927
                                            ------------------------------------
                                            ------------------------------------


CONDENSED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)
YEARS ENDED JUNE 30,                                                       1996             1995          1994
                                                                         -------------------------------------
Cash flows from operating activities:
Net income                                                                $1,223         $1,853           $927
Adjustments to reconcile net income to net
  cash provided by (used in) operating activities:
     Decrease (increase) in other assets                                       8             23             27
     Increase in intercompany receivable                                     (70)
     Increase (decrease) in accrued expenses
     and other liabilities                                                    83             14            (42)
     Gain on sale of securities held for trading                             (42)           (24)
     Unrealized gain on securities held for trading                          (28)           (26)
     Purchases of securities held for trading                               (545)          (880)
     Proceeds from sales of securities held for trading                      314          1,081
     Deferred income tax provision                                            16             (4)            29
     Increase (decrease) in accrued income taxes                             211           (189)           (36)
     Increase in undistributed earnings of subsidiary                       (941)        (2,303)           166
                                                                        --------------------------------------
  Net cash provided by (used in)
       operating activities                                                    229           (455)       1,071
                                                                        ---------------------------------------
Cash flows from investing activities:
Capital contributions to subsidiary                                       (6,792)        (3,250)        (1,000)
Purchase of securities available for sale                                                                 (401)
Proceeds from sales of securities available for sale                                                       219
                                                                        ---------------------------------------
     Net cash used in investing activities                                (6,792)        (3,250)        (1,182)
                                                                        ---------------------------------------
Cash flows from financing activities:
Proceeds from issuance of common stock under
     equity offering                                                                      2,421
Proceeds from issuance of common stock
     under initial public offering                                        11,437
Proceeds from stock options exercised                                        165            101
Proceeds from note payable                                                   800          1,900          8,000
Principal repayments on note payable                                      (1,002)          (600)        (7,631)
                                                                       ---------------------------------------
     Net cash provided by financing activities                            11,400          3,822            369
                                                                       ---------------------------------------



Net increase in cash and equivalents                                       4,837            117            258

Cash and cash equivalents
     beginning of year                                                       434            317             59
                                                                         ---------------------------------------
Cash and cash equivalents
     end of year                                                          $5,271           $434           $317
                                                                         ---------------------------------------
                                                                         ---------------------------------------

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF HARRINGTON FINANCIAL GROUP, INC.:

We have audited the accompanying consolidated balance sheets of Harrington Financial Group, Inc. and its subsidiary (the "Company") as of June 30, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Harrington Financial Group, Inc. and its subsidiary for the year ended June 30, 1994 were audited by other auditors whose report, dated August 9, 1994, on those statements included an explanatory paragraph concerning a change in accounting for income taxes discussed in Note 1 to the financial statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such 1996 and 1995 consolidated financial statements present fairly, in all material respects, the financial position of Harrington Financial Group, Inc. and its subsidiary as of June 30, 1996 and 1995, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.




/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Indianapolis, Indiana
August 12, 1996