Form 10-K, Exhibit 13
period 1997-06-30
HARRINGTON FINANCIAL GROUP INC
filed 1997-09-29
CIK 934203

Exhibit 13

                       1997 Annual Report to Stockholders

                        HARRINGTON FINANCIAL GROUP, INC.
                               1997 ANNUAL REPORT

                                    CONTENTS

Financial Highlights

Selected Consolidated Financial Data

Management's Discussion and Analysis
of Financial Condition and Results
of Operations

Consolidated Balance Sheets

Consolidated Statements of Income

Consolidated Statements of Changes in Stockholders' Equity

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

Independent Auditors' Report

Financial Highlights

(Dollars in thousands except per share amounts)

For the Years Ended June 30,                                      1997          1996
----------------------------                                   ----------    ----------
   Net interest income                                         $    8,066    $    5,480
   Income before tax provision and gain (loss) on securities        2,769         1,997
   Net realized and unrealized gain (loss) on securities              494
   Special SAIF assessment                                            830             0
   Net income                                                       2,002         1,223
   Return on average assets before special SAIF assessment           0.50%         0.37%
   Return on average assets after special SAIF assessment            0.39%         0.37%
   Return on average equity before special SAIF assessment          10.52%         9.49%
   Return on average equity after special SAIF assessment            8.34%         9.49%

At June 30
   Total assets                                                $  446,797    $  418,196
   Total loans                                                     93,958        65,925
   Total securities                                               318,480       321,897
   Total deposits                                                 136,175       135,143
   Stockholders' equity                                            24,994        23,117
   Common shares outstanding                                    3,256,738     3,256,738

Average Balances
   Assets                                                      $  507,407    $  329,938
   Loans                                                           78,545        52,399
   Core retail deposits                                           116,210        92,931
   Other deposits                                                  20,592        32,562
   Total deposits                                                 136,802       125,493

Per Share
   Net income                                                  $     0.61    $     0.57
   After tax income excluding special SAIF assessment                0.78          0.57
   Book value, fiscal year end                                       7.67          7.10
   Market price, fiscal year end                                   12.125         10.50

Asset Quality at June 30
   Non-performing assets to total assets                             0.25%         0.32%
   Loan loss reserves to non-performing loans                       63.39%        45.98%

Capital Ratios at June 30 (Harrington Bank)
   Tangible capital                                                  6.96%         6.27%
   Core capital                                                      6.96%         6.27%
   Risk-based capital                                               31.14%        30.10%

SELECTED CONSOLIDATED FINANCIAL DATA

         The following table presents selected consolidated financial and other data of the Company for the five years in the period ended June 30, 1997. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company, including the accompanying Notes, presented elsewhere herein.

(Dollars in thousands, except per share data)

At or For the Year Ended June 30,                                     1997         1996         1995          1994         1993
---------------------------------                                     ----         ----         ----          ----         ----
Balance Sheet Data
   Securities held for trading and available for sale           $ 318,480     $ 321,897     $ 249,274     $ 174,347     $ 186,582
   Loans receivable-net                                            93,958        65,925        37,010        20,682        16,620
   Total assets                                                   446,797       418,196       300,174       211,688       220,095
   Deposits                                                       136,175       135,143       115,312       108,300        89,788
   Securities sold under agreements to repurchase                 245,571       219,067       130,217        54,651        83,709
   Federal Home Loan Bank advances                                 26,000        26,000        31,000        31,000        31,000
   Note payable                                                     9,995         8,998         9,200         7,880         7,431
   Stockholders' equity                                            24,994        23,117        10,361         5,926         5,294
   Stockholders' equity per share                                    7.67          7.10          5.28          4.20          3.75

Income Statement Data
   Interest income                                              $  34,474     $  23,484     $  17,560     $  13,607     $  12,746
   Interest expense                                                26,408        18,004        12,779         8,284         8,975
                                                                ---------     ---------     ---------     ---------     ---------
       Net interest income                                          8,066         5,480         4,781         5,323         3,771
   Provision for loan losses                                           92            (1)           15            (3)           66
                                                                ---------     ---------     ---------     ---------     ---------
   Net interest income after provision for loan losses              7,974         5,481         4,766         5,326         3,705
   Retail banking fees and other income                               239           256           238           267           249
                                                                ---------     ---------     ---------     ---------     ---------
   Total net revenue                                                8,213         5,737         5,004         5,593         3,954
   Operating expenses                                               5,444         3,740         3,167         2,519         2,749(2)
                                                                ---------     ---------     ---------     ---------     ---------
   Income before tax provision and gain (loss) on securities        2,769         1,997         1,837         3,074         1,205
                                                                ---------     ---------     ---------     ---------     ---------

   Gain (loss) on sale of securities held for trading              (1,623)        1,834            66        (2,169)         --
   Gain on sale of securities available for sale                     --            --            --             392         1,384
   Unrealized gain (loss) on securities held for trading            2,117        (1,960)        1,535           710          --
Permanent impairment of securities available for sale                --            --            (414)         (610)       (2,531)
                                                                ---------     ---------     ---------     ---------     ---------
       Net gain (loss) on securities                                  494          (126)        1,187        (1,677)       (1,147)
                                                                ---------     ---------     ---------     ---------     ---------

At or For the Year Ended June 30,                                     1997         1996         1995          1994         1993
---------------------------------                                     ----         ----         ----          ----         ----
   Income before income tax provision and cumulative effect
       of change in accounting for deferred income taxes            3,263         1,871         3,024         1,397            58
   Income tax provision                                             1,261           648         1,171           391           188
                                                                ---------     ---------     ---------     ---------     ---------
   Income (loss) before cumulative effect of change in
      accounting for deferred income taxes                          2,002         1,223         1,853         1,006          (130)
   Cumulative effect of change in accounting for deferred
       income taxes (3)                                              --            --            --             (79)         --
                                                                ---------     ---------     ---------     ---------     ---------
   Net income (loss)                                            $   2,002     $   1,223     $   1,853     $     927     $    (130)
                                                                =========     =========     =========     =========     =========
   Net income (loss) per share                                  $    0.61     $    0.57     $    1.20     $    0.66     $   (0.09)
                                                                =========     =========     =========     =========     =========
   Cash dividends per share                                     $    0.03           N/A           N/A           N/A           N/A
                                                                =========     =========     =========     =========     =========
Performance Ratios
   Return on average assets (4)                                      0.50%         0.37%         0.76%         0.44%       -0.06%
   Return on average equity (4)                                     10.52          9.49         22.24         14.98         -2.67
   Interest rate spread                                              1.43          1.64          2.13          2.63          1.79
   Net interest margin                                               1.62          1.73          2.10          2.64          1.81
   Average interest-earning assets to average interest
      bearing liabilities                                          103.67        101.55         99.57        100.25        100.39
   Net interest income after provision for loan losses to total
      other expenses (4)                                           172.82        146.55        150.49        211.43        134.78
   Total other expenses to average total assets (4)                  0.91          1.13          1.30          1.19          1.27
   Full service offices                                                 4             3             2             2             1

Asset Quality Ratios (at end of period)
   Non-performing loans to total loans (5)                           0.36          0.40          0.95          2.70          3.00
   Non-performing assets to total assets (5)                         0.25          0.32          0.59          1.34          0.24
   Allowance for loan losses to total loans                          0.23          0.18          0.33          0.51          0.94
   Allowance for loan losses to total non-performing loans          63.39         45.98         34.57         18.96         29.71

Capital Ratios (6)
   Tangible capital ratio                                            6.96          6.27          6.12          6.07          5.58
   Core capital ratio                                                6.96          6.27          6.12          6.07          5.58
   Risk-based capital ratio                                         31.14         30.10         24.62         21.40         18.56
   Equity to assets at end of period                                 5.59          5.53          3.45          2.80          2.41

(1) On May 6, 1996, the Company sold 1,265,000 shares of common stock at $10.00 per share to investors in an initial public offering resulting in gross proceeds of $12,650,000 to the Company. Net proceeds after offering expenses were $11,437,000.

(2)  Includes a write-off of goodwill and core deposit of $663,000.

(3) Reflects the Company's adoption of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," effective July 1, 1993.

(4) For comparability purposes, the 1997 fiscal year ratios exclude the effect of the special SAIF assessment of $830,000.

(5) Non-performing loans consist of non-accrual loans and accruing loans that are contractually past due 90 days or more, and non-performing assets consist of non-performing loans, real estate acquired by foreclosure or deed-in-lieu thereof and a single non-agency participation certificate classified as substandard.

(6) Regulatory capital ratios apply to the Bank (Harrington Bank, FSB) as a federally chartered savings bank.

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

GENERAL

        Harrington's business strategy focuses on achieving attractive returns consistent with prudent risk management. Harrington has sought to implement this strategy by (i) controlling interest rate risk by using interest rate risk management contracts to match the interest rate sensitivity of its assets to that of its liabilities; (ii) controlling credit risk by maintaining a substantial portion of the Company's assets in mortgage-backed and related securities and single-family residential loans; (iii) expanding its retail banking locations and product offerings in order to build a strong retail franchise; and (iv) the pursuit of acquisition opportunities when appropriate.

        Harrington invests primarily in mortgage-backed and related securities and originates (both directly and through correspondents) loans secured by single-family residences located primarily in Indiana. While Harrington has greatly expanded its portfolio of originated mortgage loans, over 70% of its assets currently consist of purchased mortgage-backed and related securities. Although mortgage-backed securities often carry lower yields than traditional mortgage loans, such securities generally increase the quality of the Company's assets by virtue of the securities' underlying insurance or guarantees, are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of the Company. Management believes that the lower operating expenses and reduced credit and interest rate risk associated with the investment in securities have enhanced Harrington's overall profitability as well as its ability to remain profitable over a variety of interest rate scenarios. In addition, the funds invested in the securities portfolio can be quickly redeployed to pursue retail expansion opportunities as they arise.

        Harrington's funding strategy focuses on accessing cost-efficient funding sources, including securities sold under agreements to repurchase, retail and non-retail deposits and FHLB advances. The Company continues to build a community-oriented retail banking operation in order to sustain loan originations and deposit growth, benefit from economies of scale, and generate additional fee income. Management's primary goal is to increase stockholders' value, as measured on a risk-adjusted total return basis.

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

         The Company recognizes that marking substantially all of its assets to market subjects Harrington to potential earnings volatility. Market value volatility is not unique to Harrington as most unhedged financial institutions have even greater volatility in market values. The difference is that Harrington reflects the changes in market values directly in earnings, while most other institutions do not.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995

         In addition to historical information, forwarding-looking statements are contained herein that are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause future results to vary from current expectations, include, but are not limited to, the impact of economic conditions (both generally and more specifically in the markets in which Harrington operates), the impact of competition for Harrington's customers from other providers of financial services, the impact of government legislation and regulation (which changes from time to time and over which Harrington has no control), and other risks detailed in this Annual Report and in Harrington's other Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Harrington undertakes no obligation to publicly revise these forward-looking statements, to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents Harrington files from time to time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-Q to be filed by Harrington in 1997 and 1998 and any Current Reports on Form 8-K filed by Harrington.

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

        The Company's management believes that its asset and liability management strategy, as discussed below, provides Harrington with a competitive advantage over other financial institutions. Harrington's ability to effectively hedge its interest rate exposure through the use of various financial instruments allows the Company to acquire loans and investments which offer attractive net risk-adjusted spreads whether the individual loans or investments are fixed-rate or adjustable-rate or short-term or long-term. Similarly, the Company can choose a cost-effective source of funds and subsequently engage in an interest rate swap or other hedging transaction so that the interest rate sensitivities of its interest-earning assets and interest-bearing liabilities are generally matched.

        Harrington's asset and liability management strategy is formulated and monitored by the Boards of Directors of both the Company and Bank, the Company's wholly-owned subsidiary. The Boards' written policies and procedures are implemented by the Investment Committee of the Bank, which is comprised of the Chief Executive Officer, Chief Financial Officer, Chief Investment Officer, and three outside directors. The Investment Committee meets at least monthly to review, among other things, the sensitivity of the Bank's assets and liabilities to interest rate changes, the book and market values of assets and liabilities with the resulting unrealized gains and losses, the past month's purchase and sale activity and maturities of investments and borrowings.

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

        Harrington has contracted with Smith Breeden Associates, Inc. ("Smith Breeden") for the provision of consulting services regarding, among other things, the management of its investments and borrowings, the pricing of loans and deposits, and the use of various financial instruments to reduce interest rate risk. Smith Breeden is a consulting firm which renders investment advice and asset and liability management services to financial institutions, corporate and government pension plans, foundations and government agencies nationally. Certain directors of the Company and the Bank are principals of Smith Breeden.

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

        MVPE analysis is used by regulatory authorities for assessing an institution's interest rate risk. The extent to which assets will gain or lose value net of the gains or losses of liabilities and/or interest rate contracts determines the appreciation or depreciation in equity on a market-value basis. Such market value analysis is intended to evaluate the impact of immediate and sustained parallel interest rate shifts upon the market value of the current balance sheet.

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

        External hedging involves the use of interest rate swaps, collars, caps, floors, options and futures. The notional amount of interest rate contracts represents the underlying amount on which periodic cash flows are calculated and exchanged between counterparties. However, this notional amount does not necessarily represent the principal amount of securities which would effectively be hedged by that interest rate contract.

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

        At June 30, 1997, Harrington was a party to nine interest rate swap agreements in its trading portfolio. The agreements had an aggregate notional amount of $267.5 million and maturities from September 1997 to April 2001. With respect to these agreements, Harrington makes fixed interest payments ranging from 4.55% to 6.58% and receives payments based upon the three-month London Interbank Offered Rate ("LIBOR").

        The net expense (income) relating to Harrington's interest rate swaps held in the trading portfolio was $330,000, $(168,000) and $(113,000) during the years ended June 30, 1997, 1996 and 1995, respectively. The approximate market value of the interest rate swaps which are maintained in the trading portfolio was $581,000 and $620,000 as of June 30, 1997 and 1996, respectively.

        The Company also has one swap whereby it pays a floating rate (based on three-month LIBOR) and receives a fixed rate of 6.96%. Harrington's floating-pay swap, which has a notional amount of $7.5 million, is not included in the Company's trading portfolio. This swap is used to modify the interest rate sensitivity of certain certificates of deposit issued by the Bank.

        The net (income) relating to Harrington's floating-pay swaps was $(130,000), $(129,000) and $(158,000) during the years ended June 30, 1997, 1996 and 1995, respectively. This income is netted against interest expense in the Company's Consolidated Statements of Income. The approximate market value of the Company's floating-pay interest rate swaps (which are not reflected in the Company's financial statements) was $91,000 and $110,000 as of June 30, 1997 and 1996, respectively.

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

        At June 30, 1997, Harrington held seven interest rate cap agreements, twelve interest rate floor agreements and one interest rate collar in its trading portfolio. These contracts, which expire from July 1997 to June 2004, have an aggregate notional amount of approximately $412.3 million. The interest rate cap agreements provide for a payment, depending on the particular contract, whenever the defined floating-rate exceeds 6.5% to 9.0%.
The interest rate floor agreements provide for a payment, depending on the particular contract, whenever the defined floating rate is less than 5.0% to 7.5%. The interest rate collar provides for a payment whenever the defined floating rate is greater than 10.25% or less than 5.25%.

        The aggregate net expense (income) relating to the Company's interest rate caps, collars and floors held in the trading portfolio was $(370,000), $(220,000) and $58,000 during the years ended June 30, 1997, 1996 and 1995, respectively. The approximate market value of Harrington's interest rate caps, collars and floors which are maintained in the trading portfolio was $5.1 million and $6.0 million as of June 30, 1997 and 1996, respectively.

        Harrington also has one interest rate cap with a notional amount of $30.0 million which is not held in the Company's trading portfolio. This cap, which matures in May 2001, is triggered whenever the defined floating rate exceeds 7.0%. The instrument is used to effectively cap at 7.0% the interest rate on the Company's floating-rate borrowings from the FHLB. Net expense on this cap was $178,000, $25,000 and $0 for the years ended June 30, 1997, 1996 and 1995, respectively. The approximate market value of the cap, which is not reflected in the Company's financial statements, was $351,000 and $747,000 at June 30, 1997 and 1996, respectively.

        Interest rate futures are commitments to either purchase or sell designated instruments at a future date for a specified price. Futures contracts are generally traded on an exchange, are marked to market daily and are subject to initial and maintenance margin requirements. Harrington generally uses 91-day Eurodollar certificates of deposit contracts ("Eurodollar futures contracts") which are priced off LIBOR as well as Treasury Note and Bond futures contracts. The Company will from time to time agree to sell a specified number of contracts at a specified date. To close out a contract, Harrington will enter into an offsetting position to the original transaction.

        If interest rates rise, the value of the Company's short futures positions increases. Consequently, sales of futures contracts serve as a hedge against rising interest rates. At June 30, 1997, Harrington had sold Eurodollar and Treasury Note futures contracts with an aggregate notional amount of approximately $1.5 billion. The Company had total gains (losses) on its futures contracts of $(3.9) million, $1.9 million, and $(2.0) million for the fiscal years ended June 30, 1997, 1996 and 1995, respectively.

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

        Harrington, therefore, generally purchases out-of-the-money calls and puts so that the increase in value of the options resulting from interest rate movements offsets the reductions in MVPE resulting from the changing elasticity inherent in the Company's balance sheet. At June 30, 1997, Harrington had 779 purchased options contracts with an aggregate notional amount of approximately $77.9 million. The net expense relating to the Company's options contracts was $770,000, $640,000, and $148,000 during the years ended June 30, 1997, 1996 and
1995, respectively. The approximate market value of the Company's options contracts which are maintained in the trading portfolio was $24,000 and $65,000 as of June 30, 1997 and 1996, respectively.

        The following table summarizes the periodic exchanges of interest payments with counterparties including the amortization of premiums paid for interest rate contracts as discussed above. Such payments and amortization amounts are accounted for as adjustments to the yields of securities held for trading, and are reported as a separate component of interest income.

(Dollars in thousands)

Years Ended June 30,                             1997         1996         1995
--------------------                            -----        -----        -----

Interest rate contract
 (income) expense:
   Swaps                                        $ 330        $(168)       $(113)
   Caps, floors, and collars                     (370)        (220)          58
   Options                                        770          640          148
                                                -----        -----        -----
   Net interest expense on
    interest rate contracts                     $ 730        $ 252        $  93
                                                =====        =====        =====

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

         Harrington is subject to the risk that its counterparties with respect to various interest rate contracts (such as swaps, collar, caps, floors, options and futures) may default at or prior to maturity of a particular instrument. In such a case, the Company might be unable to recover any unrealized gains with respect to a particular contract.

        To reduce this potential risk, the Company generally deals with large, established investment brokerage firms when entering into these transactions. In addition, if the Company enters into an interest rate contract with a non AA-rated (or above) entity and the Company has an unrealized gain with respect to such contract, the Company generally requires the entity to post some form of collateral to secure its obligations. Furthermore, the Company has a policy whereby it limits its unsecured exposure to any one counterparty to 25% of the Bank's equity during any two-month period and 35% of the Bank's equity during any one-month period.

        The Office of Thrift Supervision ("OTS") requires each thrift institution to calculate the estimated change in the institution's MVPE assuming an instantaneous, parallel shift in the Treasury yield curve of 100 to 400 basis points either up or down in 100 basis point increments. The OTS permits institutions to perform this MVPE analysis using their own internal model based upon reasonable assumptions. The Company retains Smith Breeden to assist in performing the required calculation of the sensitivity of its market value to changes in interest rates.

        In estimating the market value of mortgage loans and mortgage-backed securities, the Company utilizes various prepayment assumptions which vary, in accordance with historical experience, based upon the term, interest rate and other factors with respect to the underlying loans. At June 30, 1997, these prepayment assumptions varied from 4% to 27% for fixed-rate mortgages and mortgage-backed securities and varied from 14% to 32% for adjustable rate mortgages and mortgage-backed securities. For deposit accounts with no defined maturity date, the Company assumes a decay rate which ranged, at June 30, 1997, from 5% to 70%.

        The following table sets forth at June 30, 1997, the estimated sensitivity of the Bank's MVPE to parallel yield curve shifts using Harrington's internal market value calculation. The table demonstrates the sensitivity of the Bank's assets and liabilities both before and after the inclusion of its interest rate contracts.

(Dollars in thousands)
Change in
Interest Rates (In Basis Points)(1)         -400         -300         -200        -100        --
                                          --------     --------     --------     --------    ----
Market value gain (loss) of assets        $ 29,306     $ 22,909     $ 17,011     $ 10,174     --
Market value gain (loss) of liabilities     (7,028)      (5,352)      (3,657)      (1,813)    --
                                          --------     --------     --------     --------    ----
Market value gain (loss) of net
  assets before interest rate contracts     22,278       17,557       13,354        8,361     --

Market value gain (loss)
  of interest rate contracts               (11,253)     (11,213)     (10,372)      (7,029)    --
                                          --------     --------     --------     --------    ----
Total change in MVPE(2)                   $ 11,025     $  6,344     $  2,982     $  1,332     --
                                          ========     ========     ========     ========    ====

Change in MVPE as a percent of:
  MVPE(2)                                     34.3%        19.8%         9.3%         4.1%    --
  Total assets of the Bank                     2.5%         1.4%         0.7%         0.3%    --

                                              +100         +200         +300         +400
                                            --------     --------     --------     --------
Market value gain (loss) of assets          $(14,345)    $(30,974)    $(48,481)    $(66,047)
Market value gain (loss) of liabilities        1,707        3,313        4,865        6,363
                                            --------     --------     --------     --------
Market value gain (loss) of net
  assets before interest rate contracts      (12,638)     (27,661)     (43,616)     (59,684)

Market value gain (loss)
  of interest rate contracts                  10,229       24,490       39,800       55,205
                                            --------     --------     --------     --------
Total change in MVPE(2)                     $ (2,409)    $ (3,171)    $ (3,816)    $ (4,479)
                                            ========     ========     ========     ========

Change in MVPE as a percent of:
  MVPE(2)                                       (7.5)%       (9.9)%      (11.9)%      (14.0)%
  Total assets of the Bank                      (0.5)%       (0.7)%       (0.9)%       (1.0)%

(1)  Assumes  an  instantaneous   parallel  change  in  interest  rates  at  all
     maturities.

(2)  Based on the Bank's pre-tax MVPE of $32.1 million at June 30, 1997.

        The table set forth above does not purport to show the impact of interest rate changes on Harrington's equity under generally accepted accounting principles. Market value changes only impact the Company's income statement or the balance sheet (i) to the extent the affected instruments are marked to market, and (ii) over the life of the instruments as an impact on recorded yields.

         Since a large portion of Harrington's assets is recorded at market value, the following table is included to show the estimated impact on the Company's equity of instantaneous, parallel shifts in the yield curve. The assets and interest rate contracts included in the table below are only those which are either classified by the Company as held for trading or available for sale and, therefore, reflected at market value. Consequently, Harrington's liabilities, which are reflected at cost, are not included in the table below. All amounts are shown net of taxes, with an estimated tax rate of 39.0%.

(Dollars in thousands)
Change in
Interest Rates (In Basis Points)                        -400         -300         -200        -100        --
                                                      --------     --------     --------     --------   ------
After tax market value gain (loss) of assets          $ 13,895     $ 10,739     $  7,870     $  4,654     --
After tax market value gain (loss) of
  interest rate contracts                               (7,006)      (6,890)      (6,303)      (4,231)    --
                                                      --------     --------     --------     --------   ------
After tax gain (loss) in equity                       $  6,889     $  3,849     $  1,567     $    423     --
                                                      ========     ========     ========     ========   ======

After tax gain (loss) in equity as a percent of the
   company's equity at June 30, 1997                      27.6%        15.4%         6.3%         1.7%    --
(Dollars in thousands)
Change in
Interest Rates (In Basis Points)                        +100         +200         +300         +400
                                                      --------     --------     --------     --------
After tax market value gain (loss) of assets          $ (6,703)    $(14,591)    $(22,963)    $(31,402)
After tax market value gain (loss) of
  interest rate contracts                                6,052       14,414       23,346       32,322
                                                      --------     --------     --------     --------
After tax gain (loss) in equity                       $   (651)    $   (177)    $    383     $    920
                                                      ========     ========     ========     ========

After tax gain (loss) in equity as a percent of the
   company's equity at June 30, 1997                      (2.6)%       (0.7)%        1.5%         3.7%

CHANGES IN FINANCIAL CONDITION

         General. At June 30, 1997, Harrington's total assets amounted to $446.8 million, as compared to $418.2 million at June 30, 1996. The increase in total assets was primarily due to a $28.0 million increase in the Bank's loan portfolio.

         Cash and Interest-Bearing Deposits. Cash and interest-bearing deposits amounted to $9.5 million and $17.1 million at June 30, 1997 and 1996, respectively. Harrington actively manages its cash and cash equivalents based upon the Company's operating, investing and financing activities. Based upon the Company's current size, cash and cash equivalents generally fluctuate within a range of $5.0 million to $20.0 million. Harrington generally attempts to invest its excess liquidity into higher yielding assets such as loans or securities.

         Securities Held for Trading and Available for Sale. In order to reduce the Company's credit risk exposure and to earn a positive interest rate spread, Harrington maintains a substantial portion of its assets in mortgage-backed and related securities, which are primarily issued or guaranteed by U.S. Government agencies or government sponsored enterprises. Almost all of these securities and their related interest rate risk management contracts are classified as held for trading and, pursuant to SFAS 115, are reported at fair value with unrealized gains and losses included in earnings. The remainder of the securities are classified as available for sale and thus also reported at fair value, but with unrealized gains and losses excluded from earnings and reported instead as a separate component of stockholders' equity.

         Securities held for trading (consisting of mortgage-backed securities, mortgage-backed derivative securities, interest rate contracts and equity securities) amounted to $317.4 million and $319.8 million at June 30, 1997 and 1996, respectively. Securities classified as available for sale (consisting of a non-agency mortgage-backed security and municipal bonds) declined from $2.1 million at June 30, 1996 to $1.1 million at June 30, 1997.

         Loans Receivable. At June 30, 1997, loans receivable (net of the Company's allowance for loan losses) amounted to $94.0 million, an increase of 42.5% over the June 30, 1996 total of $65.9 million. Harrington has significantly increased its retail banking operations, particularly the origination (both directly and through correspondent mortgage banking companies) of single-family residential loans. Loans originated through correspondents must meet the same pricing and underwriting standards as loans originated internally.

         Allowance for Loan Losses. At June 30, 1997, Harrington's allowance for loan losses totaled $213,000, compared to $120,000 at June 30, 1996. At June 30, 1997, the Company's allowance represented approximately 0.2% of the total loan portfolio and 63.4% of total non-performing loans, as compared to 0.2% and 46.0% at June 30, 1996. The ratio of total non-performing loans to total loans amounted to 0.4% at June 30, 1997 and 1996, which reflects Harrington's emphasis on maintaining low credit risk with respect to its operations.

         Although Harrington management believes that its allowance for loan losses at June 30, 1997 was adequate based on facts and circumstances available to it (including the historically low level of loan charge-offs), there can be no assurances that additions to the allowance will not be necessary in future periods, which could adversely affect the Company's results of operations.

         Deposits. At June 30, 1997, deposits totaled $136.2 million, as compared to $135.1 million as of June 30, 1996. Retail deposits increased $11.1 million, from $112.4 million at June 30, 1996, to $123.5 million at June 30, 1997, primarily due to Harrington's program of retail expansion. Non-retail deposits declined by $10.0 million during the same period, for a total increase in deposits of $1.1 million.

         Borrowings. At June 30, 1997, reverse repurchase agreements and dollar rolls (both of which are securities sold under agreements to repurchase and are accounted for as a financing) totaled $245.6 million, as compared to $219.1 million as of June 30, 1996.

         Advances from the FHLB of Indianapolis remained stable at $26.0 million as of June 30, 1997 and 1996. At June 30, 1997, the FHLB advances were scheduled to mature in fiscal 1998, with an average interest rate thereon of 5.8%, as compared to 5.4% at June 30, 1996.

         The Company's note payable amounted to $10.0 million and $9.0 million at June 30, 1997 and 1996, respectively. The note payable relates to a loan facility which was used to refinance, to a significant extent, the unpaid balance of a $10.0 million acquisition loan which financed the Company's acquisition of the Bank.

         Stockholders' Equity. Stockholders' equity increased from $23.1 million at June 30, 1996 to $25.0 million at June 30, 1997. This increase was due primarily to $2.0 million of net income recognized during fiscal 1997, which was partially offset by the payment of the Company's first quarterly dividend of $.03 per share, or $98,000 in total, on May 30, 1997.

RESULTS OF OPERATIONS

         Summary of Earnings. Harrington reported net income of $2.0 million or $0.61 per share for the year ended June 30, 1997 compared to $1.2 million or $0.57 per share for the year ended June 30, 1996. This $779,000 or 63.7% increase in net income was due primarily to a $2.6 million increase in net interest income, which was partially offset by a $1.7 million increase in operating expenses which includes the Savings Association Insurance Fund ("SAIF") special assessment of $830,000, and a $613,000 increase in the income tax provision.

         Net income for the year ended June 30, 1996, was $1.2 million or $0.57 per share, compared to $1.9 million or $1.20 per share for the year ended June 30, 1995. The $630,000 or 34.0% decrease in net income was due to a $1.7 million decrease in the net realized and unrealized gain on the trading portfolio and a $573,000 increase in other expense, which were partially offset by a $699,000 increase in net interest income and a $523,000 decrease in the income tax provision.

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

(Dollars in thousands)
Years Ended June 30,                                      1997                                       1996
-------------------------------------------------------------------------------------------------------------------------
                                              Average                  Yield/        Average                      Yield/
                                              Balance       Interest   Rate (1)      Balance          Interest    Rate
                                             ----------------------------------------------------------------------------
Interest-Earning Assets:
   Interest-bearing deposits                 $ 22,727       $ 1,197      5.27%       $ 14,520         $   780       5.37%
   Securities held for trading (2)            390,867        26,808      6.86         243,862          18,034       7.40
   Securities available for sale (3)            1,375           133      9.67           2,672             194       7.26
   Loans receivable, net (4)                   78,545         6,087      7.75          52,399           4,276       8.16
   Federal Home Loan Bank stock                 3,179           249      7.83           2,533             200       7.90
                                             --------       -------    ------        --------         -------     ------
   Total interest-earning assets              496,693        34,474      6.94%        315,986          23,484       7.43%

Non-interest-earning assets                    10,714                                  13,952
                                             --------                                --------
   Total assets                              $507,407                                $329,938
                                             ========                                ========


Interest-Bearing Liabilities:
   Deposits:
     NOW and checking accounts              $   4,697           124      2.64%       $  3,813             110       2.88%
     Savings accounts                          20,463           844      4.12          15,922             613       3.85
Money market deposit accounts                   1,886            82      4.35           1,777              77       4.33
Certificates of deposit                       109,756         6,416      5.85         103,981           6,351       6.11
                                             --------       -------    ------        --------         -------     ------
   Total deposits                             136,802         7,466      5.46         125,493           7,151       5.70
   Securities sold under agreements
       to repurchase                          306,034        16,391      5.36         148,523           8,352       5.62
    Federal Home Loan Bank advances            26,089         1,644      6.30          27,586           1,596       5.79
    Note payable                               10,168           907      8.92           9,553             905       9.47
                                             --------       -------    ------        --------         -------     ------

   Total interest-bearing liabilities         479,093        26,408      5.51%        311,155          18,004       5.79%

Non-interest bearing liabilities                4,307                                   5,894
                                             --------                                --------
   Total liabilities                          483,400                                 317,049
Stockholders' equity                           24,007                                  12,889
                                             --------                                --------
Total liabilities and stockholders'
   equity                                    $507,407                                $329,938
                                             ========                                ========

Net interest income; interest
   rate spread (5)                                         $ 8,066      1.43%                         $ 5,480       1.64%
                                                           =======      ====                          =======       ====

Net interest margin (5)(6)                                              1.62%                                       1.73%
                                                                        ====                                        ====
Average interest-earning assets
   to average interest-bearing
   liabilities                                                        103.67%                                     101.55%
                                                                      ======                                      ======

(Dollars in thousands)
Years Ended June 30,                                       1995
-----------------------------------------------------------------------------
                                             Average                  Yield/
                                             Balance       Interest   Rate
                                             --------------------------------
Interest-Earning Assets:
   Interest-bearing deposits                 $ 11,493      $   603      5.25%
   Securities held for trading (2)            185,014       14,332      7.75
   Securities available for sale (3)            3,110          250      8.04
   Loans receivable, net (4)                   25,467        2,223      8.73
   Federal Home Loan Bank stock                 2,172          152      7.00
                                             --------      -------    ------
   Total interest-earning assets              227,256       17,560      7.73%

Non-interest-earning assets                    15,654
                                             --------
   Total assets                              $242,910
                                             ========


Interest-Bearing Liabilities:
   Deposits:
     NOW and checking accounts              $$  3,352           94      2.80%
     Savings accounts                          16,068          568      3.53
Money market deposit accounts                   2,147           88      4.10
Certificates of deposit                        99,443        5,904      5.94
                                             --------      -------    ------
   Total deposits                             121,010        6,654      5.50
   Securities sold under agreements
       to repurchase                           68,277        3,654      5.35
    Federal Home Loan Bank advances            31,051        1,722      5.55
    Note payable                                7,890          749      9.49
                                             --------      -------    ------

   Total interest-bearing liabilities         228,228       12,779      5.60%

Non-interest bearing liabilities                6,349
                                             --------
   Total liabilities                          234,577
Stockholders' equity                            8,333
                                             --------
Total liabilities and stockholders'
   equity                                    $242,910
                                             ========

Net interest income; interest
   rate spread (5)                                         $ 4,781     2.13%
                                                           =======     ====

Net interest margin (5)(6)                                             2.10%
                                                                       ====
Average interest-earning assets
   to average interest-bearing
   liabilities                                                        99.57%
                                                                      =====

(1) At June 30, 1997, the yields earned and rates paid were as follows: interest-bearing deposits, 5.30%; securities held for trading, 6.67%; securities available for sale, 7.84%; loans receivable, net 7.56%; FHLB stock, 7.73%; total interest-earning assets, 6.85%; deposits, 5.48%; securities sold under agreements to repurchase, 5.47%; FHLB advances, 5.78%; note payable, 8.65%; total interest-bearing liabilities, 5.57%; interest rate spread, 1.28%.

(2) Both the interest and yields earned on the Company's securities portfolio reflect the net interest expense incurred with respect to various interest rate contracts (such as interest rate swaps, collars, caps, floors, options and futures) which were utilized to hedge the Company's interest rate exposure. During the years ended June 30, 1997, 1996 and 1995, the net costs of hedging the Company's interest rate exposure with respect to its securities held for trading amounted to $730,000 or 0.37%, $252,000 or 0.21% and $93,000 or 0.05%, respectively.

(3) The average balance reflects the carrying value of available for sale investments net of the average valuation allowance related to a single non-agency participation certificate of $276,000, $447,000, and $272,000 for the years ended June 30, 1997, 1996 and 1995, respectively.

(4) Net of deferred loan fees, loan discounts and undisbursed loan funds. Includes nonaccrual loans. Interest on nonaccrual loans is recorded when received.

(5) Excluding the costs of hedging the Company's interest rate exposure (which has effectively reduced the yields earned on the Company's securities portfolio), the Company's interest rate spread amounted to 1.58%, 1.72% and 2.17%, and the Company's net interest margin amounted to 1.77%, 1.81% and 2.14% for the years ended June 30, 1997, 1996 and 1995, respectively.


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

Years Ended June 30,                                      1997 vs. 1996                                    1996 vs. 1995
------------------------------------------------------------------------------------------------------------------------------------
                                                            Increase                                 Increase
                                                           (Decrease)             Total             (Decrease)              Total
                                                             Due to              Increase             Due to               Increase
                                                        Rate         Volume                      Rate         Volume      (Decrease)
                                                      --------      --------      --------     --------      --------      --------
Interest-earning assets:
  Interest-bearing deposits                           $    (16)     $    433      $    417     $     15      $    162      $    177
  Securities held for trading and
     securities available for sale                      (1,377)       10,090         8,713         (700)        4,346         3,646
  Loans receivable, net                                   (225)        2,036         1,811         (154)        2,207         2,053
  Federal Home Loan Bank stock                              (2)           51            49           21            27            48
                                                      --------      --------      --------     --------      --------      --------
     Total interest-earning assets                    $ (1,620)     $ 12,610        10,990     $   (818)     $  6,742         5,924
                                                      ========      ========      ========     ========      ========      ========
Interest-bearing liabilities:
   NOW and checking accounts                          $    (10)     $     24            14     $      3      $     13            16
   Savings accounts                                         46           185           231           50            (5)           45
   Money market deposit accounts                             5             5             5          (16)          (11)
   Certificates of deposit                                (279)          344            65          173           274           447
                                                      --------      --------      --------     --------      --------      --------
     Total deposits                                       (243)          558           315          231           266           497
   Securities sold under agreements
     to repurchase                                        (415)        8,454         8,039          194         4,504         4,698
   Federal Home Loan Bank advances                         138           (90)           48           72          (198)         (126)
   Note payable                                            (54)           56             2           (2)          158           156
                                                      --------      --------      --------     --------      --------      --------
     Total interest-bearing liabilities               $   (574)     $  8,978         8,404     $    495      $  4,730         5,225
                                                      ========      ========      ========     ========      ========      ========
Increase in net
     interest income                                                              $  2,586                                  $   699
                                                                                  ========                                 ========

         Net Interest Income. Net interest income is determined by the Company's interest rate spread (i.e., the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. For the year ended June 30, 1997, Harrington's net interest income increased by $2.6 million or 47.2% to $8.1 million, compared to the year ended June 30, 1996. The increase was primarily due to a $180.7 million increase in the amount of average interest-earning assets.

         The growth in asset size is a major component of Harrington's strategic plan. As capital is raised, the proceeds are invested initially in the Company's securities portfolio. As retail expansion opportunities become available and as mortgage loans are originated, these funds will be redeployed in those sectors.

         The increase in net interest income caused by asset growth was partially offset by a 21 basis point decline in the Company's interest rate spread during the year, from 1.64% to 1.43%. Interest rate spread is the difference between interest income as a percentage of interest-earning assets and interest expense as a percentage of interest-bearing liabilities. This decline was primarily due to the Bank investing the capital raised in Harrington's initial public stock offering in mortgage-backed and related securities, which earn somewhat lower option-adjusted spreads than the mortgage loans in the Company's portfolio. The 49 basis point decline in the Company's average yield on interest-earning assests from 7.43% to 6.94% during fiscal 1997 was partially offset by a 28 basis point decrease in the average cost of interest-bearing liabilities, from 5.79% to 5.51%. These decreases were primarily caused by an overall decline in the level of interest rates during fiscal 1997.

         For the year ended June 30, 1996, Harrington's net interest income amounted to $5.5 million, compared to $4.8 million for the year ended June 30, 1995. The $699,000 increase was primarily due to a $88.7 million increase in the average amount of interest-earning assets, which was partially offset by a 49 basis point decline in the Company's interest rate spread during fiscal 1996, from 2.13% to 1.64%. During fiscal 1996, the average cost of interest-bearing liabilities increased 19 basis points, from 5.60% to 5.79%, due to a general increase in the level of interest rates.

         Provision for Loan Losses. The provision for loan losses is charged to earnings to bring the total allowance to a level considered appropriate by management based on the estimated net realizable value of the underlying collateral, general economic conditions, particularly as they relate to the Company's market area, historical loan loss experience and other factors related to the collectibility of the Company's loan portfolio. While management endeavors to use the best information available in making its evaluations, future allowance adjustments may be necessary if economic conditions change substantially from the assumptions used in making the evaluations.

         Harrington established provisions (recoveries) for loan losses of $92,000, $(1,000), and $15,000 during the years ended June 30, 1997, 1996 and
1995, respectively. During such respective periods, loan charge-offs (net of recoveries) amounted to $(1,000), $0 and $0, respectively. The provision for loan losses was significantly increased during fiscal 1997 because of the substantial increase in the Company's mortgage loan portfolio. The allowance for loan losses as a percentage of total non-performing loans was 63.4% and 46.0% at June 30, 1997 and 1996, respectively. The allowance for loan losses as a percentage of total loans was 0.2% at June 30, 1997 and 1996.

         Other Income. Other income is comprised of two distinct components: gains and losses on the Company's investment portfolios, and fee and other income from retail bank operations. Gains or losses on assets and hedges which have been sold are reported as realized gains or losses, and market value gains or losses on assets and hedges which remain in the Company's portfolio are reported as unrealized gains or losses.

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

         However, the use of mark-to-market accounting for the trading portfolio can cause volatility in reported earnings due to short-term fluctuations in the market value of the securities relative to that of the hedge instruments. Harrington accepts this volatility and realizes that a major benefit of marking assets to market is that it provides shareholders with more timely information on the economic value of the Company's portfolio and it allows flexibility in the management of the Company's assets to capitalize on growth or investment opportunities.

         The following table sets forth information regarding other income for the periods shown.

(Dollars in thousands)
Years Ended  June 30,                             1997        1996        1995
--------------------------------------------------------------------------------
Gain (loss) on sale of securities
    held for trading                            $(1,623)    $ 1,834     $    66
Unrealized gain (loss) on securities
    held for trading                              2,117      (1,960)      1,535

Permanent impairment of
    securities available for sale                                          (414)

Other(1)                                            239         256         238
                                                -------     -------     -------
   Total other income                           $   733     $   130     $ 1,425
                                                =======     =======     =======

(1) Consists primarily of loan servicing fees and late charges, checking account fees, trust and investment management service fees, rental income and other miscellaneous fees.

         Total other income amounted to $733,000 for the year ended June 30, 1997. This total consisted of a net realized and unrealized gain of $494,000 on the trading portfolio, plus fee and other retail bank income of $239,000. The gain on the trading portfolio net of hedges reflects only a portion of the total income produced from this portfolio in fiscal 1997. Total income from this portfolio consists of both interest income and net realized and unrealized gains and losses on the investments and hedges. The net gain in fiscal 1997 can be attributed to such factors as opportunistic trades between fixed and adjustable rate securities at favorable relative option adjusted spreads, the general tightening of mortgage spreads to the related hedge instruments, and the use of a higher mix of interest rate swaps to financial futures in hedging that shifts a portion of hedge expense from the trading portfolio gain to net interest income.

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

         Total other income amounted to $1.4 million during the year ended June 30, 1995, primarily due to $1.6 million of net realized and unrealized gains on securities held for trading. This gain was partially offset by a $414,000 charge relating to the permanent impairment of securities classified as available for sale, specifically a non-agency participation certificate secured by a significant amount of delinquent single-family residential loans.

         Other Expense. In order to enhance the Company's profitability, management strives to maintain a low level of operating expenses relative to its peer group. During the years ended June 30, 1997, 1996 and 1995, total other expense, excluding the special SAIF assessment, as a percentage of average total assets amounted to 0.9%, 1.1%, and 1.3%, respectively. The following table sets forth certain information regarding other expense for the periods shown.

(Dollars in thousands)
Years Ended June 30,                               1997        1996        1995
--------------------------------------------------------------------------------
Salaries and employee benefits                    $2,174      $1,776      $1,470
Premises and equipment                               532         466         414
Special SAIF assessment                              830
FDIC insurance premiums                              180         276         260
Marketing                                            136         200         122
Computer services                                    165         143         112
Consulting fees                                      281         232         195
Other (1)                                          1,146         647         594
                                                  ------      ------      ------
   Total other expenses                           $5,444      $3,740      $3,167
                                                  ======      ======      ======

(1)  Consists  primarily  of costs  relating  to  postage,  forms and  supplies,
     professional  fees,   supervisory   assessments  and  other   miscellaneous
     expenses.

         The principal category of Harrington's other expense is salaries and employee benefits, which increased by $398,000 or 22.4% and $306,000 or 20.8% during fiscal 1997 and 1996, respectively. A major cause of these increases was the continuing implementation of Harrington's retail expansion strategy. A total of three new banking locations were opened since May, 1994, and the administrative support at the home office was increased as well. In addition, new employees were hired in connection with the growth in the Bank's mortgage lending operations.

         Premises and equipment expense increased by $66,000 or 14.2% and $52,000 or 12.6% during fiscal 1997 and 1996, respectively. The increase in premises and equipment expense during the periods was primarily due to the opening of new branches during fiscal years 1997 and 1996.

         During the year ended June 30, 1997, all SAIF-insured financial institutions were required to pay a special assessment to recapitalize that fund. Harrington's special assessment, which was based on the Bank's level of deposits at March 31, 1995, was $830,000. However, beginning January 1, 1997, the Bank's FDIC insurance rate dropped from 23 basis points to 6 basis points on its deposits. Excluding the special SAIF assessment, FDIC insurance premiums decreased $96,000 or 34.8% for fiscal 1997 compared to fiscal 1996. During fiscal 1996, FDIC insurance premiums increased $16,000 or 6.2% due to the increase in the Bank's deposit base.

         Harrington incurred marketing expense of $136,000, $200,000, and $122,000 during the years ended June 30, 1997, 1996 and 1995, respectively. The fluctuations in marketing expense during the periods reflected the advertising costs associated with the opening of the Bank's new branch offices during fiscal 1997 and 1996.

         Computer services expense increased by $22,000 or 15.4% and $31,000 or 27.7% during fiscal 1997 and 1996, respectively. Computer services expense relates to the fees paid by Harrington to a third party who performs the Company's data processing functions as well as to the third party servicer who performs the back-office functions with respect to the Company's trust and investment management services. The increase in expense for the years presented relates primarily to the increase in the number of deposit and loan accounts held by Harrington.

         Harrington has contracted with Smith Breeden to provide investment advisory services and interest rate risk analysis. Certain stockholders of the Company are also principals of Smith Breeden. The consulting fees paid by Harrington to Smith Breeden during the years ended June 30, 1997, 1996 and 1995, which are based on the Company's asset size, amounted to $281,000, $232,000, and $195,000, respectively.

         Income Tax Provision. The Company incurred income tax expense of $1.3 million, $648,000, and $1.2 million during the years ended June 30, 1997, 1996 and 1995, respectively. The Company's effective tax rate amounted to 38.6%, 34.6%, and 38.7% during the years ended June 30, 1997, 1996 and 1995, respectively. The Company's effective tax rate for the year ended June 30, 1996, was lower than the effective rates for fiscal years 1997 and 1995 primarily due to increased permanent differences relative to the level of pre-tax income in fiscal 1996.

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

         The regulatory liquidity of the Bank was 5.25% at June 30, 1997, as compared to 5.53% at June 30, 1996. At June 30, 1997, the Bank's liquid assets as defined by the OTS totaled approximately $23.4 million, which was $1.1 million in excess of the current OTS minimum requirement.

         The Bank maintains liquid assets at a level believed adequate to support its normal operations, including funding loans and paying deposit withdrawals. Cash flow projections are regularly reviewed and updated to ensure that adequate liquidity is maintained. Cash for these purposes is generated through the sale or maturity of securities, the receipt of loan payments, and increases in deposits and borrowings. While the level of loan and deposit activity is not entirely under the control of the Bank, the sale of securities and increases in borrowings are entirely at the Bank's discretion and thus provide a ready source of cash when needed.

         As a member of the FHLB System, the Bank may borrow from the FHLB of Indianapolis. FHLBadvances may be obtained on very short notice due to the Bank's blanket collateral agreement with the FHLB. In addition, the Bank can pledge securities for collateralized borrowings such as reverse repurchase agreements and quickly obtain cash whenever needed. In the opinion of management, Harrington has sufficient cash flow and borrowing capacity to meet current and anticipated funding commitments.

         The Bank's liquidity, represented by cash and cash equivalents, is a result of its operating, investing and financing activities. During the year ended June 30, 1997, there was a net decrease of $7.6 million in cash and cash equivalents. The major uses of cash during the year were purchases of securities for the trading portfolio of $913.8 million and loan originations, net of repayments, of $28.1 million. Partially offsetting these uses of cash, the major sources of cash provided during the year included $888.4 million in proceeds from sales of securities held for trading and a net increase of $26.5 million in reverse repurchase agreements.

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

RECENT ACCOUNTING PRONOUNCEMENTS

         The Financial Accounting Standards Board has issued Statement Nos. 125, 128, 130, and 131 that the Company will be required to adopt in future periods. See Note 1 to the consolidated financial statements for further discussion of these pronouncements.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands except share data)
June 30,                                                                                                   1997              1996
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
  Cash                                                                                                 $   1,207          $   1,036
  Interest-bearing deposits (Note 13)                                                                      8,309             16,107
    Total cash and cash equivalents                                                                        9,516             17,143
  Securities held for trading - at fair value (amortized cost of
    $314,953 and $319,562) (Notes 2, 8, 13)                                                              317,355            319,847
  Securities available for sale - at fair value (amortized cost of
    $1,183 and $2,062) (Note 2)                                                                            1,125              2,050
  Due from brokers                                                                                        11,308              4,374
  Loans receivable (net of allowance for loan losses of
    $213 and $120) (Note 3)                                                                               93,958             65,925
  Interest receivable, net (Note 4)                                                                        2,080              1,807
  Premises and equipment, net (Note 5)                                                                     4,424              3,105
  Federal Home Loan Bank of Indianapolis stock - at cost                                                   4,852              2,645
  Income taxes receivable (Note 10)                                                                        1,118               --
  Other                                                                                                    1,061              1,300
                                                                                                       ---------          ---------
TOTAL ASSETS                                                                                           $ 446,797          $ 418,196
                                                                                                       =========          =========
LIABILITIES AND STOCKHOLDERS' EQUITY

  Deposits (Note 6)                                                                                    $ 136,175          $ 135,143
  Securities sold under agreements to repurchase (Note 7)                                                245,571            219,067
  Federal Home Loan Bank advances (Note 8)                                                                26,000             26,000
  Interest payable on securities sold under agreements to repurchase (Note 7)                                300                115
  Other interest payable                                                                                     787              1,855
  Note payable (Note 9)                                                                                    9,995              8,998
  Advance payments by borrowers for taxes and insurance                                                      585                392
  Deferred income taxes, net (Note 10)                                                                     1,249                663
  Accrued income taxes payable (Note 10)                                                                                        115
  Deferred compensation payable (Note 12)                                                                     89                119
  Accrued expenses payable and other liabilities                                                           1,052              2,612
                                                                                                       ---------          ---------
    Total liabilities                                                                                    421,803            395,079
                                                                                                       ---------          ---------


CONSOLIDATED BALANCE SHEETS

(Dollars in thousands except share data)
June 30,                                                                                                   1997              1996
------------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (NOTES 13, 14, 16)

STOCKHOLDERS' EQUITY (NOTES 1, 10, 11, 12, 16):
  Preferred Stock ($1 par value) Authorized and unissued -
   5,000,000 shares
  Common Stock:
   Voting ($.125 par value) Authorized - 10,000,000 shares
    issued and outstanding 3,256,738 shares                                                                  407                407
  Additional paid-in capital                                                                              15,623             15,623
  Unrealized loss on securities available for sale, net of deferred
   taxes of $23 and $4                                                                                       (35)                (8)
  Retained earnings                                                                                        8,999              7,095
                                                                                                       ---------          ---------
       Total stockholders' equity                                                                         24,994             23,117
                                                                                                       ---------          ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                             $ 446,797          $ 418,196
                                                                                                       =========          =========



See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except share data)
Years Ended June 30,                                                                          1997           1996            1995
------------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
  Securities held for trading                                                              $ 27,538        $ 18,286        $ 14,421
  Net interest expense on interest rate contracts maintained in
     the trading portfolio (Note 13)                                                           (730)           (252)            (93)
  Securities available for sale                                                                 133             194             254
  Loans receivable (Note 3)                                                                   6,087           4,276           2,223
  Dividends on Federal Home Loan Bank of Indianapolis stock                                     249             200             152
  Deposits                                                                                    1,197             780             603
                                                                                           --------        --------        --------
                                                                                             34,474          23,484          17,560
                                                                                           --------        --------        --------
INTEREST EXPENSE:
  Deposits (Notes 6, 13)                                                                      7,466           7,151           6,654
  Federal Home Loan Bank advances (Note 8)                                                    1,644           1,596           1,722
  Short-term borrowings (Note 7)                                                             16,391           8,352           3,654
  Long-term borrowings (Note 9)                                                                 907             905             749
                                                                                           --------        --------        --------
                                                                                             26,408          18,004          12,779
                                                                                           --------        --------        --------
NET INTEREST INCOME                                                                           8,066           5,480           4,781
PROVISION (CREDIT) FOR LOAN LOSSES (NOTE 3)                                                      92              (1)             15
                                                                                           --------        --------        --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                                           7,974           5,481           4,766
                                                                                           --------        --------        --------
OTHER INCOME (LOSS):
  Gain (loss) on sale of securities held for trading (Note 2, 13)                            (1,623)          1,834              66
  Unrealized gain (loss) on securities held for trading (Notes 2, 13)                         2,117          (1,960)          1,535
  Permanent impairment of securities available for sale (Note 2)                               --              --              (414)
  Other                                                                                         239             256             238
                                                                                           --------        --------        --------
                                                                                                733             130           1,425
                                                                                           --------        --------        --------

CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except share data)
Years Ended June 30,                                                                          1997           1996            1995
------------------------------------------------------------------------------------------------------------------------------------
OTHER EXPENSE:
  Salaries and employee benefits (Note 12)                                                    2,174           1,776           1,470
  Premises and equipment expense (Note 5)                                                       532             466             414
  SAIF assessment (Note 16)                                                                     830
  FDIC insurance premiums                                                                       180             276             260
  Marketing                                                                                     136             200             122
  Computer services                                                                             165             143             112
  Consulting fees (Note 15)                                                                     281             232             195
  Other                                                                                       1,146             647             594
                                                                                           --------        --------        --------
                                                                                              5,444           3,740           3,167
                                                                                           --------        --------        --------

INCOME BEFORE INCOME TAX PROVISION                                                            3,263           1,871           3,024

INCOME TAX PROVISION (NOTE 10)                                                                1,261             648           1,171
                                                                                           --------        --------        --------

NET INCOME                                                                                 $  2,002        $  1,223        $  1,853
                                                                                           ========        ========        ========

EARNINGS PER SHARE (NOTE 1)                                                                $   0.61        $   0.57        $   1.20
                                                                                           ========        ========        ========


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(Dollars in thousands except share data)
                                                                                Additional   Unrealized                    Total
                                                         Shares       Common     Paid-in        Gain        Retained   Stockholders'
                                                       Outstanding    Stock      Capital       (Loss)       Earnings       Equity
------------------------------------------------------------------------------------------------------------------------------------
BALANCES, JULY 1, 1994                                   176,548    $     176    $   1,730                  $   4,019     $   5,925
  Stock split 4 for 1                                    529,644
  Issuance of common stock under
    equity offering (Note 16)                            263,821           66        2,355                                    2,421
  Stock options exercised (Note 12)                       10,800            3           98                                      101
  Net income                                                                                                    1,853         1,853
  Net change in unrealized gain (loss)
     on securities available for sale,
     net of deferred tax of $36                                                               $      61                          61
                                                       ---------    ---------    ---------    ---------     ---------     ---------
BALANCES, JUNE 30, 1995                                  980,813          245        4,183           61         5,872        10,361

  Stock split 2 for 1                                    980,813
  Stock options exercised (Note 12)                       30,112            4          161                                      165

  Issuance of common stock under initial
    public offering (Note 1)                           1,265,000          158       11,279                                   11,437
  Net income                                                                                                    1,223         1,223
  Net change in unrealized gain (loss)
    on securities available for sale,
    net of deferred tax of $(4)                                                                                   (69)          (69)
                                                       ---------    ---------    ---------    ---------     ---------     ---------
BALANCES, JUNE 30, 1996                                3,256,738          407       15,623           (8)        7,095        23,117
  Net income                                                                                                    2,002         2,002
  Cash dividends declared on common stock
    ($0.03 per share)                                                                                             (98)          (98)
  Net change in unrealized gain (loss)
    on securities available for sale,
    net of deferred tax of $(23)                                                                                  (27)          (27)
                                                       ---------    ---------    ---------    ---------     ---------     ---------
BALANCES, JUNE 30, 1997                                3,256,738    $     407    $  15,623    $     (35)    $   8,999     $  24,994
                                                       =========    =========    =========    =========     =========     =========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
Years Ended June 30,                                                                           1997          1996           1995
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                                $   2,002      $   1,223      $   1,853
  Adjustments to reconcile net income to net cash used in operating activities:
         Provision (credit) for loan losses                                                        92             (1)            15
         Depreciation                                                                             235            210            176
         Premium and discount amortization on securities, net                                   1,925          1,887          1,485
         Amortization of premiums and discounts on loans receivable                                 9            (37)          (132)
         (Gain) loss on sale of securities held for trading                                     1,623         (1,834)           (66)
         Unrealized (gain) loss on securities held for trading                                 (2,117)         1,960         (1,535)
         Permanent impairment of securities available for sale                                   --             --              414
         Deferred income tax provision                                                            605           (913)           673
         Increase in interest receivable                                                         (273)          (454)           (41)
         Increase (decrease) in interest payable                                                 (883)           278            219
         Decrease in accrued income taxes                                                        (115)           (80)          (254)
         Purchases of securities held for trading                                            (913,766)      (390,743)      (510,309)
         Increase in amounts due from brokers                                                  (6,934)        (4,374)          --
         Proceeds from maturities of securities held for trading                               26,398         25,407         15,798
         Proceeds from sales of securities held for trading                                   888,429        290,209        419,340
         (Increase) decrease in other assets                                                      239            640         (1,511)
         Increase in income taxes receivable                                                   (1,118)          --             --
         Increase (decrease) in accrued expenses                                               (1,590)         2,374           (642)
         Increase in other liabilities                                                            193            128            124
                                                                                            ---------      ---------      ---------
     Net cash used in operating activities                                                     (5,046)       (74,120)       (74,393)
                                                                                            ---------      ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of Federal Home Loan Bank of Indianapolis stock                                     (2,207)          (145)          (657)
  Proceeds from maturities of securities available for sale                                       879            422            574
  Loan originations, net of principal repayments                                              (28,134)       (28,877)       (16,211)
  Purchases of premises and equipment                                                          (1,554)          (923)          (411)
                                                                                            ---------      ---------      ---------
     Net cash used in investing activities                                                    (31,016)       (29,523)       (16,705)
                                                                                            ---------      ---------      ---------

(continued)

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(Dollars in thousands)
Years Ended June 30,                                                                           1997          1996           1995
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits                                                                      1,032         19,831          7,011
  Increase in securities sold under agreements to repurchase                                   26,504         88,850         75,565
  Proceeds from issuance of common stock under equity offering                                   --             --            2,421
  Proceeds from issuance of common stock under initial public offering                           --           11,437           --
  Proceeds from stock options exercised                                                          --              165            101
  Proceeds from Federal Home Loan Bank advances                                                 3,300         10,000           --
  Proceeds from note payable                                                                    2,300            800          1,900
  Principal repayments on Federal Home Loan Bank advances                                      (3,300)       (15,000)          --
  Principal repayments on note payable                                                         (1,303)        (1,002)          (600)
  Dividends paid on common stock                                                                  (98)          --             --
                                                                                            ---------      ---------      ---------
    Net cash provided by financing activities                                                  28,435        115,081         86,398
                                                                                            ---------      ---------      ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                           (7,627)        11,438         (4,700)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                                 17,143          5,705         10,405
                                                                                            ---------      ---------      ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                                    $   9,516      $  17,143      $   5,705
                                                                                            =========      =========      =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for interest                                                                    $  25,434      $  18,354      $  12,562
  Cash paid for income taxes                                                                    1,889          1,600            753


See notes to consolidated financial statements.

NOTES TO CONSOLIDATED
    FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Business of the Company - Harrington Financial Group, Inc. ("HFG" or the "Company") is a savings and loan holding company incorporated on March 3, 1988 to acquire and hold all of the outstanding common stock of Harrington Bank, FSB (the "Bank"), a federally chartered savings bank with principal offices in Richmond, Indiana and branch locations in Hamilton County, Indiana. On May 6, 1996 the Company sold 1,265,000 shares of common stock at $10.00 per share to investors in an initial public offering resulting in gross proceeds of $12,650,000 to the Company. Net proceeds to the Company after offering expenses were $11,437,000.

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

         Securities Held for Trading and Available for Sale - Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and all investments in debt securities. SFAS No. 115 requires these securities to be classified in one of three categories and accounted for as follows:

     o Debt securities that the Company has the positive intent and ability to hold to maturity are classified as "securities held to maturity" and reported at amortized cost.

     o Debt and equity securities that are acquired and held principally for the purpose of selling them in the near term with the objective of generating economic profits on short-term differences in market characteristics are classified as "securities held for trading" and reported at fair value, with unrealized gains and losses included in earnings.

     o Debt and equity securities not classified as either held to maturity or trading securities are classified as "securities available for sale" and reported at fair value, with unrealized gains and losses, after applicable taxes, excluded from earnings and reported in a separate component of stockholders' equity. Declines in the value of debt securities and marketable equity securities that are considered to be other than temporary are recorded as a permanent impairment of securities available for sale in the statement of income.

         Premiums and discounts are amortized over the contractual lives of the related securities using the level yield method. Purchases and sales of securities are recorded in the balance sheet on the trade date. Gains and losses from security sales or disposals are recognized as of the trade date in the statement of income for the period in which securities are sold or otherwise disposed of. The Company also enters into forward contracts to purchase or sell securities held for trading. Changes in the fair value of the forward contract are recognized in earnings as they occur. Securities purchased or sold under a forward contract are recorded at their fair values at the settlement date .

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

         Fair values of securities are based on quoted market prices or dealer quotes. Where such quotes are not available, estimates of fair value of securities are based upon a number of assumptions such as prepayments which may shorten the life of such securities. Although prepayments of underlying mortgages depend on many factors, including the type of mortgages, the coupon rate, the age of mortgages, the geographical location of the underlying real estate collateralizing the mortgages and general levels of market interest rates, the difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates generally is the most significant determinant of the rate of prepayments. While management endeavors to use the best information available in determining prepayment assumptions, actual results could differ from those assumptions.

         Financial  Instruments Held for Asset and Liability Management Purposes
- Effective June 30, 1995, the Bank adopted the provisions of SFAS No. 119, Disclosure About Derivative Instruments and Fair Value of Financial Instruments. The statement addresses disclosures of derivative financial instruments such as futures, forward rate agreements, interest rate swap agreements, option contracts and other financial instruments with similar characteristics. SFAS No. 119 requires disclosures about amounts and the nature and terms of derivative financial instruments regardless of whether they result in off-balance-sheet risk or accounting loss. The Bank has incorporated the requirements of this statement in Note 13.

         The Bank is party to a variety of interest rate contracts consisting of interest rate futures, options, caps, swaps, floors and collars in the management of the interest rate exposure of its trading portfolio. These financial instruments are included in the trading portfolio and are reported at market value with realized and unrealized gains and losses on these instruments recognized in other income (see Note 2).

         The Bank enters into certain other interest rate swap agreements as a means of managing the interest rate exposure of certain inverse variable rate deposits. The Bank also entered into an interest rate cap agreement to effectively fix the interest rate on floating-rate Federal Home Loan Bank advances. These interest rate agreements are accounted for under the accrual method. Under this method, the differential to be paid or received on these interest rate agreements is recognized over the lives of the agreements in interest expense. Changes in market value of interest rate swaps and of the interest rate cap accounted for under the accrual method are not reflected in the accompanying financial statements. Realized gains and losses on terminated interest rate swaps accounted for under the accrual method are deferred as an adjustment to the carrying amount of the designated instruments and amortized over the remaining original life of the agreements. If the designated instruments are disposed of, the fair value of the interest rate swap, interest rate cap or unamortized deferred gains or losses are included in the determination of the gain or loss on the disposition of such instruments. To qualify for such accounting, the interest rate swaps are designated to the inverse variable rate deposits and the interest rate cap is designated to the Federal Home Loan Bank advances which alter the designated instruments' interest rate characteristics.

         Due  from  Brokers  consists  of  amounts   receivable  from  sales  of
securities in which the transactions have not settled as of the balance sheet date.

         Loans  Receivable  are  carried at the  principal  amount  outstanding, adjusted for premiums or discounts which are amortized or accreted using a level-yield method. The Company adopted SFAS No. 114 and No. 118, Accounting by Creditors for Impairment of a Loan and Income Recognition and Disclosures, as amended, effective July 1, 1995. These statements require that impaired loans be measured based on the present value of future cash flows discounted at the loan's effective interest rate or the fair value of the underlying collateral, and specifies alternative methods for recognizing interest income on loans that are impaired or for which there are credit concerns. For purposes of applying these standards, impaired loans have been defined as all nonaccrual commercial loans which have not been collectively evaluated for impairment. The Company's policy for income recognition was not affected by adoption of these standards. An impaired loan is charged off by management as a loss when deemed uncollectible although collection efforts continue and future recoveries may occur. The adoption of SFAS No. 114 and No. 118 did not have any effect on the total reserve for credit losses or related provision. At June 30, 1997 and June 30, 1996, the Company had no impaired loans required to be disclosed under SFAS No. 114 and No. 118.

         Discounts and premiums on purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity.

         Nonrefundable origination fees net of certain direct origination costs are deferred and recognized, as a yield adjustment, over the life of the underlying loan.

         Allowance for Losses - A provision for estimated losses on loans is charged to operations based upon management's evaluation of the potential losses. Such an evaluation, which includes a review of all loans for which full collectibility may not be reasonably assured, considers, among other matters, the estimated net realizable value of the underlying collateral, as applicable, economic conditions, historical loan loss experience and other factors that are particularly susceptible to changes that could result in a material adjustment in the near term. While management endeavors to use the best information available in making its evaluations, future allowance adjustments may be necessary if economic conditions change substantially from the assumptions used in making the evaluations.

         Interest Receivable - Interest income on securities and loans is accrued according to the contractual terms of the underlying asset including interest rate, basis and date of last payment. Income on derivatives of mortgage-backed securities is recorded based on projected cashflows using the median of major brokers' prepayment assumptions for the underlying securities. The Bank provides an allowance for the loss of uncollected interest on loans which are more than 90 days past due. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments returns to normal, in which case the loan is returned to accrual status.

         Premises and Equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over estimated useful lives ranging from 3 to 40 years. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

         Federal Income Taxes - The Company and its wholly- owned subsidiary file a consolidated tax return. Deferred income tax assets and liabilities reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and basis of such assets and liabilities as measured by tax laws and regulations.

         Earnings Per Share - Earnings per share of common stock is based on the weighted average number of common shares outstanding during the year. The weighted average number of common shares outstanding was 3,256,738, 2,160,233, and 1,544,080 for fiscal years 1997, 1996 and 1995, respectively. All per share information has been restated to reflect the Company's four-for-one stock split in October 1994 and the Company's two-for-one stock split in October 1995. The assumed exercise of stock options does not have a materially dilutive effect.

         New Accounting Pronouncements - SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, was issued in June 1996 and provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 125 was amended by SFAS No. 127, Deferral of the Effective Date of Certain Provisions of SFAS No. 125. SFAS No. 127 defers certain provisions of SFAS No. 125 relating to repurchase agreements, dollar-roll, securities lending, and similar transactions and is effective for transactions occurring after December 31, 1997. Management has not yet quantified the effect, if any, of this new standard on the consolidated financial statements.

         SFAS 128, Earnings Per Share, applies to financial statements for public companies for both interim and annual periods ending after December 15, 1997. This statement establishes new accounting standards for the calculation of basic earnings per share as well as diluted earnings per share. Management does not believe the adoption of this statement will have a material effect on the Company's calculation of earnings per share.

         In June 1997, SFAS No. 130, Comprehensive Income, was issued and becomes effective for fiscal years beginning after December 15, 1997 and requires reclassification of earlier financial statements for comparative purposes. SFAS No. 130 requires that changes in the amounts of certain items, including foreign currency translation adjustments and gains and losses on certain securities, be shown in the financial statements. SFAS No. 130 does not require a specific format for the financial statement in which comprehensive income is reported, but does require that an amount representing total comprehensive income be reported in that statement. Management has not yet determined the effect, if any, of SFAS No. 130 on the consolidated financial statements.

         Also in June 1997, SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, was issued. This Statement will change the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues, and its major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. Management has not yet determined the effect, if any, of SFAS No. 131 on the consolidated financial statements.

         The Financial Accounting Standards Board issued Exposure Draft, Accounting for Derivative and Similar Financial Instruments and for Hedging Activities, in June 1996. Management has not yet quantified the effect, if any, of this Exposure Draft on the consolidated financial statements.

         Reclassifications of certain amounts in the 1996 and 1995 consolidated financial statements have been made to conform to the 1997 presentation.

2. SECURITIES
         The amortized cost and estimated fair values of securities held for trading and securities available for sale are summarized as follows:

                                                                                        Gross             Gross
(Dollars in thousands)                                               Amortized        Unrealized        Unrealized          Fair
June 30, 1997                                                          Cost             Gains             Losses            Value
------------------------------------------------------------------------------------------------------------------------------------
SECURITIES HELD FOR TRADING:
  GNMA certificates                                                 $ 165,894         $   2,291         $      83         $ 168,102
  FHLMC certificates                                                   41,194               401                79            41,516
  FNMA certificates                                                    68,800               628                73            69,355
  Non-agency participation certificates                                 2,545                42                85             2,502
  Collateralized mortgage obligations                                  25,789               295                52            26,032
  Residuals                                                               508               566                38             1,036
  Interest-only strips                                                  2,028                41               620             1,449
  Principal-only strips                                                   821                42                 3               860
  Interest rate swaps                                                    --                 626                45               581
  Interest rate collar                                                     50              --                  58                (8)
  Interest rate caps                                                    3,025              --               1,480             1,545
  Interest rate floors                                                  3,916               572               947             3,541
  Options                                                                  78              --                  54                24
  Futures                                                                --                 356              --                 356
  Equity securities                                                       305               159              --                 464
                                                                    ---------         ---------         ---------         ---------
Totals                                                              $ 314,953         $   6,019         $   3,617         $ 317,355
                                                                    =========         =========         =========         =========
SECURITIES AVAILABLE FOR SALE:
  Municipal bonds                                                   $     317         $      18              --           $     335
  Non-agency participation certificate                                    866              --           $      76               790
                                                                    ---------         ---------         ---------         ---------
Totals                                                              $   1,183         $      18         $      76         $   1,125
                                                                    =========         =========         =========         =========

         The Bank's CMO portfolio at June 30, 1997 consisted of four agency investments with an estimated remaining weighted average life of 16.1 years.

(Dollars in thousands)
June 30, 1996                                                                          Gross             Gross
                                                                   Amortized         Unrealized        Unrealized          Fair
                                                                      Cost             Gains             Losses            Value
------------------------------------------------------------------------------------------------------------------------------------
SECURITIES HELD FOR TRADING:
  GNMA certificates                                                 $ 148,674         $   1,515         $     323         $ 149,866
  FHLMC certificates                                                   83,329               211               156            83,384
  FNMA certificates                                                    66,182               304               489            65,997
  Non-agency participation certificates                                 3,209                55               110             3,154
  Collateralized mortgage obligations                                   6,131               248              --               6,379
  Residuals                                                               707               115                44               778
  Interest-only strips                                                  3,442               105               755             2,792
  Principal-only strips                                                 1,028                16                34             1,010
  Interest rate swaps                                                    --                 620              --                 620
  Interest rate collar                                                     83              --                  91                (8)
  Interest rate caps                                                    3,692               214               832             3,074
  Interest rate floors                                                  2,535             1,049               614             2,970
  Options                                                                  54                12                 1                65
  Futures                                                                --                --                 784              (784)
  Equity securities                                                       496                58                 4               550
                                                                    ---------         ---------         ---------         ---------
Totals                                                              $ 319,562         $   4,522         $   4,237         $ 319,847
                                                                    =========         =========         =========         =========
SECURITIES AVAILABLE FOR SALE:
  Municipal bonds                                                   $     921         $      41              --           $     962
  Non-agency participation certificate                                  1,141              --           $      53             1,088
                                                                    ---------         ---------         ---------         ---------
Totals                                                              $   2,062         $      41         $      53         $   2,050
                                                                    =========         =========         =========         =========

         The Bank's CMO portfolio at June 30, 1996, consisted of two agency investments with an estimated remaining weighted average life of 13.6 years.

         For a complete discussion of the Bank's Risk Management Activities, see
Note 13.

         The  amortized   cost  and  estimated  fair  values  of  securities  by
contractual maturity are as follows:

(Dollars in thousands)
June 30, 1997
                                                                        Held for Trading                     Available for Sale
------------------------------------------------------------------------------------------------------------------------------------
                                                                   Amortized           Fair              Amortized           Fair
                                                                     Cost              Value                Cost             Value
------------------------------------------------------------------------------------------------------------------------------------
Debt securities:
  Due after 1 year through 5 years                                                                       $    317           $    335
Mortgage-backed securities                                         $275,888           $278,973
Non-agency participation certificates                                 2,545              2,502                866                790
Collateralized mortgage obligations                                  25,789             26,032
Mortgage-backed derivatives                                           3,357              3,345
Interest rate contracts                                               7,069              6,039
Equity securities                                                       305                464
                                                                   --------           --------           --------           --------
                                                                   $314,953           $317,355           $  1,183           $  1,125
                                                                   ========           ========           ========           ========

         Securities with a total amortized cost of $255,387,000 and $230,558,000 and a total fair value of $257,826,000 and $229,680,000 were pledged at June 30, 1997 and 1996, respectively, to secure interest rate swaps and securities sold under agreements to repurchase. As of June 30, 1997 and 1996, the Bank had a blanket collateral agreement for the Federal Home Loan Bank advances instead of utilizing specific securities as collateral.

         Activities related to the sale of securities are summarized as follows:

(Dollars in thousands)
Years Ended June 30,                                                                    1997              1996               1995
------------------------------------------------------------------------------------------------------------------------------------
Proceeds from sales of securities held for trading                                    $888,429           $290,209           $419,340
Gross gains on sales of securities held for trading                                     44,324             30,492             12,761
Gross losses on sales of securities held for trading                                    45,947             28,658             12,695

         A decline in the value of a non-agency participation certificate which is included in the available for sale portfolio and which is considered to be other than temporary totaling $414,000 was recorded in the statement of income for the year ended June 30, 1995.

3.  LOANS RECEIVABLE

         Approximately 88% of the Bank's loans are to customers in Wayne and Hamilton counties in Indiana or surrounding counties. The portfolio consists primarily of owner occupied single family residential mortgages.

         Loans receivable are summarized as follows:

(Dollars in thousands)
June 30,                                                  1997           1996
--------------------------------------------------------------------------------
Loans secured by one to
  four family residences:
  Real estate mortgage                                  $ 90,871       $ 64,537
  Participation loans purchased                              226            305
Commercial                                                   258            441
Property improvement                                         690            315
Loans on savings accounts                                    252            267
Consumer and home equity lines of credit                   1,446            417
Real estate sold on contract                                  43             57
                                                        --------       --------
Subtotal                                                  93,786         66,339

Unamortized push-down
  accounting adjustment                                     (136)          (182)
Undisbursed loan proceeds                                     (9)          (420)

Net deferred loan fees,
  premiums and discounts                                     530            308
Allowance for loan losses                                   (213)          (120)
                                                        --------       --------
Loans receivable, net                                   $ 93,958       $ 65,925
                                                        ========       ========

         The principal balance of loans on nonaccrual status totaled approximately $336,000 and $261,000 at June 30, 1997 and 1996, respectively. For the years ended June 30, 1997, 1996 and 1995, gross interest income which would have been recorded had the Bank's non-accruing loans been current with their original terms amounted to $6,000, $6,000, and $13,000, respectively.

         The Bank had commitments to originate or purchase loans consisting primarily of real estate mortgages secured by one to four family residences approximating $3,182,000 and $1,003,000 excluding undisbursed portions of loans in-process at June 30, 1997 and 1996, respectively.

         The Bank has transactions in the ordinary course of business with directors, officers and employees. Loans to such individuals totaled $228,000 and $293,000 at June 30, 1997 and 1996, respectively.

         The amount of loans serviced for others totaled $4,657,000, $5,587,000, and $6,820,000 at June 30, 1997, 1996 and 1995, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow amounts, disbursing payments to investors and foreclosure processing. In connection with loans serviced for others, the Bank held borrowers' escrow balances of $31,000 and $44,000 at June 30, 1997 and 1996, respectively.

         Loan servicing fee income included in other income for the years ended June 30, 1997, 1996 and 1995 was $19,000, $23,000, and $27,000, respectively.

         An analysis of the allowance for loan losses is as follows:

(Dollars in thousands)
Years Ended June 30,                             1997        1996          1995
--------------------------------------------------------------------------------
Beginning balance                               $ 120        $ 121         $ 106
Provision for loan losses                          92           (1)           15

Recoveries                                          1
                                                -----        -----         -----
Ending balance                                  $ 213        $ 120         $ 121
                                                =====        =====         =====

         As a federally-chartered savings bank, aggregate commercial real estate loans may not exceed 400% of capital as determined under the capital standards provisions of FIRREA. This limitation was approximately $124 and $104 million at June 30, 1997 and 1996, respectively. Also under FIRREA, the loans-to-one borrower limitation is generally 15% of unimpaired capital and surplus which, for the Bank, was approximately $4 million at June 30, 1997 and 1996. The Bank was in compliance with all of these requirements at June 30, 1997 and 1996.

4. INTEREST RECEIVABLE

         Interest receivable is summarized as follows:

(Dollars in thousands)
June 30,                                                   1997           1996
--------------------------------------------------------------------------------
Loans (less allowance for
  uncollectibles - $6)                                    $  413          $  328
Interest-bearing deposits                                     34              26
Securities held for trading                                1,599           1,380
Securities available for sale                                 34              73
                                                          ------          ------
Interest receivable, net                                  $2,080          $1,807
                                                          ======          ======

5. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

(Dollars in thousands)
June 30,                                                   1997           1996
--------------------------------------------------------------------------------
Land                                                     $ 1,003        $   395
Buildings and leasehold improvements                       3,357          2,631
Parking lot improvements                                     153            148
Furniture, fixtures and equipment                          1,059            844
                                                         -------        -------
Total                                                      5,572          4,018
Less accumulated depreciation                             (1,148)          (913)
                                                         -------        -------
Premises and equipment, net                              $ 4,424        $ 3,105
                                                         =======        =======

         Depreciation expense included in operations during the years ended June 30, 1997, 1996 and 1995, totaled $235,000, $210,000, and $176,000, respectively.

6. DEPOSITS

(Dollars in thousands)
June 30,                                                                     1997                                 1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                                        Weighted                         Weighted
                                                                                         Average                          Average
                                                                 Amount                   Rate          Amount              Rate
------------------------------------------------------------------------------------------------------------------------------------
NOW accounts                                                   $  4,778                   2.42%        $  4,529                3.04%
Savings accounts                                                 20,523                   4.18           17,342                3.96
Money market deposit accounts                                     1,930                   4.00            1,576                4.05
                                                               --------                                --------
                                                                 27,231                                  23,447
                                                               --------                                --------
Certificates of deposit:
1 year and less                                                  74,586                                  75,343
1 to 2 years                                                     19,437                                  19,890
2 to 3 years                                                      7,486                                   8,093
3 to 4 years                                                      1,845                                   2,636
Over 4 years                                                      5,590                                   5,734
                                                               --------                   ----         --------                ----
                                                                108,944                   5.88          111,696                5.98
                                                               --------                   ----         --------                ----
Total deposits                                                 $136,175                                $135,143
                                                               ========                                ========

         Certificates  of  deposit  in the amount of  $100,000  or more  totaled
approximately   $18  million  and  $20  million  at  June  30,  1997  and  1996, respectively.

         A summary of certificate accounts by scheduled fiscal year maturities at June 30, 1997, is as follows:

(Dollars in thousands)                    1998          1999          2000          2001          2002       Thereafter       Total
------------------------------------------------------------------------------------------------------------------------------------
3.00% or less                                                                                                 $     10      $     10
3.01% - 5.00%                           $  4,894      $    464      $     65      $     17      $    909            99         6,448
5.01% - 7.00%                             68,462        16,298         6,359           962         2,005         2,167        96,253
7.01% - 9.00%                              1,135         2,446         1,055           127                         390         5,153
9.01% or greater                              95           229             7           739                          10         1,080
                                        --------      --------      --------      --------      --------      --------      --------
  Totals                                $ 74,586      $ 19,437      $  7,486      $  1,845      $  2,914      $  2,676      $108,944
                                        ========      ========      ========      ========      ========      ========      ========

         Interest expense on deposits is as follows:

(Dollars in thousands)
Years Ended June 30,                                 1997       1996       1995
--------------------------------------------------------------------------------
NOW accounts                                        $  124     $  110     $   94
Savings accounts                                       844        613        568
Money market deposit accounts                           82         77         88
Certificates of deposit                              6,416      6,351      5,904
                                                    ------     ------     ------
                                                    $7,466     $7,151     $6,654
                                                    ======     ======     ======

         Interest expense on certificates of deposit is net of interest income on interest rate contracts of $130,000, $129,000, and $158,000 for the years ended June 30, 1997, 1996 and 1995, respectively.

         For a complete discussion of the Bank's Risk Management Activities, see
Note 13.

7. SECURITIES SOLD UNDER AGREEMENTS
    TO REPURCHASE

(Dollars in thousands)
June 30,                                                 1997             1996
--------------------------------------------------------------------------------
Securities sold under
  agreements to repurchase:
  Same securities                                      $191,664         $ 98,724
  Substantially identical securities                     53,907          120,343
                                                       --------         --------
                                                       $245,571         $219,067
                                                       --------         --------
Accrued interest on securities sold
  under agreements to repurchase                       $    300         $    115
                                                       ========         ========

         At June 30, 1997, securities sold under agreements to repurchase mature within one month.

         An  analysis  of  securities  sold  under   agreements  to  repurchase,
excluding related accrued interest, is as follows:

(Dollars in thousands)
Years Ended June 30,                         1997          1996          1995
--------------------------------------------------------------------------------
Maximum amount outstanding at
   any month-end                           $343,427      $219,067      $130,217

Daily average amount outstanding            306,034       148,524        68,277
Weighted average interest rate at
   end of year                                 5.47%         5.21%         6.01%
                                               ====          ====          ====

         Assets pledged to secure securities sold under agreements to repurchase are concentrated among seven and six dealers as of June 30, 1997 and 1996, respectively. The Bank exercises control over the securities pledged when the same security is repurchased. Assets pledged are as follows:

(Dollars in thousands)
June 30,                                    1997     1996
--------------------------------------------------------------------------------
Mortgage-backed securities:
  At amortized cost                                  $249,018           $226,091
  At fair value                                      $251,317           $225,161

         An analysis of the amount at risk under repurchase agreements with counterparties exceeding 10% of stockholders' equity at June 30, 1997 is as follows:

                                                                           Weighted
                                         Amount           Accrued           Average
                                       Outstanding       Interest          Maturity
(Dollars in thousands)                                                     (in days)
------------------------------------------------------------------------------------
Federal Home Loan
   Mortgage Corporation                 $115,431        $    165              12

Federal National Mortgage
   Association                            86,683             132              14

Merrill Lynch                             17,224                              21

Morgan Stanley Market
   Products, Inc.                          4,336                              14

Nomura Securities
   International, Inc.                     9,484                              14

Smith Barney                              11,216               3              17
                                        --------        --------              --

                                        $244,374        $    300
                                        ========        ========

8. FEDERAL HOME LOAN BANK ADVANCES

         Advances from the Federal Home Loan Bank of Indianapolis are as follows:

(Dollars in thousands)
June 30,                       1997                             1996
--------------------------------------------------------------------------------
                                      Variable                         Variable
                                      Weighted                         Weighted
                                      Average                          Average
Fiscal Year Maturity     Amount        Rate           Amount            Rate
--------------------------------------------------------------------------------
1998                    $26,000        5.78%         $ 26,000           5.41%

As of June 30, 1997 and 1996, the Bank had a blanket collateral agreement for the Federal Home Loan Bank advances instead of utilizing specific securities as collateral.

9. NOTE PAYABLE

         At June 30, 1997, the Company maintained a $15,000,000 loan facility from Mercantile Bancorporation, Inc. (formerly Mark Twain Bank) consisting of a revolving line of credit of $5,000,000 and a $10,000,000 term loan of which $5,000 had been repaid under the term loan at June 30, 1997. Quarterly interest-only payments, based on the prime rate published in the Wall Street Journal (8.50% at June 30, 1997), are payable through maturity of June 2000. The unpaid principal balance outstanding is payable in full in June 2000.

         As of June 30, 1997, the loan was secured by the Harrington Bank, FSB stock held by HFG, a blanket security interest in all of the Company's assets and the assignment of certain life insurance policies owned by HFG. Under the terms of the agreement, the Company is bound by certain restrictive debt covenants. As of June 30, 1997, HFG was in compliance with all such debt covenants.

10. INCOME TAXES

         An analysis of the income tax provision is as follows:

(Dollars in thousands)
Years Ended June 30,                        1997          1996            1995
--------------------------------------------------------------------------------
Current:
  Federal                                 $   451        $ 1,203         $   372
  State                                       205            358             126
Deferred:
  Federal                                     484           (776)            572
  State                                       121           (137)            101
                                          -------        -------         -------
Total income tax provision                $ 1,261        $   648         $ 1,171
                                          =======        =======         =======

         The difference between the financial statement provision and amount computed by using the statutory rate of 34% is reconciled as follows:

(Dollars in thousands)
Years Ended June 30,                            1997         1996         1995
--------------------------------------------------------------------------------
Federal statutory income
  tax at 34%                                  $ 1,109      $   636      $ 1,028
Tax exempt interest and dividends                 (14)         (29)         (32)
State income taxes,
  net of federal tax benefit                      185          129           83
Amortization of fair value adjustments            (12)         (53)         (19)
Other, net                                         (7)         (35)         111
                                              -------      -------        -----
Total income tax provision                    $ 1,261      $   648        1,171
                                              =======      =======        =====

         The Company's deferred income tax assets and liabilities are as follows:

(Dollars in thousands)
June 30,                                       1997                1996
--------------------------------------------------------------------------------
Deferred tax assets:
   Deferred compensation                                   $   35         $   48
   Deferred loan fees/costs, net                                9              6
Differences in depreciation methods                             2             16
Unrealized loss on securities
     available for sale                                        23              4
   Other                                                       27             31
                                                           ------         ------
                                                               96            105
                                                           ------         ------
Deferred tax liabilities:
   Bad debt reserves, net                                      43             79
   Unrealized gain on securities
     held for trading                                         951            114
   Differences in income recognition
     on investments                                           351            575
                                                           ------         ------
                                                            1,345            768
                                                           ------         ------
Deferred income taxes, net                                 $1,249         $  663
                                                           ======         ======

         Retained earnings at June 30, 1997 and 1996 includes approximately $3 million of income that has not been subject to tax because of deductions for bad debts allowed for federal income tax purposes. Deferred income taxes have not been provided on such bad debt deductions since the Company does not intend to use the accumulated bad debt deductions for purposes other than to absorb loan losses. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes may be imposed on such amounts at the then current corporation income tax rate.

         In August 1996, the "Small Business Job Protection Act of 1996" was passed into law. One provision of the act repeals the special bad debt reserve method for thrift institutions currently provided for in Section 593 of the IRC. The provision requires thrifts to recapture any reserve accumulated after 1987 but forgives taxes owed on reserves accumulated prior to 1988. Thrift institutions will be given six years to account for the recaptured excess reserves, beginning with the first taxable year after 1995, and will be permitted to delay the timing of this recapture for one or two years, subject to whether they meet certain residential loan test requirements. The adoption of the act did not have a material adverse effect on the Company's consolidated financial position.

11. REGULATORY CAPITAL REQUIREMENTS

         The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures that have been established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (set forth in the table below). The Bank's primary regulatory agency, the OTS, requires that the Bank maintain minimum ratios of tangible capital (as defined in the regulations) of 1.5%, core capital (as defined) of 3%, and total risk-based capital (as defined) of 8%. The Bank is also subject to prompt corrective action capital requirement regulations set forth by the Federal Deposit Insurance Corporation ("FDIC"). The FDIC requires the Bank to maintain minimum capital amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

         As of June 30, 1997 and 1996, the most recent notification from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                                                                           To Be Categorized as
                                                                                                            "Well Capitalized"
                                                                                                               Under Prompt
                                                                                     For Capital             Corrective Action
(Dollars in thousands)                                         Actual             Adequacy Purposes             Provisions
                                                      Amount         Ratio       Amount        Ratio        Amount       Ratio
------------------------------------------------------------------------------------------------------------------------------------
AS OF JUNE 30, 1997:
Tangible capital (to total assets)                   $ 31,031        6.96%      $  6,687       1.50%           N/A         N/A
Core capital (to total assets)                         31,031        6.96%        13,375       3.00%           N/A         N/A
Total risk-based capital (to risk weighted assets)     31,239       31.14%         8,025       8.00%      $ 10,032       10.00%
Tier I risk-based capital (to risk weighted assets)    31,031       30.93%           N/A        N/A          6,020        6.00%
Tier I leverage capital (to average assets)            31,031        6.96%           N/A        N/A          22,292       5.00%
                                                     ===============================================================================

Tangible capital (to total assets)                   $ 26,046        6.27%      $  6,228       1.50%           N/A         N/A
Core capital (to total assets)                         26,046        6.27%        12,456       3.00%            N/A        N/A
Total risk-based capital (to risk weighted assets)     26,161       30.10%         6,953       8.00%      $  8,691       10.00%
Tier I risk-based capital (to risk weighted assets)    26,046       29.97%           N/A        N/A          5,214        6.00%
Tier I leverage capital (to average assets)            26,046        6.27%           N/A        N/A         20,770        5.00%
                                                     ===============================================================================

12. EMPLOYEE BENEFIT PLANS

         Profit-sharing plan - The Bank has a qualified noncontributory profit-sharing plan for all eligible employees. The plan provides for contributions by the Bank in such amounts as its Board of Directors may annually determine. Contributions charged to expense for the years ended June 30, 1997, 1996 and 1995 were $85,000, $39,000, and $79,000, respectively.

         Deferred compensation plan - On September 30, 1988, three senior officers of the Bank entered into consulting agreements with the Bank to take effect at their retirement. The agreements obligate the Bank to make monthly payments to these individuals for the remainder of their lives. At September 30, 1988, the Bank recorded a liability for this deferred compensation calculated as the present value of the estimated future cash payments. The amount of benefit expense for fiscal years 1997, 1996 and 1995 was $32,000, $29,000, and $26,000, respectively.

         Stock options - The Company has granted stock options to existing stockholders, officers, directors and other affiliated individuals to purchase shares of the Company's stock at prices at least equal to the fair market value of the stock on the date of the grant. The options are nontransferable and are forfeited upon termination of employment, as applicable. At June 30, 1997, all outstanding stock options were exercisable through May 2007. The following is an analysis of stock option activity for each of the three years in the period ended June 30, 1997 and the stock options outstanding at the end of the respective years:

                                                               1997                       1996                      1995
                                                                   Weighted                   Weighted                  Weighted
                                                                   Average                    Average                   Average
                                                        Shares      Price          Shares      Price         Shares      Price
------------------------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of fiscal year                  155,700   $     7.70       163,200   $    7.32       155,200   $    7.50
Granted                                                 21,000        10.89        26,612        7.51        41,000        5.04
Exercised                                                                         (30,112)       5.48       (21,600)       4.66
Forfeited or expired                                      (250)       10.00        (4,000)       7.50       (11,400)       6.66
                                                       -------    ---------       -------   ---------       -------   ---------
Outstanding, end of fiscal year                        176,450    $    8.08       155,700   $    7.70       163,200   $    7.32
                                                       -------    ---------       -------   ---------       -------   ---------
Options exercisable at end of fiscal year                2,500    $   10.00
                                                       =======    =========

         As of June 30, 1997, options outstanding have exercise prices between $7.50 and $11.50 and a weighted average remaining contractual life of 2.2 years. Of the stock options outstanding at June 30, 1997, 143,200 have exercise prices of $7.50 with a weighted average remaining contractual life of 6.5 months.

         The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for the plans; accordingly, since the grant price of the stock options is at least 100% of the fair value at the date of the grant no compensation expense has been recognized by the Company in connection with the option grants. Had compensation cost for the plans been determined based on the fair value at the grant dates for awards under the plan consistent with the fair value method of SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net income and net income per share would have decreased to the pro forma amounts indicated below:

(Dollars in thousands except per share data)
Years Ended June 30,                                  1997               1996
--------------------------------------------------------------------------------
Net income:
  As reported                                      $   2,002           $   1,223
  Pro forma                                        $   1,995           $   1,221

Net income per share:
  As reported                                      $    0.61           $    0.57
  Pro forma                                        $    0.61           $    0.57

         The weighted average fair value of options granted was $3.42 in fiscal year 1997 and $1.51 in fiscal year 1996. The fair value of the option grants are estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: no dividend yield (except for the May 1997 grant), risk-free interest rates ranging from 5.42% - 6.62%, expected volatilities ranging from 0% - 22.49% and expected lives ranging from 23 days to five years. The pro forma amounts are not representative of the effects on reported net income for future years.

         Employee Stock Ownership Plan - The Company established an Employee Stock Ownership Plan (ESOP) on February 5, 1996 for employees of the Company and the Bank. Full-time employees of the Company and the Bank who have been credited with at least 1,000 hours of service during a twelve month period are eligible to participate in the ESOP. During the 1997 fiscal year, the ESOP purchased 5,000 shares at $10.25 per share which have not been allocated as of fiscal year end. During the 1996 fiscal year, the ESOP purchased 7,000 shares in the initial public offering at $10.00 per share which have been allocated to eligible employees. Contributions are allocated to eligible employees based on their eligible compensation as defined in the ESOP Agreement. Gross compensation expense (i.e. the value of shares contributed to the ESOP by the Company) for fiscal years 1997 and 1996 was $51,000 and $70,000, respectively.

13. RISK MANAGEMENT ACTIVITIES

         The Bank closely monitors the sensitivity of its balance sheet and income statement to potential changes in the interest rate environment. Derivative financial instruments such as interest rate swaps, caps, floors, collars, futures, and options are used on an aggregate basis to protect the trading portfolio and certain liabilities from adverse rate movements. The Bank's objective, with regard to managing interest rate risk, is to maintain at an acceptably low level the sensitivity to rising or falling rates of its market value of portfolio equity.

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

         Interest rate caps and floors are instruments in which the writer (seller) agrees to pay the holder (purchaser) the amount that an agreed-upon index is above or below the specified cap or floor rate, respectively, times the notional amount. In return for this promise of future payments, the purchaser pays a premium to the seller. The notional amount is never exchanged between the two parties and does not represent the amount at risk. The Bank purchases interest rate caps and floors to reduce the impact of rising or falling interest rates on the market value of its trading portfolio. The interest rate caps and floors generally have indexes equal to one or three month LIBOR, except for one interest rate cap which is tied to the five year Constant Maturity Treasury.

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

         Interest rate futures contracts are commitments to either purchase or sell designated instruments at a future date for a specified price. Initial margin requirements are met in cash or other instruments, and changes in the contract values are settled in cash daily. The Bank enters into futures contracts when these instruments are economically advantageous to interest rate swaps, caps and floors. The Bank uses primarily Eurodollar contracts which are structured in calendar quarter increments and therefore result in a much larger notional amount than longer maturity swap, cap or floor contracts which represent a series of quarterly repricings.

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

         Cash restrictions - The Bank maintained $1,300,000 and $1,548,000 at June 30, 1997 and 1996, respectively, in U.S. Treasury Securities, which are considered cash equivalents, as a deposit with a broker for its futures activities.

         Credit risk - The Bank is dedicated to managing credit risks associated with hedging activities. The Bank maintains trading positions with a variety of counterparties or obligors (counterparties). To limit credit exposure arising from such transactions, the Bank evaluates the credit standing of counterparties, establishes limits for the total exposure to any one counterparty, monitors exposure against the established limits and monitors trading portfolio composition to manage concentrations. In addition, the Bank maintains qualifying netting agreements with its counterparties and records gains and losses on derivative financial instruments net in the trading portfolio.

         The Bank's exposure to credit risk from derivative financial instruments is represented by the fair value of instruments. Credit risk amounts represent the replacement cost the Bank could incur should counterparties with contracts in a gain position completely fail to perform under the terms of those contracts and any collateral underlying the contracts proves to be of no value to the Bank. Counterparties are subject to the credit approval and credit monitoring policies and procedures of the Bank. Certain instruments require the Bank or the counterparty to maintain collateral for all or part of the exposure. Limits for exposure to any particular counterparty are established and monitored. Notional or contract amounts indicate the total volume of transactions and significantly exceed the amount of the Bank's credit or market risk associated with these instruments.

         The following off balance sheet positions are included in the Bank's trading portfolio and are thus reported in the financial statements at current fair value.

(Dollars in thousands)
June 30, 1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                   Estimated
                                          Contract or              Fair Value                  Weighted Average Interest Rate
                                           Notional      ---------------------------------------------------------------------------
                                            Amount          Asset           Liability   Payable  Receivable     Cap        Floor
------------------------------------------------------------------------------------------------------------------------------------
Interest rate swaps:
   Pay fixed rate                         $  267,500      $      581                      5.92%     5.80%       N/A          N/A
Interest rate caps                           133,000           1,545                      N/A       N/A         7.92%        N/A
Interest rate floors                         275,000           3,541                      N/A       N/A         N/A          6.38%
Interest rate collar                           4,268                            $  8      N/A       N/A         10.25%       5.25%
Futures                                    1,546,400             356                      N/A       N/A         N/A          N/A
Options                                       77,900              24
                                          ----------          ------            ----
                                          $2,304,068          $6,047            $  8
                                          ==========          ======            ====
(Dollars in thousands)
June 30, 1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                   Estimated
                                          Contract or              Fair Value                  Weighted Average Interest Rate
                                           Notional      ---------------------------------------------------------------------------
                                            Amount          Asset           Liability   Payable  Receivable     Cap        Floor
------------------------------------------------------------------------------------------------------------------------------------
Interest rate swaps:
   Pay fixed rate                      $    63,500           $  620                       5.56%     5.52%       N/A          N/A
Interest rate caps                         158,000            3,074                       N/A       N/A          7.46%       N/A
Interest rate floors                       165,000            2,970                       N/A       N/A         N/A          6.41%
Interest rate collar                         6,484                              $  8      N/A       N/A         10.25%       5.25%
Futures                                  1,361,900                               784      N/A       N/A         N/A          N/A
Options                                     13,000               65                       N/A       N/A         N/A          N/A
                                      ------------           ------             ----
                                      $  1,767,884           $6,729             $792
                                      ============           ======             ====

(Dollars in thousands)
YEAR ENDED JUNE 30,                                                       1997                                   1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                        Monthly                                 Monthly
                                                                        Average                                 Average
                                                                       Fair Value                              Fair Value
------------------------------------------------------------------------------------------------------------------------------------
                                                                Asset             Liability              Asset            Liability
------------------------------------------------------------------------------------------------------------------------------------
Interest rate swaps:
  Pay fixed rate                                               $  952               $   45               $  534             $1,469
Interest rate caps                                              2,389                                     3,228
Interest rate floors                                            4,945                                     4,370
Interest rate collar                                                                    13                                      48
Futures                                                                                 95                                     134
Options                                                           154                                       136
                                                               ------               ------               ------             ------
                                                               $8,440               $  153               $8,268             $1,651
                                                               ======               ======               ======             ======

         The following table shows the various components of the Company's recorded net gain on its trading portfolio. All realized and unrealized gains and losses are reported as other income in the statement of income. The periodic exchanges of interest payments and the amortization of premiums paid for contracts are accounted for as adjustments to the yields, and are reported on the statements of income as interest income.

(Dollars in thousands)
Year Ended June 30, 1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                    Realized              Unrealized             Net Trading
                                                                     Gains/                 Gains/                 Gains/
                                                                    (Losses)               (Losses)               (Losses)
------------------------------------------------------------------------------------------------------------------------------------
Interest rate contracts:
  Swaps                                                                                    $   (39)               $   (39)
  Caps                                                                                        (862)                  (862)
  Floors                                                                                      (810)                  (810)
  Collar                                                                                        32                     32
  Futures                                                           $(5,045)                 1,140                 (3,905)
  Options                                                               114                    (65)                    49
                                                                    -------                -------                -------
Total                                                                (4,931)                  (604)                (5,535)
MBS and other trading assets                                          3,308                  2,721                  6,029
                                                                    -------                -------                -------
Total trading portfolio                                             $(1,623)               $ 2,117                $   494
                                                                    =======                =======                =======
(Dollars in thousands)
Year Ended June 30, 1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                    Realized              Unrealized             Net Trading
                                                                     Gains/                 Gains/                 Gains/
                                                                    (Losses)               (Losses)               (Losses)
------------------------------------------------------------------------------------------------------------------------------------
Interest rate contracts:
  Swaps                                                             $(1,116)               $   839                $  (277)
  Caps                                                                 --                     (316)                  (316)
  Floors                                                               --                   (1,430)                (1,430)
  Collar                                                               --                      135                    135
  Futures                                                             2,522                   (650)                 1,872
  Options                                                               256                     76                    332
                                                                    -------                -------                -------
Total                                                                 1,662                 (1,346)                   316
MBS and other trading assets                                            172                   (614)                  (442)
                                                                    -------                -------                -------
Total trading portfolio                                             $ 1,834                $(1,960)               $  (126)
                                                                    =======                =======                =======
(Dollars in thousands)
Year Ended June 30, 1995
------------------------------------------------------------------------------------------------------------------------------------
                                                                    Realized              Unrealized             Net Trading
                                                                     Gains/                 Gains/                 Gains/
                                                                    (Losses)               (Losses)               (Losses)
------------------------------------------------------------------------------------------------------------------------------------
Interest rate contracts:
  Swaps                                                             $  (651)               $(3,577)               $(4,228)
  Caps                                                                 (110)                (1,783)                (1,893)
  Floors                                                                 42                  2,737                  2,779
  Collar                                                               --                      (14)                   (14)
  Futures                                                            (1,854)                  (134)                (1,988)
  Options                                                               135                    (65)                    70
                                                                    -------                -------                -------
Total                                                                (2,438)                (2,836)                (5,274)
MBS and other trading assets                                          2,504                  4,371                  6,875
                                                                    -------                -------                -------
Total trading portfolio                                             $    66                $ 1,535                $ 1,601
                                                                    =======                =======                =======

         The following table sets forth the maturity distribution and weighted average interest rates of financial instruments used on an aggregate basis to protect the trading portfolio from adverse rate movements at June 30, 1997.

(Dollars in thousands)
Maturities During Fiscal
Years Ending June 30,                          1998          1999           2000          2001          2002       Thereafter
------------------------------------------------------------------------------------------------------------------------------------
Interest rate swaps-Pay fixed rate
  Notional amount                           $ 146,500     $ 100,000         $ 16,000       $  5,000
  Weighted average payable rate                  5.72%         6.12%            6.27%          6.58%
  Weighted average receivable rate               5.79%         5.82%            5.79%          5.82%
Interest rate caps
  Notional amount                                                             37,000         10,000                      $  86,000
  Weighted average cap rate                                                     8.09%          6.50%                          8.01%
Interest rate floors
  Notional amount                              35,000        60,000           30,000         70,000         $ 20,000        60,000
  Weighted average floor rate                    7.50%         6.42%            6.50%          6.50%            6.00%         5.63%
Interest rate collar
  Notional amount                                                                                                            4,268
  Weighted average cap rate                                                                                                  10.25%
  Weighted average floor rate                                                                                                 5.25%
Futures
  Notional amount                             152,400       145,000          182,000        348,000          278,000       441,000
Options
  Notional amount                              77,900

         The following interest rate hedges are not included in the Bank's trading portfolio. Interest rate swaps are used to modify the interest rate sensitivity of certain certificates of deposit issued by the Bank. These certificates of deposit, called inverse variable rate CDs, adjust according to a formula in such a way as to pay a higher rate of interest when the index falls, and a lower rate of interest when the index rises. As of June 30, 1997 and 1996, the Bank held approximately $6.2 million and $8.4 million of inverse variable rate CDs, with original terms to maturity ranging from three to ten years. The Bank utilizes interest rate swaps with the same notional amount as the inverse variable rate CDs to convert such certificates of deposit effectively to fixed rate deposits. An additional notional amount of interest rate swaps are then utilized to convert a portion of such certificates from fixed rate to variable rate deposits. During fiscal year 1996, the notional amount of the interest rate swaps was approximately twice that of the inverse variable rate CDs which effectively converted all such certificates from fixed rate to variable rate deposits. The interest rate swaps protect the Bank against the exposure to falling interest rates inherent in these CDs.

         The Bank also has a 7% interest rate cap which is used to effectively cap the interest rate on the Company's floating rate Federal Home Loan Bank advances. As of June 30, 1997, the Bank held two advances totaling $26 million that reprice based on the three month LIBOR quarterly. The interest rate cap has a notional amount of $30 million and reprices based on the three month LIBOR quarterly within a few days of the advances. The interest rate cap matures May 2001 and the advances mature October and November 1997, however, it is the Bank's intent to replace the advances when they mature with additional floating rate liabilities, which will be designated against the interest rate cap.

         The market values of the following interest rate swaps and interest rate cap are not reflected in the Company's financial statements. The periodic exchanges of interest payments and the net expense of the interest rate cap are included in interest expense in the statements of income.

(Dollars in thousands)
June 30, 1997
                                          Contract or            Estimated Fair Value          Weighted Average Interest Rate
                                            Notional         -----------------------------------------------------------------------
                                             Amount            Asset          Liability          Payable           Receivable
------------------------------------------------------------------------------------------------------------------------------------
Interest rate swaps:
    Pay floating rate                      $   7,500         $     91                             6.00%               6.96%
Interest rate cap                          $  30,000         $    351                             N/A                 N/A

(Dollars in thousands)
June 30, 1996
                                          Contract or            Estimated Fair Value          Weighted Average Interest Rate
                                            Notional         -----------------------------------------------------------------------
                                             Amount            Asset          Liability          Payable           Receivable
------------------------------------------------------------------------------------------------------------------------------------
Interest rate swaps:
    Pay floating rate                      $  17,500         $   110                              5.57%               6.48%
Interest rate cap                          $  30,000         $   747                              N/A                 N/A

         The following table sets forth the maturity distribution and weighted average interest rates of the interest rate swaps used to protect the inverse variable rate CDs from adverse rate movements and the interest rate cap used to cap the Federal Home Loan Bank advances at 7% as of June 30, 1997:

(Dollars in thousands)
Maturities During Fiscal
Years Ending June 30,                           1998          1999           2000          2001          2002       Thereafter
------------------------------------------------------------------------------------------------------------------------------------
Interest rate swaps-Pay floating rate
    Notional amount                                                        $7,500
    Weighted average payable rate                                             6.00%
    Weighted average receivable rate                                          6.96%
Interest rate cap
    Notional amount                                                                      $30,000
    Weighted average cap rate                                                               7.00%

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

         The following table sets forth the Bank's real estate loan commitments whose contract amounts represent credit risk and the applicable range of interest rates for such loan commitments.

(Dollars in thousands)
June 30,                                                       1997                                    1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                      Interest                                Interest
                                                       Amount          Rates                  Amount            Rates
------------------------------------------------------------------------------------------------------------------------------------
Fixed rate                                           $   573       7.625-8.375%              $   703          7.75-8.875%
Adjustable rate                                        2,609         6.50-7.50%                  300           5.75-7.25%
                                                     -------                                 -------
                                                     $ 3,182                                 $ 1,003
                                                     =======                                 =======

15.   RELATED PARTY TRANSACTIONS

         The Company has contracted with Smith Breeden Associates, Inc. ("SBA") to provide investment advisory services and interest rate risk analysis. Certain stockholders of HFG are also principals of SBA. The amount of consulting expense relating to SBA for fiscal years ending June 30, 1997, 1996 and 1995 was $281,000, $232,000 and $195,000, respectively.

16. STOCKHOLDERS' EQUITY AND
     REGULATORY MATTERS

         Equity offering - Under the terms of an offering memorandum, the Company offered up to 555,556 shares of stock to certain stockholders, directors and officers of the Company and the Bank during fiscal 1995. The shares of common stock were offered at $4.50 per share beginning on November 1, 1994; however, the purchase price increased each day thereafter at a rate of prime plus 2% until the closing of the equity offering on January 31, 1995.

         Liquidation account - On July 10, 1985, the Bank converted from a federally chartered mutual association to a federally chartered stock association through the issuance of 463,173 shares of common stock ($1 par value) at a price of $8 per share. From the proceeds, $463,000 was allocated to capital stock at the par value of $1 per share and $2,919,000 which is net of conversion costs of $324,000 was allocated to additional paid-in-capital.

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

         Dividend restrictions - Regulations provide that the Bank may not declare or pay a cash dividend on or repurchase any of its stock if the result thereof would be to reduce the consolidated stockholders' equity of the Bank below the amount required for the liquidation account (as defined by regulations). Under the capital distribution regulations of the OTS, the Bank, as a "Tier 1" institution, is permitted to make capital distributions during a calendar year up to one hundred percent of its net income to date during the calendar year plus the amount that would reduce by one-half its surplus capital ratio, as defined, at the beginning of the calendar year. Under this limitation, $6,440,000 was available for dividends at June 30, 1997.

         Reserve Requirements - As of June 30, 1997, the Bank was not required to maintain reserve balances with the Federal Reserve Bank.

         SAIF Assessment - On September 30, 1996, the President signed into law an omnibus appropriations act for fiscal year 1997 that included, among other things, the recapitalization of the Savings Association Insurance Fund (SAIF) in a section entitled "The Deposit Insurance Funds Act of 1996" (the Act). The Act included a provision where all insured depository institutions would be charged a one-time special assessment on their SAIF assessable deposits as of March 31, 1995. The Company recorded a pre-tax charge of $830,000 during the year ended June 30, 1997.

17. FAIR VALUES OF FINANCIAL INSTRUMENTS

         The following disclosures of the estimated fair value of financial instruments are made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments:

(Dollars in thousands)
JUNE 30,                                                        1997                                     1996
------------------------------------------------------------------------------------------------------------------------------------
                                                     Carrying            Fair                    Carrying           Fair
                                                       Value            Value                      Value            Value
------------------------------------------------------------------------------------------------------------------------------------
ASSETS:
    Cash                                             $  1,207          $ 1,207                   $  1,036          $ 1,036
    Interest-bearing deposits                           8,309            8,309                     16,107           16,107
    Securities held for trading                       317,355          317,355                    319,847          319,847
    Securities available for sale                       1,125            1,125                      2,050            2,050
    Loans receivable, net                              93,958           94,800                     65,925           65,900
    Interest receivable                                 2,080            2,080                      1,807            1,807
    Federal Home Loan Bank stock                        4,852            4,852                      2,645            2,645
    Due fr0m brokers                                   11,308           11,308                      4,374            4,374
LIABILITIES:
    Deposits                                          136,175          136,200                    135,143          134,951
    Securities sold under agreements
     to repurchase                                    245,571          245,600                    219,067          218,967
    Federal Home Loan Bank advances                    26,000           26,000                     26,000           26,000
    Interest payable on securities sold
     under agreements to repurchase                       300              300                        115              115
    Other interests payable                               787              787                      1,855            1,855
    Note payable                                        9,995            9,995                      8,998            8,998
    Advance payments by borrowers for
      taxes and insurance                                 585              585                        392              392
OFF BALANCE SHEET HEDGING
    INSTRUMENTS:
    Interest rate swaps                                                     91                                         110
    Interest rate cap                                     685              351                        863              747

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

         Securities held for trading consist of mortgage-backed securities, collateralized mortgage obligations, residuals, interest-only strips, principal-only strips, interest rate swaps, an interest rate collar, interest rate caps, interest rate floors, options, futures and equity securities. Fair values are based on quoted market prices or dealer quotes. Where such quotes are not available, fair value is estimated by using quoted market prices for similar securities or by discounting future cash flows at a risk adjusted spread to Treasury.

         Due from brokers consists of amounts receivable from sales of securities in which the transactions have not settled as of the balance sheet date. The fair value is determined by the carrying amounts of the securities sold.

         Federal Home Loan Bank stock - The fair value is estimated to be the carrying value which is par. All transactions in the capital stock of the Federal Home Loan Bank of Indianapolis are executed at par.

         Deposits - The fair value of NOW, savings and money market deposit accounts is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates is estimated using rates currently offered for deposits of similar remaining maturities.

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

         The fair value estimates presented herein are based on information available to management as of June 30, 1997 and 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since such dates, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

18. HARRINGTON FINANCIAL GROUP, INC. FINANCIAL INFORMATION
(PARENT COMPANY ONLY)

The following condensed balance sheets as of June 30, 1997 and 1996, and condensed statements of income and cash flows for the three years in the period ended June 30, 1997 for Harrington Financial Group, Inc. should be read in conjunction with the consolidated financial statements and notes thereto.

CONDENSED BALANCE SHEETS
(Dollars in thousands)
June 30,                                                 1997            1996
--------------------------------------------------------------------------------
Cash and cash equivalents                              $  3,500        $  5,271
Securities held for trading                                 464             550
Income taxes receivable                                     124
Other assets                                                 55              82
Intercompany receivable (payable)                            (1)             70
Investment in subsidiary                                 30,997          26,039
                                                       --------        --------
Total assets                                           $ 35,139        $ 32,012
                                                       ========        ========

Note payable                                           $  9,995        $  8,998
Deferred income taxes, net                                   63              10
Accrued income taxes                                       (210)
Accrued expenses payable
    and other liabilities                                    87              97
                                                       --------        --------
    Total liabilities                                    10,145           8,895
                                                       --------        --------

Common stock                                                407             407
Additional paid-in capital                               15,623          15,623
Unrealized loss
    on securities available
    for sale                                                (35)             (8)
Retained earnings                                         8,999           7,095
                                                       --------        --------
    Total stockholders' equity                           24,994          23,117
                                                       --------        --------
Total liabilities and
    stockholders' equity                               $ 35,139        $ 32,012
                                                       ========        ========

CONDENSED STATEMENTS OF INCOME
(Dollars in thousands)
Years Ended
June 30,                         1997         1996        1995
--------------------------------------------------------------------------------
Dividends from subsidiary                     $ 4,000      $   855         --
Interest income from securities
  held for trading                                 76            8      $    18
Interest on deposits                                8           12           12
Gain on sale of securities
  held for trading                                 12           42           24
Unrealized gain on securities
  held for trading                                105           28           26
                                              -------      -------      -------
  Total income                                  4,201          945           80
                                              -------      -------      -------
Interest expense on
  long-term borrowings                            907          905          749
Salaries and employee benefits                    231          105           31
Other expenses                                    315           12           46
                                              -------      -------      -------
  Total expenses                                1,453        1,022          826
                                              -------      -------      -------
Income (loss) before equity in
  undistributed earnings                        2,748          (77)        (746)
Income tax provision (benefit)                   (509)        (359)        (296)
Equity in undistributed earnings
  of subsidiary                                (1,255)         941        2,303
                                              -------      -------      -------

Net income                                    $ 2,002      $ 1,223      $ 1,853
                                              =======      =======      =======

CONDENSED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
Years Ended June 30,                                                                     1997              1996              1995
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                             $  2,002          $  1,223          $  1,853
Adjustments to reconcile  net income to
    net cash provided by (used in) operating activities:
    Decrease in other assets                                                                 27                 8                23
    Increase in income taxes receivable                                                    (124)
    Decrease (increase) in intercompany receivable                                           71               (70)
    Increase (decrease) in accrued expenses
    and other liabilities                                                                   (10)               83                14
    Gain on sale of securities held for trading                                             (12)              (42)              (24)
    Unrealized gain on securities held for trading                                         (105)              (28)              (26)
    Purchases of securities held for trading                                               (545)             (880)
    Proceeds from sales of securities held for trading                                      203               314             1,081
    Deferred income tax provision                                                            53                16                (4)
    Increase (decrease) in accrued income taxes                                             210               211              (189)
    Decrease (increase) in undistributed earnings of subsidary                            1,255              (941)           (2,303)
                                                                                       --------          --------          --------
    Net cash provided by (used in)
      operating activities                                                                3,570               229              (455)
                                                                                       --------          --------          --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital contributions to subsidiary                                                      (6,240)           (6,792)           (3,250)
                                                                                       --------          --------          --------
    Net cash used in investing activities                                                (6,240)           (6,792)           (3,250)
                                                                                       --------          --------          --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under
    equity offering                                                                        --                --               2,421
Proceeds from issuance of common stock
    under initial public offering                                                          --              11,437              --
Proceeds from stock options exercised                                                      --                 165               101
Proceeds from note payable                                                                2,300               800             1,900
Principal repayments on note payable                                                     (1,303)           (1,002)             (600)
Dividends paid on common stock                                                              (98)             --                --
                                                                                       --------          --------          --------
    Net cash provided by financing activities                                               899            11,400             3,822
                                                                                       --------          --------          --------
Net increase (decrease) in cash and cash equivalents                                     (1,771)            4,837               117

Cash and cash equivalents,
    Beginning of year                                                                     5,271               434               317
                                                                                       --------          --------          --------
Cash and cash equivalents,
    End of year                                                                        $  3,500          $  5,271          $    434
                                                                                       ========          ========          ========

19. SUBSEQUENT EVENT

         On August 7, 1997, the Board of Directors of the Company approved the repurchase of up to 5% of the Company's outstanding common stock.

INDEPENDENT AUDITORS' REPORT





Board of Directors and Stockholders
Harrington Financial Group, Inc.
Richmond, Indiana

         We have audited the accompanying consolidated balance sheets of Harrington Financial Group, Inc. and its subsidiary (the "Company") as of June 30, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Harrington Financial Group, Inc. and its subsidiary as of June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.



/s/DELOITTE & TOUCHE LLP


DELOITTE & TOUCHE LLP
Indianapolis, Indiana
July 23, 1997
(August 7, 1997 as to Note 19)