Form 10-K, Exhibit 13
period 1998-06-30
HARRINGTON FINANCIAL GROUP INC
filed 1998-09-28
CIK 934203

Exhibit 13

                       1998 Annual Report to Stockholders

FINANCIAL HIGHLIGHTS

(Dollars in thousands except per share amounts)

For the Years Ended June 30,                                                    1998              1997
------------------------------------------------------------------------------------------------------
   Net interest income .............................................     $     4,924       $     8,066
   Income (loss) before tax provision and gain (loss) on securities           (1,388)            2,769
   Net realized and unrealized gain (loss) on securities ...........          (1,705)              494
   Special SAIF assessment .........................................                               830
   Net income (loss) ...............................................          (1,859)            2,002
   Return on average  assets before  special SAIF  assessment ......           (0.34%)            0.50%
   Return on average assets after special SAIF assessment ..........           (0.34%)            0.39%
   Return on average equity before special SAIF assessment .........           (7.56%)           10.52%
   Return on average equity after special SAIF assessment ..........           (7.56%)            8.34%

At June 30
   Total assets ....................................................     $   484,397        $  446,797
   Total loans .....................................................         163,546            93,958
   Total securities ................................................         291,531           318,480
   Total deposits ..................................................         178,311           136,175
   Stockholders' equity ............................................          22,664            24,994
   Common shares outstanding .......................................       3,275,886         3,256,738

Average Balances
   Assets ..........................................................     $   538,981       $   507,407
   Loans ...........................................................         116,982            78,545
   Core retail deposits ............................................         136,594           116,210
   Other deposits ..................................................          15,168            20,592
   Total deposits ..................................................         151,762           136,802

Per Share
   Basic earnings (loss) per share .................................     $     (0.57)      $      0.61
   Diluted earnings (loss) per share ...............................           (0.57)             0.61
   After tax basic earnings (loss) excluding special SAIF assessment           (0.57)             0.78
   Book value, fiscal year end Market price, fiscal year end .......            6.92              7.67
                                                                              11.250            12.125
Asset  Quality  at June 30
   Non-performing  assets  to total  assets ........................            0.18%             0.25%
   Loan  loss reserves to non-performing loans .....................          126.32%            63.39%

Capital Ratios at June 30 (Harrington Bank)
   Tangible capital ................................................            6.88%             6.96%
   Core capital ....................................................            6.88%             6.96%
   Risk-based capital ..............................................           21.92%            31.14%

Financial Review
----------------


14    Selected Consolidated Financial Data

15    Management's Discussion and Analysis
         of Financial Condition and Results of Operations

29    Consolidated Balance Sheets

30    Consolidated Statements of Operations

31    Consolidated Statements of Changes in
         Stockholders' Equity

32    Consolidated Statements of Cash Flows

34    Notes to Consolidated Financial Statements

56    Independent Auditors' Report

Selected Consolidated Financial Data

The following table presents selected consolidated financial and other data of the Company for the five years in the period ended June 30, 1998. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company, including the accompanying Notes, presented elsewhere herein.

(Dollars in thousands, except per share data)
At or For the Years Ended June 30,                                 1998          1997          1996            1995         1994
                                                                ---------     ---------     ---------       ---------    ---------
Balance Sheet Data
   Securities held for trading and available for sale ......... $ 291,531     $ 318,480     $ 321,897       $ 249,274    $ 174,347
   Loans receivable-net .......................................   163,546        93,958        65,925          37,010       20,682
   Total assets ...............................................   484,397       446,797       418,196         300,174      211,688
   Deposits ...................................................   178,311       136,175       135,143         115,312      108,300
   Securities sold under agreements to repurchase .............   240,396       245,571       219,067         130,217       54,651
   Federal Home Loan Bank advances ............................    26,000        26,000        26,000          31,000       31,000
   Note payable ...............................................    13,495         9,995         8,998           9,200        7,880
   Stockholders' equity .......................................    22,664        24,994        23,117          10,361        5,926
   Stockholders' equity per share .............................      6.92          7.67          7.10            5.28         4.20

Income Statement Data
   Interest income ............................................ $  33,956     $  34,474     $  23,484       $  17,560    $  13,607
   Interest expense ...........................................    29,032        26,408        18,004          12,779        8,284
                                                                ---------     ---------     ---------       ---------    ---------
     Net interest income ......................................     4,924         8,066         5,480           4,781        5,323
   Provision for loan losses ..................................       147            92            (1)             15           (3)
                                                                ---------     ---------     ---------       ---------    ---------
   Net interest income after provision for loan losses ........     4,777         7,974         5,481           4,766        5,326
   Retail banking fees and other income .......................       295           239           256             238          267
                                                                ---------     ---------     ---------       ---------    ---------
   Total net revenue ..........................................     5,072         8,213         5,737           5,004        5,593
   Operating expenses .........................................     6,460         5,444         3,740           3,167        2,519
                                                                ---------     ---------     ---------       ---------    ---------
   Income before tax provision and gain (loss) on securities ..    (1,388)        2,769         1,997           1,837        3,074

   Gain (loss) on sale of securities held for trading .........      (775)       (1,623)        1,834              66       (2,169)
   Gain on sale of securities available for sale ..............                                                                392
   Unrealized gain (loss) on securities held for trading ......      (930)        2,117        (1,960)          1,535          710
   Permanent impairment of securities available for sale ......                                                  (414)        (610)
                                                                ---------     ---------     ---------       ---------    ---------
     Net gain (loss) on securities ............................    (1,705)          494          (126)          1,187       (1,677)
                                                                ---------     ---------     ---------       ---------    ---------
   Income before income tax provision and cumulative effect
     of change in accounting for deferred income taxes ........    (3,093)        3,263         1,871           3,024        1,397
   Income tax provision .......................................    (1,234)        1,261           648           1,171          391
   Income (loss) before cumulative effect of change in
     accounting for deferred income taxes .....................    (1,859)        2,002         1,223           1,853        1,006
                                                                ---------     ---------     ---------       ---------    ---------
   Cumulative effect of change in accounting for deferred
     income taxes (2) .........................................                                                                (79)
   Net income (loss) .......................................... $  (1,859)    $   2,002     $   1,223       $   1,853    $     927
                                                                ---------     ---------     ---------       ---------    ---------
   Basic earnings (loss) per share ............................ $   (0.57)    $    0.61     $    0.57       $    1.20    $    0.66
                                                                ---------     ---------     ---------       ---------    ---------
   Diluted earnings (loss) per share .......................... $   (0.57)    $    0.61     $    0.56       $    1.20    $    0.66
                                                                ---------     ---------     ---------       ---------    ---------
   Cash dividends per share ................................... $    0.12     $    0.03           N/A             N/A          N/A
                                                                ---------     ---------     ---------       ---------    ---------

Performance Ratios
   Return on average assets (3) ...............................     (0.34%)        0.50%         0.37%           0.76%        0.44%
   Return on average equity (3) ...............................     (7.56)        10.52          9.49           22.24        14.98
   Interest rate spread .......................................      0.79          1.43          1.64            2.13         2.63
   Net interest margin ........................................      0.94          1.62          1.73            2.10         2.64
   Average interest-earning assets to average interest
     bearing liabilities ......................................    102.73        103.67        101.55           99.57       100.25
   Net interest income after provision for loan losses to total
     other expenses (3) .......................................     73.95        172.82        146.55          150.49       211.43
   Total other expenses to average total assets (3) ...........      1.20          0.91          1.13            1.30         1.19
   Full service offices .......................................         7             4             3               2            2

Asset Quality Ratios (at end of period)
   Non-performing loans to total loans (4) ....................      0.17          0.36          0.40            0.95         2.70
   Non-performing assets to total assets (4) ..................      0.18          0.25          0.32            0.59         1.34
   Allowance for loan losses to total loans ...................      0.22          0.23          0.18            0.33         0.51
   Allowance for loan losses to total non-performing loans ....    126.32         63.39         45.98           34.57        18.96

Capital Ratios (5)
   Tangible capital ratio .....................................      6.88          6.96          6.27            6.12         6.07
   Core capital ratio .........................................      6.88          6.96          6.27            6.12         6.07
   Risk-based capital ratio ...................................     21.92         31.14         30.10           24.62        21.40
   Equity to assets at end of period ..........................      4.68          5.59          5.53            3.45         2.80


(1) On May 6, 1996, the Company sold 1,265,000 shares of common stock at $10.00 per share to investors in an initial public offering resulting in gross proceeds of $12,650,000 to the Company. Net proceeds after offering expenses were $11,437,000.
(2) Reflects the Company's adoption of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," effective July 1, 1993.
(3) For comparability purposes, the 1997 fiscal year ratios exclude the effect of the special SAIF assessment of $830,000.
(4) Non-performing loans consist of non-accrual loans and accruing loans that are contractually past due 90 days or more, and non-performing assets consist of non-performing loans, real estate acquired by foreclosure or deed-in-lieu thereof and a single non-agency participation certificate classified as substandard.
(5) Regulatory capital ratios apply to the Bank (Harrington Bank, FSB) as a federally chartered savings bank.

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

General

Harrington's business strategy focuses on achieving attractive returns consistent with prudent risk management. Harrington has sought to implement this strategy by (1) expanding its banking locations and product offerings in order to build a strong community banking franchise through de novo branching and the pursuit of acquisition opportunities; (2) controlling interest rate risk by matching the interest rate sensitivity of its assets to that of its liabilities;
(3) controlling credit risk by maintaining a substantial portion of the Company's assets in mortgage-backed securities and single-family residential loans and by applying conservative underwriting standards and credit risk monitoring; and (4) utilizing excess capital balances through the management of a hedged investment portfolio.

Harrington invests primarily in mortgage-backed and related securities and originates (both directly and through correspondents) loans secured by single-family residences located primarily in Indiana and the Kansas City metropolitan area. While Harrington has greatly expanded its portfolio of originated mortgage loans, approximately 60% of its assets currently consist of purchased mortgage-backed and related securities that are hedged to reduce interest rate risk. Although mortgage-backed securities often carry lower yields than traditional mortgage loans, such securities generally increase the quality of the Company's assets by virtue of the securities' underlying insurance or guarantees, are more liquid than individual mortgage loans, and may be used to collateralize borrowings or other obligations of the Company. The funds invested in the securities portfolio can be quickly redeployed to pursue retail expansion opportunities as they arise. Furthermore, in March 1998, the Company commenced the origination of commercial mortgage and commercial and industrial loans through a newly developed commercial loan division. This activity provides further diversification of business lines and fulfills a critical component of the Company's community banking strategy.

Harrington's funding strategy focuses on accessing cost-efficient funding sources, including securities sold under agreements to repurchase, retail and non-retail deposits and Federal Home Loan Bank ("FHLB") advances. The Company continues to build a community-oriented banking operation in order to sustain loan originations and deposit growth, benefit from economies of scale, and generate additional fee income. Management's primary goal is to increase stockholders' value, as measured on a risk-adjusted total return basis.

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

"Safe Harbor"  Statement under the Private  Securities  Litigation Reform Act of
1995

In addition to historical information, forward-looking statements contained in this annual report are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause future results to vary from current expectations include, but are not limited to, the impact of economic conditions (both generally and more specifically in the markets in which Harrington operates), the impact of competition for Harrington's customers from other providers of financial services, the impact of government legislation and regulation (which changes from time to time and over which Harrington has no control), and other risks detailed in the Annual Report and in Harrington's other Securities and Exchange Commission ("SEC") filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Harrington undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents Harrington files from time to time with the SEC, including the Quarterly Reports on Form 10-Q to be filed by Harrington in 1998 and 1999 and any Current Reports on Form 8-K filed by Harrington.

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

This factor has historically caused the income and market value of portfolio equity ("MVPE") of savings institutions to be more volatile than other financial institutions. MVPE is defined as the net present value of the cashflows from an institution's existing assets, liabilities and off-balance sheet instruments. While having liabilities that reprice more frequently than assets is generally beneficial to net interest income and MVPE in times of declining interest rates, such an asset/liability mismatch is generally detrimental during periods of rising interest rates.

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

Harrington's asset and liability management strategy is formulated and monitored by the Boards of Directors of both the Company and Bank, the Company's wholly-owned subsidiary. The Boards' written policies and procedures are implemented by the Investment Committee of the Bank, which is comprised of the Chief Executive Officer, Chief Investment Officer, and three outside directors. The Investment Committee meets at least monthly to review, among other things, the sensitivity of the Bank's assets and liabilities to interest rate changes, investment opportunities and the performance of the investment portfolios, and the past month's purchase and sale activity of securities. The Committee also provides guidance to management on reducing interest rate risk and on investment strategy and consults with the Chief Operating Officer of the Bank regarding retail pricing and funding decisions with respect to the Bank's overall asset and liability composition. In accordance therewith, the Investment Committee reviews the Bank's liquidity, cash flow needs, interest rate sensitivity of investments, deposits and borrowings, core deposit activity, current market conditions and interest rates on both a local and national level.

Harrington has contracted with Smith Breeden Associates, Inc. ("Smith Breeden") for the provision of consulting services regarding, among other things, the management of its investments and borrowings, the pricing of loans and deposits, and the use of various financial instruments to reduce interest rate risk. Smith Breeden is a consulting firm which renders investment advice and asset and liability management services to financial institutions, corporate and government pension plans, foundations, Smith Breeden's mutual funds, and government agencies nationally. Certain directors of the Company and the Bank are principals of Smith Breeden.

The Investment Committee regularly reviews interest rate risk by utilizing analyses prepared by Smith Breeden with respect to the impact of alternative interest rate scenarios on net interest income and on the Bank's MVPE. The Investment Committee also reviews analyses prepared by Smith Breeden concerning the impact of changing market volatility, prepayment forecast error, changes in option-adjusted spreads and non-parallel yield curve shifts.

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

In the absence of the Company's hedging activities, the MVPE of the Company would decline as a result of a general increase in market rates of interest. This decline would be due to the market values of Harrington's assets being generally more sensitive to interest rate fluctuations than are the market values of the Company's liabilities due to Harrington's investment in and origination of generally longer-term assets which are funded with shorter-term liabilities. Consequently, the elasticity (i.e., the change in the market value of an asset or liability as a result of a change in interest rates) of Harrington's assets is greater than the elasticity of its liabilities.

Accordingly, the primary goal of Harrington's asset and liability management policy is to effectively increase the elasticity of the Company's liabilities and/or effectively contract the elasticity of the Company's assets so that the respective elasticities are matched as closely as possible. This elasticity adjustment can be accomplished internally by restructuring Harrington's balance sheet or externally by adjusting the elasticities of

Harrington's assets and/or liabilities through the use of interest rate contracts, such as interest rate swaps, collars, caps, floors, options and futures. Harrington's strategy is to hedge either internally through the use of longer-term certificates of deposits or less sensitive non-defined maturity (transaction) deposits, FHLB advances and mortgage-backed derivative securities or externally through the use of various interest rate contracts.

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

In selecting the type and amount of interest rate contract to utilize, the Company compares the elasticity of a particular contract to that of the securities to be hedged. An interest rate contract with the appropriate offsetting elasticity could have a notional amount much greater than the face amount of the securities being hedged.

An interest rate swap is an agreement where one party (generally the Company) agrees to pay a fixed rate of interest on a notional principal amount to a second party (generally a broker or money center bank) in exchange for receiving from the second party a variable rate of interest on the same notional amount for a predetermined period of time. No actual assets are exchanged in a swap of this type and interest payments are generally netted. These swaps are generally utilized by Harrington to synthetically convert fixed-rate assets into adjustable-rate assets without having to sell or transfer the underlying assets.

At June 30, 1998, Harrington was a party to four interest rate swap agreements held in its trading portfolio. The agreements had an aggregate notional amount of $121.0 million and maturities from January 1999 to April 2001. With respect to these agreements, Harrington makes fixed interest payments ranging from 6.12% to 6.58% and receives payments based upon the three-month London Interbank Offered Rate ("LIBOR").

The net expense (income) relating to Harrington's interest rate swaps held in the trading portfolio was $313,000, $330,000 and $(168,000) during the years ended June 30, 1998, 1997 and 1996, respectively. The approximate market value of the interest rate swaps which are maintained in the trading portfolio was $(397,000) and $581,000 as of June 30, 1998 and 1997, respectively.

The Company also has one swap whereby it pays a floating rate (based on three-month LIBOR) and receives a fixed rate of 6.96%. Harrington's floating-pay swap, which has a notional amount of $7.5 million, is not included in the Company's trading portfolio. This swap is used to modify the interest rate sensitivity of certain certificates of deposit issued by the Bank.

The net income relating to Harrington's floating-pay swap was $70,000, $130,000 and $129,000 during the years ended June 30, 1998, 1997 and 1996, respectively. This income is netted against interest expense in the Company's Consolidated Statements of Income. The approximate market value of the Company's floating-pay interest rate swap (which is not reflected in the Company's financial statements) was $137,000 and $91,000 as of June 30, 1998 and 1997, respectively.

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

At June 30, 1998, Harrington held seven interest rate cap agreements, twelve interest rate floor agreements and one interest rate collar in its trading portfolio. These contracts, which expire from October 1998 to June 2004, have an aggregate notional amount of approximately $391.1 million. The interest rate cap agreements provide for a payment, depending on the particular contract, whenever the defined floating rate exceeds 6.50% to 9.00%. The interest rate floor agreements provide for a payment, depending on the particular contract, whenever the defined floating rate is less than 5.00% to 7.00%. The interest rate collar provides for a payment whenever the defined floating rate is greater than 10.25% or less than 5.25%.

The aggregate net expense (income) relating to the Company's interest rate caps, collars and floors held in the trading portfolio was $223,000, $(370,000) and $(220,000) during the years ended June 30, 1998, 1997 and 1996, respectively. The approximate market value of Harrington's interest rate caps, collars and floors which are maintained in the trading portfolio was $4.6 million and $5.1 million as of June 30, 1998 and 1997, respectively.

Harrington also has four interest rate caps with aggregate notional amounts of $90.0 million which are not held in the Company's trading portfolio. These caps, which mature from May 2001 to May 2008, provide for a payment, depending on the particular contract, whenever the defined floating rate exceeds 6.00% to 7.00%. The instruments are used to effectively cap the interest rate on a portion of the Company's securities sold under agreements to repurchase and the Company's floating-rate borrowing from the FHLB. Net expense on the caps was $257,000, $178,000 and $25,000 for the years ended June 30, 1998, 1997 and 1996, respectively. The approximate market value of the caps, which is not reflected in the Company's financial statements, was $2.5 million and $351,000 at June 30, 1998 and 1997, respectively.

Interest rate futures are commitments to either purchase or sell designated instruments at a future date for a specified price. Futures contracts are generally traded on an exchange, are marked-to-market daily and are subject to initial and maintenance margin requirements. Harrington generally uses 91-day Eurodollar certificates of deposit contracts ("Eurodollar futures contracts") which are priced off LIBOR as well as Treasury Note and Bond futures contracts. The Company will from time to time agree to sell a specified number of contracts at a specified date. To close out a contract, Harrington will enter into an offsetting position to the original transaction.

If interest rates rise, the value of the Company's short futures positions increases. Consequently, sales of futures contracts serve as a hedge against rising interest rates. At June 30, 1998, Harrington had sold Eurodollar and Treasury Note futures contracts with an aggregate notional amount of approximately $2.8 billion. The Company had total gains (losses) on its futures contracts of $(8.6) million, $(3.9) million and $1.9 million for the fiscal years ended June 30, 1998, 1997 and 1996, respectively.

Options are contracts which grant the purchaser the right to buy or sell the underlying asset by a certain date for a specified price. Generally, Harrington will purchase options on financial futures to hedge the changing elasticity exhibited by mortgage loans and mortgage-backed securities. The changing elasticity results from the ability of a borrower to prepay a mortgage. As market interest rates decline, borrowers are more likely to prepay their mortgages, shortening the elasticity of the mortgages. Consequently, where interest rates are declining, the value of mortgage loans or mortgage-backed securities will increase at a slower rate than would be expected if borrowers did not have the ability to prepay their mortgages.

Harrington, therefore, generally purchases out-of-the-money calls and puts so that the increase in value of the options resulting from interest rate movements offsets the reductions in MVPE resulting from the changing elasticity inherent in the Company's balance sheet. At June 30, 1998, Harrington had 660 purchased options contracts with an aggregate notional amount of approximately $66.0 million. The net expense relating to the Company's options contracts was $943,000, $770,000 and $640,000 during the years ended June 30, 1998, 1997 and
1996, respectively. The approximate market value of the Company's options contracts which are maintained in the trading portfolio was $50,000 and $24,000 as of June 30, 1998 and 1997, respectively.

The following table summarizes the periodic exchanges of interest payments with counterparties including the amortization of premiums paid for interest rate contracts as discussed above. Such payments and amortization amounts are accounted for as adjustments to the yields of securities held for trading and are reported as a separate component of interest income.

(Dollars in thousands)
Years Ended June 30,                          1998          1997           1996
                                            ------        ------         ------
Interest rate contract
 (income) expense:
   Swaps ...........................        $  313        $  330         $ (168)
   Caps, floors, and collars .......           223          (370)          (220)
   Options .........................           943           770            640
                                            ------        ------         ------
Net interest expense on
    interest rate contracts ........        $1,479        $  730         $  252
                                            ======        ======         ======

The above table does not include realized and unrealized gains and losses with respect to the market value of interest rate contracts held in the trading portfolio. Such gains and losses are generally offset by fluctuations in the market value of the Company's assets held for trading. All realized and unrealized gains and losses pertaining to interest rate contracts in the trading portfolio are reported as other income in the Company's Consolidated Statements of Operations.

Harrington is subject to the risk that its counter-parties with respect to various interest rate contracts (such as swaps, collar, caps, floors, options and futures) may default at or prior to maturity of a particular instrument. In such a case, the Company might be unable to recover any unrealized gains with respect to a particular contract.

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

In estimating the market value of mortgage loans and mortgage-backed securities, the Company utilizes various prepayment assumptions which vary, in accordance with historical experience, based upon the term, interest rate and other factors with respect to the underlying loans. At June 30, 1998, these prepayment assumptions varied from 5% to 36% for fixed-rate mortgages and mortgage-backed securities and varied from 14% to 31% for adjustable rate mortgages and mortgage-backed securities.

The following table sets forth at June 30, 1998 the estimated sensitivity of the Bank's MVPE to parallel yield curve shifts using Harrington's internal market value calculation. The table demonstrates the sensitivity of the Bank's assets and liabilities both before and after the inclusion of its interest rate contracts.

The table set forth below does not purport to show the impact of interest rate changes on Harrington's equity under generally accepted accounting principles. Market value changes only impact the Company's income statement or the balance sheet (1) to the extent the affected instruments are marked to market, and (2) over the life of the instruments as an impact on recorded yields.

(Dollars in thousands)
Change in
Interest Rates (In Basis Points)(1) ....        -400          -300          -200          -100      --        +100          +200

Market value gain (loss) of assets .....    $ 34,498      $ 25,182      $ 17,057      $ 10,498      --    $(17,232)     $(38,546)
Market value gain (loss) of liabilities       (4,698)       (3,576)       (2,451)       (1,279)     --       1,436         3,064
                                            --------      --------      --------      --------     ----   --------      --------
Market value gain (loss) of net
   assets before interest rate contracts      29,800        21,606        14,606         9,219      --     (15,796)      (35,482)
Market value gain (loss)
    of interest rate contracts .........     (22,328)      (18,097)      (13,535)       (8,070)     --      12,845        30,307
                                            --------      --------      --------      --------     ----   --------      --------
Total change in MVPE(2) ................    $  7,472      $  3,509      $  1,071      $  1,149      --    $ (2,951)     $ (5,175)
                                            --------      --------      --------      --------     ----   --------      --------
Change in MVPE as a percent of:
   MVPE(2) .............................        21.2%          9.9%          3.0%          3.3%     --        (8.4)%       (14.7)%
   Total assets of the Bank ............         1.5%          0.7%          0.2%          0.2%     --        (0.6)%        (1.1)%

Change in
Interest Rates (In Basis Points)(1) ....        +300          +400

Market value gain (loss) of assets .....    $(61,294)     $(83,934)
Market value gain (loss) of liabilities        4,825         6,624
Market value gain (loss) of net
   assets before interest rate contracts     (56,469)      (77,310)
Market value gain (loss)
    of interest rate contracts .........      49,820        69,985
Total change in MVPE(2) ................    $ (6,649)     $ (7,325)

Change in MVPE as a percent of:
   MVPE(2) .............................       (18.8)%       (20.8)%
   Total assets of the Bank ............        (1.4)%        (1.5)%


(1)  Assumes  an  instantaneous   parallel  change  in  interest  rates  at  all
maturities.
(2) Based on the Bank's pre-tax MVPE of $35.3 million at June 30, 1998.

Since a large portion of Harrington's assets is recorded at market value, the following table is included to show the estimated impact on the Company's equity of instantaneous, parallel shifts in the yield curve, and constant option adjusted spreads on assets and liabilities. The assets and interest rate contracts included in the table below are only those which are either classified by the Company as held for trading or available for sale and, therefore, reflected at market value. Consequently, Harrington's liabilities, which are reflected at cost, are not included in the table below. All amounts are shown net of taxes, with an estimated effective tax rate of 39.0%.

(Dollars in thousands)
Change in
Interest Rates (In Basis Points)                        -400          -300        -200          -100    --        +100        +200
------------------------------------------------------------------------------------------------------------------------------------
After tax market value gain (loss) of assets       $  16,770     $  12,180   $   8,161     $   4,788    --    $ (7,051)   $(15,600)
After tax market value gain (loss) of interest       (12,283)       (9,681)     (6,998)       (4,050)   --       6,287      14,889
   rate contacts                                   ---------     ---------   ---------     ---------          --------    --------


After tax gain (loss) in equity                    $   4,487     $   2,499   $   1,163     $     738    --    $   (764)   $   (711)
                                                   ---------     ---------   ---------     ---------          --------    --------
After tax gain (loss) in equity as a percent of
   the Company's equity at June 30, 1998                19.8%         11.0%       5.1%           3.3%   --        (3.4)%      (3.1)%

Change in
Interest Rates (In Basis Points)                         +300        +400
---------------------------------------------------------------------------
After tax market value gain (loss) of assets        $ (24,792)  $ (34,012)
After tax market value gain (loss) of interest         24,588      34,729
   rate contacts                                    ---------   ---------

After tax gain (loss) in equity                     $    (204)  $     717
                                                    ---------   ---------

After tax gain (loss) in equity as a percent of
   the Company's equity at June 30, 1998                 (0.9)%       3.2%

Changes in Financial Condition

General. At June 30, 1998, Harrington's total assets amounted to $484.4 million, as compared to $446.8 million at June 30, 1997. The increase in total assets was primarily due to a $70.0 million increase in the Bank's loan portfolio which was partially offset by a $38.3 million decrease in the securities portfolio and due from broker account.

Cash and Interest-Bearing Deposits. Cash and interest-bearing deposits amounted to $11.8 million and $9.5 million at June 30, 1998 and 1997, respectively. Harrington actively manages its cash and cash equivalents based upon the Company's operating, investing and financing activities. Based upon the Company's current size, cash and cash equivalents generally fluctuate within a range of $5.0 million to $20.0 million. Harrington generally attempts to invest its excess liquidity in higher yielding assets such as loans or securities.

Securities Held for Trading and Available for Sale. In order to reduce the Company's credit risk exposure, to enhance balance sheet liquidity, and to utilize excess capital balances, Harrington maintains a substantial portion of its assets in a hedged mortgage-backed and related securities portfolio, the securities of which are primarily issued or guaranteed by U.S. Government agencies or government sponsored enterprises. Almost all of these securities and their related interest rate risk management contracts are classified as held for trading and, pursuant to SFAS 115, are reported at fair value with unrealized gains and losses included in earnings. The remainder of the securities are classified as available for sale and thus also reported at fair value, but with unrealized gains and losses excluded from earnings and reported instead as a separate component of stockholders' equity.

Securities held for trading (consisting of mortgage-backed securities, mortgage-backed derivative securities, interest rate contracts and equity securities) amounted to $290.6 million and $317.4 million at June 30, 1998 and 1997, respectively. Securities classified as available for sale (consisting of a non-agency mortgage-backed security and municipal bonds) declined from $1.1 million at June 30, 1997 to $922,000 at June 30, 1998.

Loans Receivable. At June 30, 1998, loans receivable (net of the Company's allowance for loan losses) amounted to $163.5 million, an increase of 74.1% over the June 30, 1997 total of $94.0 million. Harrington has significantly increased its community banking operations, particularly the origination (both directly and through correspondent mortgage banking companies) of single-family residential loans. Loans originated through correspondents must meet the same pricing and underwriting standards as loans originated internally.

Allowance for Loan Losses. At June 30, 1998, Harrington's allowance for loan losses totaled $360,000, compared to $213,000 at June 30, 1997. At June 30, 1998, the Company's allowance represented approximately 0.2% of the total loan portfolio and 126.3% of total non-performing loans, as compared to 0.2% and 63.4% at June 30, 1997. The ratio of total non-performing loans to total loans amounted to 0.2% at June 30, 1998 compared to 0.4% at June 30, 1997, which reflects Harrington's emphasis on maintaining low credit risk with respect to its operations.

Although Harrington management believes that its allowance for loan losses at June 30, 1998 was adequate based on facts and circumstances available to it (including the historically low level of loan charge-offs), there can be no assurances that additions to the allowance will not be necessary in future periods, which could adversely affect the Company's results of operations.

Deposits. At June 30, 1998, deposits totaled $178.3 million, as compared to $136.2 million as of June 30, 1997. Retail deposits increased $43.3 million, from $123.5 million at June 30, 1997 to $166.8 million at June 30, 1998, primarily due to Harrington's strategy of rapidly building a community banking franchise. Non-retail deposits declined by $1.2 million during the same period, for a total increase in deposits of $42.1 million.

Borrowings. At June 30, 1998, reverse repurchase agreements and dollar rolls (both of which are securities sold under agreements to repurchase and are accounted for as a financing) totaled $240.4 million, as compared to $245.6 million as of June 30, 1997.

Advances from the FHLB of Indianapolis remained stable at $26.0 million as of June 30, 1998 and 1997. At June 30, 1998, the FHLB advance was scheduled to mature in fiscal 1999, with an average interest rate thereon of 5.6%, as compared to 5.8% at June 30, 1997.

The Company's note payable amounted to $13.5 million and $10.0 million at June 30, 1998 and 1997, respectively. The note payable relates to a loan facility which was used to refinance, to a significant extent, the unpaid balance of a $10.0 million acquisition loan which financed the Company's acquisition of the Bank.

Stockholders' Equity. Stockholders' equity decreased from $25.0 million at June 30, 1997 to $22.7 million at June 30, 1998. This decrease was due primarily to the $1.9 million of net loss recognized during fiscal 1998, the purchase of treasury stock amounting to $1.5 million and the payment of the Company's quarterly dividends of $.03 per share, or $395,000 in total. This decrease was partially offset by the $1.1 million raised in connection with the exercise of existing stock options during fiscal 1998 and the $283,000 tax benefit from the exercise of non-qualified stock options.

Results of Operations

Summary of Operations. Harrington reported net loss of $1.9 million or $0.57 basic loss per share for the year ended June 30, 1998 compared to net income of $2.0 million or $0.61 basic earnings per share for the year ended June 30, 1997. This $3.9 million or 192.9% decrease in net income was due primarily to a $3.1 million decrease in net interest income, a $2.1 million decrease in other income
(loss) and a $1.0 million increase in operating expenses, which was partially offset by a $2.5 million decrease in the income tax provision.

Net income for the year ended June 30, 1997 was $2.0 million or $0.61 basic earnings per share, compared to $1.2 million or $0.57 basic earnings per share for the year ended June 30, 1996. The $779,000 or 63.7% increase in net income was due primarily to a $2.6 million increase in net interest income, which was partially offset by a $1.7 million increase in operating expenses which includes the Savings Association Insurance Fund ("SAIF") special assessment of $830,000, and a $613,000 increase in the income tax provision.

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

(Dollars in thousands)
Years Ended June 30,                                         1998                             1997
--------------------------------------------------------------------------------------------------------------
                                                  Average              Yield/    Average                Yield/
Interest Rate (1)                                 Balance  Interest     Rate     Balance    Interest     Rate
--------------------------------------------------------------------------------------------------------------
Interest-Earning Assets:
   Interest-bearing deposits ................    $ 14,590 $    792      5.43%    $ 22,727      1,197     5.27%
   Securities held for trading (2) ..........     386,640   23,947      6.19      390,867     26,808     6.86
   Securities available for sale (3) ........       1,039       91      8.76        1,375        133     9.67
   Loans receivable, net (4) ................     116,982    8,734      7.47       78,545      6,087     7.75
   Federal Home Loan Bank stock .............       4,858      392      8.07        3,179        249     7.83
                                                 --------  -------    ------    ---------    -------   ------
   Total interest-earning assets ............     524,109   33,956      6.48%     496,693     34,474     6.94%
                                                 --------  -------    ------    ---------    -------   ------
Non-interest-earning assets .................      14,872                          10,714
                                                 --------                        --------
   Total assets .............................    $538,981                        $507,407
                                                 --------                        --------
Interest-Bearing Liabilities:
   Deposits:
     NOW and checking accounts ..............    $  6,788      166      2.45%   $  4,697        124     2.64%
     Savings accounts .......................      25,666    1,117      4.35      20,463        844     4.12
     Money market deposit accounts ..........       2,235      101      4.52       1,886         82     4.35
     Certificates of deposit ................     117,073    6,919      5.91     109,756      6,416     5.85
                                                 --------  -------      ----    --------     ------   ------
    Total deposits ..........................     151,762    8,303      5.47     136,802      7,466     5.46
   Securities sold under agreements
       to repurchase ........................     319,578   17,905      5.60     306,034     16,391     5.36
    Federal Home Loan Bank advances .........      27,488    1,843      6.70      26,089      1,644     6.30

    Note payable ............................      11,355      981      8.64      10,168        907     8.92
                                                 --------  -------      ----    --------     ------   ------
   Total interest-bearing liabilities .......     510,183   29,032      5.69%    479,093     26,408     5.51%
                                                 --------  -------     -----    --------     ------   ------
Non-interest bearing liabilities ............       4,200                          4,307
                                                 --------                       --------
Total liabilities ...........................     514,383                        483,400
Stockholders' equity ........................      24,598                         24,007
                                                 --------                       --------
Total liabilities and stockholders' equity ..    $538,981                       $507,407
                                                 --------                       --------
Net interest income; interest rate spread (5)             $  4,924      0.79%              $  8,066     1.43%
                                                          --------    ------               --------   ------
Net interest margin (5)(6) ..................                           0.94%                           1.62%
Average interest-earning assets to                                    ------                          ------
   average interest-bearing liabilities .....                         102.73%                         103.67%

                                                                   1996
                                                   ------------------------------------
                                                    Average                     Yield/
                                                    Balance      Interest       Rate
                                                   ------------------------------------
Interest-Earning Assets:
   Interest-bearing deposits ................      $  14,520     $     780        5.37%
   Securities held for trading (2) ..........        243,862        18,034        7.40
   Securities available for sale (3) ........          2,672           194        7.26
   Loans receivable, net (4) ................         52,399         4,276        8.16
   Federal Home Loan Bank stock .............          2,533           200        7.90
                                                   ---------     ---------      ------
   Total interest-earning assets ............        315,986        23,484        7.43%
                                                   ---------     ---------      ------
Non-interest-earning assets .................         13,952
   Total assets .............................      $ 329,938
                                                   ---------     ---------      ------
Interest-Bearing Liabilities:
   Deposits:
     NOW and checking accounts ..............         3,813           110        2.88%
     Savings accounts .......................        15,922           613        3.85
     Money market deposit accounts ..........         1,777            77        4.33
     Certificates of deposit ................       103,981         6,351        6.11
                                                   ---------     ---------      ------
    Total deposits ..........................       125,493         7,151        5.70
   Securities sold under agreements
       to repurchase ........................       148,523         8,352        5.62
    Federal Home Loan Bank advances .........        27,586         1,596        5.79
    Note payable ............................         9,553           905        9.47
                                                   ---------     ---------      ------
   Total interest-bearing liabilities .......       311,155        18,004        5.79%

Non-interest bearing liabilities ............         5,894
                                                   ---------     ---------      ------
   Total liabilities ........................       317,049
Stockholders' equity ........................        12,889
                                                   ---------     ---------      ------
Total liabilities and stockholders' equity ..      $329,938
                                                   ---------     ---------      ------
Net interest income; interest rate spread (5)                     $  5,480       1.64%
                                                   ---------     ---------      ------

Net interest margin (5)(6) ..................                                    1.73%
                                                   ---------     ---------     -------
Average interest-earning assets to
   average interest-bearing liabilities .....                                  101.55%
                                                   ---------     ---------     -------

(1) At June 30, 1998, the yields earned and rates paid were as follows: interest-bearing deposits, 5.34%; securities held for trading, 6.10%; securities available for sale, 7.77%; loans receivable, net 7.37%; FHLB stock, 8.00%; total interest-earning assets, 6.55%; deposits, 5.50%; securities sold under agreements to repurchase, 5.65%; FHLB advances, 5.64%; note payable, 8.64%; total interest-bearing liabilities, 5.68%; interest rate spread, 0.87%.

(2) Both the interest and yields earned on the Company's securities portfolio reflect the net interest expense incurred with respect to various interest rate contracts (such as interest rate swaps, collars, caps, floors, options and futures) which were utilized to hedge the Company's interest rate exposure. During the years ended June 30, 1998, 1997 and 1996, the net costs of hedging the Company's interest rate exposure with respect to its securities held for trading amounted to $1.5 million or 0.77%, $730,000 or 0.37% and $252,000 or 0.21%, respectively.

(3) The average balance reflects the carrying value of available for sale investments net of the average valuation allowance related to a single non-agency participation certificate of $155,000, $276,000 and $447,000 for the years ended June 30, 1998, 1997 and 1996, respectively.

(4) Net of deferred loan fees, loan discounts and undisbursed loan funds. Includes nonaccrual loans. Interest on nonaccrual loans is recorded when received.

(5) Excluding the costs of hedging the Company's interest rate exposure (which has effectively reduced the yields earned on the Company's securities portfolio), the Company's interest rate spread amounted to 1.07%, 1.58% and 1.72%, and the Company's net interest margin amounted to 1.22%, 1.77% and 1.81% for the years ended June 30, 1998, 1997 and 1996, respectively.

(6)  Net   interest   margin  is  net   interest   income   divided  by  average
     interest-earning assets.

Rate/Volume Analysis - The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Company's interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(1) changes in volume (change in volume multiplied by prior year rate), (2) changes in rate (change in rate multiplied by prior year volume), and (3) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated in proportion to the absolute dollar amounts of the changes due to rate and volume.

(Dollars in thousands)
Years Ended June 30,                                      1998 vs. 1997                       1997 vs. 1996
---------------------------------------    -----------------------------------    ----------------------------------
                                                  Increase                              Increase
                                                 (Decrease)            Total           (Decrease)
                                                   Due to             Increase           Due to              Total
                                             Rate        Volume     (Decrease)     Rate          Volume    Increase
                                             ----        ------     ----------     ----          ------    --------
Interest-earning assets:
  Interest-bearing deposits ...........    $     36     $   (441)    $   (405)    $    (16)    $    433     $    417

  Securities held for trading and
     securities available for sale ....      (2,593)        (310)      (2,903)      (1,377)      10,090        8,713
  Loans receivable, net ...............        (230)       2,877        2,647         (225)       2,036        1,811
  Federal Home Loan Bank stock ........           8          135          143           (2)          51           49
                                           --------     --------         ----     --------     --------       ------

     Total interest-earning assets ....    $ (2,779)    $  2,261         (518)    $ (1,620)    $ 12,610       10,990
                                           --------     --------         ----     --------     --------       ------

Interest-bearing liabilities:
   NOW and checking accounts ..........    $    (10)    $     52           42     $    (10)    $     24           14
   Savings accounts ...................          49          224          273           46          185          231
   Money market deposit accounts ......           3           16           19         --              5            5
   Certificates of deposit ............          71          432          503         (279)         344           65
                                           --------     --------         ----     --------     --------       ------
     Total deposits ...................         113          724          837         (243)         558          315
   Securities sold under agreements
     to repurchase ....................         772          742        1,514         (415)       8,454        8,039
   Federal Home Loan Bank advances ....         108           91          199          138          (90)          48
   Note payable .......................         (29)         103           74          (54)          56            2
                                           --------     --------         ----     --------     --------       ------

     Total interest-bearing liabilities    $    964     $  1,660        2,624     $   (574)    $  8,978        8,404
                                           --------     --------         ----     --------     --------       ------

Increase (decrease) in net
     interest income ..................                              $ (3,142)                              $  2,586
                                                                     --------                               --------

Interest Income. For the year ended June 30, 1998, Harrington's interest income decreased by $518,000 or 1.5% to $34.0 million, compared to the year ended June 30, 1997. This decrease was primarily due to a $2.9 million decrease in interest income on the Company's investment portfolio including the increase in the net interest expense on interest rate contracts maintained in the trading portfolio. This decrease was partially offset by a $2.6 million increase in interest income from the loan portfolio. The 67 basis point decline in interest income from the investment portfolio was largely a result of the Company's shifting of assets to low initial rate GNMA one-year adjustable rate mortgage securities and the shifting of the portfolio's fixed rate mortgage investments to lower coupons with lower accounting yields but higher option adjusted spreads. The increase in interest income on the loan portfolio was a direct result of the $38.4 million increase in the level of the average loan portfolio which was partially offset by a 28 basis point decline in the interest yield earned caused primarily by an overall decline in the level of interest rates during fiscal 1998.

For the year ended June 30, 1997, Harrington's interest income increased by $11.0 million or 46.8% to $34.5 million, compared to the year ended June 30, 1996. This increase was primarily due to an $8.7 million increase in interest income on the Company's investment portfolio, including the increase in the net interest expense on interest rate contracts maintained in the trading portfolio, and a $1.8 million increase in interest income from the loan portfolio. The increase in interest income from the Company's investment portfolio was a direct result of deploying capital raised in the Company's initial public offering (IPO) which increased the average portfolio by $145.7 million which was partially offset by a 53 basis point decline in the interest yield earned. The increase in interest income on the loan portfolio was a direct result of the $26.1 million increase in the level of the average loan portfolio which was partially offset by a 41 basis point decline in the interest yield earned. The decreases in interest yields earned were primarily caused by an overall decline in the level of interest rates during fiscal 1997.

Interest Expense. For the year ended June 30, 1998, Harrington's interest expense increased by $2.6 million or 9.9% to $29.0 million, compared to the year ended June 30, 1997. This increase was primarily due to a $31.1 million increase in the level of average interest-bearing liabilities and an 18 basis point increase in the cost of interest-bearing liabilities resulting mainly from an increase in the funding costs for securities sold under agreements to repurchase.

For the year ended June 30, 1997, Harrington's interest expense increased by $8.4 million or 46.7% to $26.4 million, compared to the year ended June 30, 1996. This increase was primarily due to a $167.9 million increase in the level of average interest-bearing liabilities which was partially offset by a 28 basis point decrease in the cost of interest-bearing liabilities resulting mainly from an overall decrease in the interest rates during fiscal year 1997.

Net Interest Income. Net interest income decreased by $3.1 million or 39.0% to $4.9 million during fiscal year 1998 as compared to fiscal year 1997. For the year ended June 30, 1997, Harrington's net interest income amounted to $8.1 million, compared to $5.5 million for the year ended June 30, 1996.

Provision for Loan Losses. The provision for loan losses is charged to earnings to bring the total allowance to a level considered appropriate by management based on the estimated net realizable value of the underlying collateral, general economic conditions, particularly as they relate to the Company's market areas, historical loan loss experience and other factors related to the collectibility of the Company's loan portfolio. While management endeavors to use the best information available in making its evaluations, future allowance adjustments may be necessary if economic conditions change substantially from the assumptions used in making the evaluations.

Harrington established provisions (recoveries) for loan losses of $147,000, $92,000 and $(1,000) during the years ended June 30, 1998, 1997 and 1996, respectively. During such respective periods, loan charge-offs (net of recoveries) amounted to $0, $(1,000) and $0, respectively. Although the Company's non-performing loans remain low, given the growth in the mortgage loan portfolio and the initial production of commercial related loans, the Company's analysis of loan reserve requirements indicated that additional reserves were prudent. The allowance for loan losses as a percentage of total non-performing loans was 126.3% and 63.4% at June 30, 1998 and 1997, respectively. The allowance for loan losses as a percentage of total loans was 0.2% at June 30, 1998 and 1997.

Other Income (Loss). Other income (loss) is comprised of two distinct components: gains and losses on the Company's investment securities and hedging instruments, and fee and other income from retail bank operations. Gains or losses on investments and hedges which have been sold are reported as realized gains or losses, and market value gains or losses on investments and hedges which remain in the Company's portfolio are reported as unrealized gains or losses.

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

However, the use of mark-to-market accounting for the trading portfolio can cause volatility in reported earnings due to short-term fluctuations in the market value of the securities relative to that of the hedge instruments. Harrington accepts this volatility and realizes that a major benefit of marking assets to market is that it provides shareholders with more timely information on the economic value of the Company's portfolio and it allows flexibility to grow or reduce investments as opportunities allow.

The following table sets forth information regarding other income (loss) for the periods shown.

(Dollars in thousands)
Years Ended June 30,                           1998         1997         1996
-------------------------------------------------------------------------------
Gain (loss) on sale of
   securities held for trading .......      $  (775)      $(1,623)      $ 1,834
Unrealized gain (loss) on
   securities held for trading .......         (930)        2,117        (1,960)
Other (1) ............................          295           239           256
                                            -------       -------       -------
Total other income (loss) ............      $(1,410)      $   733       $   130
                                            =======       =======       =======

(1) Consists primarily of loan servicing fees and late charges, checking account fees, trust and investment management service fees, rental income and other miscellaneous fees.

Total other income (loss) amounted to $(1.4) million for the year ended June 30, 1998. This total consisted of a net realized and unrealized loss of $1.7 million on the trading portfolio, plus fee and other retail bank income of $295,000. The loss on the trading portfolio, net of hedges, reflects only a portion of the total income (loss) produced from this portfolio in fiscal 1998. Total income from this portfolio consists of both interest income and net realized and unrealized gains and losses on the investments and hedges.

The Company seeks to produce a positive spread between the total income of this portfolio and one month LIBOR, the Company's marginal cost of borrowing. In the fiscal years 1998, 1997, and 1996, this portfolio produced a net hedged spread to one month LIBOR of 0.15%, 1.47% and 1.44%, respectively. The weaker investment performance of the Company's hedged mortgage securities portfolio in fiscal year 1998 can be attributed to the low interest rate and flat yield curve environment which, together with the associated prepayment uncertainty, caused investors to demand a larger spread between the rates on mortgage securities and comparable duration securities. Management expects that this situation, although negatively affecting the returns in fiscal 1998, to provide favorable investment management opportunities for Harrington in future periods.

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

Other Expense. In order to enhance the Company's profitability, management strives to maintain a favorable level of operating expenses relative to its peer group. During the years ended June 30, 1998, 1997 and 1996, total other expense, excluding the special SAIF assessment, as a percentage of average total assets amounted to 1.2%, 0.9% and 1.1%, respectively. The following table sets forth certain information regarding other expense for the periods shown.

(Dollars in thousands)
Years Ended June 30,                                1998        1997        1996
--------------------------------------------------------------------------------
Salaries and employee benefits .............      $3,295      $2,174      $1,776
Premises and equipment .....................         805         532         466
 Special SAIF assessment ...................                     830
FDIC insurance premiums ....................          86         180         276
 Marketing .................................         183         136         200
Computer services ..........................         243         165         143
Consulting fees ............................         287         281         232
Other (1) ..................................       1,561       1,146         647
                                                  ------      ------      ------
   Total other expense .....................      $6,460      $5,444      $3,740
                                                  ======      ======      ======

(1) Consists primarily of costs relating to postage, forms and supplies, professional fees, supervisory assessments and other miscellaneous expenses.

The principal category of Harrington's other expense is salaries and employee benefits, which increased by $1.1 million or 51.6% and $398,000 or 22.4% during fiscal 1998 and 1997, respectively. A major cause of these increases was the continuing implementation of Harrington's community bank expansion strategy. A total of six new banking locations were opened since May 1994, with three being opened in the third quarter of fiscal year 1998, and the administrative support at the home office was increased as well. In addition, new employees were hired in connection with the growth in the Bank's mortgage lending operations and the development of the Bank's commercial loan department.

Premises and equipment expense increased by $273,000 or 51.3% and $66,000 or 14.2% during fiscal 1998 and 1997, respectively. The increase in premises and equipment expense during the periods was primarily due to the opening of new branches during fiscal years 1998 and 1997.

During the year ended June 30, 1997, all SAIF-insured financial institutions were required to pay a special assessment to recapitalize that fund. Harrington's special assessment, which was based on the Bank's level of deposits at March 31, 1995, was $830,000. However, beginning January 1, 1997, the Bank's Federal Deposit Insurance Corporation ("FDIC") insurance rate dropped from 23 basis points to 6 basis points on its deposits. Excluding the special SAIF assessment, FDIC insurance premiums decreased $96,000 or 34.8% for fiscal 1997 compared to fiscal 1996. During fiscal 1998, FDIC insurance premiums decreased $94,000 or 52.2% primarily due to the decrease in the FDIC insurance rate which was offset by an increase in deposit base.

Harrington incurred marketing expense of $183,000, $136,000 and $200,000 during the years ended June 30, 1998, 1997 and 1996, respectively. The fluctuations in marketing expense during the periods reflected the advertising costs associated with the opening of the Bank's new branch offices during fiscal 1998 and 1997.

Computer services expense increased by $78,000 or 47.3% and $22,000 or 15.4% during fiscal 1998 and 1997, respectively. Computer services expense relates to the fees paid by Harrington to a third party who performs the Company's data processing functions as well as to the third party servicer who performs the back-office functions with respect to the Company's trust and investment management services. The increase in expense for the years presented relates primarily to the increase in the number of deposit and loan accounts held by Harrington.

Harrington has contracted with Smith Breeden to provide investment advisory services and interest rate risk analysis. Certain stockholders of the Company are also principals of Smith Breeden. The consulting fees paid by Harrington to Smith Breeden during the years ended June 30, 1998, 1997 and 1996, which are based on the Company's asset size, amounted to $287,000, $281,000 and $232,000, respectively.

Income Tax Provision. The Company received an income tax benefit of $1.2 million during fiscal 1998 as compared to income tax expense of $1.3 million and $648,000 during the years ended June 30, 1997 and 1996, respectively. The Company's effective tax rate amounted to 39.9%, 38.6% and 34.6% during the years ended June 30, 1998, 1997 and 1996, respectively. The Company's effective tax rate for the year ended June 30, 1996 was lower than the effective rates for fiscal years 1998 and 1997 primarily due to increased permanent differences relative to the level of pre-tax income in fiscal 1996.

Liquidity
---------
The Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments as defined by the OTS. As of November 24, 1997, the required level of such liquid investments was changed from 5% to 4% of certain liabilities as defined by the OTS. In addition to the change in the percentage of required level of liquid assets, the OTS also modified its definition of investments that are considered liquid. As a result of this change, the level of assets eligible for regulatory liquidity calculations increased considerably.

The total eligible regulatory liquidity of the Bank was 15.58% at June 30, 1998, as compared to 5.25% at June 30, 1997. At June 30, 1998, the Bank's liquid assets as defined by the OTS totaled approximately $82.2 million, which was $61.1 million in excess of the current OTS minimum requirement.

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

As a member of the FHLB System, the Bank may borrow from the FHLB of Indianapolis. FHLB advances may be obtained on very short notice due to the Bank's blanket collateral agreement with the FHLB. In addition, the Bank can pledge securities for collateralized borrowings such as reverse repurchase agreements and quickly obtain cash whenever needed. In the opinion of management, Harrington has sufficient cash flow and borrowing capacity to meet current and anticipated funding commitments.

The Bank's liquidity, represented by cash and cash equivalents, is a result of its operating, investing and financing activities. During the year ended June 30, 1998, there was a net increase of $2.3 million in cash and cash equivalents. The major sources of cash during the year included $680.8 million in proceeds from sales and maturities of securities held for trading, a $42.1 million net increase in deposits and an $11.3 million decrease in amounts due from brokers. Partially offsetting these sources of cash, the major uses of cash during the fiscal year were purchases of securities for the trading portfolio of $657.2 million and loan originations, net of repayments, of $70.0 million.

Year 2000
---------
The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. The Company's computer programs and those of third-party computer related providers may recognize a date using "00" as the year 1900 rather than the year 2000. This situation could result in system failures or miscalculations causing disruption of operations that could affect the ability of the Company to operate effectively and service customers.

The Company's State of Readiness. The company is preparing for the year 2000 by testing and evaluating both its information technology (IT) and non-information technology systems. The Company does not have any mission critical processes that are dependent on non-IT systems. The non-IT systems, such as the telephone system, are either currently compliant or are expected to be compliant in fiscal year 1999. The IT systems used by the Company have been or are being tested. The components of the IT systems being examined are: 1) personal computers (PCs), hardware and software, 2) data service bureau, and 3) other service providers.

Hardware and software on all PCs have been inventoried and tested. The limited number of PCs and software that were not Year 2000 compliant have been replaced or are scheduled to be replaced in the fourth quarter of calendar year 1998.

Given the expiration of the Bank's data processing agreement with its current service provider in early calendar year 1999, the Company has been evaluating its data processing requirements under its strategic plan and considering alternative solutions to meet these requirements. The Company has recently selected another data service provider, FISERV Vision, to replace its current provider. The conversion to this system is expected to be accomplished in March of 1999. FISERV has provided the Company with assurances that the Vision product is Year 2000 compliant, and the Company will be conducting tests on this software system to confirm this compliance.

If, for some unexpected reason, the Company is unable to accomplish this conversion to FISERV, then it would retain its current vendor and ensure compliance with Year 2000 through written assurance from the vendor and adequate testing of the operating system. The existing data service vendor is making progress toward making its operating systems Year 2000 complaint and expects this objective to be achieved in the third quarter of calendar year 1998.

Other service providers, such as the Company's financial advisors or the FHLB of Indianapolis, are either Year 2000 compliant or are keeping the Company apprised of their progress towards being Year 2000 compliant. As part of the Company's Year 2000 compliance program, the Company will be monitoring the vendors' progress toward compliance and, if necessary, testing systems to help ensure compliance.

The Costs to Address the Company's Year 2000 Issues. The limited number of PCs and software that were not Year 2000 compliant have been replaced or are scheduled to be replaced in the fourth quarter of calendar year 1998. The cost of replacing these machines and software is estimated to be $43,500 in capitalized fixed assets in fiscal year 1999.

The Risks of the Company's Year 2000 Issues. The Company has established parameters and processes for management to identify material customers, evaluate their preparedness, assess their credit risk and implement controls to manage the risk arising from their failure to properly address Year 2000 technology issues. The Company faces increased credit, liquidity, or counterparty trading risk when customers encounter Year 2000-related problems. Customers that must be evaluated and monitored are those that, if adversely impacted by Year 2000 technology issues, represent a significant financial exposure to the Company in terms of either credit loss or liquidity. The organizations that have been identified as material customers of the Company will be monitored because of their reliance on technology for their successful business operations.

Failure of borrowers, counterparties or servicers to address Year 2000 problems may increase credit risk to the Company through the inability of these parties to meet the terms of their contracts and make timely payments of principal and interest to the Company. Liquidity risk may result if depositors, lenders or counterparties experience Year 2000-related business disruption or operational failures and are unable to provide funds or fulfill funding commitments to the Company. Capital market counterparties, such as trading counterparties or interest rate swap or interest rate cap/floor counterparties, provide contracts that allow the Company to enter into forward commitments to purchase or sell securities or to use hedges to reduce interest rate risk. Liquidity and credit risk may result if capital market counterparties are unable to fulfill contractual commitments due to operational problems caused by the Year 2000 date change.

In those cases where the Company is not fully satisfied that its counterparties will be Year 2000 ready, mitigating controls will be established such as early termination agreements, additional collateral, netting arrangements, and third-party payment arrangements or guarantees. In cases where the Company has a high degree of uncertainty regarding a counterparty's ability to address its Year 2000 problems, the Company will avoid all transactions with that counterparty that mature on or after January 1, 2000 with liquidity, credit, or settlement risk. The Company will not resume normal transaction activities until the counterparty has demonstrated that it is prepared for the Year 2000.

The Company's Contingency Plan-Data Service Bureau. In the event, the data service bureau used by the Bank fails to operate satisfactorily after the turn of the century, the Bank would be forced to operate on a manual system until a conversion could be made to a different service bureau or the existing service bureau corrects its problems. The Bank would establish ledger cards for each customer account and would manually post transactions to the cards each day. Transactions would also be batched and manually posted to the general ledger. The ledger cards would be balanced to the general ledger. The ledger cards would be balanced to the general ledger frequently to provide some assurance that the manual system is functioning accurately.

The Bank would have to make some temporary changes in its product menu during the time operating on a manual system. For instance, the Bank would probably discontinue originating mortgage loans because of the complexities involved with them. The Bank would also stop opening new checking accounts. The Bank might have to convert its existing checking accounts to savings accounts (with appropriate advance notice and disclosures to the customers) so that the Bank could more efficiently process these accounts. The Bank would also have to put a temporary moratorium on ATM transactions because the Bank would be effectively running in an off-line mode.

Undoubtedly, the Bank would experience significant deposit run-off were the Bank to function in such a limited capacity for any length of time. However, the Bank has a substantial mortgage-backed security portfolio which provides the Bank with ready liquidity should the need arise to liquidate deposits.

Investment Securities. The Company has received assurances that most major brokers with which it trades are Year 2000 compliant. Many smaller regional brokers have yet to provide these assurances. Beginning in November 1999, the Company will no longer enter into any transactions with regional brokers that are not Year 2000 compliant. In this way, the Company will control its exposure to Year 2000 risks with these brokers. After the turn of the millennium, the Company will carefully evaluate regional brokers individually before resuming business with them.

Most of the Company's securities are in safekeeping at the FHLB of Indianapolis, which is progressing towards being Year 2000 compliant. If the FHLB is not Year 2000 compliant by 1999, the Company will engage a new safekeeping agent that is compliant. Similarly, if any assets are pledged with brokers, the Company will verify well before the end of 1999 that those brokers are already Year 2000 compliant and if not, these assets will be pledged only with Year 2000 compliant brokers.

Personal Computers. By the end of calendar year 1998, the Company will have replaced or upgraded all of its personal computers which failed Year 2000 compliance tests. Thus, it is expected that the Company's PCs will be in compliance when the century turns. The Company has previously tested the software used on its PCs, and those software packages that did not properly handle the Year 2000 have been replaced.

Other Vendors and Service Providers. The Company is closely monitoring all of its other vendors and service providers to determine if they will be Year 2000 compliant on a timely basis. If any vendors or service providers have not yet become Year 2000 compliant by the end of the first quarter of calendar year 1999, the Bank will immediately find a replacement vendor or service provider who is compliant. It is possible, although unlikely, that increased cost to the institution could result from engaging replacement vendors.

General. The costs of the project and the date on which the Company plans to complete the Year 2000 compliance program are based on management's best estimates which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved, and actual results could differ materially from these estimates.

Inflation and Changing Prices
-----------------------------
The Consolidated Financial Statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars (except with respect to securities which are carried at market value), without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

Recent Accounting Pronouncements
--------------------------------
The Financial Accounting Standards Board has issued Statement Nos. 130, 131, and 133 that the Company will be required to adopt in future periods. See Note 1 to the consolidated financial statements for further discussion of these pronouncements.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands except share data)
June 30,                                                                             1998          1997
----------------------------------------------------------------------------------------------------------
ASSETS

   Cash ......................................................................    $  1,567      $   1,207

   Interest-bearing deposits (Note 13) .......................................       10,212         8,309
                                                                                  ---------     ---------
     Total cash and cash equivalents .........................................       11,779         9,516
   Securities held for trading - at fair value (amortized cost of
     $289,137 and $314,953) (Notes 2, 8, 13) .................................      290,609       317,355
   Securities available for sale - at fair value (amortized cost of
     $924 and $1,183) (Note 2) ...............................................          922         1,125
   Due from brokers ..........................................................                     11,308
   Loans receivable  (net of allowance for loan losses of
     $360 and $213) (Note 3) .................................................      163,546        93,958
   Interest receivable, net (Note 4) .........................................        2,318         2,080
   Premises and equipment, net (Note 5) ......................................        5,614         4,424
   Federal Home Loan Bank of Indianapolis stock - at cost ....................        4,878         4,852
   Deferred income taxes, net (Note 10) ......................................          240
   Income taxes receivable (Note 10) .........................................          435         1,118
   Other .....................................................................        4,056         1,061
                                                                                  =========     =========
TOTAL ASSETS .................................................................    $ 484,397     $ 446,797
                                                                                  =========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY

   Deposits (Note 6) .........................................................    $ 178,311     $ 136,175

   Securities sold under agreements to repurchase (Note 7) ...................      240,396       245,571
   Federal Home Loan Bank advances (Note 8) ..................................       26,000        26,000
   Note payable (Note 9) .....................................................       13,495         9,995
   Interest payable on securities sold under agreements to repurchase (Note 7)          282           300
   Other interest payable ....................................................        1,596           787
   Advance payments by borrowers for taxes and insurance .....................          785           585
   Deferred income taxes, net (Note 10) ......................................                      1,249
   Accrued expenses payable and other liabilities ............................          868         1,141
                                                                                  ---------     ---------
     Total liabilities .......................................................      461,733       421,803
                                                                                  ---------     ---------

COMMITMENTS AND CONTINGENCIES (Notes 13, 14, 16)

STOCKHOLDERS' EQUITY (Notes 1, 10, 11, 12, 16):
   Preferred Stock ($1 par value) Authorized and unissued -
     5,000,000 shares
   Common Stock:
   Voting ($.125 par value) Authorized - 10,000,000 shares,
     issued 3,399,938 and 3,256,738 shares,
     outstanding 3,275,886, and 3,256,738 shares .............................          425           407
   Additional paid-in capital ................................................       16,962        15,623
   Treasury stock, 124,052 shares at cost ....................................       (1,467)
   Unrealized loss on securities available for sale, net of deferred
     taxes of $1 and $23 .....................................................           (1)          (35)
   Retained earnings .........................................................        6,745         8,999
                                                                                  ---------     ---------
     Total stockholders' equity ..............................................       22,664        24,994
                                                                                  =========     =========
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ...................................    $ 484,397     $ 446,797
                                                                                  =========     =========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands except share data)

Years Ended June 30,                                                         1998         1997        1996
------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
   Securities held for trading .......................................    $ 25,426     $ 27,538     $ 18,286

   Net interest expense on interest rate contracts maintained in
     the trading portfolio  (Note 13) ................................      (1,479)        (730)        (252)
   Securities available for sale .....................................          91          133          194
   Loans receivable (Note 3) .........................................       8,734        6,087        4,276
   Dividends on Federal Home Loan Bank of Indianapolis stock .........         392          249          200
   Deposits ..........................................................         792        1,197          780
                                                                          --------     --------     --------
                                                                            33,956       34,474       23,484
                                                                          --------     --------     --------
INTEREST EXPENSE:
   Deposits (Notes 6, 13) ............................................       8,303        7,466        7,151
   Federal Home Loan Bank advances (Note 8) ..........................       1,843        1,644        1,596
   Short-term borrowings (Note 7) ....................................      17,905       16,391        8,352
   Long-term borrowings (Note 9) .....................................         981          907          905
                                                                          --------     --------     --------
                                                                            29,032       26,408       18,004
                                                                          --------     --------     --------

NET INTEREST INCOME ..................................................       4,924        8,066        5,480
PROVISION (CREDIT) FOR LOAN LOSSES (Note 3) ..........................         147           92           (1)
                                                                          --------     --------     --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES ..................       4,777        7,974        5,481
                                                                          --------     --------     --------
OTHER INCOME (LOSS):
   Gain (loss) on sale of securities held for trading (Notes 2, 13) ..        (775)      (1,623)       1,834
   Unrealized gain (loss) on securities held for trading (Notes 2, 13)        (930)       2,117       (1,960)
   Other .............................................................         295          239          256
                                                                          --------     --------     --------
                                                                            (1,410)         733          130
                                                                          --------     --------     --------
OTHER EXPENSE:
   Salaries and employee benefits (Note 12) ..........................       3,295        2,174        1,776
   Premises and equipment expense (Note 5) ...........................         805          532          466
   SAIF assessment (Note 16) .........................................                      830
   FDIC insurance premiums ...........................................          86          180          276
   Marketing .........................................................         183          136          200
   Computer services .................................................         243          165          143
   Consulting fees (Note 15) .........................................         287          281          232
   Other .............................................................       1,561        1,146          647
                                                                          --------     --------     --------
                                                                             6,460        5,444        3,740
                                                                          --------     --------     --------

INCOME (LOSS) BEFORE INCOME TAX PROVISION (BENEFIT) ..................      (3,093)       3,263        1,871
INCOME TAX PROVISION (BENEFIT) (Note 10) .............................      (1,234)       1,261          648
                                                                          ========     ========     ========
NET INCOME (LOSS) ....................................................    $ (1,859)    $  2,002     $  1,223
                                                                          ========     ========     ========

BASIC EARNINGS (LOSS) PER SHARE (Note 1) .............................    $  (0.57)    $   0.61     $   0.57
                                                                          ========     ========     ========

DILUTED EARNINGS (LOSS) PER SHARE (Note 1) ...........................    $  (0.57)    $   0.61     $   0.56
                                                                          ========     ========     ========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(Dollars in thousands except share data)

                                                                                                Additional
                                                                     Shares        Common         Paid-in        Treasury
                                                                   Outstanding      Stock          Capital         Stock
                                                                   ---------     ----------     ----------     ----------
BALANCES, JULY 1, 1995 .......................................       980,813     $      245     $    4,183

   Stock split 2 for 1 .......................................       980,813
   Stock options exercised (Note 12) .........................        30,112              4            161
   Issuance of common stock under initial public offering ....     1,265,000            158         11,279
   (Note 1)
   Net income ................................................
   Net change in unrealized gain (loss) on securities
     available for sale, net of deferred tax of $(4)...........
                                                                  ----------     ----------     ----------     ----------
BALANCES, JUNE 30, 1996 ......................................     3,256,738            407         15,623
   Net income ................................................
   Cash dividends declared on common stock ($0.03 per share) .
   Net change in unrealized gain (loss) on securities
     available for sale, net of deferred tax of $(23).........
                                                                  ----------     ----------     ----------     ----------
BALANCES, JUNE 30, 1997 ......................................     3,256,738            407         15,623
     Stock options exercised (Note 12) .......................       143,200             18          1,056
     Tax benefit from exercise of non-qualified stock options                                          283
     Net loss ................................................
     Cash dividends declared on common stock ($0.12 per share)
     Purchase of treasury stock ..............................      (124,052)                                  $   (1,467)

     Net change in unrealized gain (loss) on securities
       available for sale, net of deferred tax of $22.........
                                                                  ----------     ----------     ----------     ----------

BALANCES, JUNE 30, 1998 ......................................     3,275,886     $      425     $   16,962     $   (1,467)
                                                                  ==========     ==========     ==========     ==========

                                                                  Unrealized                     Total
                                                                     Gain         Retained    Stockholders'
                                                                   (Loss)        Earnings       Equity
                                                                 ----------     ----------    ----------
BALANCES, JULY 1, 1995 .......................................   $       61     $    5,872     $  10,361

   Stock split 2 for 1 .......................................
   Stock options exercised (Note 12) .........................                                       165
   Issuance of common stock under initial public offering ....                                    11,437
   (Note 1)
   Net income ................................................                       1,223         1,223
   Net change in unrealized gain (loss) on securities
     available for sale, net of deferred tax of $(4)...........         (69)                        (69)
                                                                 ----------     ----------      --------
BALANCES, JUNE 30, 1996 ......................................           (8)         7,095       23,117
   Net income ................................................                       2,002        2,002
   Cash dividends declared on common stock ($0.03 per share) .                         (98)         (98)
   Net change in unrealized gain (loss) on securities
     available for sale, net of deferred tax of $(23).........          (27)                        (27)
                                                                 ----------     ----------      -------
BALANCES, JUNE 30, 1997 ......................................          (35)         8,999       24,994
     Stock options exercised (Note 12) .......................                                    1,074
     Tax benefit from exercise of non-qualified stock options                                       283
     Net loss ................................................                      (1,859)      (1,859)
     Cash dividends declared on common stock ($0.12 per share)                        (395)        (395)
     Purchase of treasury stock ..............................                                   (1,467)

     Net change in unrealized gain (loss) on securities
       available for sale, net of deferred tax of $22.........           34                          34
                                                                 ----------     ----------    ----------

BALANCES, JUNE 30, 1998 ......................................   $       (1)    $    6,745    $   22,664
                                                                 ==========     ==========    ==========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)
Years Ended June 30,                                                   1998          1997          1996
---------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss) ..........................................    $  (1,859)    $   2,002     $   1,223
   Adjustments to reconcile net income (loss) to net
     cash provided by (used) in operating activities:
     Provision (credit) for loan losses .......................          147            92            (1)
     Depreciation .............................................          348           235           210
     Premium and discount amortization on securities, net .....        1,434         1,925         1,887
     Amortization of premiums and discounts on loans receivable          150             9           (37)
     (Gain) loss on sale of securities held for trading .......          775         1,623        (1,834)
     Unrealized (gain) loss on securities held for trading ....          930        (2,117)        1,960
     Loss on disposal of premises and equipment ...............          115
     Deferred income tax provision ............................       (1,245)          605          (913)
     Increase in interest receivable ..........................         (238)         (273)         (454)
     Increase (decrease) in interest payable ..................          791          (883)          278
     Decrease in accrued income taxes .........................                       (115)          (80)
     Purchases of securities held for trading .................     (657,211)     (913,766)     (390,743)
     (Increase) decrease in amounts due from brokers ..........       11,308        (6,934)       (4,374)
     Proceeds from maturities of securities held for trading ..       28,438        26,398        25,407
     Proceeds from sales of securities held for trading .......      652,380       888,429       290,209
     (Increase) decrease in other assets ......................       (2,995)          239           640
     (Increase) decrease in income taxes receivable ...........          700        (1,118)
     Increase (decrease) in accrued expenses ..................         (273)       (1,590)        2,374
     Increase in other liabilities ............................          200           193           128
                                                                   ---------     ---------     ---------
          Net cash provided by (used in) operating activities .       33,895        (5,046)      (74,120)
                                                                   ---------     ---------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of Federal Home Loan Bank of Indianapolis stock ...          (26)       (2,207)         (145)
   Proceeds from maturities of securities available for sale ..          259           879           422
   Loan originations, net of principal repayments .............      (69,885)      (28,134)      (28,877)
   Purchases of premises and equipment ........................       (1,653)       (1,554)         (923)
                                                                   ---------     ---------     ---------
       Net cash used in investing activities ..................      (71,305)      (31,016)      (29,523)
                                                                   ---------     ---------     ---------

                                                                     (Continued)

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(Dollars in thousands)

Years Ended June 30,                                                            1998         1997          1996
-----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase in deposits ............................................       42,136         1,032        19,831
   Increase (decrease) in securities sold under agreements to repurchase       (5,175)       26,504        88,850
   Proceeds from issuance of common stock under initial public offering                                    11,437
   Proceeds from stock options exercised ...............................        1,074                         165
   Proceeds from Federal Home Loan Bank advances .......................       99,000         3,300        10,000
   Proceeds from note payable ..........................................        3,500         2,300           800
   Principal repayments on Federal Home Loan Bank advances .............      (99,000)       (3,300)      (15,000)
   Principal repayments on note payable ................................                     (1,303)       (1,002)
   Dividends paid on common stock ......................................         (395)          (98)
   Purchase of treasury stock ..........................................       (1,467)
                                                                            ---------     ---------     ---------
       Net cash provided by financing activities .......................       39,673        28,435       115,081
                                                                            ---------     ---------     ---------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ...................        2,263        (7,627)       11,438
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR .........................        9,516        17,143         5,705
                                                                            ---------     ---------     ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR ...............................    $  11,779     $   9,516     $  17,143
                                                                            =========     =========     =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

    Cash paid for interest .............................................    $  29,624     $  25,434     $  18,354

    Cash paid for income taxes .........................................          321         1,889         1,600

Noncash activities occurred consisting of a decrease in current and deferred income tax payable and a corresponding increase in additional paid in capital from the tax benefit from exercise of non-qualified stock options of $283 during fiscal year 1998.


See notes to consolidated financial statements.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      ------------------------------------------
      Business of the Company - Harrington Financial Group, Inc. ("HFG" or the "Company") is a savings and loan holding company incorporated on March 3, 1988 to acquire and hold all of the outstanding common stock of Harrington Bank, FSB (the "Bank"), a federally chartered savings bank with principal offices in Richmond, Indiana and branch locations in Hamilton County and Marion County, Indiana. On May 6, 1996 the Company sold 1,265,000 shares of common stock at $10.00 per share to investors in an initial public offering resulting in gross proceeds of $12,650,000 to the Company. Net proceeds to the Company after offering expenses were $11,437,000.

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

      Securities Held for Trading and Available for Sale - Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and all investments in debt securities. SFAS No. 115 requires these securities to be classified in one of three categories and accounted for as follows:

         * Debt securities that the Company has the positive intent and ability to hold to maturity are classified as "securities held to maturity" and reported at amortized cost.

         * Debt and equity securities that are acquired and held principally for the purpose of selling them in the near term with the objective of generating economic profits on short-term differences in market characteristics are classified as "securities held for trading" and reported at fair value, with unrealized gains and losses included in earnings.

         * Debt and equity securities not classified as either held to maturity or trading securities are classified as "securities available for sale" and reported at fair value, with unrealized gains and losses, after applicable taxes, excluded from earnings and reported in a separate component of stockholders' equity. Declines in the value of debt securities and marketable equity securities that are considered to be other than temporary are recorded as a permanent impairment of securities available for sale in the statement of operations.

      Premiums and discounts are amortized over the contractual lives of the related securities using the level yield method. Purchases and sales of securities are recorded in the balance sheet on the trade date. Gains and losses from security sales or disposals are recognized as of the trade date in the statement of operations for the period in which securities are sold or otherwise disposed of. The Company also enters into forward contracts to purchase or sell securities held for trading. Changes in the fair value of the forward contract are recognized in earnings as they occur. Securities purchased or sold under a forward contract are recorded at their fair values at the settlement date.

      The Company's trading portfolio consists of mortgage-backed securities, mortgage-backed security derivatives, equity securities and interest rate contracts, which accordingly are carried at fair value. Realized and unrealized changes in fair values are recognized in other income in the period in which the changes occur. Interest income from trading activities is included in the statement of operations as a component of net interest income.

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

      Financial Instruments Held for Asset and Liability Management Purposes - SFAS No. 119, Disclosure About Derivative Instruments and Fair Value of Financial Instruments, addresses disclosures of derivative financial instruments such as futures, forward rate agreements, interest rate swap agreements, option contracts and other financial instruments with similar characteristics. SFAS No. 119 requires disclosures about amounts and the nature and terms of derivative financial instruments regardless of whether they result in off-balance-sheet risk or accounting loss. The Bank has incorporated the requirements of this statement in Note 13.

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

      The Bank enters into certain other interest rate swap agreements as a means of managing the interest rate exposure of certain inverse variable rate deposits. The Bank also entered into interest rate cap agreements to effectively fix the interest rate on a portion of the Bank's floating-rate securities sold under agreements to repurchase and on the Bank's Federal Home Loan Bank advance. The premiums paid to enter into such interest rate cap agreements are included in other assets and are amortized using the straight-line method over the related term of the agreements. These interest rate agreements are accounted for under the accrual method. Under this method, the differential to be paid or received on these interest rate agreements is recognized over the lives of the agreements in interest expense. Changes in market value of interest rate swaps and of the interest rate caps accounted for under the accrual method are not reflected in the accompanying financial statements. Realized gains and losses on terminated interest rate swaps accounted for under the accrual method are deferred as an adjustment to the carrying amount of the designated instruments and amortized over the remaining original life of the agreements. If the designated instruments are disposed of, the fair value of the interest rate swap, interest rate cap or unamortized deferred gains or losses are included in the determination of the gain or loss on the disposition of such instruments. To qualify for such accounting, the interest rate swaps are designated to the inverse variable rate deposits and the interest rate caps are designated to a portion of the Bank's securities sold under agreements to repurchase and the Bank's Federal Home Loan Bank advance which alter the designated instruments' interest rate characteristics.

      Due from Brokers consists of amounts receivable from sales of securities in which the transactions have not settled as of the balance sheet date.

      Loans Receivable are carried at the principal amount outstanding, adjusted for premiums or discounts which are amortized or accreted using a level-yield method. SFAS No. 114 and No. 118, Accounting by Creditors for Impairment of a Loan and Income Recognition and Disclosures, require that impaired loans be measured based on the present value of future cash flows discounted at the loan's effective interest rate or the fair value of the underlying collateral, and specifies alternative methods for recognizing interest income on loans that are impaired or for which there are credit concerns. For purposes of applying these standards, impaired loans have been defined as all nonaccrual commercial loans which have not been collectively evaluated for impairment. An impaired loan is charged off by management as a loss when deemed uncollectible although collection efforts continue and future recoveries may occur.

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

      Interest Receivable - Interest income on securities and loans is accrued according to the contractual terms of the underlying asset including interest rate, basis and date of last payment. Income on derivatives of mortgage-backed securities is recorded based on projected cash flows using the median of major brokers' prepayment assumptions for the underlying securities. The Bank provides an allowance for the loss of uncollected interest on loans which are more than 90 days past due. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments returns to normal, in which case the loan is returned to accrual status.

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

      Earnings Per Share - Earnings per share of common stock is based on the weighted average number of common shares outstanding during the year. All per share information has been restated to reflect the Company's two-for-one stock split in October 1995.

      The Company adopted SFAS No. 128, Earnings per Share, for fiscal year 1998 with all prior period earnings per share data restated. This statement established new accounting standards for the calculation of basic earnings per share as well as diluted earnings per share. The adoption of this statement did not have a material effect on the Company's calculation of earnings per share. The following is a reconciliation of the weighted average common shares for the basic and diluted earnings per share computations:

Years Ended June 30,                           1998         1997         1996
--------------------------------------------------------------------------------
Basic earnings per share:
   Weighted average common shares .......    3,285,166    3,256,738    2,160,233
                                             ---------    ---------    ---------

Diluted earnings per share:
   Weighted average common shares .......    3,285,166    3,256,738    2,160,233

    Dilutive effect of stock options ....       24,876       42,214       40,914
                                             ---------    ---------    ---------

    Weighted average common and
        incremental shares (1) ..........    3,310,042    3,298,952    2,201,147
                                             ---------    ---------    ---------

         (1) The calculation for diluted earnings per share for the fiscal year ended June 30, 1998 was based upon the weighted average common shares as the effect of the stock options were anti-dilutive due to the net loss for the year.


      New Accounting Pronouncements - In June 1997, SFAS No. 130, Comprehensive Income, was issued and becomes effective for fiscal years beginning after December 15, 1997 and requires reclassification of earlier financial statements for comparative purposes. SFAS No. 130 requires that changes in the amounts of certain items, including gains and losses on certain securities, be shown in the financial statements. SFAS No. 130 does not require a specific format for the financial statement in which comprehensive income is reported, but does require that an amount representing total comprehensive income be reported in that statement. This statement will result in additional financial statement disclosures upon adoption.

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

      SFAS  No.  133,   Accounting  for  Derivative   Instruments   and  Hedging
      Activities, was issued in June 1998 and is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value hedge, a cash flow hedge, or a hedge of foreign currency exposure. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. Management has not yet quantified the effect of the new standard on the financial statements.

      Reclassifications of certain amounts in the 1997 and 1996 consolidated financial statements have been made to conform to the 1998 presentation.

2.    SECURITIES
      ----------
      The amortized cost and estimated fair values of securities held for trading and securities available for sale are summarized as follows:

(Dollars in thousands)


                                                                       Gross       Gross
                                           Amortized   Unrealized    Unrealized     Fair
Year Ended June 30, 1998                      Cost       Gains         Losses       Value
------------------------------------------------------------------------------------------
Securities held for trading:
   GNMA certificates ...................    $142,951    $  1,282     $     14     $144,219
   FHLMC certificates ..................      50,555         808          134       51,229
   FNMA certificates ...................      57,252       1,000            8       58,244
   Commercial mortgage backed securities      17,540         248                    17,788
   Non-agency participation certificates       1,884          33           42        1,875
   Collateralized mortgage obligations .      10,930         484                    11,414
   Residuals ...........................         309          55                       364
   Interest-only strips ................       1,118           5          605          518
   Principal-only strips ...............         599         119                       718
   Interest rate swaps .................                                  397         (397)
   Interest rate collar ................          38                       60          (22)
   Interest rate caps ..................       2,384                    2,157          227
   Interest rate floors ................       3,410       1,423          393        4,440
   Options .............................          68          19           37           50
   Futures .............................                                  257         (257)
   Equity securities ...................          99         100                       199
                                            --------    --------     --------     --------
Totals .................................    $289,137    $  5,576     $  4,104     $290,609
                                            ========    ========     ========     ========


Securities available for sale:
   Municipal bonds .....................    $    319    $     16                  $    335
   Non-agency participation certificate          605                 $     18          587
                                            --------    --------     --------     --------

Totals .................................    $    924    $     16     $     18     $    922
                                            ========    ========     ========     ========


The Bank's collateralized mortgage obligation (CMO) portfolio at June 30, 1998 consisted of three agency investments with an estimated remaining weighted average life of 7.5 years.

                                                          Gross      Gross
                                           Amortized   Unrealized  Unrealized     Fair
(Dollars in thousands)                       Cost         Gains      Losses       Value
-----------------------------------------------------------------------------------------
Securities held for trading:
   GNMA certificates ...................    $165,894    $  2,291    $     83     $168,102
   FHLMC certificates ..................      41,194         401          79       41,516
   FNMA certificates ...................      68,800         628          73       69,355
   Non-agency participation certificates       2,545          42          85        2,502
   Collateralized mortgage obligations .      25,789         295          52       26,032
   Residuals ...........................         508         566          38        1,036
   Interest-only strips ................       2,028          41         620        1,449
   Principal-only strips ...............         821          42           3          860
   Interest rate swaps .................                     626          45          581
   Interest rate collar ................          50                      58           (8)
   Interest rate caps ..................       3,025                   1,480        1,545
   Interest rate floors ................       3,916         572         947        3,541
   Options .............................          78                      54           24
   Futures .............................                     356                      356
   Equity securities ...................         305         159                      464
                                            --------    --------    --------     --------
Totals .................................    $314,953    $  6,019    $  3,617     $317,355
                                            ========    ========    ========     ========

Securities available for sale:
   Municipal bonds .....................    $    317    $     18                 $    335
   Non-agency participation certificate          866                $     76          790
                                            --------    --------    --------     --------
Totals .................................    $  1,183    $     18    $     76     $  1,125
                                            ========    ========    ========     ========

The Bank's CMO portfolio at June 30, 1997 consisted of four agency investments with an estimated remaining weighted average life of 16.1 years.

For a complete discussion of the Bank's Risk Management Activities, see Note 13.

The amortized cost and estimated fair values of securities by contractual maturity are as follows:

(Dollars in thousands)

                                              Held for Trading        Available for Sale
                                            --------------------     -------------------
                                            Amortized      Fair      Amortized      Fair
Year Ended June 30, 1998                      Cost        Value        Cost       Value
-----------------------------------------------------------------------------------------
Debt securities (due after 1 year through
   5 years) .............................                            $    319    $    335
Mortgage-backed securities ..............    $268,298    $271,480
Non-agency participation certificates ...       1,884       1,875         605         587
Collateralized mortgage obligations .....      10,930      11,414
Mortgage-backed derivatives .............       2,026       1,600
Interest rate contracts .................       5,900       4,041
Equity securities .......................          99         199
                                             --------    --------    --------    --------
                                             $289,137    $290,609    $    924    $    922
                                             ========    ========    ========    ========

      Securities with a total amortized cost of $245,510,000 and $255,387,000 and a total fair value of $248,537,000 and $257,826,000 were pledged at June 30, 1998 and 1997, respectively, to secure interest rate swaps and securities sold under agreements to repurchase. As of June 30, 1998 and 1997, the Bank had a blanket collateral agreement for the Federal Home Loan Bank advances instead of utilizing specific securities as collateral.

      Activities related to the sale of securities are summarized as follows:

(Dollars in thousands)

Year Ended June 30,                                       1998        1997        1996
----------------------------------------------------------------------------------------
Proceeds from sales of securities held for trading .    $652,380    $888,429    $290,209
Gross gains on sales of securities held for trading       46,537      44,324      30,492
Gross losses on sales of securities held for trading      47,312      45,947      28,658


3.    LOANS RECEIVABLE
      ----------------
      Approximately 78% of the Bank's loans are to customers in Wayne, Hamilton and Marion counties in Indiana or surrounding counties. The portfolio consists primarily of owner occupied single family residential mortgages.

      Loans receivable are summarized as follows:

(Dollars in thousands)
June 30,                                                   1998          1997
--------------------------------------------------------------------------------
Loans secured by one to four family residences:
  Real estate mortgage .............................    $ 154,148     $  90,914
  Participation loans purchased ....................          188           226
Commercial .........................................        4,723           258
Property improvement ...............................        1,248           690
Loans on savings accounts ..........................          221           252
Consumer and home equity lines of credit ...........        2,288         1,446
Other consumer loans ...............................          253
                                                        ---------     ---------
Subtotal ...........................................      163,069        93,786

Unamortized push-down accounting adjustment ........         (113)         (136)
Undisbursed loan proceeds ..........................           (6)           (9)
Net deferred loan fees, premiums and discounts .....          956           530
Allowance for loan losses ..........................         (360)         (213)
                                                        ---------     ---------
Loans receivable, net ..............................    $ 163,546     $  93,958
                                                        =========     =========

      The principal balance of loans on nonaccrual status totaled approximately $285,000 and $336,000 at June 30, 1998 and 1997, respectively. For the years ended June 30, 1998, 1997 and 1996, gross interest income which would have been recorded had the Bank's nonaccruing loans been current with their original terms amounted to $15,000, $6,000, and $6,000, respectively. At June 30, 1998 and June 30, 1997, the Company had no impaired loans required to be disclosed under SFAS No. 114 and No. 118.

      The Bank had commitments to originate or purchase loans consisting primarily of real estate mortgages secured by one to four family residences approximating $11,863,000 and $3,182,000 excluding undisbursed portions of loans in-process at June 30, 1998 and 1997, respectively.

      The Bank has transactions in the ordinary course of business with directors, officers, employees and an affiliate (Smith Breeden Associates Inc., see Note 15). Loans to such individuals totaled $1,927,000 and $228,000 at June 30, 1998 and 1997, respectively.

      The amount of loans serviced for others totaled $3,411,000, $4,657,000, and $5,587,000 at June 30, 1998, 1997 and 1996, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow amounts, disbursing payments to investors and foreclosure processing. In connection with loans serviced for others, the Bank held borrowers' escrow balances of $27,000 and $31,000 at June 30, 1998 and 1997, respectively.

      Loan  servicing  fee income  included in other  income for the years ended
      June  30,  1998,   1997  and  1996  was  $15,000,   $19,000  and  $23,000,
      respectively.

      An analysis of the allowance for loan losses is as follows:

(Dollars in thousands)
Years Ended June 30,                             1998         1997         1996
--------------------------------------------------------------------------------
Beginning balance ......................        $ 213        $ 120        $ 121
Provision for loan losses ..............          147           92           (1)
Recoveries .............................                         1
                                                -----        -----        -----
Ending balance .........................        $ 360        $ 213        $ 120
                                                =====        =====        =====

      As a federally-chartered savings bank, aggregate commercial real estate loans may not exceed 400% of capital as determined under the capital standards provisions of FIRREA. This limitation was approximately $133 and $124 million at June 30, 1998 and 1997, respectively. Also under FIRREA, the loans-to-one borrower limitation is generally 15% of unimpaired capital and surplus which, for the Bank, was approximately $5 million at June 30, 1998 and 1997. The Bank was in compliance with all of these requirements at June 30, 1998 and 1997.

4.    INTEREST RECEIVABLE
      -------------------
      Interest receivable is summarized as follows:

(Dollars in thousands)
June 30,                                                        1998       1977
--------------------------------------------------------------------------------
Loans (less allowance for uncollectibles - $15 and $6) ...     $  744     $  413
Interest-bearing deposits ................................          2         34
Securities held for trading ..............................      1,543      1,599
Securities available for sale ............................         29         34
                                                               ------     ------
Interest receivable, net .................................     $2,318     $2,080
                                                               ======     ======

5.    PREMISES AND EQUIPMENT

      Premises and equipment are summarized as follows:

(Dollars in thousands)
June 30,                                                  1998            1977
--------------------------------------------------------------------------------
Land ...........................................        $ 1,003         $ 1,003
Buildings and leasehold improvements ...........          4,422           3,510
Furniture, fixtures and equipment ..............          1,673           1,059
                                                        -------         -------
Total ..........................................          7,098           5,572
Less accumulated depreciation ..................         (1,484)         (1,148)
                                                        -------         -------
Premises and equipment, net ....................        $ 5,614         $ 4,424
                                                        =======         =======

      Depreciation expense included in operations during the years ended June 30, 1998, 1997 and 1996 totaled $348,000, $235,000, and $210,000 respectively.

6.    DEPOSITS
      --------

(Dollars in thousands)

June 30,                                 1998                    1997
--------------------------------------------------------------------------------
                                               Weighted                 Weighted
                                                Average                  Average
                                  Amount         Rate      Amount         Rate
                                  ------         ----      ------         ----
NOW accounts ................    $  8,202        2.39%    $  4,778         2.42%
Savings accounts ............      31,076        4.37       20,523         4.18
Money market deposit accounts       2,705        4.43        1,930         4.00
                                 --------                ---------         ----
                                   41,983                   27,231
                                 --------                ---------         ----
Certificates of deposit:
1 year and less .............     113,237                   74,586
1 to 2 years ................      13,169                   19,437
2 to 3 years ................       3,570                    7,486
3 to 4 years ................       3,198                    1,845
Over 4 years ................       3,154                    5,590
                                 --------                ---------
                                  136,328        5.96      108,944         5.88
                                 --------        ----    ---------         ----
Total deposits ..............    $178,311                 $136,175
                                 ========                =========

      Certificates  of  deposit  in the  amount  of  $100,000  or  more  totaled
approximately   $25  million  and  $18  million  at  June  30,  1998  and  1997, respectively.

      A summary of certificate accounts by scheduled fiscal year maturities at June 30, 1998, is as follows:

(Dollars in thousands)       1999        2000        2001        2002        2003     Thereafter    Total
                           --------    --------    --------    --------    --------    --------    --------
       3.00% or less ..                                                    $      1    $      8    $      9
       3.01%-5.00% ....    $  9,877    $    953    $     55    $     72         100                  11,057
       5.01%-7.00% ....     100,665      11,050       2,725       1,152       1,863         742     118,197
       7.01%-9.00% ....       2,384       1,158         117       1,974         169         271       6,073
       9.01% or greater         311           8         673                                             992
                           --------    --------    --------    --------    --------    --------    --------
          Totals ......    $113,237    $ 13,169    $  3,570    $  3,198    $  2,133    $  1,021    $136,328
                           ========    ========    ========    ========    ========    ========    ========

      Interest expense on deposits is as follows:

(Dollars in thousands)

Years Ended June 30,                              1998         1997         1996
--------------------------------------------------------------------------------
NOW accounts ............................       $  166       $  124       $  110
Savings accounts ........................        1,117          844          613
Money market deposit accounts ...........          101           82           77
Certificates of deposit .................        6,919        6,416        6,351
                                                ------       ------       ------
                                                $8,303       $7,466       $7,151
                                                ======       ======       ======

      Interest expense on certificates of deposit is net of interest income on interest rate contracts of $70,000, $130,000, and $129,000 for the years ended June 30, 1998, 1997 and 1996, respectively.

      For a complete  discussion of the Bank's Risk Management  Activities,  see
      Note 13.

7.    SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
      ----------------------------------------------

(Dollars in thousands)

Years Ended June 30,                                         1998         1997
--------------------------------------------------------------------------------
Securities sold under agreements to repurchase:
  Same securities ......................................    $240,396    $191,664
  Substantially identical securities ...................                  53,907
                                                            --------    --------
                                                            $240,396    $245,571
                                                            --------    --------
  Accrued interest on securities sold under agreements
  to repurchase ........................................    $    282    $    300
                                                            ========    ========

      At June 30, 1998, securities sold under agreements to repurchase mature within one month.

      An analysis of securities sold under agreements to repurchase, excluding related accrued interest, is as follows:

(Dollars in thousands)

Years Ended June 30,                              1998         1997         1996
--------------------------------------------------------------------------------
Maximum amount outstanding at any month-end .    $342,094     $343,427     $219,067
Daily average amount outstanding ............     319,579      306,034      148,524
Weighted average interest rate at end of year        5.65%        5.47%        5.21%

      Assets pledged to secure securities sold under agreements to repurchase are concentrated among six and seven dealers as of June 30, 1998 and 1997, respectively. The Bank exercises control over the securities pledged when the same security is repurchased. Assets pledged are as follows:

(Dollars in thousands)

Years Ended June 30,                                    1998              1997
--------------------------------------------------------------------------------
Mortgage-backed securities:
  At amortized cost ........................          $245,510          $249,018

  At fair value ............................          $248,537          $251,317

      An analysis of the amount at risk under repurchase agreements with counterparties exceeding 10% of stockholders' equity at June 30, 1998 is as follows:

                                                                              Weighted
                                                   Amount        Accrued       Average
                                                Outstanding     Interest       Maturity
 (Dollars in thousands)                                                       (in days)
---------------------------------------------------------------------------------------
        Federal Home Loan Mortgage Corporation    $ 34,214      $     30         11
        Federal National Mortgage Association      118,648           136         10
        Merrill Lynch ........................       8,100             8         19
        Morgan Stanley Market Products, Inc. .       2,527             3         27
        Nomura Securities International, Inc.       42,232            60         16
        First Union ..........................      34,675            45         15
                                                  --------      --------
                                                  $240,396      $    282
                                                  ========      ========

8.    FEDERAL HOME LOAN BANK ADVANCES
      -------------------------------
      Advances from the Federal Home Loan Bank of Indianapolis are as follows:

(Dollars in thousands)

June 30,                     1998                           1997
--------------------------------------------------------------------------------
                                     Variable                       Variable
                                    Weighted                       Weighted
Fiscal Year                          Average                        Average
  Maturity            Amount          Rate           Amount          Rate
  --------            ------          ----           ------          ----
    1999            $ 26,000          5.64%
    1998                                           $ 26,000          5.78%

      As of June 30, 1998 and 1997, the Bank had a blanket collateral agreement for the Federal Home Loan Bank advances instead of utilizing specific securities as collateral.

9.    NOTE PAYABLE
      ------------
      At June 30, 1998, the Company maintained a $15,000,000 loan facility from Mercantile Bancorporation, Inc. (formerly Mark Twain Bank) consisting of a revolving line of credit of $5,000,000, of which $3,500,000 was outstanding as of June 30, 1998, and a $10,000,000 term loan of which $5,000 had been repaid under the term loan at June 30, 1998. Quarterly interest-only payments, based on the prime rate published in the Wall Street Journal (8.50% at June 30, 1998), are payable through maturity of June 2000. The unpaid principal balance outstanding is payable in full in June 2000.

      As of June 30, 1998, the loan was secured by the Harrington Bank, FSB stock held by HFG, a blanket security interest in all of the Company's assets and the assignment of certain life insurance policies owned by HFG. Under the terms of the agreement, the Company is bound by certain restrictive debt covenants. As of June 30, 1998, HFG was in compliance with all such debt covenants.

10.   INCOME TAXES
      ------------
      An analysis of the income tax provision (benefit) is as follows:

(Dollars in thousands)

Years Ended June 30,                             1998         1997        1996
--------------------------------------------------------------------------------
Current:
  Federal ................................     $     7      $   451     $ 1,203
  State ..................................           4          205         358
Deferred:
  Federal ................................        (989)         484        (776)
  State ..................................        (256)         121        (137)
                                               -------      -------     -------
Total income tax provision (benefit) .....     $(1,234)     $ 1,261     $   648
                                               =======      =======     =======

      The difference between the financial statement provision (benefit) and amount computed by using the statutory rate of 34% is reconciled as follows:

(Dollars in thousands)

Years Ended June 30,                                         1998        1997        1996
------------------------------------------------------------------------------------------
        Federal statutory income tax at 34% ..........    $(1,052)    $ 1,109     $   636

        Tax exempt interest and dividends ............        (12)        (14)        (29)
        State income taxes, net of federal tax benefit       (166)        185         129
        Amortization of fair value adjustments .......         (1)        (12)        (53)
        Other, net ...................................         (3)         (7)        (35)
                                                          -------     -------     -------
        Total income tax provision (benefit) .........    $(1,234)    $ 1,261     $   648
                                                          =======     =======     =======

      The Company's deferred income tax assets and liabilities are as follows:

(Dollars in thousands)

Years Ended June 30,                                          1998       1997
--------------------------------------------------------------------------------
Deferred tax assets:
  Net operating loss carryforward .......................    $ 1,016

  Tax benefit from exercise of non-qualified options ....        266
  Bad debt reserves, net ................................         15
  Deferred compensation .................................         24    $    35
  Deferred loan fees/costs, net .........................          1          9
  Differences in depreciation methods ...................          3          2
  Unrealized loss on securities available for sale ......          1         23
  Other .................................................         57         27
                                                             -------    -------
                                                               1,383         96
                                                             -------    -------
Deferred tax liabilities:
  Bad debt reserves, net ................................                    43
  Unrealized gain on securities held for trading ........        793        951
  Differences in income recognition on investments ......        350        351
                                                             -------    -------
                                                               1,143      1,345
                                                             -------    -------
Deferred income taxes, net ..............................    $   240    $(1,249)
                                                             =======    =======

      The Company's net operating loss carryforward expires in fiscal year 2013.

      Retained earnings at June 30, 1998 and 1997 includes approximately $3 million of income that has not been subject to tax because of deductions for bad debts allowed for federal income tax purposes. Deferred income taxes have not been provided on such bad debt deductions since the Company does not intend to use the accumulated bad debt deductions for purposes other than to absorb loan losses. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes may be imposed on such amounts at the then current corporation income tax rate.

      In August 1996, the "Small Business Job Protection Act of 1996" was passed into law. One provision of the act repeals the special bad debt reserve method for thrift institutions currently provided for in Section 593 of the IRC. The provision requires thrifts to recapture any reserve accumulated after 1987 but forgives taxes owed on reserves accumulated prior to 1988. The Bank has delayed the timing of this recapture for taxable years 1998 and 1997 as certain residential loan test requirements were met. The six year recovery period for the excess reserves will begin in taxable year 1999. The adoption of the act did not have a material adverse effect on the Company's consolidated financial position.

11.   REGULATORY CAPITAL REQUIREMENTS
      -------------------------------
      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures that have been established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (set forth in the table below). The Bank's primary regulatory agency, the OTS, currently requires that the Bank maintain minimum ratios of tangible capital (as defined in the regulations) of 1.5%, core capital (as defined) of 4%, and total risk-based capital (as defined) of 8%. The Bank is also subject to prompt corrective action capital requirement regulations set forth by the Federal Deposit Insurance Corporation ("FDIC"). The FDIC requires the Bank to maintain minimum capital amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

      As of June 30, 1998 and 1997, the most recent notification from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                                                                To Be Categorized as
                                                                                                  "Well Capitalized"
                                                                                                     Under Prompt
                                                                          For Capital             Corrective Action
(Dollars in thousands)                               Actual            Adequacy Purposes             Provisions
-----------------------------------------------------------------------------------------------------------------------
                                                Amount     Ratio      Amount        Ratio      Amount           Ratio
As of June 30, 1998:
Tangible capital (to total assets) ........    $33,240        6.88%    $ 7,247       1.50%         N/A            N/A
Core capital (to total assets) ............     33,240        6.88%     19,326       4.00%         N/A            N/A
Total risk-based capital (to risk weighted
  assets) .................................     33,596       21.92%     12,262       8.00%     $15,328          10.00%
Tier I risk-based capital (to risk weighted
  assets) .................................     33,240       21.69%        N/A        N/A        9,197           6.00%
Tier I leverage capital (to average assets)     33,240        6.88%        N/A        N/A       24,158           5.00%
                                               -------       -----     -------       ----      -------          -----

As of June 30, 1997:
Tangible capital (to total assets) ........    $31,031        6.96%    $ 6,687       1.50%         N/A            N/A
Core capital (to total assets) ............     31,031        6.96%     13,375       3.00%         N/A            N/A
Total risk-based capital (to risk weighted
  assets) .................................     31,239       31.14%      8,025       8.00%     $10,032          10.00%
Tier I risk-based capital (to risk weighted     31,031       30.93%        N/A        N/A        6,020           6.00%
  assets)
Tier I leverage capital (to average assets)     31,031        6.96%        N/A        N/A       22,292           5.00%
                                               -------       -----     -------       ----      -------          -----

12.   EMPLOYEE BENEFIT PLANS
      ----------------------
      Profit-sharing plan - The Bank has a qualified noncontributory profit-sharing plan for all eligible employees. The plan provides for contributions by the Bank in such amounts as its Board of Directors may annually determine. Contributions charged to expense for the years ended June 30, 1998, 1997 and 1996 were $87,000, $85,000, and $39,000, respectively.

      Stock options - The Company has granted stock options to existing stockholders, officers, directors and other affiliated individuals to purchase shares of the Company's stock at prices at least equal to the fair market value of the stock on the date of the grant. The options are nontransferable and are forfeited upon termination of employment, as applicable. At June 30, 1998, all outstanding stock options were exercisable through May 2008. The following is an analysis of stock option activity for each of the three years in the period ended June 30, 1998 and the stock options outstanding at the end of the respective years:

                                                     1998                     1997                     1996
                                                           Weighted                  Weighted                 Weighted
                                                            Average                   Average                   Average
Years Ended June 30,                           Shares        Price       Shares        Price       Shares        Price
-----------------------------------------------------------------------------------------------------------------------
  Outstanding, beginning of fiscal year ..    176,450     $    8.08    $ 155,700     $    7.70     163,200     $   7.32
  Granted ................................     31,950         12.11       21,000         10.89      26,612         7.51
  Exercised ..............................   (143,200)         7.50                                (30,112)        5.48
  Forfeited or expired ...................     (5,200)        11.25         (250)        10.00      (4,000)        7.50
                                             --------     ---------    ---------     ---------    ---------     -------
  Outstanding, end of fiscal year ........     60,000     $   11.33    $ 176,450     $    8.08    $ 155,700     $  7.70
                                             ========     =========    =========     =========    =========     =======
  Options exercisable at end of
  fiscal  year ...........................      8,310     $   10.42        2,500     $   10.00           --        --
                                             ========     =========    =========     =========    =========     =======

      As of June 30, 1998, options outstanding have exercise prices between $10.00 and $12.50 and a weighted average remaining contractual life of 9 years.

      The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for the plans; accordingly, since the grant price of the stock options is at least 100% of the fair value at the date of the grant no compensation expense has been recognized by the Company in connection with the option grants. Had compensation cost for the plans been determined based on the fair value at the grant dates for awards under the plan consistent with the fair value method of SFAS No. 123, Accounting for Stock-Based Compensation, the
      Company's net per share would have decreased to the pro forma amounts indicated below:

(Dollars in thousands, except per share data)

Years Ended June 30,                          1998        1997       1996
----------------------------------------------------------------------------
Net income (loss):
  As reported ..........................    $ (1,859)   $  2,002   $  1,223
   Pro forma ...........................    $ (1,875)   $  1,995   $  1,221

Basic earnings (loss) per share:
  As reported ..........................    $ (0.57)    $  0.61    $  0.57
  Pro forma ............................    $ (0.57)    $  0.61    $  0.57

Diluted earnings (loss) per share:
  As reported ..........................    $ (0.57)    $  0.61    $  0.56
  Pro forma ............................    $ (0.57)    $  0.60    $  0.55

      The weighted average fair value of options granted was $3.72, $3.42 and $1.51 in fiscal years 1998, 1997 and 1996, respectively. The fair value of the option grants is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yields ranging from 0% - 1.04%, risk-free interest rates ranging from 5.29% - 6.62%, expected volatilities ranging from 0% - 26.83% and expected lives ranging from 23 days to five years. The pro forma amounts are not representative of the effects on reported net income for future years.

      Employee Stock Ownership Plan - The Company established an Employee Stock Ownership Plan (ESOP) on February 5, 1996 for employees of the Company and the Bank. Full-time employees of the Company and the Bank who have been credited with at least 1,000 hours of service during a twelve month period are eligible to participate in the ESOP. During the 1997 fiscal year, the ESOP purchased 5,000 shares at $10.25 per share which have been allocated to eligible employees. During the 1996 fiscal year, the ESOP purchased 7,000 shares in the initial public offering which have been allocated to eligible employees. Contributions are allocated to eligible employees based on their eligible compensation as defined in the ESOP Agreement. Gross compensation expense (i.e. the value of shares contributed or committed to be contributed to the ESOP by the Company) for fiscal years 1998, 1997 and 1996 was $73,000, $51,000 and $70,000, respectively.

13.   RISK MANAGEMENT ACTIVITIES
      --------------------------
      The Bank closely monitors the sensitivity of its balance sheet and income statement to potential changes in the interest rate environment.
      Derivative financial instruments such as interest rate swaps, caps, floors, collars, futures, and options are used on an aggregate basis to protect the trading portfolio and certain liabilities from adverse rate movements. The Bank's objective, with regard to managing interest rate risk, is to maintain at an acceptably low level the sensitivity to rising or falling rates of its market value of portfolio equity.

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

      Cash restrictions - The Bank maintained $2,100,000 and $1,300,000 at June 30, 1998 and 1997, respectively, in U.S. Treasury Securities, which are considered cash equivalents, as a deposit with a broker for its futures activities.

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

(Dollars in thousands)

June 30, 1998
------------------------------------------------------------------------------------------------------------------------
                             Contract or           Estimated
                              Notional            Fair Value                        Weighted Average Interest Rate
                               Amount       Asset       Liability        Payable        Receivable      Cap        Floor
                               ------       -----       ---------        -------        ----------      ---        -----
Interest rate swaps:
  Pay fixed rate ...       $  121,000                   $     397          6.16%           5.67%         N/A         N/A
Interest rate caps .          133,000    $      227                         N/A             N/A         7.92%        N/A
Interest rate floors          250,000         4,440                         N/A             N/A          N/A        6.25%
Interest rate collar            3,076                          22           N/A             N/A        10.25%       5.25%
Futures ............        2,780,300                         257           N/A             N/A          N/A         N/A
Options ............           66,000            50                         N/A             N/A          N/A         N/A
                           ----------------------------------------------------------------------------------------------
                           $3,353,376    $    4,717     $     676
                           ==========    ==========     =========

(Dollars in thousands)

June 30, 1997
-----------------------------------------------------------------------------------------------------------------------
                             Contract or           Estimated
                              Notional            Fair Value                           Weighted Average Interest Rate
                               Amount       Asset       Liability    Payable        Receivable      Cap           Floor
                               ------       -----       ---------    -------        ----------      ---           -----
Interest rate swaps:
  Pay fixed rate ...       $  267,500    $      581                     5.92%          5.80%          N/A          N/A
Interest rate caps .          133,000         1,545                      N/A            N/A          7.92%         N/A
Interest rate floors          275,000         3,541                      N/A            N/A           N/A         6.38%
Interest rate collar            4,268                  $    8            N/A            N/A         10.25%        5.25%
Futures ............        1,546,400           356                      N/A            N/A           N/A          N/A
Options ............           77,900            24                      N/A            N/A           N/A          N/A
                           ----------    ----------    ------        --------------------------------------------------
                           $2,304,068    $    6,047    $    8
                           ==========    ==========    ======

(Dollars in thousands)

Years Ended June 30,                           1998                   1997
-----------------------------------------------------------------------------------
                                              Monthly                Monthly
                                              Average                Average
                                             Fair Value             Fair Value
                                       --------------------------------------------
                                        Asset    Liability      Asset     Liability
Interest rate swaps:
 Pay fixed rate ..................                 $  376      $  952      $   45
Interest rate caps ...............     $  720                   2,389

Interest rate floors .............      4,946                   4,945
Interest rate collar .............                     19                      13
Futures ..........................                    256                      95
Options ..........................        125                     154
                                       --------------------------------------------
                                       $5,791      $  651      $8,440      $  153
                                       --------------------------------------------

      The following table shows the various components of the Company's recorded net gain on its trading portfolio. All realized and unrealized gains and losses are reported as other income in the statement of operations. The periodic exchanges of interest payments and the amortization of premiums paid for contracts are accounted for as adjustments to the yields, and are reported on the statements of operations as interest income.

(Dollars in thousands)

                                         Realized       Unrealized    Net Trading
                                          Gains/          Gains/         Gains/
Year Ended June 30, 1998                (Losses)         (Losses)       (Losses)
--------------------------------------------------------------------------------
Interest rate contracts:
Swaps .............................       $    13        $  (978)       $  (965)
Caps ..............................                         (677)          (677)
Floors ............................                        1,405          1,405
Collar ............................                           (2)            (2)
Futures ...........................        (7,961)          (613)        (8,574)
Options ...........................           332             36            368
                                          -------        -------        -------
Total .............................        (7,616)          (829)        (8,445)
MBS and other trading assets ......         6,841           (101)         6,740
                                          =======        =======        =======
Total trading portfolio ...........       $  (775)       $  (930)       $(1,705)
                                          =======        =======        =======

(Dollars in thousands)

                                         Realized       Unrealized    Net Trading
                                          Gains/          Gains/         Gains/
Year Ended June 30, 1997                 (Losses)         (Losses)       (Losses)
--------------------------------------------------------------------------------
Interest rate contracts:
Swaps .............................                      $   (39)       $   (39)
Caps ..............................                         (862)          (862)
Floors ............................                         (810)          (810)
Collar ............................                           32             32
Futures ...........................       $(5,045)         1,140         (3,905)
Options ...........................           114            (65)            49
                                          -------        -------        -------
Total .............................        (4,931)          (604)        (5,535)
MBS and other trading assets ......         3,308          2,721          6,029
                                          -------        -------        -------
Total trading portfolio ...........       $(1,623)       $ 2,117        $   494
                                          =======        =======        =======

(Dollars in thousands)

                                         Realized       Unrealized    Net Trading
                                          Gains/          Gains/         Gains/
Year Ended June 30, 1996                 (Losses)         (Losses)       (Losses)
--------------------------------------------------------------------------------
Interest rate contracts:
Swaps .............................       $(1,116)       $   839        $  (277)
 Caps .............................                         (316)          (316)
Floors ............................                       (1,430)        (1,430)
Collar ............................                          135            135
Futures ...........................         2,522           (650)         1,872
Options ...........................           256             76            332
                                          -------        -------        -------
Total .............................         1,662         (1,346)           316
MBS and other trading assets ......           172           (614)          (442)
                                          -------        -------        -------
Total trading portfolio ...........       $ 1,834        $(1,960)       $  (126)
                                          =======        =======        =======

      The following table sets forth the maturity distribution and weighted average interest rates of financial instruments used on an aggregate basis to protect the trading portfolio from adverse rate movements at June 30, 1998.

(Dollars in thousands)

Maturities During Fiscal
Years Ending June 30,                            1999           2000             2001          2002          2003       Thereafter
------------------------------------------------------------------------------------------------------------------------------------
        Interest rate swaps-Pay fixed rate

         Notional amount .................     $100,000       $ 16,000        $  5,000

         Weighted average payable rate ...         6.12%          6.27%           6.58%

          Weighted average receivable rate         5.66%          5.69%           5.66%

        Interest rate caps

          Notional amount ................                      37,000          10,000                      $ 66,000       $ 20,000

          Weighted average cap rate ......                        8.09%           6.50%                         7.71%          9.00%

        Interest rate floors

          Notional amount ................       60,000         30,000          70,000        $ 20,000        60,000        15,000

          Weighted average floor rate ....         6.42%          6.50%           6.50%           6.00%         5.75%         6.50%

        Interest rate collar

          Notional amount ................                                                                                   3,076

          Weighted average cap rate ......                                                                                   10.25%

          Weighted average floor rate ....                                                                                    5.25%

        Futures
          Notional amount ................      766,300        479,000         505,000         475,000       348,000       207,000

        Options
         Notional amount .................       66,000

      The following interest rate hedges are not included in the Bank's trading portfolio. Interest rate swaps are used to modify the interest rate sensitivity of certain certificates of deposit issued by the Bank. These certificates of deposit, called inverse variable rate CDs, adjust according to a formula in such a way as to pay a higher rate of interest when the index falls, and a lower rate of interest when the index rises. As of June 30, 1998 and 1997, the Bank held approximately $5.2 million and $6.2 million of inverse variable rate CDs, with original terms to maturity ranging from three to ten years. The Bank utilizes interest rate swaps with the same notional amount as the inverse variable rate CDs to convert such certificates of deposit effectively to fixed rate deposits. The interest rate swaps protect the Bank against the exposure to falling interest rates inherent in these CDs.

      The Bank also has interest caps which are used to effectively cap the interest rates on specific floating-rate borrowings. As of June 30, 1998, the Bank held three 6% and one 7% interest rate caps which are used to effectively cap the interest rates on a portion of the Company's securities sold under agreements to repurchase and the $26 million Federal Home Loan Bank advance. As of June 30, 1998, the caps had a total notional amount of $90 million and reprice based on the three month LIBOR. The repricing characteristics of the Company's floating-rate borrowings are similar in nature to those of the related interest rate cap agreements. The securities sold under agreements to repurchase and the Federal Home Loan Bank advance reach their maturities before the maturities of the matched interest rate caps; however, it is the Bank's intent to replace the floating-rate borrowings when they mature with additional floating-rate liabilities, which will be designated against the interest rate caps.

      The Bank had a 7% interest rate cap as of June 30, 1997, which was used to effectively cap the interest rate on the Company's floating-rate Federal Home Loan Bank advances. As of June 30, 1997, the cap had a notional amount of $30 million and repriced based on the three month LIBOR.

      The market values of the following interest rate swaps and interest rate caps are not reflected in the Company's financial statements. The periodic exchanges of interest payments and the net expense of the interest rate caps are included in interest expense in the statements of operations.

(Dollars in thousands)

                                       Contract or      Estimated Fair Value    Weighted Average Interest Rate
                                         Notional      --------------------------------------------------------
 June 30, 1998                            Amount       Asset       Liability       Payable       Receivable
---------------------------------------------------------------------------------------------------------------
       Interest rate swaps:
         Pay floating rate .........     $ 7,500     $   137                         5.74%           6.96%
       Interest rate caps ..........     $90,000     $ 2,495                          N/A             N/A


(Dollars in thousands)

                                       Contract or      Estimated Fair Value    Weighted Average Interest Rate
                                         Notional      --------------------------------------------------------
 June 30, 1997                            Amount       Asset       Liability       Payable       Receivable
---------------------------------------------------------------------------------------------------------------
       Interest rate swaps:
         Pay floating rate ........      $ 7,500     $    91                         6.00%           6.96%
       Interest rate cap ..........      $30,000     $   351                          N/A             N/A

      The following table sets forth the maturity distribution and weighted average interest rates of the interest rate swaps used to protect the inverse variable rate CDs from adverse rate movements and the interest rate caps used to cap a portion of the Bank's securities sold under agreements to repurchase and the Federal Home Loan Bank advance as of June 30, 1998:

(Dollars in thousands)

Maturities During Fiscal
Years Ending June 30,                           1999        2000       2001        2002     2003      Thereafter
----------------------------------------------------------------------------------------------------------------
Interest rate swaps-Pay
floating rate
  Notional amount ..........................              $ 7,500
   Weighted average payable rate ...........                 5.74%
  Weighted average receivable rate .........                 6.96%

Interest rate caps
  Notional amount ..........................                         $ 30,000                          $ 60,000

  Weighted average cap rate ................                             7.00%                             6.00%

14.   CREDIT COMMITMENTS
      ------------------
      The Bank is a party to commitments to extend credit as part of its normal business operations to meet the financing needs of its customers. These commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. Exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contract amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments. Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk.

      The following table sets forth the Bank's real estate loan commitments whose contract amounts represent credit risk and the applicable range of interest rates for such loan commitments.

(Dollars in thousands)

June 30,                               1998                      1997
--------------------------------------------------------------------------------
                                         Interest                    Interest
                            Amount         Rates         Amount        Rates
                            ------         -----         ------        -----
Fixed rate ............     $11,863     6.75-10.00%     $   573     7.625-8.375%
Adjustable Rate .......                                   2,609     6.50-7.50%
                            -------                     -------
                            $11,863                     $ 3,182
                            =======                     =======

15.   RELATED PARTY TRANSACTIONS
      --------------------------
      The Company has contracted with Smith Breeden Associates, Inc. ("SBA") to provide investment advisory services and interest rate risk analysis. Certain stockholders and directors of HFG are also principals of SBA. The amount of consulting expense relating to SBA for fiscal years ending June 30, 1998, 1997 and 1996 was $287,000, $281,000 and $232,000 respectively.
      SBA has a commercial loan  outstanding with the Bank at June 30, 1998, see
      Note 4.

16.   STOCKHOLDERS' EQUITY AND REGULATORY MATTERS
      -------------------------------------------
      Liquidation account - On July 10, 1985, the Bank converted from a federally chartered mutual association to a federally chartered stock association through the issuance of 463,173 shares of common stock ($1 par value) at a price of $8 per share. From the proceeds, $463,000 was allocated to capital stock at the par value of $1 per share and $2,919,000 which is net of conversion costs of $324,000 was allocated to additional paid-in-capital.

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

      Dividend restrictions - Regulations provide that the Bank may not declare or pay a cash dividend on or repurchase any of its stock if the result thereof would be to reduce the consolidated stockholders' equity of the Bank below the amount required for the liquidation account (as defined by regulations). Under the capital distribution regulations of the OTS, the Bank, as a "Tier 1" institution, is permitted to make capital distributions during a calendar year up to one hundred percent of its net income to date during the calendar year plus the amount that would reduce by one-half its surplus capital ratio, as defined, at the beginning of the calendar year. Under this limitation, $7,362,000 was available for dividends at June 30, 1998.

      Reserve Requirements -As of June 30, 1998, the Bank was not required to maintain reserve balances with the Federal Reserve Bank.

      SAIF Assessment -On September 30, 1996, the President signed into law an omnibus appropriations act for fiscal year 1997 that included, among other things, the recapitalization of the Savings Association Insurance Fund
      (SAIF) in a section entitled "The Deposit Insurance Funds Act of 1996" (the Act). The Act included a provision where all insured depository institutions would be charged a one-time special assessment on their SAIF assessable deposits as of March 31, 1995. The Company recorded a pre-tax charge of $830,000 during the year ended June 30, 1997.

17.   FAIR VALUES OF FINANCIAL INSTRUMENTS
      ------------------------------------
      The following disclosures of the estimated fair value of financial instruments are made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments:

(Dollars in thousands)
June 30,                                         1998                    1997
------------------------------------------------------------------------------------
                                        Carrying      Fair      Carrying      Fair
                                         Value        Value      Value        Value
                                        --------------------------------------------
ASSETS:
 Cash ..............................    $  1,567    $  1,567    $  1,207    $  1,207
  Interest-bearing deposits ........      10,212      10,212       8,309       8,309
 Securities held for trading .......     290,609     290,609     317,355     317,355
 Securities available for sale .....         922         922       1,125       1,125
 Loans receivable, net .............     163,546     166,400      93,958      94,800
 Interest receivable ...............       2,318       2,318       2,080       2,080
 Federal Home Loan Bank stock ......       4,878       4,878       4,852       4,852
 Due from brokers ..................                              11,308      11,308

LIABILITIES:
 Deposits ..........................     178,311     178,400     136,175     136,200
 Securities sold under agreements
   to repurchase ...................     240,396     240,400     245,571     245,600
 Federal Home Loan Bank advances ...      26,000      26,000      26,000      26,000
 Interest payable on securities sold
   under agreements to repurchase ..         282         282         300         300
 Other interest payable ............       1,596       1,596         787         787
 Note payable ......................      13,495      13,495       9,995       9,995
 Advance payments by borrowers for
   taxes and insurance .............         785         785         585         585

OFF BALANCE SHEET HEDGING
  INSTRUMENTS:
 Interest rate swaps ...............                     137                      91
 Interest rate caps ................       3,595       2,495         685         351

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

      Off balance sheet hedging instruments consist of interest rate swaps and interest rate caps used to modify the interest rate sensitivity of certain certificates of deposits, a portion of the Bank's securities sold under agreements to repurchase and the Federal Home Loan Bank advance. Fair values are based on quoted market prices or dealer quotes. Where such quotes are not available, fair value is estimated by using quoted market prices for similar securities or by discounting future cash flows at a risk adjusted spread to Treasury.

      Commitments - The estimated fair value of commitments to originate fixed-rate loans is determined based on the fees currently charged to enter into similar agreements and the difference between current levels of interest rates and the committed rates. Based on that analysis, the estimated fair value of such commitments is a reasonable estimate of the loan commitments at par.

      The fair value estimates presented herein are based on information available to management as of June 30, 1998 and 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since such dates, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

18.   HARRINGTON FINANCIAL GROUP, INC. FINANCIAL INFORMATION
      (PARENT COMPANY ONLY)
      ------------------------------------------------------
      The following condensed balance sheets as of June 30, 1998 and 1997, and condensed statements of operations and cash flows for the three years in the period ended June 30, 1998 for Harrington Financial Group, Inc. should be read in conjunction with the consolidated financial statements and notes thereto.

CONDENSED BALANCE SHEETS
(Dollars in thousands)

June 30,                                                    1998         1997
--------------------------------------------------------------------------------
ASSETS

Cash and cash equivalents ..........................     $  1,944      $  3,500
 Securities held for trading .......................          199           464
Deferred income taxes, net .........................          791
Income taxes receivable ............................           23           124
Other assets .......................................          146            55
Intercompany receivable (payable) ..................            5            (1)
Investment in subsidiary ...........................       33,240        30,997
                                                         --------      --------
TOTAL ASSETS .......................................     $ 36,348      $ 35,139
                                                         ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Note payable .......................................     $ 13,495      $  9,995
Deferred income taxes, net .........................                         63
Accrued expenses payable and other liabilities .....          189            87
                                                         --------      --------
    Total liabilities ..............................       13,684        10,145
                                                         --------      --------

Common stock .......................................          425           407
Additional paid-in capital .........................       16,962        15,623
Treasury stock .....................................       (1,467)
Unrealized loss on securities available for sale ...           (1)          (35)
Retained earnings ..................................        6,745         8,999
                                                         --------      --------
    Total stockholders' equity .....................       22,664        24,994
                                                         --------      --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .........     $ 36,348      $ 35,139
                                                         ========      ========

CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands)

Years Ended June 30,                                       1998        1997        1996
----------------------------------------------------------------------------------------
Dividends from subsidiary ...........................                $ 4,000     $   855
Interest income from securities held for trading ....    $     6          76           8
Interest on deposits ................................         18           8          12
Gain on sale of securities held for trading .........         94          12          42
Unrealized gain (loss) on securities held for trading        (59)        105          28
                                                         -------     -------     -------
    Total income ....................................         59       4,201         945
                                                         -------     -------     -------

Interest expense on long-term borrowings ............        981         907         905
Salaries and employee benefits ......................        263         231         105
Other expenses ......................................        249         315          12
                                                         -------     -------     -------
    Total expenses ..................................      1,493       1,453       1,022
                                                         -------     -------     -------

Income (loss) before equity in undistributed earnings     (1,434)      2,748         (77)
Income tax provision (benefit) ......................       (566)       (509)       (359)
Equity in undistributed earnings of subsidiary ......       (991)     (1,255)        941
                                                         -------     -------     -------
Net income (loss) ...................................    $(1,859)    $ 2,002     $ 1,223
                                                         =======     =======     =======

54

CONDENSED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

Years Ended June 30,                                                1998         1997        1996
---------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) ...........................................    $ (1,859)    $  2,002     $  1,223
Adjustments to reconcile net income (loss) to net
  cash provided by (used
  in) operating activities:
  Decrease (increase) in other assets .......................         (91)          27            8
  Decrease (increase) in income taxes receivable ............         118         (124)
  Decrease (increase) in intercompany receivable ............          (6)          71          (70)
  Increase (decrease) in accrued expenses and other
    liabilities .............................................         102          (10)          83
  Gain on sale of securities held for trading ...............         (94)         (12)         (42)
  Unrealized gain (loss) on securities held for trading .....          59         (105)         (28)
  Purchases of securities held for trading ..................      (2,000)                     (545)
  Proceeds from sales of securities held for trading ........       2,300          203          314
  Deferred income tax provision .............................        (588)          53           16
  Increase in accrued income taxes ..........................                      210          211
  Decrease (increase) in undistributed earnings of subsidiary         991        1,255         (941)
                                                                 --------     --------     --------
     Net cash provided by (used in)
       operating activities .................................      (1,068)       3,570          229
                                                                 --------     --------     --------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital contributions to subsidiary ........................      (3,200)      (6,240)      (6,792)
                                                                 --------     --------     --------
     Net cash used in investing activities ..................      (3,200)      (6,240)      (6,792)
                                                                 --------     --------     --------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of common stock
   under initial public offering ............................                                11,437
 Proceeds from stock options exercised ......................       1,074                       165
 Proceeds from note payable .................................       3,500        2,300          800
 Principal repayments on note payable .......................                   (1,303)      (1,002)
 Dividends paid on common stock .............................        (395)         (98)
 Purchase of treasury stock .................................      (1,467)
                                                                 --------     --------     --------
     Net cash provided by financing activities ..............       2,712          899       11,400
                                                                 --------     --------     --------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ........      (1,556)      (1,771)       4,837

CASH AND CASH EQUIVALENTS,
 Beginning of year ..........................................       3,500        5,271          434
                                                                 --------     --------     --------

CASH AND CASH EQUIVALENTS,
 End of year ................................................    $  1,944     $  3,500     $  5,271
                                                                 ========     ========     ========

                                                                              55

INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
Harrington Financial Group, Inc.
Richmond, Indiana
-----------------------------------

We have audited the accompanying consolidated balance sheets of Harrington Financial Group, Inc. and its subsidiary (the "Company") as of June 30, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Harrington Financial Group, Inc. and its subsidiary as of June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1998 in conformity with generally accepted accounting principles.





/s/DELOITTE & TOUCHE LLP
------------------------
DELOITTE & TOUCHE LLP
Indianapolis, Indiana
July 27, 1998

56