Form 10-K405, Exhibit 13
period 1999-06-30
HARRINGTON FINANCIAL GROUP INC
filed 1999-09-28
CIK 934203

Harrington Financial Group, Inc.

                               1999 Annual Report

                                       to

                                  Stockholders

Financial
Highlights (Dollars in thousands, except per share data)

------------------------------------------------------------------------------------------------------------
For the Years Ended June 30,                                           1999           1998            1997
                                                                   ----------      ---------       ---------
 Net interest income                                               $    6,081      $   4,924       $   8,066
  Income (loss) before tax provision, gain (loss) on securities
    and minority interest                                              (2,497)        (1,388)          2,769
 Net realized and unrealized gain (loss) on securities                 (1,647)        (1,705)            494
 Special SAIF assessment                                                                                 830
 Net income (loss)                                                     (2,455)        (1,859)          2,002
 Return on average assets before special SAIF assessment                (0.44)%        (0.34)%          0.50%
 Return on average assets after special SAIF assessment                 (0.44)%        (0.34)%          0.39%
 Return on average equity before special SAIF assessment               (12.54)%        (7.56)%         10.52%
 Return on average equity after special SAIF assessment                (12.54)%        (7.56)%          8.34%


At June 30,
Total assets                                                       $  471,339      $ 484,397       $ 446,797
 Total loans                                                          259,674        163,546          93,958
 Total securities                                                     183,702        291,531         318,480
 Total deposits                                                       333,245        178,311         136,175
 Stockholders' equity                                                  19,139         22,664          24,994
 Common shares outstanding                                          3,205,382      3,275,886       3,256,738


Average Balances
Assets                                                             $  561,670      $ 538,981       $ 507,407
 Loans                                                                223,174        116,982          78,545
 Core retail deposits                                                 254,843        136,594         116,210
 Other deposits                                                        18,245         15,168          20,592
 Total deposits                                                       273,088        151,762         136,802


Per Share
Basic earnings (loss) per share                                    $    (0.76)     $   (0.57)      $    0.61
 Diluted earnings (loss) per share                                      (0.76)         (0.57)           0.61
 After tax basic earnings (loss) excluding special SAIF assessment      (0.76)         (0.57)           0.78
 Book value, fiscal year end                                             5.97           6.92            7.67
 Market value, fiscal year end                                           7.250         11.250          12.125


Asset Quality at June 30,
Non-performing assets to total assets                                    0.13%          0.18%           0.25%
 Loan loss reserves to non-performing loans                           1142.11%        126.32%          63.39%


Capital Ratios at June 30 (Harrington Bank)
Tangible capital                                                         6.95%          6.88%           6.96%
 Core capital                                                            6.95%          6.88%           6.96%
 Risk-based capital                                                     12.33%         21.92%          31.14%

FINANCIAL REVIEW
--------------------------------------------------------------------------------

Selected Consolidated Financial Data                   16

Management's Discussion and
Analysis of Financial Condition
and Results of Operation                               17

Consolidated Balance Sheets                            32

Consolidated Statements of Operations                  33

Consolidated Statements of
Change in Stockholders' Equity                         34

Consolidated Statements
of Cash Flows                                          35

Notes to Consolidated
Financial Statements                                   36

Independent Auditors' Report                           59

Selected Consolidated
Financial Data

SELECTED CONSOLIDATED FINANCIAL DATA

The following table presents selected consolidated financial and other data of the Company for the five years in the period ended June 30, 1999. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company, including the accompanying Notes, presented elsewhere herein.

                                                                                     At or For the Years Ended June 30,
                                                                       -------------------------------------------------------------
                                                                         1999         1998         1997         1996        1995
                                                                       ---------    ---------    ---------    ---------   ---------
Balance Sheet Data
      Securities held for trading and available for sale               $ 183,702    $ 291,531    $ 318,480    $ 321,897   $ 249,274
      Loans receivable-net                                               259,674      163,546       93,958       65,925      37,010
      Total assets                                                       471,339      484,397      446,797      418,196     300,174
      Deposits                                                           333,245      178,311      136,175      135,143     115,312
      Securities sold under agreements to repurchase                      60,198      240,396      245,571      219,067     130,217
      Federal Home Loan Bank advances                                     40,000       26,000       26,000       26,000      31,000
      Note payable                                                        13,995       13,495        9,995        8,998       9,200
      Stockholders' equity                                                19,139       22,664       24,994       23,117      10,361
      Stockholders' equity per share                                        5.97         6.92         7.67         7.10        5.28

 Income Statement Data
      Interest income                                                  $  35,204    $  33,956    $  34,474    $  23,484   $  17,560
      Interest expense                                                    29,123       29,032       26,408       18,004      12,779
                                                                       ---------    ---------    ---------    ---------   ---------
          Net interest income                                              6,081        4,924        8,066        5,480       4,781
      Provision for loan losses                                              511          147           92           (1)         15
                                                                       ---------    ---------    ---------    ---------   ---------
      Net interest income after provision for loan losses                  5,570        4,777        7,974        5,481       4,766
      Retail banking fees and other income                                   433          295          239          256         238
                                                                       ---------    ---------    ---------    ---------   ---------
      Total net revenue                                                    6,003        5,072        8,213        5,737       5,004
      Operating expenses                                                   8,500        6,460        5,444        3,740       3,167
                                                                       ---------    ---------    ---------    ---------   ---------
      Income (loss) before tax provision, gain (loss) on securities
          and minority interest                                           (2,497)      (1,388)       2,769        1,997       1,837
                                                                       ---------    ---------    ---------    ---------   ---------

      Gain (loss) on sale of securities held for trading                   4,755         (775)      (1,623)       1,834          66
      Unrealized gain (loss) on securities held for trading               (6,402)        (930)       2,117       (1,960)      1,535
      Permanent impairment of securities available for sale                                                                    (414)
                                                                       ---------    ---------    ---------    ---------   ---------
          Net gain (loss) on securities                                   (1,647)      (1,705)         494         (126)      1,187
                                                                       ---------    ---------    ---------    ---------   ---------

      Income (loss) before income tax provision and minority interest     (4,144)      (3,093)       3,263        1,871       3,024
      Income tax provision                                                (1,646)      (1,234)       1,261          648       1,171
                                                                       ---------    ---------    ---------    ---------   ---------
      Income (loss) before minority interest                              (2,498)      (1,859)       2,002        1,223       1,853

      Minority interest                                                       43
                                                                       ---------    ---------    ---------    ---------   ---------

      Net income (loss)                                                $  (2,455)   $  (1,859)   $   2,002    $   1,223   $   1,853
                                                                       =========    =========    =========    =========   =========

      Basic earnings (loss) per share                                  $   (0.76)   $   (0.57)   $    0.61    $    0.57   $    1.20
                                                                       =========    =========    =========    =========   =========
      Diluted earnings (loss) per share                                $   (0.76)   $   (0.57)   $    0.61    $    0.56   $    1.20
                                                                       =========    =========    =========    =========   =========
      Cash dividends per share                                         $    0.12    $    0.12    $    0.03          N/A         N/A
                                                                       =========    =========    =========    =========   =========

 Performance Ratios
      Return on average assets (2)                                         (0.44%)      (0.34%)       0.50%        0.37%       0.76%
      Return on average equity (2)                                        (12.54)       (7.56)       10.52         9.49       22.24
      Interest rate spread                                                  1.06         0.79         1.43         1.64        2.13
      Net interest margin                                                   1.12         0.94         1.62         1.73        2.10
      Average interest-earning assets to average interest-
          bearing liabilities                                             101.14       102.73       103.67       101.55       99.57
      Net interest income after provision for loan losses to total
          other expenses (2)                                               65.53        73.95       172.82       146.55      150.49
      Total other expenses to average total assets (2)                      1.51         1.20         0.91         1.13        1.30
      Full service offices                                                     8            7            4            3           2

 Asset Quality Ratios (at end of period)
      Non-performing loans to total loans (3)                               0.03         0.17         0.36         0.40        0.95
      Non-performing assets to total assets (3)                             0.13         0.18         0.25         0.32        0.59
      Allowance for loan losses to total loans                              0.33         0.22         0.23         0.02        0.03
      Allowance for loan losses to total non-performing loans           1,142.11       126.32        63.39        45.98       34.57

 Capital Ratios (4)
      Tangible capital ratio                                                6.95         6.88         6.96         6.27        6.12
      Core capital ratio                                                    6.95         6.88         6.96         6.27        6.12
      Risk-based capital ratio                                             12.33        21.92        31.14        30.10       24.62
      Equity to assets at end of period                                     4.06         4.68         5.59         5.53        3.45

-----------------------
(1) On May 6, 1996, the Company sold 1,265,000 shares of common stock at $10.00 per share to investors in an initial public offering resulting in gross proceeds of $12,650,000 to the Company. Net proceeds after offering expenses were $11,437,000.
(2) For comparability purposes, the 1997 fiscal year ratios exclude the effect of the special SAIF assessment of $830,000.
(3) Non-performing loans consist of non-accrual loans and accruing loans that are contractually past due 90 days or more, and non-performing assets consist of non-performing loans, assets acquired by foreclosure or repossession and a single non-agency participation certificate classified as substandard.
(4) Regulatory capital ratios apply to the Bank (Harrington Bank, FSB) as a federally chartered savings bank.

                       MANAGEMENT'S DISCUSSION & ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Harrington Financial Group, Inc. ("Harrington" or the "Company") is an Indiana-chartered, registered thrift holding company for Harrington Bank, FSB (the "Bank"). The following financial review presents an analysis of the Company's operations and financial position for the periods presented in this annual report.

General
--------------------------------------------------------------------------------

Harrington's business strategy focuses on achieving attractive returns consistent with prudent risk management. Harrington has sought to implement this strategy by (1) expanding its banking locations and product offerings in order to build a strong community banking franchise primarily through de novo branching; (2) controlling interest rate risk by matching the interest rate sensitivity of its assets to that of its liabilities; (3) controlling credit risk by maintaining a substantial portion of the Company's assets in mortgage-backed securities and single-family residential loans and by applying conservative underwriting standards and credit risk monitoring; and (4) utilizing excess capital balances through the management of a hedged investment portfolio.

Harrington invests primarily in mortgage-backed and related securities and originates (both directly and through correspondents) loans secured by single-family residences located primarily in Indiana and the Kansas City metropolitan area. While Harrington has greatly expanded its portfolio of originated mortgage loans as well as commercial loans, approximately 39% of its assets currently consist of purchased mortgage-backed and related securities that are hedged to reduce interest rate risk. Although mortgage-backed securities often carry lower yields than traditional mortgage loans, such securities generally increase the quality of the Company's assets by virtue of the securities' underlying insurance or guarantees, are more liquid than individual mortgage loans, and may be used to collateralize borrowings or other obligations of the Company. The funds invested in the securities portfolio can be quickly redeployed to pursue expansion opportunities as they arise. Furthermore, the Company's origination of commercial mortgage and commercial and industrial loans through the newly developed commercial loan division provides further diversification of business lines and fulfills a critical component of the Company's community banking strategy.

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

To reduce the institution's exposure to interest rate risk, the Company utilizes interest rate risk management contracts and mortgage-backed derivative securities in conjunction with regular adjustments to the composition of the Company's investment portfolio. Harrington marks a substantial portion of its assets and interest rate contracts to market in order to fully account for the market value changes in the Company's investment portfolio. This method of accounting is consistent with Harrington's strategy of active portfolio management and provides the Company with the flexibility to quickly adjust the mix of its interest-earning assets in response to changing market conditions or to take advantage of community banking growth opportunities.

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


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
1995
--------------------------------------------------------------------------------

In addition to historical information, forward-looking statements contained in this annual report are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause future results to vary from current expectations include, but are not limited to, the impact of economic conditions (both generally and more specifically in the markets in which Harrington operates), the impact of competition for Harrington's customers from other providers of financial services, the impact of government legislation and regulation (which changes from time to time and over which Harrington has no control), and other risks detailed in the Annual Report and in Harrington's other Securities and Exchange Commission ("SEC") filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Harrington undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents Harrington files from time to time with the SEC, including the Quarterly Reports on Form 10-Q to be filed by Harrington in 1999 and 2000 and any Current Reports on Form 8-K filed by Harrington.


Asset and Liability Management
--------------------------------------------------------------------------------

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

The Company's management believes that its asset and liability management strategy, as discussed below, provides Harrington with a competitive advantage over other financial institutions. Harrington's ability to effectively hedge its interest rate exposure through the use of various financial instruments allows the Company to acquire loans and investments which offer attractive net risk-adjusted spreads and meet customer preferences whether the individual loans or investments are fixed-rate or adjustable-rate or short-term or long-term. Similarly, the Company can choose a cost-effective source of funds and subsequently engage in an interest rate swap or other hedging transaction so that the interest rate sensitivities of its interest-earning assets and interest-bearing liabilities are generally matched.

Harrington's asset and liability management strategy is formulated and monitored by the Boards of Directors of both the Company and the Bank, the Company's wholly owned subsidiary. The Boards' written policies and procedures are implemented by the Investment Committee of the Bank, which is comprised of the Chief Executive Officer, Chief Investment Officer, and three outside directors. The Investment Committee meets at least monthly to review, among other things, the sensitivity of the Bank's assets and liabilities to interest rate changes, investment opportunities and the performance of the investment portfolios, and the past month's purchase and sale activity of securities. The Committee also provides guidance to management on reducing interest rate risk and on investment strategy and consults with the Chief Operating Officer of the Bank regarding retail pricing and funding decisions with respect to the Bank's overall asset and liability composition. In accordance therewith, the Investment Committee reviews the Bank's liquidity, cash flow needs, interest rate sensitivity of investments, deposits and borrowings, core deposit activity, current market conditions and interest rates on both a local and national level.

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

The Investment Committee regularly reviews interest rate risk by utilizing analyses prepared by Smith Breeden with respect to the impact of alternative interest rate scenarios on net interest income and on the Bank's MVPE. The Investment Committee also reviews analyses prepared by Smith Breeden concerning the impact of changing market volatility, prepayment forecast error, and changes in option-adjusted spreads and non-parallel yield curve shifts.

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

At June 30, 1999, Harrington was a party to three interest rate swap agreements held in its trading portfolio. The agreements had an aggregate notional amount of $21.0 million and maturities from April 2000 to April 2001. With respect to these agreements, Harrington makes fixed interest payments ranging from 6.14% to 6.58% and receives payments based upon the three-month London Interbank Offered Rate ("LIBOR").

The net expense (income) relating to Harrington's interest rate swaps held in the trading portfolio was $457,000, $313,000 and $330,000 during the years ended June 30, 1999, 1998 and 1997, respectively. The approximate market value of the interest rate swaps which are maintained in the trading portfolio was $(175,000), and $(397,000) as of June 30, 1999 and 1998, respectively.

In addition, the Company also has swaps that are not included in the trading portfolio. One of these swaps, whereby the Company pays a floating rate (based on three-month LIBOR) and receives a fixed rate of 6.96%, had a notional amount of $7.5 million and is used to modify the interest rate sensitivity of certain certificates of deposit issued by the Bank. This floating-pay swap matures in December of 1999. The remaining six swap agreements excluded from the trading portfolio had an aggregate notional amount of $50.0 million and maturities from February 2004 to February 2009. With respect to these agreements, Harrington makes fixed interest payments ranging from 5.27% to 6.48% and receives payments based upon the three-month LIBOR. These fixed-pay swaps, in addition to cap agreements that are not included in the Company's trading portfolio, are used to effectively modify the interest rate sensitivity of a portion of the Bank's short-term LIBOR correlated borrowings which include short-term deposits, securities sold under agreements to repurchase and the Federal Home Loan Bank advances.

The net income relating to Harrington's swaps which are not included in the trading portfolio was $31,000, $70,000 and $130,000 during the years ended June 30, 1999, 1998 and 1997, respectively. This income is netted against interest expense in the Company's Consolidated Statements of Operations. The approximate market value of these interest rate swaps (which is not reflected in the Company's financial statements) was $2.3 million and $137,000 as of June 30, 1999 and 1998, respectively.

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

At June 30, 1999, Harrington held seven interest rate cap agreements, eleven interest rate floor agreements and one interest rate collar in its trading portfolio. These contracts, which expire from July 1999 to June 2009, have an aggregate notional amount of $378.6 million. The interest rate cap agreements provide for a payment, depending on the particular contract, whenever the defined floating rate exceeds 6.50% to 9.00%. The interest rate floor agreements provide for a payment, depending on the particular contract, whenever the defined floating rate is less than 5.00% to 7.00%. The interest rate collar provides for a payment whenever the defined floating rate is greater than 10.25% or less than 5.25%.

The aggregate net expense (income) relating to the Company's interest rate caps, collars and floors held in the trading portfolio was $(343,000), $223,000 and $(370,000) during the years ended June 30, 1999, 1998 and 1997, respectively. The approximate market value of Harrington's interest rate caps, collars and floors which are maintained in the trading portfolio was $5.0 million and $4.6 million as of June 30, 1999 and 1998, respectively.

Harrington also has four interest rate caps with aggregate notional amounts of $90.0 million which are not held in the Company's trading portfolio. These caps, which mature from May 2001 to May 2008, provide for a payment, depending on the particular contract, whenever the defined floating rate exceeds 6.00% to 7.00%. These caps, in addition to fixed-pay swaps that are not included in the Company's trading portfolio, are used to effectively modify the interest rate sensitivity of a portion of the Bank's short-term LIBOR correlated borrowings which include short-term deposits, securities sold under agreements to repurchase and the Federal Home Loan Bank advances. Net expense on the caps was $494,000, $257,000 and $178,000 for the years ended June 30, 1999, 1998 and
1997, respectively. The approximate market value of the caps, which is not reflected in the Company's financial statements, was $4.4 million and $2.5 million at June 30, 1999 and 1998, respectively.

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

If interest rates rise, the value of the Company's short futures positions increases. Consequently, sales of futures contracts serve as a hedge against rising interest rates. At June 30, 1999, Harrington had sold Eurodollar and Treasury Note futures contracts with an aggregate notional amount of approximately $2.7 billion. The Company had total gains (losses) on its futures contracts of $3.2 million, $(8.6) million and $(3.9) million for the fiscal years ended June 30, 1999, 1998 and 1997, respectively.

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

Harrington, therefore, generally purchases out-of-the-money calls and puts so that the increase in value of the options resulting from interest rate movements offsets the reductions in MVPE resulting from the changing elasticity inherent in the Company's balance sheet. At June 30, 1999, Harrington had 180 purchased options contracts with an aggregate notional amount of approximately $33.0 million that were included in the trading portfolio. The net expense relating to these options contracts was $466,000, $943,000 and $770,000 during the years ended June 30, 1999, 1998 and 1997, respectively. The approximate market value of the Company's options contracts, which are maintained in the trading portfolio, was $328,000 and $50,000 as of June 30, 1999 and 1998, respectively.

The following table summarizes the periodic exchanges of interest payments with counterparties including the amortization of premiums paid for interest rate contracts as discussed above. Such payments and amortization amounts are accounted for as adjustments to the yields of securities held for trading and are reported as a separate component of interest income.

Years Ended June 30,                           1999         1998         1997
                                             -------      -------      -------
(Dollars In Thousands)
Interest rate contract (income) expense:
   Swaps                                     $   457      $   313      $   330
   Caps, floors, and collars                    (343)         223         (370)
   Options                                       466          943          770
                                             -------      -------      -------
   Net interest expense on
     interest rate contracts                 $   580      $ 1,479      $   730
                                             =======      =======      =======

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

The Office of Thrift Supervision ("OTS") requires each thrift institution to calculate the estimated change in the institution's MVPE assuming an instantaneous, parallel shift in the Treasury yield curve of 100 to 300 basis points either up or down in 100 basis point increments. The OTS permits institutions to perform this MVPE analysis using their own internal model based upon reasonable assumptions. The Company retains Smith Breeden to assist in performing the required calculation of the sensitivity of its market value to changes in interest rates.

In estimating the market value of mortgage loans and mortgage-backed securities, the Company utilizes various prepayment assumptions which vary, in accordance with historical experience, based upon the term, interest rate and other factors with respect to the underlying loans. At June 30, 1999, these prepayment assumptions varied from 4% to 21% for fixed-rate mortgages and mortgage-backed securities and varied from 14% to 22% for adjustable rate mortgages and mortgage-backed securities.

The following table sets forth at June 30, 1999 the estimated sensitivity of the Bank's MVPE to parallel yield curve shifts using Harrington's internal market value calculation. The table demonstrates the sensitivity of the Bank's assets and liabilities both before and after the inclusion of its interest rate contracts.

Change in
Interest Rates (in Basis Points) (1)             -300        -200       -100        -      +100        +200       +300
                                              --------    --------   --------     ----   --------    --------   --------
(Dollars in Thousands)
Market value gain (loss) of assets            $ 31,783    $ 27,669   $ 16,604       -    $(21,142)   $(45,579)  $(72,166)
Market value gain (loss) of liabilities         (5,319)     (3,902)    (2,150)      -       2,591       5,642      9,096
                                              --------    --------   --------     ----   --------    --------   --------
Market value gain (loss) of net
  assets before interest rate contracts         26,464      23,767     14,454       -     (18,551)    (39,937)   (63,070)
Market value gain (loss) of
  interest rate contracts                      (29,705)    (21,859)   (12,223)      -      15,112      32,257     50,377
                                              --------    --------   --------     ----   --------    --------   --------

Total change in MVPE(2)                       $ (3,241)   $  1,908    $  2,231      -   $ (3,439)    $ (7,680)  $(12,693)
                                              ========    ========    ========    ====  ========     ========   ========

Change in MVPE as a percent of:
  MVPE(2)                                       (10.8)%        6.4%        7.5%     -      (11.5)%     (25.7)%    (42.5)%
  Total assets of the Bank                       (0.7)%        0.4%        0.5%     -       (0.7)%      (1.6)%     (2.7)%

(1) Assumes an instantaneous parallel change in interest rates at all maturities.
(2)      Based on the Bank's pre-tax MVPE of $29.9 million at June 30, 1999.

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

Change in
Interest Rates (in Basis Points)          -300        -200        -100        -     +100        +200       +300
                                        --------    --------    --------    ----  --------    --------   --------
(Dollars in Thousands)
After tax market value gain (loss)
   of assets                            $ 10,573    $  8,684    $  5,050      -   $ (6,256)   $(13,463)  $(21,308)
                                        --------    --------    --------    ----  --------    --------   --------
After tax market value gain (loss)
   of interest rate contracts             (9,988)     (7,712)     (4,524)     -      6,019      13,120     20,852
                                        --------    --------    --------    ----  --------    --------   --------

After tax gain (loss) in equity         $    585    $    972    $    526      -   $   (237)   $   (343)  $   (456)
                                        ========    ========    ========    ====  ========    ========   ========

After tax gain (loss) in equity as a
   percent of the Company 's
   equity at June 30, 1999                  3.1%        5.1%        2.7%      -      (1.2)%      (1.8)%     (2.4)%

Changes in Financial Condition
--------------------------------------------------------------------------------

General. At June 30, 1999, Harrington's total assets amounted to $471.3 million, as compared to $484.4 million at June 30, 1998. The decrease in total assets was primarily due to a $107.8 million decrease in the Company's securities portfolio which was partially offset by a $96.1 million increase in the loan portfolio.

Cash and Interest-Bearing Deposits. Cash and interest-bearing deposits amounted to $9.5 million and $11.8 million at June 30, 1999 and 1998, respectively. Harrington actively manages its cash and cash equivalents based upon the Company's operating, investing and financing activities. Based upon the Company's current size, cash and cash equivalents generally fluctuate within a range of approximately $8.0 million to $17.0 million. Harrington attempts to invest its excess liquidity in higher yielding assets such as loans or securities.

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

Securities held for trading (consisting of mortgage-backed securities, mortgage-backed derivative securities, interest rate contracts and equity securities) amounted to $183.2 million and $290.6 million at June 30, 1999 and 1998, respectively. Securities classified as available for sale (consisting of a non-agency mortgage-backed security and municipal bonds) declined from $922,000 at June 30, 1998 to $502,000 at June 30, 1999.

Loans Receivable. At June 30, 1999, loans receivable (net of the Company's allowance for loan losses) amounted to $259.7 million, an increase of 58.8% over the June 30, 1998 total of $163.5 million. Harrington has significantly increased its community banking operations, particularly the origination (both directly and through correspondent mortgage banking companies) of single-family residential loans. Loans originated through correspondents must meet the same pricing and underwriting standards as loans originated internally. In addition, the Bank has increased its commercial loan portfolio from $4.7 million at June 30, 1998 to $33.8 million at June 30, 1999.

Allowance for Loan Losses. At June 30, 1999, Harrington's allowance for loan losses totaled $868,000, compared to $360,000 at June 30, 1998. At June 30, 1999, the Company's allowance represented approximately 0.3% of the total loan portfolio as compared to 0.2% at June 30, 1998. The ratio of total non-performing loans to total loans amounted to 0.03% at June 30, 1999 compared to 0.2% at June 30, 1998, which reflects Harrington's emphasis on maintaining low credit risk with respect to its operations.

Although Harrington management believes that its allowance for loan losses at June 30, 1999 was adequate based on facts and circumstances available to it (including the historically low level of loan charge-offs), there can be no assurances that additions to the allowance will not be necessary in future periods, which could adversely affect the Company's results of operations.

Deposits. At June 30, 1999, deposits totaled $333.2 million, as compared to $178.3 million as of June 30, 1998. Retail deposits increased $154.0 million, from $166.8 million at June 30, 1998 to $320.8 million at June 30, 1999, primarily due to Harrington's strategy of rapidly building a community banking franchise which included the opening of the Kansas branch in August of 1998. Non-retail deposits increased by $933,000 during the same period, for a total increase in deposits of $154.9 million.

Borrowings. At June 30, 1999, reverse repurchase agreements and dollar rolls (both of which are securities sold under agreements to repurchase and are accounted for as a financing) totaled $60.2 million, as compared to $240.4 million as of June 30, 1998.

Advances from the FHLB of Indianapolis amounted to $40.0 million and $26.0 million as of June 30, 1999 and 1998, respectively. At June 30, 1999, the FHLB advance was scheduled to mature in fiscal 2000, with an average interest rate thereon of 4.9%, as compared to 5.6% at June 30, 1998.

The Company's note payable amounted to $14.0 million and $13.5 million at June 30, 1999 and 1998, respectively. The note payable relates to a loan facility that was used to refinance, to a significant extent, the unpaid balance of a $10.0 million acquisition loan which financed the Company's acquisition of the Bank.

Stockholders' Equity. Stockholders' equity decreased from $22.7 million at June 30, 1998 to $19.1 million at June 30, 1999. This decrease was due primarily to the $2.5 million of net loss recognized during fiscal 1999, the purchase of treasury stock amounting to $784,000 and the payment of the Company's quarterly dividends of $.03 per share, or $385,000 in total. This decrease was partially offset by the $73,000 proceeds from the issuance of treasury stock.


Results of Operations
--------------------------------------------------------------------------------

Summary of Operations. Harrington reported net loss of $2.5 million or $0.76 basic loss per share for the year ended June 30, 1999 compared to a net loss of $1.9 million or $0.57 basic loss per share for the year ended June 30, 1998. This $596,000 or 32.1% increase in net loss was due primarily to a $2.0 million increase in operating expenses and a $364,000 increase in the provision for loan losses, which was partially offset by a $1.2 million increase in net interest income, a $196,000 increase in other income (loss) and a $412,000 decrease in the income tax provision.

The Company's primary goal in fiscal years 1999 and 1998 was to improve the value of the banking franchise through profitable deposit, loan, market and business line expansion. The market expansion into Kansas and North Carolina and the establishment of the necessary infrastructure were substantially completed during fiscal years 1999 and 1998. The recent losses are due primarily to the underperformance of the investment portfolio combined with the necessary investment spending to complete the market expansion and develop the infrastructure to support continued growth into the future. With the foundation now in place for its community banks in Indiana, Kansas and North Carolina, the Company is making marked improvement in its core banking income (net interest income after provision for loan losses plus fees minus operating expenses). Net interest income has increased by $1.2 million over fiscal year 1998, which reflects the tremendous growth in the Company's loan portfolio and deposits. Furthermore, the core income deficit has been reduced from $1.1 million in the June 1998 quarter to $219,000 in the June 1999 quarter. Contributing to this margin improvement is a lower cost of deposits compared to initial promotional levels, falling from 5.50% at June 30, 1998 to 4.80% at June 30, 1999. The net interest margin also increased from 0.69% in the June 1998 quarter to 1.77% in the June 1999 quarter.

Net loss for the year ended June 30, 1998 was $1.9 million or $0.57 basic loss per share, compared to $2.0 million or $0.61 basic earnings per share for the year ended June 30, 1997. The $3.9 million or 192.9% decrease in net income was due primarily to a $3.1 million decrease in net interest income, a $2.1 million decrease in other income (loss) and a $1.0 million increase in operating expenses, which was partially offset by a $2.5 million decrease in the income tax provision.

Average Balances, Net Interest Income and Yields Earned and Rates Paid. The following table presents for the periods indicated the total dollar amount of interest from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. The table does not reflect any effect of income taxes. All average balances are based on average daily balances during the periods presented.

                                                                         Years Ended June 30,
                                               --------------------------------------------------------------------
                                                               1999                              1998
                                               ---------------------------------   --------------------------------
                                                  Average               Yield/      Average               Yield/
                                                  Balance    Interest  Rate (1)     Balance    Interest  Rate (1)
                                               ------------ ---------  ---------   ----------- --------- ----------
                                                                        (dollars in thousands)
Interest-Earning Assets:
    Interest-bearing deposits                     $ 13,489   $   610    4.52%       $ 14,590   $   792     5.43%
    Securities held for trading (2)                300,223    18,104    6.03%        386,640    23,947     6.19%
    Securities available for sale (3)                  699        66    9.44%          1,039        91     8.76%
    Loans receivable, net (4)                      223,174    16,033    7.18%        116,982     8,734     7.47%
    Federal Home Loan Bank stock                     4,879       391    8.01%          4,858       392     8.07%
                                                  --------   -------                --------   -------
    Total interest-earning assets                  542,464    35,204    6.49%        524,109    33,956     6.48%

Non-interest-earning assets                         19,206                            14,872
    Total assets                                  $561,670                          $538,981
Interest-Bearing Liabilities:
    Deposits:
      NOW and DDA accounts                        $ 13,050       306    2.34%       $  6,788       166     2.45%
      Savings accounts                              30,520     1,279    4.19%         25,188     1,091     4.33%
      Money market deposit accounts                 73,256     3,546    4.84%          2,713       127     4.68%
      Certificates of deposit                      156,262     8,969    5.74%        117,073     6,919     5.91%
                                                  --------   -------                --------   -------
    Total deposits                                 273,088    14,100    5.16%        151,762     8,303     5.47%

    Securities sold under agreements
        to repurchase                              213,428    11,433    5.36%        319,578    17,905     5.60%
    Federal Home Loan Bank advances                 36,172     2,481    6.86%         27,488     1,843     6.70%
    Note payable                                    13,672     1,109    8.11%         11,355       981     8.64%
                                                  --------   -------                --------   -------
    Total interest-bearing liabilities             536,360    29,123    5.43%        510,183    29,032     5.69%

Non-interest bearing liabilities                     5,729                             4,200
    Total liabilities                              542,089                           514,383
Minority interest                                      401
Stockholders' equity                                19,581                            24,598
                                                 ---------                          --------
Total liabilities and stockholders' equity       $ 561,670                          $538,981
                                                 =========                          ========
Net interest income; interest rate spread(5)                 $ 6,081    1.06%                  $ 4,924     0.79%
                                                             =======    ====                   =======     ====
Net interest margin (5)(6)                                              1.12%                              0.94%
                                                                        ====                               ====
Average interest-earning assets
    to average interest-bearing liabilities                           101.14%                            102.73%
                                                                      ======                             ======

                                          ---------------------------------
                                                           1997
                                          ---------------------------------
                                            Average                 Yield/
                                            Balance     Interest     Rate
                                          ------------ --------- ----------
Interest-Earning Assets:
    Interest-bearing deposits                 $ 22,727   $ 1,197     5.27%
    Securities held for trading (2)            390,867    26,808     6.86%
    Securities available for sale (3)            1,375       133     9.67%
    Loans receivable, net (4)                   78,545     6,087     7.75%
    Federal Home Loan Bank stock                 3,179       249     7.83%
                                              --------   -------
     Total interest-earning assets              496,693    34,474     6.94%

Non-interest-earning assets                     10,714
    Total assets                              $507,407
Interest-Bearing Liabilities:
    Deposits:
      NOW and DDA accounts                    $  4,697       124     2.64%
      Savings accounts                          20,463       844     4.12%
      Money market deposit accounts              1,886        82     4.35%
      Certificates of deposit                  109,756     6,416     5.85%
                                              --------   -------
    Total deposits                             136,802     7,466     5.46%

   Securities sold under agreements
        to repurchase                          306,034    16,391     5.36%
    Federal Home Loan Bank advances             26,089     1,644     6.30%
    Note payable                                10,168       907     8.92%
                                              --------   -------
    Total interest-bearing liabilities         479,093    26,408     5.51%

Non-interest bearing liabilities                 4,307
    Total liabilities                          483,400
Minority interest
Stockholders' equity                            24,007
                                              --------
Total liabilities and stockholders' equity    $507,407
                                              ========
Net interest income; interest rate spread(5)             $ 8,066     1.43%
                                                         =======     ====
Net interest margin (5)(6)                                           1.62%
                                                                     ====
Average interest-earning assets
    to average interest-bearing liabilities                        103.67%
                                                                   ======

----------------------
(1) At June 30, 1999, the yields earned and rates paid were as follows: interest-bearing deposits, 5.05%; securities held for trading, 6.28%; securities avaliable for sale, 7.95%; loans receivable, net 7.06%; FHLB stock, 8.00%; total interest-earning assets, 6.72%; deposits, 4.80%; securities sold under agreements to repurchase, 4.85%; FHLB advances 6.25%; note payable, 7.81%; total interest-bearing liabilities, 5.03%; interest rate spread 1.69%.
(2) Both the interest and yields earned on the Company's securities portfolio reflect the net interest expense incurred with respect to various interest rate contracts (such as interest rate swaps, collars, caps, floors, options and futures) which were utilized to hedge the Company's interest rate exposure. During the years ended June 30, 1999, 1998 and 1997, the net costs of hedging the Company's interest rate exposure with respect to its securities held for trading amounted to $580,000 or 0.39%, $1.5 million or 0.77% and $730,000 or 0.37%, respectively.
(3) The average balance reflects the carrying value of available for sale investments net of the average valuation allowance related to a single non-agency participation certificate of $114,000, $155,000 and $276,000 for the years ended June 30, 1999, 1998 and 1997 respectively.
(4) Net of deferred loan fees, loan discounts and undisbursed loan funds. Includes nonaccrual loans. Interest on nonaccrual loans is recorded when received.
(5) Excluding the costs of hedging the Company's interest rate exposure (which has effectively reduced the yields earned on the Company's securities portfolio), the Company's interest rate spread amounted to 1.17%, 1.07% and 1.58%, and the Company's net interest margin amounted to 1.23%, 1.22% and 1.77% for the years ended June 30, 1999, 1998 and 1997, respectively.
(6) Net interest margin is net interest income divided by average interest-earning assets.

Rate/Volume Analysis. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Company's interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(1) changes in volume (change in volume multiplied by prior year rate), (2) changes in rate (change in rate multiplied by prior year volume), and (3) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated in proportion to the absolute dollar amounts of the changes due to rate and volume.

                                                                                  Years Ended June 30,
                                                         -----------------------------------------------------------------------
                                                                  1998 vs. 1997                         1998 vs. 1997
                                                         ----------------------------------       ------------------------------
                                                                Increase                              Increase
                                                               (Decrease)                            (Decrease)
                                                                 Due to             Total              Due to             Total
                                                         --------------------     Increase        -----------------     Increase
                                                           Rate       Volume     (Decrease)       Rate       Volume    (Decrease)
                                                           ----       ------     ----------       ----       ------    ----------
                                                                                  (dollars in thousands)
 Interest-earning assets:
      Interest-bearing deposits                          $  (125)     $   (57)     $  (182)     $    36      $  (441)     $  (405)
      Securities held for trading and securities
          available for sale                                (615)      (5,253)      (5,868)      (2,593)        (310)      (2,903)
      Loans receivable, net                                 (342)       7,641        7,299         (230)       2,877        2,647
      Federal Home Loan Bank stock                            (3)           2           (1)           8          135          143
                                                         -------      -------      -------      -------      -------      -------

          Total interest-earning assets                  $(1,085)     $ 2,333        1,248      $(2,779)     $ 2,261         (518)
                                                         =======      =======      -------      =======      =======      -------

 Interest-bearing liabilities:
      NOW and DDA accounts                               $    (7)     $   147          140      $   (10)     $    52           42
      Savings accounts                                       (36)         224          188           44          203          247
      Money market deposit accounts                            4        3,415        3,419            7           38           45
      Certificates of deposit                               (205)       2,255        2,050           71          432          503
                                                         -------      -------      -------      -------      -------      -------
          Total deposits                                    (244)       6,041        5,797          112          725          837
      Securities sold under agreements to repurchase        (755)      (5,717)      (6,472)         772          742        1,514
      Federal Home Loan Bank advances                         43          595          638          108           91          199
      Note payable                                           (63)         191          128          (29)         103           74
                                                         -------      -------      -------      -------      -------      -------

          Total interest-bearing liabilities             $(1,019)     $ 1,110           91      $   963      $ 1,661        2,624
                                                         =======      =======      -------      =======      =======      -------

Increase (decrease) in net interest income                                         $ 1,157                                $(3,142)
                                                                                   =======                                =======

Interest Income. For the year ended June 30, 1999, Harrington's interest income increased by $1.2 million or 3.7% to $35.2 million, compared to the year ended June 30, 1998. This increase was primarily due to a $7.3 million increase in interest income from the loan portfolio. This increase was partially offset by a $5.9 million decrease in interest income on the Company's investment portfolio including the increase in the net interest expense on interest rate contracts maintained in the trading portfolio. The increase in interest income on the loan portfolio was a direct result of the $106.2 million increase in the level of the average loan portfolio which was partially offset by a 29 basis point decline in the interest yield earned caused primarily by an overall decline in the level of interest rates during fiscal 1999. The decrease in interest income from the investment portfolio was a result of the $86.8 million decrease in the average balances as well as the 15 basis point decline in the level of interest rates during fiscal 1999.

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

Interest Expense. For the year ended June 30, 1999, Harrington's interest expense increased by $91,000 or 0.3% to $29.1 million, compared to the year ended June 30, 1998. This increase was primarily due to a $26.2 million increase in the level of average interest-bearing liabilities, which was offset by a 26 basis point decrease in the cost of interest-bearing liabilities.

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

Net Interest Income. Net interest income increased by $1.2 million or 23.5% to $6.1 million during fiscal year 1999 as compared to fiscal year 1998. For the year ended June 30, 1998, Harrington's net interest income amounted to $4.9 million, compared to $8.1 million for the year ended June 30, 1997.

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

Harrington established provisions for loan losses of $511,000, $147,000 and $92,000 during the years ended June 30, 1999, 1998 and 1997, respectively. During such respective periods, loan charge-offs (net of recoveries) amounted to $(1,000), $0 and $0, respectively. Although the Company's non-performing loans remain low, given the growth in the mortgage loan portfolio and the initial production of commercial related loans, the Company's analysis of loan reserve requirements indicated that additional reserves were prudent. The allowance for loan losses as a percentage of total loans was 0.3% and 0.2% at June 30, 1999 and 1998, respectively.

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

The following table sets forth information regarding other income (loss) for the periods shown.

Years Ended June 30,                  1999        1998         1997
                                    --------    ---------     --------
(Dollars In Thousands)
Gain (loss) on sale of
  securities held for trading       $  4,755    $    (775)    $ (1,623)
Unrealized gain (loss) on
  securities held for trading         (6,402)        (930)       2,117
Other (1)                                433          295          239
                                    --------    ---------     --------

  Total other income (loss)         $ (1,214)   $  (1,410)    $    733
                                    ========    =========     ========

(1) Consists primarily of loan servicing fees and late charges, checking account fees, trust and investment management service fees, rental income and other miscellaneous fees.

Total other income (loss) amounted to $(1.2) million for the year ended June 30, 1999. This total consisted of a net realized and unrealized loss of $1.6 million on the trading portfolio, plus fee and other retail bank income of $433,000. The loss on the trading portfolio, net of hedges, reflects only a portion of the total income (loss) produced from this portfolio in fiscal 1999. Total income from this portfolio consists of both interest income and net realized and unrealized gains and losses on the investments and hedges.

The Company seeks to produce a positive spread between the total income of this portfolio and one month LIBOR, the Company's marginal cost of borrowing. In the fiscal years 1999, 1998, and 1997, this portfolio produced a net-hedged spread to one-month LIBOR of 0.28%, 0.15% and 1.47%, respectively. Due to the market uncertainty over Federal Reserve action, a glut of corporate debt issuance which increased both financing and credit margins, and spreads of mortgage securities to Treasury widening during fiscal year 1999, the hedge gains lagged the realized and unrealized losses on securities. The Company's community banking expansion is expected to reduce the reliance on investment returns over the coming years, although the Company remains confident in its core competency in mortgage investments.

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


Other Expense. In order to enhance the Company's profitability, management strives to maintain a favorable level of operating expenses relative to its peer group. However, during fiscal years 1999 and 1998, the Company has accelerated its investment spending in operating expenses to accomplish the business line and facilities expansion in order to grow revenue in future years. The following table sets forth certain information regarding other expense for the periods shown.

Years Ended June 30,                  1999        1998          1997
                                    --------     --------     --------
(Dollars In Thousands)
Salaries and employee benefits      $  4,290     $  3,295     $  2,174
Premises and equipment                 1,287          805          532
Special SAIF assessment                                            830
FDIC insurance premiums                  125           86          180
Marketing                                314          183          136
Computer services                        509          243          165
Consulting fees                          301          287          281
Other(1)                               1,674        1,561        1,146
                                    --------     --------     --------

  Total other expense               $  8,500     $  6,460     $  5,444
                                    ========     ========     ========

(1)  Consists  primarily  of costs  relating  to  postage,  forms and  supplies,
     professional  fees,   supervisory   assessments  and  other   miscellaneous
     expenses.

The principal category of Harrington's other expense is salaries and employee benefits, which increased by $995,000 or 30.2%, and $1.1 million or 51.6% during fiscal 1999 and 1998, respectively. The major cause of these increases was the continuing implementation of Harrington's community bank expansion strategy. A total of seven new banking locations were opened since May 1994, with three being opened in the third quarter of fiscal year 1998 and one in the first quarter of fiscal year 1999, and the administrative support at the home office was increased as well. In addition, new employees were hired in connection with the growth in the Bank's mortgage lending operations and the development of the Bank's commercial loan division.

Premises and equipment expense increased by $482,000 or 59.9% and $273,000 or 51.3% during fiscal 1999 and 1998, respectively. The increase in premises and equipment expense during the periods was primarily due to the opening of new branches during fiscal years 1999 and 1998.

Federal Deposit Insurance Corporation ("FDIC") premiums increased by $39,000 or 45.3% during fiscal year 1999 due to the increase in deposit size. During fiscal 1998, FDIC insurance premiums decreased $94,000 or 52.2% primarily due to the decrease in the FDIC insurance rate which was offset by an increase in deposit base. During the year ended June 30, 1997, all SAIF-insured financial institutions were required to pay a special assessment to recapitalize that fund. Harrington's special assessment, which was based on the Bank's level of deposits at March 31, 1995, was $830,000. However, beginning January 1, 1997, the Bank's FDIC insurance rate dropped from 23 basis points to 6 basis points on its deposits.

Harrington incurred marketing expense of $314,000, $183,000 and $136,000 during the years ended June 30, 1999, 1998 and 1997, respectively. The fluctuations in marketing expense during the periods reflected the advertising costs associated with the opening of the Bank's new branch offices during fiscal 1999 and 1998.

Computer services expense increased by $266,000 or 109.5% and $78,000 or 47.3% during fiscal 1999 and 1998, respectively. Computer services expense relates to the fees paid by Harrington to a third party who performs the Company's data processing functions as well as to the third party servicer who performs the back-office functions with respect to the Company's trust and investment management services. The increase in expense for the years presented relates primarily to the increase in the number of deposit and loan accounts held by Harrington. In addition, during fiscal year 1999, the Company incurred approximately $107,000 in non-recurring expense related to on-line system conversions.

Harrington has contracted with Smith Breeden to provide investment advisory services and interest rate risk analysis. Certain stockholders of the Company are also principals of Smith Breeden. The consulting fees paid by Harrington to Smith Breeden during the years ended June 30, 1999, 1998 and 1997, which are based on the Company's asset size, amounted to $301,000, $287,000 and $281,000, respectively.

Income Tax Provision. The Company received an income tax benefit of $1.6 million during fiscal 1999 as compared to an income tax benefit of $1.2 million and income tax expense of $1.3 million during the years ended June 30, 1998 and 1997, respectively. The Company's effective tax rate amounted to 39.7%, 39.9% and 38.6% during the years ended June 30, 1999, 1998 and 1997, respectively.


Liquidity
--------------------------------------------------------------------------------

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

The total eligible regulatory liquidity of the Bank was 16.65% at June 30, 1999, as compared to 15.58% at June 30, 1998. At June 30, 1999, the Bank's liquid assets as defined by the OTS totaled approximately $87.7 million, which was $66.6 million in excess of the current OTS minimum requirement.

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

During the year ended June 30, 1999, there was a net decrease of $2.3 million in cash and cash equivalents. The primary uses of cash during the year included purchases of securities for the trading portfolio of $780.3 million, repayments of borrowings including securities sold under agreements to repurchase and Federal Home Loan Bank advances of $249.2 million and the change in loans receivable of $96.9 million. Partially offsetting these uses of cash, the main sources of cash during the fiscal year were $883.4 million in proceeds from sales and maturities of securities held for trading, a $154.9 million net increase in deposits and $83,000 from proceeds from Federal Home Loan Bank advances.


Year 2000
--------------------------------------------------------------------------------

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

I. THE COMPANY'S STATE OF READINESS

The Company has prepared for the Year 2000 by testing and evaluating both its information technology (IT) and non-information technology systems. The Company does not have any mission critical processes that are dependent on non-IT systems. The non-IT systems, such as the telephone system, are currently Year 2000 compliant. The IT systems used by the Company have been extensively tested. The components of the IT systems that were examined are: 1) personal computers
(PCs), hardware and software, 2) data service bureau, and 3) other service providers.

The hardware and software on all the PCs used by the Company have been inventoried and tested. The limited number of PCs and software that were not Year 2000 compliant were replaced in the first quarter of calendar year 1999.

The Company converted its data service provider to the Vision platform supplied by FISERV. The conversion was accomplished in April of 1999. FISERV provided the Company with assurances and documentation that the Vision product was Year 2000 compliant. One hundred sixty (160) FISERV clients tested the Vision platform in 1998 and did not find any material Year 2000 problems. The Company conducted tests in May 1999 on the Vision software system to confirm this compliance. The tests performed by the Company did not find any problems related to the Year 2000.

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


II. THE COSTS TO ADDRESS THE COMPANY'S YEAR 2000 ISSUES

The limited number of PCs and software that were not Year 2000 compliant were replaced in the first quarter of calendar year 1999. The cost of replacing these machines and software was approximately $43,500 in capitalized fixed assets in fiscal year 1999. The Company does not foresee any significant outlays related to Year 2000 issues or readiness for the remainder of the 1999 calendar year.


III. THE RISKS OF THE COMPANY'S YEAR 2000 ISSUES

The Company has established parameters and processes for management to identify material customers, evaluate their preparedness, assess their credit risk and implement controls to manage the risk arising from their failure to properly address Year 2000 technology issues. The Company faces increased credit, liquidity, or counterparty trading risk when customers encounter Year 2000-related problems. Customers that must be evaluated and monitored are those that, if adversely impacted by Year 2000 technology issues, represent a significant financial exposure to the Company in terms of either credit loss or liquidity. The organizations that have been identified as material customers of the Company are being monitored because of their reliance on technology for their successful business operations.

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


IV. THE COMPANY'S CONTINGENCY PLAN

DATA SERVICE BUREAU

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

INVESTMENT SECURITIES

The Company has received assurances that most major brokers with which it trades are Year 2000 compliant. Some of the smaller regional brokers have yet to provide these assurances. Beginning in November 1999, the Company will no longer enter into any transactions with any brokers that are not Year 2000 compliant. In this way, the Company will control its exposure to Year 2000 risks with these brokers. After the turn of the millennium, the Company will carefully evaluate regional brokers individually before resuming business with them.

Most of the Company's securities are in safekeeping at the FHLB of Indianapolis, which has provided documentation to the Company that they are Year 2000 compliant. If any assets are pledged with brokers, the Company will verify well before the end of 1999 that those brokers are already Year 2000 compliant and if not, these assets will be pledged only with Year 2000 compliant brokers.

PERSONAL COMPUTERS

By the end of the first quarter of calendar year 1999, the Company had replaced or upgraded all of its personal computers that failed Year 2000 compliance tests. Thus, it is expected that the Company's PCs will be in compliance when the century turns. The Company has previously tested the software used on its PCs, and those software packages that did not properly handle the Year 2000 have been replaced.

OTHER VENDORS AND SERVICE PROVIDERS

The Company is closely monitoring all of its other vendors and service providers to determine if they will be Year 2000 compliant on a timely basis. As of June 1999, the majority of the vendors and service providers used by the Company had provided the Company with assurances that they were or would be Year 2000 compliant by September 1999. The Company does not, at this time, believe that it will have to replace any of its vendors or service providers. If the Company does have to replace a vendor or service provider, it is possible that an increased cost to the institution could result from this.

GENERAL

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


Inflation and Changing Prices
--------------------------------------------------------------------------------

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


Recent Accounting Pronouncements
--------------------------------------------------------------------------------

The Financial Accounting Standards Board has issued Statement No. 133, as amended by Statement No. 137, that the Company will be required to adopt in future periods. See Note 1 to the Consolidated Financial Statements for further discussion of this pronouncement.

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except share data)

                                                                                             June 30,
                                                                                   --------------------------
ASSETS                                                                                1999             1998
                                                                                   ----------      ----------
Cash                                                                               $    1,414      $    1,567
Interest-bearing deposits (Note 13)                                                     8,087          10,212
                                                                                   ----------      ----------
  Total cash and cash equivalents                                                       9,501          11,779
Securities held for trading - at fair value (amortized cost of
  $188,130 and $289,137) (Notes 2, 8, 13)                                             183,200         290,609
Securities available for sale - at fair value (amortized cost of
  $461 and $924) (Note 2)                                                                 502             922
Loans receivable  (net of allowance for loan losses of
  $868 and $360) (Note 3)                                                             259,674         163,546
Interest receivable, net (Note 4)                                                       2,340           2,318
Premises and equipment, net (Note 5)                                                    6,499           5,614
Federal Home Loan Bank of Indianapolis stock - at cost                                  4,878           4,878
Deferred income taxes, net (Note 10)                                                      596             240
Income taxes receivable (Note 10)                                                         569             435
Other                                                                                   3,580           4,056
                                                                                   ----------      ----------

TOTAL ASSETS                                                                       $  471,339      $  484,397
                                                                                   ==========      ==========


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Deposits (Note 6)                                                                  $  333,245      $  178,311
Securities sold under agreements to repurchase (Note 7)                                60,198         240,396
Federal Home Loan Bank advances (Note 8)                                               40,000          26,000
Note payable (Note 9)                                                                  13,995          13,495
Interest payable on securities sold under agreements to repurchase (Note 7)                66             282
Other interest payable                                                                  1,925           1,596
Advance payments by borrowers for taxes and insurance                                     795             785
Accrued expenses payable and other liabilities                                          1,039             868
                                                                                   ----------      ----------

  Total liabilities                                                                   451,263         461,733
                                                                                   ----------      ----------


COMMITMENTS AND CONTINGENCIES (Notes 13, 14, 16)


MINORITY INTEREST (Note 1)                                                                937
                                                                                   ----------      ----------


STOCKHOLDERS' EQUITY (Notes 1, 10, 11, 12, 16):
Preferred Stock ($1 par value) Authorized and unissued -
  5,000,000 shares
Common Stock:
Voting ($.125 par value) Authorized - 10,000,000 shares,
  Issued 3,399,938 shares,
  Outstanding 3,205,382 and 3,275,886 shares                                              425             425
Additional paid-in capital                                                             16,946          16,962
Treasury stock, 194,556 and 124,052 shares at cost                                     (2,162)         (1,467)
Accumulated other comprehensive income (loss), net of deferred tax
 of  $16 and $(1)                                                                          25              (1)
Retained earnings                                                                       3,905           6,745
                                                                                   ----------      ----------
  Total stockholders' equity                                                           19,139          22,664
                                                                                   ----------      ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                         $  471,339      $  484,397
                                                                                   ==========      ==========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands except share data)

                                                                               Years Ended June 30,
                                                                  -------------------------------------------
                                                                      1999            1998            1997
                                                                  -----------      ----------      ----------
INTEREST INCOME:
Securities held for trading                                       $    18,684      $   25,426      $   27,538
Net interest expense on interest rate contracts maintained in
  the trading portfolio  (Note 13)                                       (580)         (1,479)           (730)
Securities available for sale                                              66              91             133
Loans receivable (Note 3)                                              16,033           8,734           6,087
Dividends on Federal Home Loan Bank of Indianapolis stock                 391             392             249
Deposits                                                                  610             792           1,197
                                                                  -----------      ----------      ----------
                                                                       35,204          33,956          34,474
                                                                  -----------      ----------      ----------
INTEREST EXPENSE:
Deposits (Notes 6, 13)                                                 14,100           8,303           7,466
Federal Home Loan Bank advances (Note 8)                                2,481           1,843           1,644
Securities sold under agreements to repurchase (Note 7)                11,433          17,905          16,391
Note payable (Note 9)                                                   1,109             981             907
                                                                  -----------      ----------      ----------
                                                                       29,123          29,032          26,408
                                                                  -----------      ----------      ----------

NET INTEREST INCOME                                                     6,081           4,924           8,066
PROVISION FOR LOAN LOSSES (Note 3)                                        511             147              92
                                                                  -----------      ----------      ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                     5,570           4,777           7,974
                                                                  -----------      ----------      ----------
OTHER INCOME (LOSS):
Gain (loss) on sale of securities held for trading (Notes 2, 13)        4,755            (775)         (1,623)
Unrealized gain (loss) on securities held for trading (Notes 2, 13)    (6,402)           (930)          2,117
Other                                                                     433             295             239
                                                                  -----------      ----------      ----------
                                                                       (1,214)         (1,410)            733
                                                                  -----------      ----------      ----------
OTHER EXPENSE:
Salaries and employee benefits (Note 12)                                4,290           3,295           2,174
Premises and equipment expense (Note 5)                                 1,287             805             532
SAIF assessment (Note 16)                                                                                 830
FDIC insurance premiums                                                   125              86             180
Marketing                                                                 314             183             136
Computer services                                                         509             243             165
Consulting fees (Note 15)                                                 301             287             281
Other                                                                   1,674           1,561           1,146
                                                                  -----------      ----------      ----------
                                                                        8,500           6,460           5,444
                                                                  -----------      ----------      ----------

INCOME (LOSS) BEFORE INCOME TAX PROVISION (BENEFIT) AND
   MINORITY INTEREST                                                   (4,144)         (3,093)          3,263
INCOME TAX PROVISION (BENEFIT) (Note 10)                               (1,646)         (1,234)          1,261
                                                                  -----------      ----------      ----------
NET INCOME (LOSS) BEFORE MINORITY INTEREST                             (2,498)         (1,859)          2,002
MINORITY INTEREST                                                          43
                                                                  -----------      ----------      ----------
NET INCOME (LOSS)                                                 $    (2,455)     $   (1,859)     $    2,002
                                                                  ===========      ==========      ==========

BASIC EARNINGS (LOSS) PER SHARE (Note 1)                          $     (0.76)     $    (0.57)     $     0.61
                                                                  ===========      ==========      ==========
DILUTED EARNINGS (LOSS) PER SHARE (Note 1)                        $     (0.76)     $    (0.57)     $     0.61
                                                                  ===========      ==========      ==========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(Dollars in thousands except share data)

                                                                                                      Accumulated
                                                                                                        Other
                                               Shares      Common     Additional      Treasury      Comprehensive     Retained
                                             Outstanding   Stock    Paid-in Capital     Stock       Income (Loss)     Earnings
                                             -----------   -----    ---------------     -----       -------------     --------
BALANCES, JULY 1, 1996                        3,256,738     $407      $ 15,623                        $    (8)         $ 7,095
     Net income                                                                                                          2,002
     Cash dividends declared on
          common stock ($0.03 per share)                                                                                   (98)
     Net change in unrealized gain
          (loss) on securities available
          for sale, net of deferred
          tax of $(23)                                                                                    (27)
                                              ---------     ----      --------                        -------          -------
BALANCES, JUNE 30, 1997                       3,256,738      407        15,623                            (35)           8,999

     Stock options exercised
          (Note 12)                           143,200         18         1,056
     Tax benefit from exercise of
          non-qualified stock options                                      283
     Net loss                                                                                                           (1,859)
     Cash dividends declared on
         common stock ($0.12 per share)                                                                                   (395)
Purchase of treasury stock                    (124,052)                              $ (1,467)
Net change in unrealized gain
     (loss) on securities available for
     sale, net of deferred tax of $22                                                                      34
                                              ---------     ----      --------       --------         -------          -------
BALANCES, JUNE 30, 1998                       3,275,886      425        16,962         (1,467)             (1)           6,745

     Net loss                                                                                                           (2,455)
     Cash dividends declared on
          common stock ($0.12 per share)                                                                                  (385)
     Purchase of treasury stock                 (78,178)                                 (784)
     Issuance of treasury stock                   7,674                    (16)            89
     Net change in unrealized gain
          (loss) on securities available for
          sale, net of deferred tax of $17                                                                 26
                                              ---------     ----      --------       --------         -------          -------
BALANCES, JUNE 30, 1999                       3,205,382     $425      $ 16,946       $ (2,162)        $    25          $ 3,905
                                              =========     ====      ========       ========         =======          =======



                                                Total
                                             Stockholders'     Comprehensive
                                                Equity         Income (Loss)
                                                ------         -------------
BALANCES, JULY 1, 1996                        $ 23,117
     Net income                                   2002           $ 2,002
     Cash dividends declared on
          common stock ($0.03 per share)           (98)
     Net change in unrealized gain
          (loss) on securities available
          for sale, net of deferred
          tax of $(23)                             (27)              (27)
                                              --------           -------
BALANCES, JUNE 30, 1997                         24,994           $ 1,975
                                                                 =======
     Stock options exercised
          (Note 12)                              1,074
     Tax benefit from exercise of
          non-qualified stock options              283
     Net loss                                   (1,859)          $(1,859)
     Cash dividends declared on
         common stock ($0.12 per share)           (395)
Purchase of treasury stock                      (1,467)
Net change in unrealized gain
     (loss) on securities available for
     sale, net of deferred tax of $22               34                34
                                              --------           -------
BALANCES, JUNE 30, 1998                         22,664           $(1,825)
                                                                 =======
     Net loss                                   (2,455)          $(2,455)
     Cash dividends declared on
          common stock ($0.12 per share)          (385)
     Purchase of treasury stock                   (784)
     Issuance of treasury stock                     73
     Net change in unrealized gain
          (loss) on securities available for
          sale, net of deferred tax of $17          26                26
                                              --------           -------
BALANCES, JUNE 30, 1999                       $ 19,139           $(2,429)
                                              ========           =======

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
                                                                               Years Ended June 30,
                                                                  -------------------------------------------
                                                                      1999           1998             1997
                                                                  -----------      ----------      ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                               $    (2,455)     $   (1,859)     $    2,002
  Adjustments to reconcile net income (loss) to net
    cash provided by (used) in operating activities:
    Provision for loan losses                                             511             147              92
    Depreciation                                                          549             348             235
    Premium and discount amortization on securities, net                2,624           1,434           1,925
    (Gain) loss on sale of securities held for trading                 (4,755)            775           1,623
    Unrealized (gain) loss on securities held for trading               6,402             930          (2,117)
    Effect of minority interest                                            43
    Purchases of securities held for trading                         (780,260)       (657,211)       (913,766)
    (Increase) decrease in amounts due from brokers                                    11,308          (6,934)
    Proceeds from maturities of securities held for trading            51,419          28,438          26,398
    Proceeds from sales of securities held for trading                831,978         652,380         888,429
    Deferred income tax provision and other                               (68)           (980)            614
    Net increase (decrease) in assets and liabilities                     617          (1,815)         (3,547)
                                                                  -----------      ----------      ----------
       Net cash provided by (used in) operating activities            106,605          33,895          (5,046)
                                                                  -----------      ----------      ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of Federal Home Loan Bank of Indianapolis stock                                (26)         (2,207)
  Proceeds from maturities of securities available for sale               446             259             879
  Change in loans receivable, net                                     (96,927)        (69,885)        (28,134)
  Minority interest                                                       894
  Purchases of premises and equipment                                  (1,436)         (1,653)         (1,554)
                                                                  -----------      ----------      ----------
     Net cash used in investing activities                            (97,023)        (71,305)        (31,016)
                                                                  -----------      ----------      ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits                                            154,934          42,136           1,032
  Increase (decrease) in securities sold under agreements to
    repurchase                                                       (180,198)         (5,175)         26,504
  Proceeds from Federal Home Loan Bank advances                        83,000          99,000           3,300
  Principal repayments on Federal Home Loan Bank advances             (69,000)        (99,000)         (3,300)
  Dividends paid on common stock                                         (385)           (395)            (98)
  Purchase of treasury stock                                             (784)         (1,467)
  Other                                                                   573           4,574             997
                                                                  -----------      ----------      ----------
     Net cash provided by (used in) financing activities              (11,860)         39,673          28,435
                                                                  -----------      ----------      ----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                   (2,278)          2,263          (7,627)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                         11,779           9,516          17,143
                                                                  -----------      ----------      ----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                          $     9,501      $   11,779      $    9,516
                                                                  ===========      ==========      ==========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest                                            $    28,682      $   29,624      $   25,434
Cash paid for income taxes                                                 43             321           1,889

Noncash activities occurred consisting of a decrease in current and deferred income tax payable and a corresponding increase in additional paid in capital from the tax benefit from exercise of non-qualified stock options of $283 during fiscal year 1998.

See notes to consolidated financial statements.

                  Notes to Consolidated Financial Statements


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

Business of the Company - Harrington Financial Group, Inc. ("HFG" or the "Company") is a savings and loan holding company incorporated on March 3, 1988 to acquire and hold all of the outstanding common stock of Harrington Bank, FSB (the "Bank"), a federally chartered savings bank with principal offices in Richmond, Indiana and seven full-service branch offices located in Carmel, Fishers, Noblesville and Indianapolis, Indiana, and Mission, Kansas. The Company also opened an additional branch in July of 1999 in Chapel Hill, North Carolina. The Company is a growing community bank with a focus on the origination and management of mortgage loans and securities. The Bank also operates a commercial loan division for business customers and owns a 51% interest in Harrington Wealth Management Company (HWM), which provides trust, investment management, and custody services for individuals and institutions.

Basis of Presentation - The consolidated financial statements include the accounts of HFG, the Bank and HWM. All significant intercompany accounts and transactions have been eliminated.

In February 1999, the Company formed HWM. HWM is a strategic alliance between the Bank (51% owner) and Los Padres Bank (49% owner), a federally chartered savings bank located in California. The accompanying consolidated balance sheet includes 100 percent of the assets and liabilities of HWM, and the ownership of Los Padres Bank is recorded as "Minority interest." The results of operations include 100 percent of the revenues and expenses of HWM from the date of formation, and the ownership of Los Padres Bank is recorded as "Minority interest" net of income taxes.

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

Securities Held for Trading and Available for Sale - The Company classifies its securities in one of three categories and accounts for the investments as follows:

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

The   Company's   available  for  sale   portfolio   consists  of  a  non-agency
participation certificate and municipal bonds which were called during fiscal year 1999.

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

Financial Instruments Held for Asset and Liability Management Purposes - The Bank is party to a variety of interest rate contracts consisting of interest rate futures, options, caps, swaps, floors and collars in the management of the interest rate exposure of its trading portfolio. These financial instruments are included in the trading portfolio and are reported at fair value with realized and unrealized gains and losses on these instruments recognized in other income (see Note 2).

The Bank entered into a floating-pay interest rate swap agreement as a means of managing the interest rate exposure of certain inverse variable rate deposits. The Bank also entered into fixed-pay interest rate swap agreements and interest rate cap agreements to modify the interest rate sensitivity of a portion of the Bank's short-term LIBOR correlated borrowings, which include short-term deposits, securities sold under agreements to repurchase and the Federal Home Loan Bank advances. The premiums paid to enter into such interest rate cap agreements are included in other assets and are amortized using the straight-line method over the related term of the agreements. These interest rate agreements are accounted for under the accrual method. Under this method, the differential to be paid or received on these interest rate agreements is recognized over the lives of the agreements in interest expense. Changes in fair value of interest rate swaps and of the interest rate caps accounted for under the accrual method are not reflected in the accompanying financial statements. Realized gains and losses on terminated interest rate swaps accounted for under the accrual method are deferred as an adjustment to the carrying amount of the designated instruments and amortized over the remaining original life of the agreements. If the designated instruments are disposed of, the fair value of the interest rate swap, interest rate cap or unamortized deferred gains or losses are included in the determination of the gain or loss on the disposition of such instruments. To qualify for such accounting, the floating-pay interest rate swap is designated to the inverse variable rate deposits, and the fixed-pay interest rate swaps and the interest rate caps are designated to a portion of the Bank's short-term LIBOR correlated borrowings which include short-term deposits, securities sold under agreements to repurchase and the Federal Home Loan Bank advances.

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

Discounts and premiums on purchased residential real estate loans are amortized to income using the effective interest method over the remaining period to contractual maturity.

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

Premises and Equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives ranging from 3 to 40 years. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Federal Income Taxes - The Company and its wholly owned subsidiary, the Bank, file a consolidated tax return. HWM will file a separate tax return, as the total ownership of the company does not qualify for consolidated tax filing. Deferred income tax assets and liabilities reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and basis of such assets and liabilities as measured by tax laws and regulations.

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


Years Ended June 30,                         1999          1998          1997
----------------------------------------------------     ---------    ----------

Basic earnings per share:
   Weighted average common shares          3,216,626     3,285,166    3,256,738
                                           =========     =========    =========

Diluted earnings per share:
   Weighted average common shares          3,216,626     3,285,166    3,256,738
    Dilutive effect of stock options (1)                    24,876       42,214
                                           ---------     ---------    ---------
    Weighted average common and
        incremental shares (2)             3,216,62      3,310,042    3,298,952
                                           ========      =========    =========

(1) The impact of stock options was not included due to the anti-dilutive effect for the fiscal year ended June 30, 1999.
(2) The calculation for diluted earnings per share for the fiscal year ended June 30, 1998 was based upon the weighted average common shares as the effect of the stock options were anti-dilutive due to the net loss for the year.

Comprehensive Income - The Company adopted SFAS No. 130, Comprehensive Income, effective July 1, 1998. It requires that changes in the amounts of certain items, including gains and losses on certain securities, be shown in the financial statements. SFAS No. 130 does not require a specific format for the financial statement in which comprehensive income is reported but does require that an amount representing total comprehensive income be reported in that statement. All prior year financial statements have been reclassified for comparative purposes.

New Accounting Pronouncements - SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998 and amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of SFAS 133. SFAS 133, as amended by SFAS 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value hedge, a cash flow hedge, or a hedge of foreign currency exposure. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. Management is currently in the process of determining the effect of the new standard on the financial statements.

Reclassifications of certain amounts in the 1998 and 1997 consolidated financial statements have been made to conform to the 1999 presentation.

2.  SECURITIES
--------------------------------------------------------------------------------

The amortized cost and estimated fair values of securities held for trading and securities available for sale are summarized as follows:

                                                                 Gross           Gross
                                             Amortized        Unrealized       Unrealized           Fair
June 30, 1999                                  Cost              Gains           Losses             Value
------------------------------------------------------        ----------        ----------        ---------
(Dollars In Thousands)
Securities held for trading:
  GNMA certificates                          $ 37,986          $    315         $     185         $  38,116
  FHLMC certificates                           69,114               304             1,568            67,850
  FNMA certificates                            28,034                43               478            27,599
  Commercial mortgage backed securities        34,896                               1,088            33,808
  Collateralized mortgage obligations          10,738               331                              11,069
  Residuals                                       205                21                                 226
  Interest-only strips                            818                 1               442               377
  Principal-only strips                           403               103                                 506
  Interest rate swaps                                                                 175              (175)
  Interest rate collar                              4                                                     4
  Interest rate caps                            1,744                               1,157               587
  Interest rate floors                          3,821               976               415             4,382
  Options                                         298                92                62               328
  Futures                                                                           1,611            (1,611)
  Equity securities                                69                65                                 134
                                             --------          --------         ---------         ---------
Totals                                       $188,130         $   2,251         $   7,181         $ 183,200
                                             ========         =========         =========         =========

Securities available for sale:
   Non-agency participation certificate      $    461          $     41                           $     502
                                             ========         =========         =========         =========

The Bank's collateralized mortgage obligation (CMO) portfolio at June 30, 1999 consisted of three agency investments with an estimated remaining weighted average life of 9.2 years.

                                                                 Gross           Gross
                                             Amortized        Unrealized       Unrealized           Fair
June 30, 1998                                  Cost              Gains           Losses             Value
-----------------------------------------------------          --------         ---------         ---------
(Dollars In Thousands)
Securities held for trading:
  GNMA certificates                          $142,951          $  1,282         $      14         $ 144,219
  FHLMC certificates                           50,555               808               134            51,229
  FNMA certificates                            57,252             1,000                 8            58,244
  Commercial mortgage backed securities        17,540               248                              17,788
  Non-agency participation certificates         1,884                33                42             1,875
  Collateralized mortgage obligations          10,930               484                              11,414
  Residuals                                       309                55                                 364
  Interest-only strips                          1,118                 5               605               518
  Principal-only strips                           599               119                                 718
  Interest rate swaps                                                                 397              (397)
  Interest rate collar                             38                                  60               (22)
  Interest rate caps                            2,384                               2,157               227
  Interest rate floors                          3,410             1,423               393             4,440
  Options                                          68                19                37                50
  Futures                                                                             257              (257)
  Equity securities                                99               100                                 199
                                             --------          --------         ---------         ---------
Totals                                       $289,137          $  5,576         $   4,104         $ 290,609
                                            ========          ========         =========         =========

Securities available for sale:
  Municipal bonds                            $    319          $     16                           $     335
  Non-agency participation certificate            605                           $      18               587
                                             --------          --------         ---------         ---------
Totals                                       $    924          $     16         $      18         $     922
                                             ========          ========         =========         =========


The Bank's collateralized mortgage obligation (CMO) portfolio at June 30, 1998 consisted of three agency investments with an estimated remaining weighted average life of 7.5 years.

For a complete discussion of the Bank's Risk Management Activities, see Note 13.

The amortized cost and estimated fair values of securities by contractual maturity are as follows:

                                                 Held for Trading                    Available for Sale
                                             -------------------------            -------------------------
                                             Amortized        Fair                Amortized         Fair
June 30, 1999                                  Cost           Value                 Cost            Value
------------------------------------------------------       ---------            ---------       ---------
(Dollars In Thousands)
Debt securities (due after 1 year through
  5 years):
  Mortgage-backed securities                 $170,030        $ 167,373
  Non-agency participation certificates                                           $     461       $     502
  Collateralized mortgage obligations          10,738           11,069
  Mortgage-backed derivatives                   1,426            1,109
  Interest rate contracts                       5,867            3,515
  Equity securities                                69              134
                                             --------        ---------            ---------       ---------
                                             $188,130        $ 183,200            $     461       $     502
                                             ========        =========            =========       =========

Securities with a total amortized cost of $66,550,000 and $252,445,000 and a total fair value of $65,572,000 and $255,568,000 were pledged at June 30, 1999 and 1998, respectively, to secure interest rate swaps and securities sold under agreements to repurchase. As of June 30, 1999 and 1998, the Bank had a blanket collateral agreement for the Federal Home Loan Bank advances instead of utilizing specific securities as collateral.

Activities related to the sale of securities are summarized as follows:

June 30,                                1999         1998         1997
---------------------------------------------     ---------    ---------
(Dollars In Thousands)
Proceeds from sales of securities
   held for trading                 $ 831,978     $ 652,380    $ 888,429
Gross gains on sales of securities
   held for trading                    64,966        46,537       44,324
Gross losses on sales of securities
   held for trading                    60,218        47,312       45,947
Gross gains on sales of securities
   available for sale                       7


3. LOANS RECEIVABLE
--------------------------------------------------------------------------------

Approximately 86% of the Bank's loans is to customers located in the immediate market areas of its offices in Richmond and Indianapolis, Indiana as well as Mission, Kansas and Chapel Hill, North Carolina. The portfolio consists primarily of owner occupied single family residential mortgages.

Loans receivable are summarized as follows:

June 30,                                             1999         1998
-----------------------------------------------------------    ---------
(Dollars In Thousands)

Loans secured by one to four family residences:
  Real estate mortgage                            $ 216,402    $ 154,148
  Participation loans purchased                         109          188
Commercial                                           33,778        4,723
Property improvement                                  2,119        1,248
Loans on savings accounts                               426          221
Consumer and home equity lines of credit              3,324        2,288
Automobile loans                                      2,811           13
Other consumer loans                                    369          240
                                                  ---------    ---------
Subtotal                                            259,338      163,069

Unamortized push-down accounting adjustment             (54)        (113)
Undisbursed loan proceeds                                (2)          (6)
Net deferred loan fees, premiums and discounts        1,260          956
Allowance for loan losses                              (868)        (360)
                                                  ---------    ---------
Loans receivable, net                             $ 259,674    $ 163,546
                                                  =========    =========

The principal balance of loans on nonaccrual status totaled approximately $76,000 and $285,000 at June 30, 1999 and 1998, respectively. For the years ended June 30, 1999, 1998 and 1997, gross interest income which would have been recorded had the Bank's nonaccruing loans been current with their original terms amounted to $1,000, $15,000, and $6,000, respectively. At June 30, 1999 and June 30, 1998, the Company had no impaired loans.

The Bank had commitments to originate or purchase loans consisting primarily of real estate mortgages secured by one to four family residences approximating $1,589,000 and $11,863,000 excluding undisbursed portions of loans in-process at June 30, 1999 and 1998, respectively. In addition, as of June 30, 1999, the Bank had commitments to fund approximately $5,125,000 in commercial loans secured primarily by commercial real estate.

The Bank has granted loans to its directors, officers, employees and an affiliate (Smith Breeden Associates, Inc., see Note 15). Such loans were made in the ordinary course of business at the Bank's normal credit terms, including interest rate and collateralization and do not represent more than the normal risk of collection. These loans to related parties are summarized as follows:

June 30,                                             1999         1998
-----------------------------------------------------------    ---------
(Dollars In Thousands)
Beginning balance                                 $   1,927    $     228
Loans made                                            2,969        1,716
Principal repayments                                   (189)         (17)
Change due to status of officers and employees         (192)
                                                  ---------    ---------
Ending balance                                    $   4,515    $   1,927
                                                  =========    =========

The amount of loans serviced for others totaled $2,020,000, $3,411,000, and $4,657,000 at June 30, 1999, 1998 and 1997, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow amounts, disbursing payments to investors and foreclosure processing. In connection with loans serviced for others, the Bank held borrowers' escrow balances of $16,000 and $27,000 at June 30, 1999 and 1998, respectively.

Loan servicing fee income included in other income for the years ended June 30, 1999, 1998 and 1997 was $10,000, $15,000 and $19,000, respectively.

An analysis of the allowance for loan losses is as follows:

Years Ended June 30,                    1999         1998         1997
---------------------------------------------     ---------    ---------
(Dollars In Thousands)

Beginning balance                   $     360     $     213    $     120
Provision for loan losses                 509           147           93
Recoveries                                 (1)
                                    ---------     ---------    ---------
Ending balance                      $     868     $     360    $     213
                                    =========     =========    =========

As a federally chartered savings bank, aggregate commercial real estate loans may not exceed 400% of capital as determined under the capital standards provisions of FIRREA. This limitation was approximately $127 and $133 million at June 30, 1999 and 1998, respectively. Also under FIRREA, the loans-to-one borrower limitation is generally 15% of unimpaired capital and surplus which, for the Bank, was approximately $5 million at June 30, 1999 and 1998. The Bank was in compliance with all of these requirements at June 30, 1999 and 1998.


4. INTEREST RECEIVABLE
--------------------------------------------------------------------------------

Interest receivable is summarized as follows:

June 30,                                                   1999        1998
----------------------------------------------------------------     --------
(Dollars In Thousands)

Loans (less allowance for uncollectibles - $1 and $15)    $1,375     $    744
Interest-bearing deposits                                     18            2
Securities held for trading                                  943        1,543
Securities available for sale                                  4           29
                                                       ---------    ---------
Interest receivable, net                               $   2,340    $   2,318
                                                       =========    =========



5. PREMISES AND EQUIPMENT
--------------------------------------------------------------------------------

Premises and equipment are summarized as follows:

June 30,                                             1999         1998
-----------------------------------------------------------    ---------
(Dollars In Thousands)
Land                                              $   1,003    $   1,003
Buildings and leasehold improvements                  4,672        4,422
Furniture, fixtures and equipment                     2,857        1,673
                                                  ---------    ---------
Total                                                 8,532        7,098
Less accumulated depreciation                        (2,033)      (1,484)
                                                  ---------    ---------
Premises and equipment, net                       $   6,499    $   5,614
                                                  =========    =========

Depreciation expense included in operations during the years ended June 30, 1999, 1998 and 1997 totaled $551,000, $348,000, and $235,000 respectively.

6. DEPOSITS
--------------------------------------------------------------------------------

June 30,                                               1999                                 1998
----------------------------------------------------------------------             -------------------------
(Dollars in Thousands)                                      Weighted                              Weighted
                                              Amount      Average Rate             Amount       Average Rate
                                              ------      ------------             ------       ------------
  NOW and DDA accounts                       $ 16,911            2.35%            $   8,202           2.39%
  Savings accounts                             33,163            4.12                26,688           4.36
  Money market deposit accounts               137,463            4.89                 7,093           4.42
                                             --------                             ---------
                                              187,537                                41,983
                                             --------                             ---------
  Certificates of deposit:
  1 year and less                             126,592                               113,237
  1 to 2 years                                  9,543                                13,169
  2 to 3 years                                  4,730                                 3,570
  3 to 4 years                                  2,867                                 3,198
  Over 4 years                                  1,976                                 3,154
                                             --------                             ---------
                                              145,708            5.16               136,328           5.96
                                             --------                             ---------
  Total deposits                             $333,245                             $ 178,311
                                             ========                             =========


Certificates of deposit in the amount of $100,000 or more totaled approximately $31 million and $25 million at June 30, 1999 and 1998, respectively.

A summary of certificate accounts by scheduled fiscal year maturities at June 30, 1999, is as follows:

                           2000         2001         2002         2003          2004       Thereafter     Total
--------------------------------      -------       ------      -------       ------       ----------   --------
(Dollars In Thousands)
    3.00% or less       $      4                                                             $     4    $      8
    3.01%-5.00%           81,554      $ 3,594       $  467      $   612       $   358             26      86,611
    5.01%-7.00%           43,809        5,148        2,177        1,603           996            416      54,149
    7.01%-9.00%            1,216          127        1,311          652           100             76       3,482
    9.01% or greater           9          674          775                                                 1,458
                        --------      -------       ------      -------       -------        -------    --------
    Totals              $126,592      $ 9,543       $4,730      $ 2,867       $ 1,454        $   522    $145,708
                        ========      =======       ======      =======       =======        =======    ========

Interest expense on deposits is as follows:

Years Ended June 30,                    1999         1998         1997
---------------------------------------------     ---------    ---------
(Dollars In Thousands)
NOW and DDA accounts                $     306     $     166    $     124
Savings accounts                        1,279         1,091          844
Money market deposit accounts           3,546           127           82
Certificates of deposit                 8,969         6,919        6,416
                                    ---------     ---------    ---------
                                    $  14,100     $   8,303    $   7,466
                                    =========     =========    =========

Interest expense on certificates of deposit is net of interest income on interest rate contracts of $31,000, $70,000, and $130,000 for the years ended June 30, 1999, 1998 and 1997, respectively.

For a complete discussion of the Bank's Risk Management Activities, see Note 13.

7. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
--------------------------------------------------------------------------------

June 30,                                             1999         1998
-----------------------------------------------------------    ---------
(Dollars In Thousands)
Securities sold under agreements to repurchase:
   Same securities                                $  43,323    $ 240,396
   Substantially identical securities                16,875
                                                  ---------    ---------
                                                  $  60,198    $ 240,396
                                                  =========    =========

Accrued interest on securities sold under
   agreements to repurchase                       $      66    $     282
                                                  =========    =========

At June 30, 1999, securities sold under agreements to repurchase mature within one month.

An analysis of securities sold under agreements to repurchase, excluding related accrued interest, is as follows:

Years Ended June 30,                    1999         1998         1997
---------------------------------------------     ---------    ---------
(Dollars In Thousands)

Maximum amount outstanding
   at any month-end                 $ 334,160     $ 342,094    $ 343,427

Daily average amount outstanding      213,428       319,579      306,034

Weighted average interest rate at
   end of year                          4.85%         5.65%        5.47%

Assets pledged to secure securities sold under agreements to repurchase are concentrated among three dealers and five business customers and six dealers as of June 30, 1999 and 1998, respectively. The Bank exercises control over the securities pledged when the same security is repurchased. Assets pledged are as follows:

June 30,                                             1999         1998
-----------------------------------------------------------    ---------
(Dollars In Thousands)

Mortgage-backed securities:
   At amortized cost                              $  63,158    $ 245,510
   At fair value                                     62,191      248,537

An  analysis   of  the  amount  at  risk  under   repurchase   agreements   with
counterparties exceeding 10% of stockholders' equity at June 30, 1999 is as follows:

                                                               Weighted
                                                                Average
                                     Amount        Accrued    Maturity
                                   Outstanding    Interest    (in days)
----------------------------------------------    ---------   --------
(Dollars In Thousands)

Federal Home Loan
   Mortgage Corporation             $  30,723     $      64         9
Salomon Smith Barney, Inc.             16,875                      14
BB&T Capital Markets                   11,150             2        14
                                    =========     =========
                                    $  58,748     $      66
                                    =========     =========


8. FEDERAL HOME LOAN BANK ADVANCES
--------------------------------------------------------------------------------

Advances from the Federal Home Loan Bank of Indianapolis are as follows:

June 30,                                               1999                                 1998
--------------------------------------------------------------------------        -----------------------------
(Dollars in Thousands)                                   Variable Weighted                    Variable Weighted
                                              Amount        Average Rate             Amount       Average Rate
                                              ------        ------------             ------       ------------
  Fiscal Year Maturity:
     2000                                    $ 40,000            4.94%
     1999                                                                         $  26,000           5.64%

As of June 30, 1999 and 1998, the Bank had a blanket collateral agreement for the Federal Home Loan Bank advances instead of utilizing specific securities as collateral.

9. NOTE PAYABLE
--------------------------------------------------------------------------------

At June 30, 1999 and 1998, the Company maintained a $15,000,000 loan facility from Mercantile Bancorporation, Inc. (formerly Mark Twain Bank) consisting of a revolving line of credit of $5,000,000, of which $4,000,000 and $3,500,000 was outstanding as of June 30, 1999 and 1998, respectively, and a $10,000,000 term loan of which $5,000 had been repaid under the term loan at June 30, 1999 and 1998. Quarterly interest-only payments, based on the prime rate published in the Wall Street Journal (7.75% at June 30, 1999), are payable through maturity of June 2000. The unpaid principal balance outstanding is payable in full in June 2000.

As of June 30, 1999, the loan was secured by the Harrington Bank, FSB stock held by HFG, a blanket security interest in all of the Company's assets and the assignment of certain life insurance policies owned by HFG. Under the terms of the agreement, the Company is bound by certain restrictive debt covenants. As of June 30, 1999, HFG was in compliance with all such debt covenants.


10. INCOME TAXES
--------------------------------------------------------------------------------

An analysis of the income tax provision (benefit) is as follows:

Years Ended June 30,                    1999         1998         1997
---------------------------------------------     ---------    ---------
(Dollars In Thousands)

Current:
  Federal                                         $       7    $     451
  State                                                   4          205
Deferred:
  Federal                           $  (1,304)         (989)         484
  State                                  (342)         (256)         121
                                    ---------     ---------    ---------
Total income tax provision
  (benefit)                         $  (1,646)    $  (1,234)   $   1,261
                                    =========     =========    =========

The difference between the financial statement provision (benefit) and amount computed by using the statutory rate of 34% is reconciled as follows:

Years Ended June 30,                        1999         1998         1997
---------------------------------------------------    ---------    ---------
(Dollars In Thousands)
Federal statutory income tax at 34%     $   (1,409)    $ (1,052)    $   1,109
Tax exempt interest and dividends               (7)         (12)          (14)
State income taxes, net of
   federal tax benefit                        (226)        (166)          185
Amortization of fair value adjustments         (10)          (1)          (12)
Other, net                                       6           (3)           (7)
                                         ---------     --------     ---------
Total income tax provision (benefit)     $  (1,646)    $ (1,234)    $   1,261
                                         =========     ========     =========

The Company's deferred income tax assets and liabilities are as follows:

June 30,                                                   1999         1998
-----------------------------------------------------------------    ---------
(Dollars In Thousands)
Deferred tax assets:
  Net operating loss carryforward                       $   1,164    $   1,016
  Tax benefit from exercise of non-qualified options                       266
  Bad debt reserves, net                                      293           15
  Deferred compensation                                        18           24
  Other                                                        89           62
                                                        ---------    ---------
                                                            1,564        1,383
                                                        ---------    ---------
Deferred tax liabilities:
  Unrealized gain on securities available for
     sale included in accumulated other
     comprehensive income                                     16
  Unrealized gain on securities held for trading             634          793
  Differences in income recognition on investments           306          350
  Other                                                       12
                                                       ---------    ---------
                                                             968        1,143
                                                       ---------    ---------
Deferred income taxes, net                             $     596    $     240
                                                       =========    =========

As of June 30, 1999, $208,000 and $956,000 of the Company's net operating loss carryforward expire in fiscal years 2018 and 2019, respectively.

Retained earnings at June 30, 1999 and 1998 includes approximately $3 million of income that has not been subject to tax because of deductions for bad debts allowed for federal income tax purposes. Deferred income taxes have not been provided on such bad debt deductions since the Company does not intend to use the accumulated bad debt deductions for purposes other than to absorb loan losses. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes may be imposed on such amounts at the then current corporation income tax rate.

In August 1996, the "Small Business Job Protection Act of 1996" was passed into law. One provision of the act repeals the special bad debt reserve method for thrift institutions currently provided for in Section 593 of the IRC. The provision requires thrifts to recapture any reserve accumulated after 1987 but forgives taxes owed on reserves accumulated prior to 1988. The Bank delayed the timing of this recapture for taxable years 1998 and 1997 as certain residential loan test requirements were met. The six-year recovery period for the excess reserves began in taxable year 1999. The adoption of the act did not have a material adverse effect on the Company's consolidated financial position.


11. REGULATORY CAPITAL REQUIREMENTS
--------------------------------------------------------------------------------

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

Quantitative measures that have been established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (set forth in the table below). The Bank's primary regulatory agency, the OTS, currently requires that the Bank maintain minimum ratios of tangible capital (as defined in the regulations) of 1.5%, core capital (as defined) of 4%, and total risk-based capital (as defined) of 8%. The Bank is also subject to prompt corrective action capital requirement regulations set forth by the Federal Deposit Insurance Corporation ("FDIC"). The FDIC requires the Bank to maintain minimum capital amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 1999 and 1998, the most recent notification from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                                                        To Be Categorized as
                                                                                         "Well Capitalized"
                                                                  For Capital          Under Prompt Corrective
                                          Actual               Adequacy Purposes          Action Provisions
--------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)             Amount        Ratio       Amount         Ratio         Amount       Ratio
-------------------------------------------------------     ------------------------    ----------------------
As of June 30, 1999:
Tangible capital (to total assets)  $ 32,681      6.95%      $  7,049          1.50%         N/A          N/A
Core capital (to total assets)        32,681      6.95         18,797          4.00          N/A          N/A
Total risk-based capital
   (to risk weighted assets)          33,546     12.33         21,769          8.00     $ 27,211        10.00%
Tier I risk-based capital
   (to risk weighted assets)          32,681     12.01            N/A           N/A       16,327         6.00
Tier I leverage capital
   (to average assets)                32,681      6.95            N/A           N/A       23,497         5.00
                                    --------      ----       --------          ----     --------        -----

As of June 30, 1998:
Tangible capital (to total assets)  $ 33,240      6.88%      $  7,247          1.50%         N/A          N/A
Core capital (to total assets)        33,240      6.88         19,326          4.00          N/A          N/A
Total risk-based capital
   (to risk weighted assets)          33,596     21.92         12,262          8.00     $ 15,328        10.00%
Tier I risk-based capital
   (to risk weighted assets)          33,240     21.69            N/A           N/A        9,197         6.00
Tier I leverage capital
   (to average assets)                33,240      6.88            N/A           N/A       24,158         5.00


12. EMPLOYEE BENEFIT PLANS
--------------------------------------------------------------------------------

Profit-sharing plan - The Company has a qualified noncontributory profit-sharing plan for all eligible employees. The plan provides for contributions by the Company in such amounts as its Board of Directors may annually determine. Contributions charged to expense for the years ended June 30, 1999, 1998 and 1997 were $99,000, $87,000, and $85,000, respectively.

Stock options - The Company has granted stock options to existing stockholders, officers, directors and other affiliated individuals to purchase shares of the Company's stock at prices at least equal to the fair value of the stock on the date of the grant. The options are nontransferable and are forfeited upon termination of employment, as applicable. At June 30, 1999, all outstanding stock options were exercisable through May 2009. The following is an analysis of stock option activity for each of the three years in the period ended June 30, 1999 and the stock options outstanding at the end of the respective years:

Years ended June 30,                       1999                      1998                       1997
-------------------------------------------------------    -----------------------       -------------------
                                               Weighted                   Weighted                  Weighted
                                               Average                    Average                   Average
                                   Shares        Price       Shares         Price        Shares       Price
                                   ------        -----       ------         -----        ------       -----
(Dollars In Thousands)
Outstanding, beginning
   of fiscal year                  60,000       $11.33      176,450       $  8.08        155,700    $   7.70
Granted                            43,000         9.52       31,950         12.11         21,000       10.89
Exercised                                                  (143,200)         7.50
Forfeited or expired                 (800)       10.00       (5,200)        11.25           (250)      10.00
                                  -------       ------       ------        ------        -------    --------
Outstanding, end of fiscal year   102,200       $10.57       60,000        $11.33        176,450    $   8.08
                                  =======       ======       ======        ======        =======    ========
Options exercisable at end
   of fiscal year                  20,290       $10.98        8,310        $10.42          2,500    $  10.00
                                  =======       ======       ======        ======        =======    ========

As of June 30, 1999, options outstanding have exercise prices between $8.125 and $12.50 and a weighted average remaining contractual life of 8.7 years.

The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for the options; accordingly, since the grant price of the stock options is at least 100% of the fair value at the date of the grant no compensation expense has been recognized by the Company in connection with the option grants. Had compensation cost for the plans been determined based on the fair value at the grant dates for awards under the plan consistent with the fair value method of SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net income (loss) per share would have decreased to the pro forma amounts indicated below:

Years Ended June 30,                    1999         1998         1997
---------------------------------------------     --------     ---------
(Dollars in thousands,
except per share data)

Net income (loss):
   As reported                      $ (2,455)     $ (1,859)    $   2,002
   Pro forma                        $ (2,482)     $ (1,875)    $   1,995

Basic earnings (loss) per share:
   As reported                      $  (0.76)     $  (0.57)    $    0.61
   Pro forma                        $  (0.77)     $  (0.57)    $    0.61

Diluted earnings (loss) per share:
   As reported                      $  (0.76)     $  (0.57)    $    0.61
   Pro forma                        $  (0.77)     $  (0.57)    $    0.60

The weighted average fair value of options granted was $1.69, $3.72 and $3.42 in fiscal years 1999, 1998 and 1997, respectively. The fair value of the option grants is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yields ranging from 0% to 1.60%, risk-free interest rates ranging from 4.38% to 6.62%, expected volatilities ranging from 15.80% to 27.25% and expected lives of five years. The pro forma amounts are not representative of the effects on reported net income for future years.

Employee Stock Ownership Plan - The Company has an Employee Stock Ownership Plan
(ESOP) for all eligible employees of the Company, the Bank and HWM. Employees who have been credited with at least 1,000 hours of service during a twelve-month period are eligible to participate in the ESOP. During the 1999 fiscal year, the ESOP purchased 22,674 shares at prices ranging from $8.06 to $9.63 per share. Of these purchases, 6,947 shares have been allocated to eligible employees. During the 1997 fiscal year, the ESOP purchased 5,000 shares at $10.25 per share, which have been allocated to eligible employees. Contributions are allocated to eligible employees based on their eligible compensation as defined in the ESOP Agreement. Gross compensation expense (i.e. the value of shares contributed or committed to be contributed to the ESOP by the Company) for fiscal years 1999, 1998 and 1997 was $121,000, $73,000 and $51,000, respectively.


13. RISK MANAGEMENT ACTIVITIES
--------------------------------------------------------------------------------

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

Cash restrictions - The Bank maintained $2,298,000 and $2,100,000 at June 30, 1999 and 1998, respectively, in U.S. Treasury Securities, which are considered cash equivalents, as a deposit with a broker for its futures activities.

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

The following positions are included in the Bank's trading portfolio and are thus reported in the financial statements at current fair value.

                       Contract            Estimated
                      or Notional          Fair Value                  Weighted Average Interest Rate
---------------------------------       --------------------      -----------------------------------------
June 30, 1999           Amount          Asset      Liability      Payable   Receivable      Cap       Floor
---------------------------------       ------     ---------      -------   ----------     ----       -----
(Dollars In Thousands)
Interest rate swaps:
  Pay fixed rate      $    21,000                  $   175         6.34%       5.17%        N/A        N/A
Interest rate caps        133,000      $   587                      N/A         N/A         7.92%      N/A
Interest rate floors      245,000        4,382                      N/A         N/A         N/A       6.11%
Interest rate collar          587            4                      N/A         N/A        10.25      5.25
Futures                 2,699,700                    1,611          N/A         N/A         N/A        N/A
Options                    33,000          328                      N/A         N/A         N/A        N/A
                      -----------      ------      -------
                      $ 3,132,287      $ 5,301     $ 1,786
                      ===========      =======     =======
                       Contract            Estimated
                      or Notional          Fair Value                  Weighted Average Interest Rate
---------------------------------       --------------------      -----------------------------------------
June 30, 1998           Amount          Asset      Liability      Payable   Receivable      Cap       Floor
---------------------------------       -----      ---------      -------   ----------    ----       ------
(Dollars In Thousands)
Interest rate swaps:
   Pay fixed rate     $   121,000                  $   397         6.16%       5.67%       N/A         N/A
Interest rate caps        133,000      $   227                      N/A         N/A        7.92%       N/A
Interest rate floors      250,000        4,440                      N/A         N/A         N/A       6.25%
Interest rate collar        3,076                       22          N/A         N/A       10.25       5.25
Futures                 2,780,300                      257          N/A         N/A         N/A        N/A
Options                    66,000           50                      N/A         N/A         N/A        N/A
                      -----------      -------     -------
                      $ 3,353,376      $ 4,717     $   676
                      ===========      =======     =======

Year Ended June 30,                                    1999                                 1998
---------------------------------------------------------------------             -------------------------
(Dollars in Thousands)                            Monthly Average                      Monthly Average
                                                    Fair Value                           Fair Value
---------------------------------------------------------------------             -------------------------
                                               Asset        Liability               Asset         Liability
-----------------------------------------------------       ---------             ---------       ----------
Interest rate swaps:
   Pay fixed rate                                           $    340                              $   376
Interest rate caps                           $    280                             $     720
Interest rate floors                            5,643                                 4,946
Interest rate collar                                              13                                   19
Futures                                                           98                                  256
Options                                           411                                   125
                                             --------       --------              ---------       -------
                                             $  6,334       $    451              $   5,791       $   651
                                             ========       ========              =========       =======

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

                                     Realized         Unrealized       Net Trading
Year Ended June 30, 1999          Gains/(Losses)    Gains/(Losses)   Gains/(Losses)
-----------------------------------------------    ---------------   --------------
(Dollars In Thousands)
Interest rate contracts:
  Swaps                              $     13          $    222        $     235
  Caps                                                    1,000            1,000
  Floors                                                   (469)            (469)
  Collar                                                     60               60
  Futures                               4,591            (1,354)           3,237
  Options                                                    48               48
                                     --------          --------        ---------
Total                                   4,604              (493)           4,111
MBS and other trading assets              144            (5,909)          (5,765)
                                     --------          --------        ---------
Total trading portfolio              $  4,748          $ (6,402)       $  (1,654)
                                     ========          ========        =========
                                     Realized         Unrealized       Net Trading
Year Ended June 30, 1998          Gains/(Losses)    Gains/(Losses)   Gains/(Losses)
-----------------------------------------------     --------------   --------------
(Dollars In Thousands)
Interest rate contracts:
  Swaps                              $     13          $   (978)       $    (965)
  Caps                                                     (677)            (677)
  Floors                                                  1,405            1,405
  Collar                                                     (2)              (2)
  Futures                              (7,961)             (613)          (8,574)
  Options                                 332                36              368
                                     --------          --------        ---------
Total                                  (7,616)             (829)          (8,445)
MBS and other trading assets            6,841              (101)           6,740
                                     --------          --------        ---------
Total trading portfolio              $   (775)         $   (930)       $  (1,705)
                                     ========          ========        =========
                                     Realized         Unrealized       Net Trading
Year Ended June 30, 1997          Gains/(Losses)    Gains/(Losses)   Gains/(Losses)
------------------------------------------------    --------------   --------------
(Dollars In Thousands)
Interest rate contracts:
  Swaps                                                $    (39)       $     (39)
  Caps                                                     (862)            (862)
  Floors                                                   (810)            (810)
  Collar                                                     32               32
  Futures                            $ (5,045)            1,140           (3,905)
  Options                                 114               (65)              49
                                     --------          --------        ---------
Total                                  (4,931)             (604)          (5,535)
MBS and other trading assets            3,308             2,721            6,029
                                     --------          --------        ---------
Total trading portfolio              $ (1,623)         $  2,117        $     494
                                     ========          ========        =========

The following table sets forth the maturity distribution and weighted average interest rates of financial instruments used on an aggregate basis to protect the trading portfolio from adverse rate movements at June 30, 1999.

Maturities During Fiscal
Years Ending June 30,                        2000         2001        2002          2003         2004      Thereafter
-----------------------------------------------------------------------------------------------------------------------
(Dollars In Thousands)
Interest rate swaps-Pay fixed rate
   Notional amount                      $   16,000     $   5,000
   Weighted average payable rate              6.27%         6.58%
   Weighted average receivable rate           5.23%         5.00%

Interest rate caps
   Notional amount                      $   37,000     $  10,000                 $  66,000      $ 20,000
   Weighted average cap rate                  8.09%         6.50%                     7.71%         9.00%

Interest rate floors
   Notional amount                      $   30,000     $  70,000    $ 20,000     $  60,000      $ 35,000    $  30,000
   Weighted average floor rate                6.50%         6.50%       6.00%         5.75%         5.79%        6.00%

Interest rate collar
   Notional amount                                                                                          $     587
   Weighted average cap rate                                                                                    10.25%
   Weighted average floor rate                                                                                   5.25%

Futures
   Notional amount                      $1,019,700     $ 585,000    $513,000     $ 346,000      $124,000    $ 112,000

Options
   Notional amount                      $   18,000                                              $ 15,000

The following interest rate hedges are not included in the Bank's trading portfolio. One of the interest rate swaps is used to modify the interest rate sensitivity of certain certificates of deposit issued by the Bank. These certificates of deposit, called inverse variable rate CDs, adjust according to a formula in such a way as to pay a higher rate of interest when the index falls, and a lower rate of interest when the index rises. As of June 30, 1999 and 1998, the Bank held approximately $2.9 million and $5.2 million of inverse variable rate CDs, with original terms to maturity ranging from three to ten years. The Bank utilizes the interest rate swap to convert the inverse variable rate certificates of deposit effectively to fixed rate deposits. The interest rate swap protects the Bank against the exposure to falling interest rates inherent in these CDs. As of June 30, 1999, the swap had a notional amount of $7.5 million.

In addition, the Bank also has interest rate swaps which are used to modify the interest rate sensitivity of a portion of the Bank's short-term LIBOR correlated borrowings, which include short-term deposits, securities sold under agreements to repurchase and the Federal Home Loan Bank advances. As of June 30, 1999, these swaps had a total notional amount of $50 million. The repricing characteristics of the Bank's short-term borrowings are similar in nature to those of the related interest rate swap instruments. The short term borrowings reach their maturities before the maturities of the matched interest rate swaps; however, it is the Bank's intent to consistently maintain such short term LIBOR correlated borrowings in the normal course of business which will be designated against these specific interest rate swaps.

The Bank also has interest rate caps which are used to effectively cap the interest rates on its short-term LIBOR correlated borrowings. As of June 30, 1999 and 1998, the Bank held three 6% and one 7% interest rate caps which are used to effectively cap the interest rates on a portion of the Company's short-term LIBOR correlated borrowings, which include short-term deposits, securities sold under agreements to repurchase and the Federal Home Loan Bank advances. As of June 30, 1999 and 1998, the caps had a total notional amount of $90 million and reprice based on the three month LIBOR. The repricing characteristics of the Company's short-term borrowings are similar in nature to those of the related interest rate cap agreements. The short-term borrowings reach their maturities before the maturities of the matched interest rate caps; however, it is the Bank's intent to replace the short-term borrowings when they mature with additional short-term liabilities, which will be designated against the interest rate caps.

The fair values of the following interest rate swaps and interest rate caps are not reflected in the Company's financial statements. The periodic exchanges of interest payments and the net expense of the interest rate caps are included in interest expense in the statements of operations.

                       Contract              Estimated
                      or Notional            Fair Value                  Weighted Average Interest Rate
---------------------------------       --------------------             -------------------------------
June 30, 1999           Amount          Asset      Liability             Payable              Receivable
---------------------------------       -----      ---------             -------              ----------
(Dollars In Thousands)
Interest rate swaps:
   Pay floating rate  $     7,500      $    60                             5.25%                 6.96%
   Pay fixed rate          50,000        2,282     $    41                 5.76                  5.14
Interest rate caps         90,000        4,387                             N/A                   N/A
                       Contract              Estimated
                      or Notional           Fair Value                    Weighted Average Interest Rate
---------------------------------      ---------------------             --------------------------------
June 30, 1998           Amount          Asset      Liability             Payable              Receivable
---------------------------------      ------      ---------             -------              -----------
(Dollars In Thousands)
Interest rate swaps:
Pay floating rate     $     7,500      $   137                             5.74%                 6.96%
Interest rate cap          90,000        2,495                             N/A                   N/A

The following table sets forth the maturity distribution and weighted average interest rates of the interest rate swap used to protect the inverse variable rate CDs from adverse rate movements and the interest rate swaps and interest rate caps used to cap a portion of the Bank's LIBOR correlated borrowings which include short-term deposits, securities sold under agreements to repurchase and the Federal Home Loan Bank advance as of June 30, 1999:

Maturities During Fiscal
Years Ending June 30,                        2000         2001          2002         2003         2004      Thereafter
-----------------------------------------------------------------------------------------------------------------------
(Dollars In Thousands)
Interest rate swaps-pay floating rate
Notional amount                            $ 7,500
Weighted average payable rate                 5.25%
Weighted average receivable rate              6.96%

Interest rate swaps-pay fixed rate
Notional amount                                                                               $  5,000    $  45,000
Weighted average payable rate                                                                     5.27%        5.81%
Weighted average receivable rate                                                                  5.00%        5.15%

Interest rate caps
Notional amount                                      $  30,000                                            $  60,000
Weighted average cap rate                                7.00%                                                 6.00%

14. CREDIT COMMITMENTS
--------------------------------------------------------------------------------

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

The following table sets forth the Bank's loan commitments whose contract amounts represent credit risk and the applicable range of interest rates for such loan commitments.

June 30,                                               1999                                 1998
-------------------------------------------------------------------------          -------------------------
(Dollars in Thousands)                                      Interest                              Interest
                                              Amount          Rates                Amount           Rates
-----------------------------------------------------   -----------------         ---------      -----------
One to four family real estate-fixed rate    $  1,589     6.75%-8.375%            $  11,863      6.75-10.00%
Commercial loans-fixed rate                       450   Priced at closing
Commercial loans-adjustable rate                4,675      7.75%-8.75%
                                             --------                             ---------
                                             $  6,714                             $  11,863
                                             ========                             =========

At June 30, 1999, the Company was obligated under noncancelable leases for buildings. Several of these leases contain renewal options and escalation clauses calling for rentals to be adjusted for increased real estate taxes and other operating expenses or proportionately adjusted for increases in the consumer price indices or other basis.

The following summary reflects the future minimum rental payments, by fiscal year, required under operating leases that have remaining noncancelable lease terms in excess of one year as of June 30, 1999:

Years Ended June 30,
--------------------------------------------------------------------------
(Dollars in thousands)

2000                                                           $     330
2001                                                                 322
2002                                                                 306
2003                                                                 298
2004                                                                 277
2005 and thereafter                                                1,828
                                                               ---------
Total minimum payments                                         $   3,361
                                                               =========

Rental expense under operating leases for fiscal years 1999, 1998 and 1997 was $292,000, $100,000 and $70,000.


15. RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

The Company has contracted with Smith Breeden Associates, Inc. ("SBA") to provide investment advisory services and interest rate risk analysis. Certain stockholders and directors of HFG are also principals of SBA. The amount of consulting expense relating to SBA for fiscal years ending June 30, 1999, 1998 and 1997 was $301,000, $287,000 and $281,000 respectively. SBA has a commercial loan outstanding with the Bank at June 30, 1999, see Note 3.


16. STOCKHOLDERS' EQUITY AND REGULATORY MATTERS
--------------------------------------------------------------------------------

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

Dividend restrictions - Regulations provide that the Bank may not declare or pay a cash dividend on or repurchase any of its stock if the result thereof would be to reduce the consolidated stockholders' equity of the Bank below the amount required for the liquidation account (as defined by regulations). Under the capital distribution regulations of the OTS, the Bank, as a "Tier 1" institution, is permitted to make capital distributions during a calendar year up to one hundred percent of its net income to date from the current calendar year plus the prior two calendar years. Under this limitation, as of June 30, 1999, the Bank would be required to file an application with the OTS for any proposed capital distribution.

Reserve Requirements - As of June 30, 1999, the Bank was not required to maintain reserve balances with the Federal Reserve Bank.

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


17. FAIR VALUES OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

The following disclosures of the estimated fair value of financial instruments are made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments:

June 30,                                               1999                                 1998
--------------------------------------------------------------------              ------------------------
(Dollars in Thousands)                       Carrying         Fair                Carrying          Fair
                                               Value          Value                 Value           Value
-----------------------------------------------------      ---------              ---------       --------
ASSETS:
Cash                                         $  1,414      $   1,414              $   1,567       $  1,567
Interest-bearing deposits                       8,087          8,087                 10,212         10,212
Securities held for trading                   183,200        183,200                290,609        290,609
Securities available for sale                     502            502                    922            922
Loans receivable, net                         259,674        253,500                163,546        166,400
Interest receivable                             2,340          2,340                  2,318          2,318
Federal Home Loan Bank stock                    4,878          4,878                  4,878          4,878

LIABILITIES:
Deposits                                      333,245        330,300                178,311        178,400
Securities sold under agreements
  to repurchase                                60,198         60,200                240,396        240,400
Federal Home Loan Bank advances                40,000         40,000                 26,000         26,000
Interest payable on securities sold
  under agreements to repurchase                   66             66                    282            282
Other interest payable                          1,925          1,925                  1,596          1,596
Note payable                                   13,995         13,995                 13,495         13,495
Advance payments by borrowers for
  taxes and insurance                             795            795                    785            785

OFF BALANCE SHEET HEDGING
   INSTRUMENTS:
  Interest rate swaps                                          2,301                                   137
  Interest rate caps                            3,101          4,387                  3,595          2,495

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

Deposits - The fair value of NOW, DDA, savings and money market deposit accounts is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates is estimated using rates currently offered for deposits of similar remaining maturities.

Securities sold under agreements to repurchase - Fair values are based on the discounted value of contractual cash flows using dealer quoted rates for agreements of similar terms and maturities.

Federal Home Loan Bank advances - The fair value is estimated by discounting future cash flows using rates currently available to the bank for advances of similar maturities.

Off balance sheet hedging instruments consist of interest rate swaps and interest rate caps used to modify the interest rate sensitivity of certain certificates of deposit and a portion of the Bank's LIBOR correlated short-term borrowings, including short-term deposits, securities sold under agreements to repurchase and the Federal Home Loan Bank advances. Fair values are based on quoted market prices or dealer quotes. Where such quotes are not available, fair value is estimated by using quoted market prices for similar securities or by discounting future cash flows at a risk adjusted spread to Treasury.

Commitments - The estimated fair value of commitments to originate fixed-rate loans is determined based on the fees currently charged to enter into similar agreements and the difference between current levels of interest rates and the committed rates. Based on that analysis, the estimated fair value of such commitments is a reasonable estimate of the loan commitments at par.

The fair value estimates presented herein are based on information available to management as of June 30, 1999 and 1998. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since such dates, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

18. SEGMENT INFORMATION
--------------------------------------------------------------------------------

The Company's principal business lines include community banking in the Indiana and Kansas markets, investment activities, including treasury management, and other activities including the start-up of the North Carolina community bank and Harrington Wealth Management. The community banking segment provides a full range of deposit products as well as mortgage, consumer and commercial loans. The investment segment is comprised of the Company's held for trading and available for sale securities, as well as the treasury management function.

Results of operations and asset information by operating segment are presented below for the fiscal year ended June 30, 1999. No comparative segment information is available for prior years. The financial information for each operating segment is reported on the basis used internally by the Company's management to evaluate performance and allocate resources.

The measurement of the performance of the operating segments is based on the management and corporate structure of the Company and is not necessarily comparable with similar information for any other financial institution. The information presented is also not necessarily indicative of the segments' asset size and results of operations if they were independent entities.

Year Ended                             COMMUNITY BANKING
                                  --------------------------------------------------------------------------
June 30, 1999                      Indiana          Kansas       INVESTMENTS        OTHER          TOTAL
-------------                      -------          ------       -----------        -----          -----
(Dollars In Thousands)
Net interest income (1)           $    3,826      $     748      $    1,504      $       3      $     6,081
Provision for loan losses                192            318                              1              511
                                  ----------      ---------      ----------      ---------      -----------
Net interest income after
   provision for loan losses           3,634            430           1,504              2            5,570

Other operating income                   343              8               9             73              433
Depreciation expense                     439             70              30             11              550
Other operating expense                5,129          1,244             955            622            7,950
                                  ----------      ---------      ----------      ---------      -----------
CORE BANKING INCOME
   (LOSS) BEFORE TAXES                (1,591)          (876)            528           (558)          (2,497)

Realized and unrealized loss on
   securities, net of hedging            (10)            (1)         (1,636)                         (1,647)
                                  ----------      ---------      ----------      ---------      -----------
Loss before income taxes              (1,601)          (877)         (1,108)          (558)          (4,144)
Applicable income taxes                 (636)          (348)           (441)          (221)          (1,646)
                                  ----------      ---------      ----------      ---------      -----------
NET LOSS BEFORE
   MINORITY INTEREST                    (965)          (529)           (667)          (337)          (2,498)
Minority interest, net of taxes                                                         43               43
                                  ----------      ---------      ----------      ---------      -----------
NET LOSS                          $     (965)     $    (529)     $     (667)     $    (294)     $    (2,455)
                                  ----------      ---------      ----------      ---------      -----------

Identifiable assets               $  219,607      $  42,851      $  198,672      $  10,209      $   471,339
                                  ==========      =========      ==========      =========      ===========

(1) Interest income is presented net of interest expense

19. HARRINGTON FINANCIAL GROUP, INC. FINANCIAL INFORMATION (PARENT COMPANY ONLY)
--------------------------------------------------------------------------------

The following condensed balance sheets as of June 30, 1999 and 1998, and condensed statements of operations and cash flows for the three years in the period ended June 30, 1999 for Harrington Financial Group, Inc. should be read in conjunction with the consolidated financial statements and notes thereto.

                                                                                            June 30,
                                                                                   ---------------------------
CONDENSED BALANCE SHEETS                                                             1999             1998
---------------------------------------------------------------------------------------------      -----------
(Dollars In Thousands)
ASSETS

Cash and cash equivalents                                                          $      277      $    1,944
Securities held for trading                                                               134             199
Deferred income taxes, net                                                                854             791
Income taxes receivable                                                                   143              23
Other assets                                                                               27             146
Intercompany receivable                                                                   107               5
Investment in subsidiary                                                               31,769          33,240
                                                                                   ----------      ----------
TOTAL ASSETS                                                                       $   33,311      $   36,348
                                                                                   ==========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Note payable                                                                       $   13,995      $   13,495
Accrued expenses payable and other liabilities                                            177             189
                                                                                   ----------      ----------
Total liabilities                                                                      14,172          13,684
                                                                                   ----------      ----------

Common stock                                                                              425             425
Additional paid-in capital                                                             16,946          16,962
Treasury stock                                                                         (2,162)         (1,467)
Accumulated other comprehensive income (loss), net of taxes                                25              (1)
Retained earnings                                                                       3,905           6,745
                                                                                   ----------      ----------
Total stockholders' equity                                                             19,139          22,664
                                                                                   ----------      ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                         $   33,311      $   36,348
                                                                                   ==========      ==========

                                                                           For the Years Ended June 30,
-------------------------------------------------------------------------------------------------------------
CONDENSED STATEMENTS OF OPERATIONS                                    1999            1998             1997
------------------------------------------------------------------------------     ----------      ----------
(Dollars In Thousands)
Dividends from subsidiary                                                                          $    4,000
Interest income from securities held for trading                  $         2      $        6              76
Interest on deposits                                                        3              18               8
Gain on sale of securities held for trading                                21              94              12
Unrealized gain (loss) on securities held for trading                     (35)            (59)            105
                                                                  -----------      ----------      ----------
  Total income (loss)                                                      (9)             59           4,201
                                                                  -----------      ----------      ----------

Interest expense on long-term borrowings                                1,109             981             907
Salaries and employee benefits                                            294             263             231
Other expenses                                                            174             249             315
                                                                  -----------      ----------      ----------
  Total expenses                                                        1,577           1,493           1,453
                                                                  -----------      ----------      ----------

Income (loss) before equity in undistributed earnings                  (1,586)         (1,434)          2,748
Income tax provision (benefit)                                           (627)           (566)           (509)
Equity in undistributed earnings of subsidiary                         (1,496)           (991)         (1,255)
                                                                  -----------      ----------      ----------
Net income (loss)                                                 $    (2,455)     $   (1,859)     $    2,002
                                                                  ===========      ==========      ==========

                                                                           For the Years Ended June 30,
                                                                   -------------------------------------------
CONDENSED STATEMENTS OF CASH FLOWS                                    1999           1998             1997
------------------------------------------------------------------------------     -----------     -----------
(Dollars In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                                 $    (2,455)     $   (1,859)     $    2,002
Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
    Net increase (decrease) in assets and liabilities                     (91)            123             174
    Gain on sale of securities held for trading                           (21)            (94)            (12)
    Unrealized gain (loss) on securities held for trading                  35              59            (105)
    Purchases of securities held for trading                                           (2,000)
    Proceeds from sales of securities held for trading                     52           2,300             203
    Deferred income tax provision                                         (62)           (588)             53
    Decrease in undistributed earnings of subsidiary                    1,471             991           1,255
                                                                  -----------      ----------      ----------
       Net cash provided by (used in)
          operating activities                                         (1,071)         (1,068)          3,570
                                                                  -----------      ----------      ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital contributions to subsidiary                                                  (3,200)         (6,240)
                                                                  -----------      ----------      ----------
      Net cash used in investing activities                                            (3,200)         (6,240)
                                                                  -----------      ----------      ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from stock options exercised                                               1,074
    Proceeds from note payable                                            500           3,500           2,300
    Principal repayments on note payable                                                               (1,303)
    Dividends paid on common stock                                       (385)           (395)            (98)
    Purchase of treasury stock                                           (784)         (1,467)
    Proceeds from issuance of treasury stock                               73
                                                                  -----------      ----------      ----------
       Net cash provided by (used in) financing activities               (596)          2,712             899
                                                                  -----------      ----------      ----------

NET DECREASE IN CASH AND CASH EQUIVALENTS                              (1,667)         (1,556)         (1,771)

CASH AND CASH EQUIVALENTS,
   Beginning of year                                                    1,944           3,500           5,271
                                                                  -----------      ----------      ----------

CASH AND CASH EQUIVALENTS,
   End of year                                                    $       277      $    1,944      $    3,500
                                                                  ===========      ==========      ==========

                                Independent Auditor's Report



Board of Directors and Stockholders
Harrington Financial Group, Inc.
Richmond, Indiana

We have audited the accompanying consolidated balance sheets of Harrington Financial Group, Inc. and its subsidiary (the "Company") as of June 30, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Harrington Financial Group, Inc. and its subsidiary as of June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1999 in conformity with generally accepted accounting principles.


/s/Deloitte & Touche LLP


Indianapolis, Indiana
July 27, 1999