Form 10-K405, Exhibit 13
period 2000-06-30
HARRINGTON FINANCIAL GROUP INC
filed 2000-09-29
CIK 934203

Exhibit 13


    HARRINGTON FINANCIAL GROUP, INC. AND SUBSIDIARY - SELECTED CONSOLIDATED
                                 FINANCIAL DATA
                    (Dollars in Thousands Except Share Data)

The following table presents selected consolidated financial and other data of the Company for the five years in the period ended June 30, 2000. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company, including the accompanying Notes, presented elsewhere herein.



-----------------------------------------------------------------------------------------------------------------------------------
At or For the Years Ended June 30,                                      2000        1999         1998         1997        1996
-----------------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data
Securities held for trading and available for sale                  $ 117,904    $ 183,702    $ 291,531   $ 318,480    $ 321,897
Loans receivable-net                                                  270,970      259,632      163,546      93,958       65,925
Total assets                                                          435,192      471,339      446,797     446,797      418,196
Deposits                                                              361,241      333,245      178,311     136,175      135,143
Core retail deposits                                                  334,467      322,898      166,818     123,489      112,369
Securities sold under agreements to repurchase                         28,038       60,198      240,396     245,571      219,067
Federal Home Loan Bank advances                                         7,000       40,000       26,000      26,000       26,000
Note payable                                                           12,995       13,995       13,495       9,995        8,998
Stockholders' equity                                                   16,257       19,139       22,664      24,994       23,117(1)
Stockholders' equity per share                                           5.16         5.97         6.92        7.67         7.10

Income Statement Data
  Interest income                                                   $  31,893    $  35,204    $  33,956   $  34,474    $  23,484
  Interest expense                                                     23,522       29,123       29,032      26,408       18,004
                                                                      -------      -------       ------     -------       ------
          Net interest income                                           8,371        6,081        4,924       8,066        5,480
  Provision for loan losses                                               587          511          147          92           (1)
                                                                         ----         ----         ----         ---          ---
  Net interest income after provision for loan losses                   7,784        5,570        4,777       7,974        5,481
  Retail banking fees and other income                                    772          433          295         239          256
                                                                         ----         ----         ----        ----          ---
  Total net revenue                                                     8,556        6,003        5,072       8,213        5,737
  Operating expenses                                                    9,627        8,500        6,460       5,444        3,740
                                                                       ------       ------       ------      ------        -----
  Income (loss) before tax provision, gain (loss) on
  securities and minority interest                                     (1,071)      (2,497)      (1,388)      2,769        1,997
                                                                     --------     --------     --------      ------        -----
  Gain (loss) on sale of securities held for training                  (4,498)       4,755         (775)     (1,623)       1,834
  Unrealized gain (loss) on securities held for trading                 3,494       (6,402)        (930)      2,117       (1,960)
  Gain (loss) on sale of loans                                         (1,173)
                                                                     --------     --------     --------        ----        -----
  Net gain (loss) on securities and loans                              (2,177)      (1,647)      (1,705)        494         (126)
                                                                     --------     --------     --------        ----        -----
  Income (loss) before income tax provision and minority interest      (3,248)      (4,144)      (3,093)      3,263        1,871
  Income tax provision                                                 (1,277)      (1,646)      (1,234)      1,261          648
                                                                     --------     --------     --------      ------          ---
  Income (loss) before minority interest                               (1,971)      (2,498)      (1,859)      2,002        1,223
  Minority interest                                                        92           43
                                                                     --------     --------     --------        ----        -----
  Net income (loss)                                                 $  (1,879)   $  (2,455)   $  (1,859)  $   2,002    $   1,223
                                                                   ==========   ==========   ==========    ========      =======

  Basic earnings (loss) per share                                   $   (0.59)   $   (0.76)   $   (0.57)  $    0.61    $    0.57
  Diluted earnings (loss) per share                                 $   (0.59)   $   (0.76)   $   (0.57)  $    0.61    $    0.56
  Cash dividends per share                                          $    0.12    $    0.12    $    0.12   $    0.03    $     N/A
  Market value, fiscal year-end per share                           $    6.50    $    7.25    $   11.25   $   12.13    $   10.50

Performance Ratios
  Return on average assets (2)                                          (0.41)%      (0.44)%      (0.34)%      0.50 %       0.37 %
  Return on average equity (2)                                         (10.70)      (12.54)       (7.56)      10.52         9.49
  Interest rate spread                                                   1.75         1.06         0.79        1.43         1.64
  Net interest margin                                                    1.87         1.12         0.94        1.62         1.73
  Average interest-earning assets to average
   interest-bearing liabilities                                        102.16       101.14       102.73      103.67       101.55
  Net interest income after provision for loan losses to
   total other expenses (2)                                             80.86        65.53        73.95      172.82       146.55
  Total other expenses to average total assets (2)                       2.08         1.51         1.20        0.91         1.13
  Full service offices                                                      9            8            7           4            3

Asset Quality Ratios (at end of period)
  Non-performing loans to total loans (3)                                0.07         0.03         0.17        0.36         0.40
  Non-performing assets to total assets (3)                              0.13         0.13         0.18        0.25         0.32
  Allowance for loan losses to total loans                               0.52         0.33         0.22        0.23         0.02
  Allowance for loan losses to total non-performing loans              782.22     1,142.11       126.32       63.39        45.98

Capital Ratios (4)
  Tangible capital ratio                                                 6.65         6.95         6.88        6.96         6.27
  Core capital ratio                                                     6.65         6.95         6.88        6.96         6.27
  Risk-based capital ratio                                              12.75        12.33        21.92       31.14        30.10
  Equity to assets at end of period                                      3.74         4.06         4.68        5.59         5.53


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

General

             Harrington's business strategy focuses on achieving attractive returns consistent with prudent risk management. Harrington has sought to implement this strategy by: (1) expanding its banking locations and product offerings in order to build a strong community banking franchise; (2) controlling interest rate risk by matching the interest rate sensitivity of its assets to that of its liabilities; (3) controlling credit risk by originating well-collateralized loans and by applying conservative underwriting standards and credit risk monitoring; and (4) utilizing excess capital balances through the management of a hedged investment portfolio.

Highlights of the principal elements of the Company's business strategy are as follows:

             Expand Banking Locations and Product Offerings. An integral part of the Company's strategy has been to expand opportunistically the products, services, and banking locations for business and retail customers in markets where the Company's management and directors have market knowledge and customer relationship potential. A total of eight new banking locations have been opened since May 1994, and the Commercial Loan Division was developed in the Spring of 1998. With the primary expansion complete, the Company is focused on efficiency and revenue enhancement to improve profitability.

             In March 2000, the Company reached a definitive agreement to sell the Bank's two southern Indianapolis branches. The Company determined that the branches did not strategically fit with its market development on the north side of Indianapolis in Hamilton County. On September 8, 2000, the Company sold deposits and certain assets of the two branch banking locations. The Company sold $43.5 million of deposits, $0.4 million of office properties and equipment, and paid approximately $41.7 million. The sale resulted in a pre-tax gain of approximately $1.4 million.

             The Company's lending emphasis is on the origination of loans secured by first and second liens on single-family (one to four units) residences and commercial real estate, equipment, inventory, and receivables lending through its Commercial Loan Division. In fiscal year 2000, the Company originated $10.7 million in single family related loans, $12.6 million in consumer related loans, and $53.9 million in commercial related loans. Total loans have increased to $271.0 million at June 30, 2000 from $94.0 million at June 30, 1997.

             The Company believes that retail deposits are a cost-effective source of funds, provide an additional source of fee income, and also permit the further cross selling of additional products and services. Consequently, the Company is focusing on increasing its retail deposit base while controlling deposit cost. Core deposits (total consolidated deposits less public funds deposits and brokered deposits) were $334.4 million at June 30, 2000 and have increased from $123.5 million at June 30, 1997.

             The Company also formed Harrington Wealth Management Company ("HWM") in February 1999. HWM is a strategic alliance between the Bank (51% owner) and Los Padres Bank (49% owner), a federally chartered savings bank located in California. HWM provides trust, investment management, and custody services for individuals and institutions.

             Control Interest Rate Risk. The Company attempts to manage its assets and liabilities in order to maintain a portfolio that produces positive returns in either an increasing or decreasing interest rate environment. The Company has sought to control interest rate risk both internally through the management of the composition of its assets and liabilities and externally through the utilization of interest rate contracts. Interest rate contracts are purchased with the intention of protecting the market value of the Bank's portfolio and net interest income.

             Control Credit Risk. In order to limit the Company's credit exposure, the Company originates and adds to portfolio well-secured residential and commercial loans and maintains strict underwriting standards. As such, non-performing loans have remained relatively low, with only $180,000 or 0.07% of total loans at June 30, 2000.

             Utilize Excess Capital Balances. The Company utilizes excess capital balances through the management of a hedged investment portfolio primarily consisting of mortgage-backed securities and corporate bonds. Although these securities often carry lower yields than traditional loans, such securities generally increase the quality of the Company's assets, are more liquid than individual loans, and may be used to collateralize borrowings or other obligations of the Company. The funds invested in the securities portfolio can be quickly redeployed to pursue community bank expansion opportunities as they arise.

             During fiscal year 2000, the Company marked almost all of its investment securities and related interest rate contracts to market either in earnings (trading portfolio) or in equity (available for sale portfolio). This method of accounting was consistent with the Company's strategy of active portfolio management and provided the Company with the flexibility to adjust quickly the mix of its interest earning assets in response to changing market conditions or to take advantage of community banking growth opportunities. With the growth in the core retail and commercial banking business, the level of assets subject to mark-to-market accounting has declined.

             In summary, the Company continues to build a community-oriented banking operation in order to sustain loan originations and deposit growth, benefit from economies of scale, and generate additional fee and net interest income. Management's primary goal is to increase stockholders' value as measured on a risk-adjusted total return basis.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
 1995

             In addition to historical information, forward-looking statements contained in this annual report are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause future results to vary from current expectations include, but are not limited to, the impact of economic conditions (both generally and more specifically in the markets in which Harrington operates), the impact of competition for Harrington's customers from other providers of financial services, the impact of government legislation and regulation (which changes from time to time and over which Harrington has no control), and other risks detailed in the Annual Report and in Harrington's other Securities and Exchange Commission ("SEC") filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Harrington undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents Harrington files from time to time with the SEC, including the Quarterly Reports on Form 10-Q to be filed by Harrington in 2000 and 2001 and any Current Reports on Form 8-K filed by Harrington.

Changes in Financial Condition

               General. At June 30, 2000, Harrington's total assets amounted to $435.2 million, as compared to $471.3 million at June 30, 1999. The decrease in total assets was primarily due to a $62.0 million decrease in the Company's securities portfolio which was partially offset by an $11.3 million increase in the loan portfolio and a $14.8 million increase in cash and interest bearing deposits.

               Cash and Interest-Bearing Deposits. Cash and interest-bearing deposits amounted to $24.3 million and $9.5 million at June 30, 2000 and 1999, respectively. Harrington actively manages its cash and cash equivalents based upon the Company's operating, investing and financing activities. Based upon the Company's current size, cash and cash equivalents generally fluctuate within a range of approximately $10.0 million to $25.0 million. Harrington attempts to invest its excess liquidity in higher yielding assets such as loans or securities.

               Securities Held for Trading and Available for Sale. In order to reduce the Company's credit risk exposure, to enhance balance sheet liquidity, and to utilize excess capital balances, Harrington maintains a portion of its assets in a hedged investment portfolio, the securities of which are primarily issued or guaranteed by U.S. Government agencies or government sponsored enterprises. Almost all of these securities and their related interest rate risk management contracts are classified as held for trading or available for sale and, pursuant to SFAS 115, are reported at fair value with unrealized gains and losses included in earnings or equity, respectively.

               Securities held for trading (consisting of mortgage-backed securities, mortgage-backed derivative securities, interest rate contracts and equity securities) amounted to $53.9 million and $183.2 million at June 30, 2000 and 1999, respectively. Securities classified as available for sale (consisting of a non-agency mortgage-backed security, corporate bonds, and adjustable rate mortgage securities) increased from $502,000 at June 30, 1999 to $64.1 million at June 30, 2000.

               Loans Receivable. At June 30, 2000, loans receivable (net of the Company's allowance for loan losses) amounted to $271.0 million, an increase of 4.4% over the June 30, 1999 total of $259.6 million. This loan growth was accomplished despite the sale of $22.0 million of low coupon single-family mortgage loans in June 2000. Harrington has significantly increased its community banking operations, including the origination of single-family residential and commercial loans. Loans originated through correspondents must meet the same pricing and underwriting standards as loans originated internally. The Bank's consumer and commercial loan portfolio significantly increased from $42.6 million at June 30, 1999 to $90.1 million at June 30, 2000.

               Allowance for Loan Losses. At June 30, 2000, Harrington's allowance for loan losses totaled $1.4 million, compared to $868,000 at June 30, 1999. At June 30, 2000, the Company's allowance represented approximately 0.52% of the total loan portfolio as compared to 0.33% at June 30, 1999. The ratio of total non-performing loans to total loans amounted to 0.07% at June 30, 2000 compared to 0.03% at June 30, 1999, which reflects Harrington's emphasis on maintaining low credit risk with respect to its operations.

               Although Harrington's management believes that its allowance for loan losses at June 30, 2000 was adequate based on facts and circumstances available to it (including the historically low level of loan charge-offs), there can be no assurances that additions to the allowance will not be necessary in future periods, which could adversely affect the Company's results of operations.

               Deposits. At June 30, 2000, deposits totaled $361.2 million, as compared to $333.2 million as of June 30, 1999. Core deposits increased $11.5 million, from $322.9 million at June 30, 1999 to $334.4 million at June 30, 2000, primarily due to Harrington's strategy of rapidly building a community banking franchise which included the opening of the North Carolina Bank in July 1999. The North Carolina branch contributed $43.7 million of the growth in fiscal year 2000, while deposits in the Bank's other markets declined $32.2 million. Non-retail deposits increased by $16.5 million during the same period, for a total increase in deposits of $28.0 million.

               Borrowings. At June 30, 2000, reverse repurchase agreements and dollar rolls (both of which are securities sold under agreements to repurchase and are accounted for as a financing) totaled $28.0 million, as compared to $60.2 million as of June 30, 1999.

               Advances from the FHLB of Indianapolis amounted to $7.0 million and $40.0 million as of June 30, 2000 and 1999, respectively. At June 30, 2000, the FHLB advance was scheduled to mature in fiscal 2001, with an average interest rate thereon of 6.87%, as compared to 4.94% at June 30, 1999.

               The Company's note payable amounted to $13.0 million and $14.0 million at June 30, 2000 and 1999, respectively. The note payable relates to a loan facility that was used to refinance, to a significant extent, the unpaid balance of a $10.0 million acquisition loan which financed the Company's acquisition of the Bank.

               Stockholders' Equity. Stockholders' equity decreased from $19.1 million at June 30, 1999 to $16.3 million at June 30, 2000. This decrease was due primarily to the $1.9 million of net loss recognized during fiscal 2000, the purchase of treasury stock amounting to $326,000, and the payment of the Company's quarterly dividends of $.03 per share, or $384,000 in total.

Results of Operations

               Summary of Operations. Harrington reported a net loss of $1.9 million or $0.59 basic loss per share for the year ended June 30, 2000 compared to a net loss of $2.5 million or $0.76 basic loss per share for the year ended June 30, 1999. This $576,000 or 23.5% decrease in net loss was due primarily to a $2.6 million increase in net revenue which was partially offset by a $1.1 million increase in operating expenses, a $481,000 increase in other losses, and a $369,000 decrease in the income tax benefit.

               The  Company's  primary goal in fiscal years 1999 and 2000 was to improve the value of the banking franchise through profitable deposit, loan, and market and business line expansion. The market expansion into Kansas and North Carolina and the establishment of the necessary infrastructure were substantially completed during fiscal year 2000. The recent losses are due primarily to the underperformance of the investment portfolio combined with the necessary investment spending to complete the market expansion and develop the infrastructure to support continued growth into the future. With the foundation now in place for its community banks in Indiana, Kansas and North Carolina, the Company is making marked improvement in its core banking income (net interest income after provision for loan losses plus fees minus operating expenses). Net interest income has increased by $2.3 million over fiscal year 1999, which reflects the growth in the Company's commercial loan portfolio and core deposits. Furthermore, the core income deficit has been reduced from $2.5 million in fiscal year 1999 to $1.1 million in fiscal year 2000. Contributing to this improvement is higher spread earning loans, the reduction in deposit costs related to borrowings, and the control of operating expenses through staff reductions, a senior management realignment, and a cost reduction program.

               The net loss for the year ended June 30, 1999 was $2.5 million or $0.76 basic loss per share, compared to a net loss of $1.9 million or $0.57 basic loss per share for the year ended June 30, 2000. The $596,000 or 32.1% increase in net loss was due primarily to a $2.0 million increase in operating expenses and a $364,000 increase in the provision for loan losses, which was partially offset by a $1.2 million increase in net interest income, a $196,000 increase in other income (loss) and a $412,000 decrease in the income tax provision.

               Average Balances, Net Interest Income and Yields Earned and Rates Paid. The following table presents for the periods indicated the total dollar amount of interest from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. The table does not reflect any effect of income taxes. All average balances are based on average daily balances for the Bank during the periods presented.

                                                                                   Years Ended June 30,
                                                 -----------------------------------------------------------------------------------
                                                                    2000                                         1999
                                                       Average                    Yield/          Average                  Yield/
                                                       Balance     Interest      Rate (1)         Balance      Interest   Rate (1)
                                                       -------     --------      --------         -------      --------   --------
                                                                                  (Dollars in Thousands)
Interest-Earning Assets:
Interest-bearing deposits                             $ 15,795       $ 784        4.96 %          $ 13,489       $ 611      4.53 %
Securities held for trading (2)                        132,550       8,816        6.65 %           300,223      18,104      6.03 %
Securities available for sale (3)                       17,479       1,094        6.26 %               699          66      9.44 %
Securities held to maturity                              2,308         171        7.41 %                 -           -      0.00 %
Loans receivable, net (4)                              275,454      20,637        7.49 %           223,174      16,032      7.18 %
Federal Home Loan Bank stock                             4,879         391        8.01 %             4,879         391      8.01 %
                                                        ------        ----                          ------        ----

Total interest-earning assets                          448,465      31,893        7.11 %           542,464      35,204      6.49 %
                                                                                  ======                                    ======
Non-interest-earning assets                             14,773                                      19,206
                                                       -------                                     -------
Total assets                                         $ 463,238                                   $ 561,670
                                                    ==========                                  ==========

Interest Bearing Liabilities:
Deposits:
  NOW and DDA accounts                                $ 18,612       1,013        5.44 %          $ 13,050         306      2.34 %
  Savings accounts                                      33,291       1,371        4.12 %            30,520       1,279      4.19 %
  Money market deposit accounts                        117,919       5,148        4.37 %            73,256       3,546      4.84 %
  Certificates of deposit                              186,308      10,694        5.74 %           156,262       8,969      5.74 %
                                                      --------     -------                        --------      ------

Total deposits                                         356,130      18,226        5.12 %           273,088      14,100      5.16 %
Securities sold, repurchase agreement                   52,550       2,809        5.35 %           213,428      11,433      5.36 %
Federal Home Loan Bank advances                         15,540       1,192        7.67 %            36,172       2,481      6.86 %
Note payable                                            14,753       1,295        8.78 %            13,672       1,109      8.11 %
                                                       -------      ------                         -------      ------

Total interest-bearing liabilities                     438,973      23,522        5.36 %           536,360      29,123      5.43 %
                                                                   -------        ======                       -------      ======

Non-interest-bearing liabilities                         5,782                                       5,328
                                                        ------                                      ------
 Total liabilities                                     444,755                                     541,688
Minority interest                                          916                                         401
Stockholders' equity                                    17,567                                      19,581
                                                       -------                                     -------
Total liabilities and stockholders' equity           $ 463,238                                   $ 561,670
                                                    ==========                                  ==========

Net interest income; interest rate spread (5)                      $ 8,371        1.75 %                       $ 6,081      1.06 %
                                                                  ========        ======                      ========     ======

Net interest margin (5) (6)                                                       1.87 %                                    1.12 %
                                                                                  ======                                    ======
Average interest-earning assets
  to average intersest-bearing liabilities                                       102.16 %                                  101.14 %
                                                                                ========                                  ========


                                                                        Years Ended June 30,
                                                            -------------------------------------------
                                                                                1998
                                                             Average                            Yield/
                                                             Balance           Interest        Rate (1)
                                                             -------           --------        --------
                                                                    (Dollars in Thousands)
Interest-Earning Assets:
Interest-bearing deposits                                     $ 14,590            $ 792          5.43 %
Securities held for trading (2)                                386,640           23,947          6.19 %
Securities available for sale (3)                                1,039               91          8.76 %
Securities held to maturity                                          -                -          0.00 %
Loans receivable, net (4)                                      116,982            8,734          7.47 %
Federal Home Loan Bank stock                                     4,858              392          8.07 %
                                                                ------          -------

Total interest-earning assets                                  524,109           33,956          6.48 %
                                                                                                 ======
 Non-interest-earning assets                                    14,872
                                                              --------
Total assets                                                 $ 538,981
                                                             =========

Interest Bearing Liabilities:
Deposits:
  NOW and DDA accounts                                         $ 6,788              166          2.45 %
  Savings accounts                                              25,188            1,091          4.33 %
  Money market deposit accounts                                  2,713              127          4.68 %
  Certificates of deposit                                      117,073            6,919          5.91 %
                                                              --------           ------

Total deposits                                                 151,762            8,303          5.47 %
Securities sold, repurchase agreement                          319,578           17,905          5.60 %
Federal Home Loan Bank advances                                 27,488            1,843          6.70 %
Note payable                                                    11,355              981          8.64 %
                                                               -------             ----

Total interest-bearing liabilities                             510,183           29,032          5.69 %
                                                                                -------          ======

Non-interest bearing liabilities                                 4,200
                                                              --------
Total liabilities                                              514,383
Minority interest
Stockholders' equity                                            24,598
                                                              --------
Total liabilities and stockholders' equity                   $ 538,981
                                                             =========

Net interest income; interest rate spread (5)                                   $ 4,924          0.79 %
                                                                               ========          ======

Net interest margin (5) (6)                                                                      0.94 %
                                                                                                 ======
Average interest-earning assets
  to average intersest-bearing liabilities                                                      102.73 %
                                                                                                ========


(1) At June 30, 2000, the yields earned and rates paid were as follows: interest-bearing deposits, 6.36%; securities held for trading, 6.87%; securities avaliable for sale, 6.79%; securities held to maturity, 7.38%; loans receivable, net 7.96%; FHLB stock, 8.00%; total interest-earning assets, 7.55%; deposits, 5.50%; securities sold under agreements to repurchase, 6.31%; FHLB advances, 6.87%; note payable, 9.50%; total interest-bearing liabilities, 5.71%; interest rate spread 1.84%.

(2) Both the interest and yields earned on the Company's securities portfolio reflect the net interest expense incurred with respect to various interest rate contracts (such as interest rate swaps, collars, caps, floors, options and futures) which were utilized to hedge the Company's interest rate exposure. During the years ended June 30, 2000, 1999 and 1998, the net costs of hedging the Company's interest rate exposure with respect to its securities held for trading amounted to $85,000 or 0.13%, $1.5 million or 0.77% and $730,000 or 0.37%, respectively.

(3) The average balance reflects the carrying value of available for sale investments net of the average valuation allowance related to a single non-agency participation certificate of $97,000, $114,000 and $155,000 for the years ended June 30, 2000, 1999 and 1998, respectively.

(4) Net of deferred loan fees, loan discounts and undisbursed loan funds. Includes nonaccrual loans. Interest on nonaccrual loans is recorded when received.

(5) Excluding the costs of hedging the Company's interest rate exposure (which has effectively reduced the yields earned on the Company's securities portfolio), the Company's interest rate spread amounted to 1.77%, 1.17% and 1.07%, and the Company's net interest margin amounted to 1.89%, 1.23% and 1.22% for the years ended June 30, 2000, 1999 and 1998, respectively.

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


Year Ended June 30,                                         2000 vs. 1999                               1999 vs. 1998
                                                  --------------------------------------     ------------------------------------
(Dollars in Thousands)                                 Increase (Decrease)                     Increase (Decrease)
                                                            Due to               Total               Due to                Total
                                                  -------------------------     Increase     -----------------------     Increase
                                                     Rate          Volume      (Decrease)      Rate         Volume      (Decrease)
Interest earning assets:
  Interest bearing deposits                        $     63      $    110      $    173      $   (124)     $    (57)     $   (181)
  Securities held for trading                         2,099       (11,387)       (9,288)         (617)       (5,226)       (5,843)
  Securities available for sale                         (14)        1,042         1,028             8           (33)          (25)
  Securities held to maturity                            (6)          146           140            12            (4)            8
  Loans receivable net                                  734         3,901         4,635          (319)        7,609         7,290
  Federal Home Loan Bank stock                            -             -             -            (3)            2            (1)
                                                   --------      --------      --------      --------      --------      --------
           Total interest earning assets           $  2,876      $ (6,188)     $ (3,312)     $ (1,043)     $  2,291      $  1,248
                                                    =======    ==========     =========     =========      ========       =======

Interest bearing liabilities:
  NOW and DDA accounts                             $    534      $    172      $    706      $     (7)     $    147      $    140
  Savings accounts                                      (22)          114            92           (34)          222           188
  Money market deposits accounts                       (307)        1,909         1,602             4         3,414         3,418
  Certificates of deposits                                -         1,725         1,725          (193)        2,243         2,050
                                                         --        ------        ------        ------        ------         -----
           Total deposits                               205         3,920         4,125          (230)        6,026         5,796
Securities sold under agreements to repurchase          (24)       (8,600)       (8,624)         (756)       (5,716)       (6,472)
Federal Home Loan Bank advances                         338        (1,626)       (1,288)           43           594           637
Note payable                                             95            91           186           (55)          183           128
                                                   --------      --------      --------      --------      --------      --------
           Total interest bearing liabilities      $    614      $ (6,215)     $ (5,601)     $   (998)     $  1,087      $     89
                                                     ======    ==========     =========      ========      ========          ====

Increase (decrease) in net interest income                                      $ 2,289                                   $ 1,159
                                                                               ========                                   =======


Interest Income

               For the year ended June 30, 2000, Harrington's interest income decreased by $3.3 million or 9.4% to $31.9 million, compared to the year ended June 30, 1999. This decrease was primarily due to an $8.1 million decrease in interest income from the securities portfolio. This decrease was partially offset by a $4.6 million increase in interest income on the Company's loan portfolio. The increase in interest income on the loan portfolio was a direct result of the $52.4 million increase in the level of the average loan portfolio which was partially offset by a 32 basis point increase in the interest yield earned caused primarily by an overall increase in the level of interest rates during fiscal 2000. The decrease in interest income from the investment portfolio was a result of the $148.7 million decrease in the average balances offset by a 57 basis point increase in the yield of the portfolio.

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

               Interest Expense. For the year ended June 30, 2000, Harrington's interest expense decreased by $5.6 million or 19.2% to $23.5 million, compared to the year ended June 30, 1999. This decrease was primarily due to a $97.4 million decrease in the level of average interest-bearing liabilities and a 7 basis point decrease in the cost of interest-bearing liabilities.

               For the year ended June 30, 1999, Harrington's interest expense increased by $91,000 or 0.3% to $29.1 million, compared to the year ended June 30, 1998. This increase was primarily due to a $26.2 million increase in the level of average interest-bearing liabilities, which was offset by a 26 basis point decrease in the cost of interest-bearing liabilities.

               Net Interest Income. Net interest income increased by $2.3 million or 37.7% to $8.4 million during fiscal year 2000 as compared to fiscal year 1999. Net interest income increased by $1.2 million or 23.5% to $6.1 million during fiscal year 1999 as compared to fiscal year 1998.

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

               Harrington  established  provisions  for loan losses of $587,000,
$511,000,  and $147,000  during the years ended June 30, 2000,  1999,  and 1998, respectively. During such respective periods, loan charge-offs (net of recoveries) amounted to $47,000, $3,000, and $0, respectively. Although the Company's non-performing loans remain low, given the growth in the commercial and consumer loan portfolios, the Company's analysis of loan reserve requirements indicated that additional reserves were prudent. The allowance for loan losses as a percentage of total loans was 0.5% and 0.3% at June 30, 2000 and 1999, respectively.

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

               Management's goal is to attempt to offset any change in the market value of its securities portfolio with the change in the market value of the interest rate risk management contracts and mortgage-backed derivative securities utilized by the Company to hedge its interest rate exposure. In addition, management attempts to produce an overall positive return on its securities portfolio relative to its funding costs through the use of option-adjusted pricing analysis. The Company utilizes such analysis to select securities with wider spreads for purchase and to select securities to sell for a gain as spreads tighten (net of the gain or loss recognized with respect to related interest rate contracts).

               However, the use of mark-to-market accounting for the trading portfolio can cause volatility in reported earnings due to short-term fluctuations in the market value of the securities relative to that of the hedge instruments. Harrington realizes that a major benefit of marking assets to market is that it provides shareholders with more timely information on the economic value of the Company's portfolio, and it allows flexibility to grow or reduce investments as opportunities allow. The Company, however, has reduced the level of the assets subject to "mark-to-market" accounting through its community banking expansion and reduction in its investment portfolio.

The following table sets forth information regarding other income (loss) for the periods shown.



(Dollars in Thousands)                                                     Years Ended June 30,
                                                             --------------------------------------
                                                                2000           1999          1998
Gain (loss) on sale of securities held for trading            $(4,498)       $ 4,755       $ (775)
Gain (loss) on sale of loans                                   (1,173)             -            -
Unrealized gain (loss) on securities held for trading           3,494         (6,402)        (930)
Other (1)                                                         772            433          295
Total other income (loss)                                     $(1,405)       $(1,214)     $(1,410)
                                                              =======        =======      =======


(1) Consists primarily of loan servicing fees and late charges, checking account fees, trust and investment management service fees, rental income and other miscellaneous fees.

               Total other income (loss) amounted to $(1.4) million for the year ended June 30, 2000. This total consisted of a net realized and unrealized loss of $1.0 million on the trading portfolio, a loss on sale of loans of $1.2 million plus fee and other retail bank income of $772,000. Total other income
(loss) amounted to $(1.2) million for the year ended June 30, 1999. This total consisted of a net realized and unrealized loss of $1.6 million on the trading portfolio, plus fee and other retail bank income of $433,000. The losses on the trading portfolio, net of hedges, reflect only a portion of the total income
(loss) produced from this portfolio in fiscal 2000 and 1999. Total income from this portfolio consists of both interest income and net realized and unrealized gains and losses on the investments and hedges.

               The Company seeks to produce a positive spread between the total income of this portfolio and one month LIBOR, the Company's marginal cost of borrowing. In the fiscal years 2000, 1999, and 1998, this portfolio produced a net-hedged spread to one-month LIBOR of (.98)%, 0.28%, and 0.15%, respectively. Due to the market uncertainty over Federal Reserve action, an oversupply of corporate debt issuances due to Y2K concerns which increased both financing and credit margins, concerns that the government sponsored agencies would be privatized, and spreads of mortgage securities to Treasury widening during fiscal years 1999 and 2000, the hedge gains therefore lagged the realized and unrealized losses on securities. The Company's community banking expansion is expected to reduce the reliance on investment returns over the coming years, although the Company remains confident in its core competency in fixed income investments.

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

               Other Expense. In order to enhance the Company's profitability, management strives to maintain a favorable level of operating expenses relative to its peer group. However, during fiscal years 1998 and 1999, the Company accelerated its investment spending in operating expenses to accomplish the business line and facilities expansion in order to grow revenue in future years. This expansion culminated with the opening of the North Carolina branch in August 1999. With the primary expansion complete in fiscal year 2000, management has implemented efficiency enhancements within the 2000 fiscal year, a senior management realignment, administrative staffing reductions, and a cost containment program to improve profitability. Also, two underperforming branches and related deposits were sold in southern Indianapolis on September 8, 2000 for a pretax gain on sale of $1.4 million. These measures are expected to save the Company over $1.0 million in operating expenses in fiscal year 2001. The following table sets forth certain information regarding other expense for the periods shown.

(Dollars in Thousands)                       Years Ended June 30,
                                     ----------------------------------
                                        2000          1999        1998

Salaries and employee benefits       $ 5,090       $ 4,290     $ 3,295
Pemises and equipment                  1,516         1,262         805
FDIC insurance premiums                  133           125          86
Marketing                                382           314         183
Computer services                        611           509         243
Consulting fees                          276           301         287
Other (1)                              1,619         1,699       1,561
                                      ------        ------       -----
Total other expense                  $ 9,627       $ 8,500     $ 6,460
                                    ========      ========     =======


(1)   Consists  primarily  of costs  relating  to postage,  forms and  supplies,
      professional  fees,   supervisory   assessments  and  other  miscellaneous
      expenses.

               The principal category of Harrington's other expense is salaries and employee benefits, which increased by $800,000 or 18.6%, and $1.0 million or 30.2% during fiscal 2000 and 1999, respectively. The major cause of these increases was the continuing implementation of Harrington's community bank expansion strategy. A total of eight new banking locations were opened since May 1994, with three being opened in the third quarter of fiscal year 1998 and one each in the first quarters of fiscal year 1999 and 2000. In addition, new employees were hired in connection with the growth in the Bank's development of the commercial loan division.

               Premises and equipment expense increased by $254,000 or 20.1% and $457,000 or 56.8% during fiscal 2000 and 1999, respectively. The increase in premises and equipment expense during the periods was primarily due to the opening of new branches.

               Federal Deposit Insurance Corporation ("FDIC") premiums increased by $8,000 or 6.4% during fiscal year 2000 due to the increase in deposit size. During fiscal 1999, FDIC insurance premiums increased $39,000 or 45.3% also primarily due to an increase in the deposit base.

               Harrington incurred marketing expenses of $382,000, $314,000, and $183,000 during the years ended June 30, 2000, 1999, and 1998, respectively. The fluctuations in marketing expense during the periods reflected the advertising costs associated with the opening of the Bank's new branch offices.

               Computer services expense increased by $102,000 or 20.0% and $266,000 or 109.5% during fiscal years 2000 and 1999, respectively. Computer services expense relates to the fees paid by Harrington to a third party who performs the Company's data processing functions as well as to the third party servicer who performs the back-office functions with respect to the Company's trust and investment management services. The increase in expense for the years presented relates primarily to the increase in the number of deposit and loan accounts held by Harrington and the cost of the new computer operating system. In addition, during fiscal year 1999, the Company incurred approximately $107,000 in non-recurring expense related to on-line system conversions.

               Harrington   has   contracted   with  Smith  Breeden  to  provide
investment advisory services and interest rate risk analysis. Certain stockholders of the Company are also principals of Smith Breeden. The consulting fees paid by Harrington to Smith Breeden during the years ended June 30, 2000, 1999, and 1998, which are based on the Company's asset size, amounted to $276,000, $301,000, and $287,000, respectively.

               Income Tax Provision. The Company received income tax benefits of $1.3 million, $1.6 million and $1.2 million during the years ended June 30, 2000, 1999 and 1998, respectively. The Company's effective tax rate amounted to 39.3%, 39.7%, and 39.9% during the years ended June 30, 2000, 1999, and 1998, respectively.

 Liquidity

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

               The total eligible regulatory liquidity of the Bank was 24.4% at June 30, 2000, as compared to 16.7% at June 30, 1999. At June 30, 2000, the Bank's liquid assets as defined by the OTS totaled approximately $85.3 million, which was $71.3 million in excess of the current OTS minimum requirement.

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

               The Bank's liquidity, represented by cash and cash equivalents, is a result of its operating, investing and financing activities. During the year ended June 30, 2000, there was a net increase of $14.8 million in cash and cash equivalents. The primary uses of cash during the year included purchases of securities for the trading portfolio of $319.3 million, purchases of securities available for sale of $70.4 million, repayments of borrowings including securities sold under agreements to repurchase and Federal Home Loan Bank advances of $112.2 million, and the change in loans receivable of $11.9 million. Partially offsetting these cash uses, the main sources of cash during the fiscal year were $446.5 million in proceeds from sales and maturities of securities held for trading, a $28.0 million net increase in deposits and $47,000 from proceeds from Federal Home Loan Bank advances.

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

             The Company's management believes that its asset and liability management strategy, as discussed below, provides Harrington with a competitive advantage over other financial institutions. Harrington's ability to effectively hedge its interest rate exposure through the use of various financial instruments allows the Company to acquire loans and investments that offer attractive net risk-adjusted spreads and meet customer preferences whether the individual loans or investments are fixed-rate or adjustable-rate or short-term or long-term. Similarly, the Company can choose a cost-effective source of funds and subsequently engage in an interest rate swap or other hedging transaction so that the interest rate sensitivities of its interest-earning assets and interest-bearing liabilities are generally matched.

             Harrington's asset and liability management strategy is formulated and monitored by the Boards of Directors of the Company and the Bank, the Company's wholly owned subsidiary. The Boards' written policies and procedures are implemented by the Investment Committee of the Bank, which is comprised of the Chief Executive Officer, Chief Investment Officer, Chief Financial Officer and three outside directors. The Investment Committee meets at least monthly to review, among other things, the sensitivity of the Bank's assets and liabilities to interest rate changes, investment opportunities and the performance of the investment portfolios, and the past month's purchase and sale activity of securities. The Committee also provides guidance to management on reducing interest rate risk and on investment strategy and consults with the Chief Investment Officer of the Bank regarding retail pricing and funding decisions with respect to the Bank's overall asset and liability composition. In accordance therewith, the Investment Committee reviews the Bank's liquidity, cash flow needs, interest rate sensitivity of investments, deposits and borrowings, core deposit activity, current market conditions and interest rates on both a local and national level.

             Harrington has contracted with Smith Breeden Associates, Inc. ("Smith Breeden") for the provision of consulting services regarding, among other things, the management of its investments and borrowings, the pricing of loans and deposits, and the use of various financial instruments to reduce interest rate risk. Smith Breeden is a consulting firm which renders investment advice and asset and liability management services to financial institutions, corporate and government pension plans, foundations, The Managers Mutual Funds, and government agencies nationally. Certain directors of the Company and the Bank are principals of Smith Breeden.

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

             At June 30, 2000, Harrington was a party to one interest rate swap agreement held in its trading portfolio. The agreement had a notional amount of $5.0 million and a maturity in April 2001. With respect to this agreement, Harrington makes fixed interest payments at 6.58% and receives payments based upon the three-month London Interbank Offered Rate ("LIBOR").

             The net expense relating to Harrington's interest rate swaps held in the trading portfolio was $85,000, $580,000, and $313,000 during the years ended June 30, 2000, 1999, and 1998, respectively. The approximate market value of the interest rate swaps which are maintained in the trading portfolio was $(18,000), $(175,000) and $(397,000) as of June 30, 2000, 1999 and 1998,
respectively.

             In addition,  the Company  also has swaps which hedge  liabilities, and are not included in the trading portfolio. The five swap agreements excluded from the trading portfolio had an aggregate notional amount of $35.0 million and maturities from February 2004 to February 2009. With respect to these agreements, Harrington makes fixed interest payments ranging from 5.27% to 6.51% and receives payments based upon the three-month LIBOR. These fixed-pay swaps, in addition to cap agreements that are not included in the Company's trading portfolio, are used to effectively modify the interest rate sensitivity of a portion of the Bank's short-term LIBOR correlated borrowings which include short-term deposits, securities sold under agreements to repurchase and the Federal Home Loan Bank advances.

             The net income (expense) relating to Harrington's swaps which are not included in the trading portfolio was $(75,000), $31,000, and $70,000 during the years ended June 30, 2000, 1999, and 1998, respectively. This income
(expense) is netted against interest expense in the Company's Consolidated Statements of Operations. The approximate market value of these interest rate swaps (which is not reflected in the Company's financial statements) was $1.9 million, $2.3 million and $137,000 as of June 30, 2000, 1999, and 1998, respectively.

In June, 2000 the Bank, using proceeds from the sale of loans, extinguished $25 million of securities sold under agreements to repurchase and terminated $25 million in interest rate swaps that were being utilized to modify the interest rate sensitivity of a portion of the Bank's short-term LIBOR correlated borrowings, which included the extinguished liabilities. As a result of the termination of the interest rate swaps, the bank recorded a gain of $1.6 million in interest expense and a deferred gain of approximately $485,000 in other liabilities. The deferred gain represents interest sensitivity protection derived from the swaps related to short-term LIBOR correlated borrowings that are recorded as liabilities of June 30, 2000. This deferred gain will be reclassed to earnings over the original terms of the swaps as an adjustment to interest expense.

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

             At June 30, 2000, Harrington held one swaption agreement and one interest rate collar in its trading portfolio. These contracts, which expire from August 2003 to June 2009, have an aggregate notional amount of $15.3 million. The swaption agreement provides for a payment beginning in August 2003 to August 2008, whenever the defined floating rate is less than 6.00%. The interest rate collar provides for a payment to be received whenever the defined floating rate is greater than 10.25% or a payment to be made whenever the floating rate is less than 5.25%.

             The aggregate net expense (income) relating to the Company's interest rate caps, collars, swaptions, and floors held in the trading portfolio was $(87,000), $(343,000), and $223,000 during the years ended June 30, 2000,
1999, and 1998, respectively. The approximate market value of Harrington's interest rate caps, collars and floors which are maintained in the trading portfolio was $2,000, $5.0 million and $4.6 million as of June 30, 2000, 1999, and 1998, respectively.

               Harrington also has four interest rate caps with aggregate notional amounts of $90.0 million which are not held in the Company's trading portfolio. These caps, which mature from May 2001 to May 2008, provide for a payment, depending on the particular contract, whenever the defined floating rate exceeds 6.00% to 7.00%. These caps, in addition to fixed-pay swaps that are not included in the Company's trading portfolio, are used to effectively modify the interest rate sensitivity of a portion of the Bank's short-term LIBOR correlated liabilities which include short-term deposits, securities sold under agreements to repurchase and the Federal Home Loan Bank Advances. Net expense on the caps was $247,000, $494,000, and $257,000 for the years ended June 30, 2000,
1999, and 1998, respectively. The approximate market value of the caps, which is not reflected in the Company's financial statements, was $5.1 million, $4.4 million and $2.5 million at June 30, 2000, 1999, and 1998, respectively.

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

               If interest rates rise, the value of the Company's short futures positions increase. Consequently, sales of futures contracts serve as a hedge against rising interest rates. At June 30, 2000, Harrington had sold Eurodollar and Treasury Note futures contracts with an aggregate notional amount of approximately $516 million. The Company had total gains (losses) on its futures contracts of $1.9 million, $3.2 million, and $(8.6) million for the fiscal years ended June 30, 2000, 1999, and 1998, respectively.

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

             Harrington, therefore, generally purchases out-of-the-money calls and puts so that the increase in value of the options resulting from interest rate movements offsets the reductions in MVPE resulting from the changing elasticity inherent in the Company's balance sheet. At June 30, 2000, Harrington did not have any purchased options contracts in portfolio. The net expense relating to purchased options contracts was $172,000, $466,000, and $943,000 during the years ended June 30, 2000, 1999, and 1998, respectively.

             The following table summarizes the periodic exchanges of interest payments with counterparties including the amortization of premiums paid for interest rate contracts as discussed above. Such payments and amortization amounts are accounted for as adjustments to the yields of securities held for trading and are reported as a separate component of interest income.

(Dollars in Thousands)                                      Years Ended June 30,
                                                      -------------------------
                                                        2000      1999     1998

Interest rate contract (income) expense:
  Swaps                                                  $ -     $ 457    $ 313
  Caps, floors, and collars                              (87)     (343)     223
  Options                                                172       466      943
                                                        ----      ----      ---
  Net interest expense on interest rate contracts       $ 85     $ 580   $1,479
                                                       =====    ======   ======

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

             In estimating the market value of mortgage loans and mortgage-backed securities, the Company utilizes various prepayment assumptions which vary, in accordance with historical experience, based upon the term, interest rate and other factors with respect to the underlying loans. At June 30, 2000, these prepayment assumptions varied from 4% to 18% for fixed-rate mortgages and mortgage-backed securities and varied from 12% to 22% for adjustable rate mortgages and mortgage-backed securities.

             The following table sets forth at June 30, 2000 the estimated sensitivity of the Bank's MVPE to parallel yield curve shifts using Harrington's internal market value calculation. The table demonstrates the sensitivity of the Bank's assets and liabilities both before and after the inclusion of its interest rate contracts.


                                            Change in Interest Rates (in Basis Points) (1)
                                          ---------------------------------------------------------------------------------------
(Dollars in Thousands)                      -300            -200         -100        --      +100         +200           +300
                                          ---------------------------------------------------------------------------------------
Market value gain (loss) of assets         $ 20,556      $ 15,590      $  8,644      --    $(10,076)     $(20,884)     $(31,752)
Market value gain (loss) of
  liabilities                                (9,160)       (6,494)       (3,494)     --       4,137         8,806        13,683
                                            -------        ------        ------               -----        ------        ------
Market value gain (loss) of net
  assets before interest rate contracts      11,396         9,096         5,150      --      (5,939)      (12,078)      (18,069)
Market value gain (loss) of
  interest rate contracts                   (12,150)       (8,770)       (4,790)     --       5,312        10,757        16,103
                                            -------        ------        ------               -----        ------        ------
   Total change in MVPE(2)                 $   (754)     $    326      $    360      --    $   (627)     $ (1,321)     $ (1,966)
                                           ========      ========      ========            ========      ========      ========


Change in MVPE as a percent of:
  MVPE(2)                                      (2.8)%         1.2%          1.3%     --        (2.3)%        (4.9)%        (7.3)%
  Total assets of the Bank                     (0.2)%         0.1%          0.1%     --        (0.1)%        (0.3)%        (0.5)%


(1) Assumes an instantaneous parallel change in interest rates at all maturities.

(2)   Based on the Bank's pre-tax MVPE of $27.0 million at June 30, 2000.

             The table set forth above does not purport to show the impact of interest rate changes on Harrington's equity under generally accepted accounting principles. Market value changes only impact the Company's income statement or the balance sheet (1) to the extent the affected instruments are marked to market, and (2) over the life of the instruments as an impact on recorded yields.

             Since a portion of Harrington's assets is recorded at market value, the following table is included to show the estimated impact on the Company's equity of instantaneous, parallel shifts in the yield curve, and constant option adjusted spreads on assets and liabilities. The assets and interest rate contracts included in the table below are only those which are either classified by the Company as held for trading or available for sale and, therefore, reflected at market value. Consequently, Harrington's liabilities, which are reflected at cost, are not included in the table below. All amounts are shown net of taxes, with an estimated effective tax rate of 39.0%.


                                                           Change in Interest Rates (in Basis Points)
                                      --------------------------------------------------------------------------------
  (Dollars in Thousands)                 -300          -200         -100       --      +100         +200        +300

                                      --------------------------------------------------------------------------------
  After tax market value gain (loss)
  of assets                             $ 2,898      $ 1,792      $   886      --    $(1,084)     $(2,381)     $(3,765)
After tax market value gain (loss)
  of interest rate contracts             (1,792)      (1,277)        (676)     --        733        1,497        2,276
                                                   ---------     ----------------  ---------    ---------    ---------
After tax gain (loss) in equity         $ 1,106      $   515      $   210      --    $  (351)     $  (884)     $(1,489)
                                                  ==========    =================  =========  ===========    =========
After tax gain (loss) in equity as a
  percent of the Company's
  equity at June 30, 2000                   6.8%         3.2%         1.3%     --       (2.2)%       (5.4)%       (9.2)%

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


Recent Accounting Pronouncements

               SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998 and amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of SFAS 133, and SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities - An Amendment of SFAS 133. SFAS 133 as amended by SFAS 137 and SFAS 138, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value hedge, a cash flow hedge, or a hedge of foreign currency exposure. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. The adoption of SFAS 133 by the Company on July 1, 2000 resulted in the cumulative effect of an accounting change of an $800,000 loss net of tax being recognized in the statement of operations and an increase in other comprehensive income totaling $3.8 million in Shareholders' Equity net of tax.

INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
Harrington Financial Group, Inc.
Richmond, Indiana

We have audited the accompanying consolidated balance sheets of Harrington Financial Group, Inc. and its subsidiary (the "Company") as of June 30, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Harrington Financial Group, Inc. and its subsidiary as of June 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2000 in conformity with accounting principles generally accepted in the United States of America.




/s/ Deloitte & Touche LLP
-------------------------
DELOITTE & TOUCHE LLP
Indianapolis, Indiana
August 18, 2000

HARRINGTON FINANCIAL GROUP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands Except Share Data)
--------------------------------------------------------------------------------

                                                                                                            June 30,
                                                                                                  ----------------------------
                                                                                                      2000            1999
ASSETS

  Cash                                                                                             $   2,314       $   1,414
  Interest-bearing deposits (Note 13)                                                                 22,007           8,087
                                                                                                   ---------       ---------
    Total cash and cash equivalents                                                                   24,321           9,501
  Securities held for trading - at fair value (amortized cost of $55,288 and $188,130)
    (Notes 2,8,13)                                                                                    53,852         183,200
  Securities available for sale - at fair value (amortized cost of $64,495 and $461) (Note 2)         64,052             502
  Securities held to maturity - at amortized cost (fair value of $3,875 and $0) (Note 2)               3,857
  Loans receivable (net of allowance for loan losses of $1,408 and $868) (Note 3)                    270,970         259,674
  Interest receivable, net (Note 4)                                                                    2,186           2,340
  Premises and equipment, net (Note 5)                                                                 5,828           6,499
  Federal Home Loan Bank of Indianapolis stock - at cost                                               4,878           4,878
  Deferred income taxes, net (Note 10)                                                                 2,089             596
  Income taxes receivable (Note 10)                                                                       51             569
  Other                                                                                                3,108           3,580
                                                                                                   ---------       ---------
TOTAL ASSETS                                                                                       $ 435,192       $ 471,339
                                                                                                   =========       =========
LIABILITIES AND STOCKHOLDERS' EQUITY

  Deposits (Note 6)                                                                                $ 361,241       $ 333,245
  Securities sold under agreements to repurchase (Note 7)                                             28,038          60,198
  Federal Home Loan Bank advances (Note 8)                                                             7,000          40,000
  Note payable (Note 9)                                                                               12,995          13,995
  Interest payable on securities sold under agreements to repurchase (Note 7)                              5              66
  Other interest payable                                                                               2,360           1,925
  Advance payments by borrowers for taxes and insurance                                                  746             795
  Accrued expenses payable and other liabilities                                                       5,705           1,039
                                                                                                   ---------       ---------
           Total liabilities                                                                         418,090         451,263
                                                                                                   =========       =========
COMMITMENTS AND CONTINGENCIES (Notes 13, 14, 16)

MINORITY INTEREST (Note 1)                                                                               845             937
                                                                                                   ---------       ---------
STOCKHOLDERS' EQUITY (Notes 1, 10, 11, 12 16):
  Preferred  stock ($1 par value)  authorized  and  unissued - 5,000,000  shares
  Common stock:
    Voting ($.125 par value) authorized - 10,000,000 shares, issued 3,399,938
      shares, outstanding 3,150,632 and 3,205,382 shares                                                 425             425
  Additional paid-in capital                                                                          16,946          16,946
  Treasury stock, 249,306 and 194,556 shares at cost                                                  (2,488)         (2,162)
  Accumulated other comprehensive income (loss), net of deferred tax of $(173) and $16                  (268)             25
  Retained earnings                                                                                    1,642           3,905
                                                                                                   ---------       ---------
           Total stockholders' equity                                                                 16,257          19,139
                                                                                                   ---------       ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                         $ 435,192       $ 471,339
                                                                                                   =========       =========


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands Except Share Data)
--------------------------------------------------------------------------------


                                                                                    Years Ended June 30,
                                                                         ----------------------------------------
                                                                              2000          1999           1998
INTEREST INCOME:
  Securities held for trading                                              $  8,901       $ 18,684       $ 25,426
  Net interest expense on interest rate contracts maintained in
    the trading portfolio (Note 13)                                             (85)          (580)        (1,479)
  Securities available for sale                                               1,094             66             91
  Securities held to maturity                                                   171             31             23
  Loans receivable (Note 3)                                                  20,637         16,001          8,711
  Dividends on Federal Home Loan Bank of Indianapolis stock                     391            391            392
  Deposits                                                                      784            611            792
                                                                               ----           ----            ---
                                                                             31,893         35,204         33,956
                                                                            -------        -------         ------
INTEREST EXPENSE:
  Deposits (Notes 6, 13)                                                     18,226         14,100          8,303
  Federal Home Loan Bank advances (Note 8)                                    1,192          2,481          1,843
  Securities sold under agreements to repurchase (Note 7)                     2,809         11,433         17,905
  Note payable (Note 9)                                                       1,295          1,109            981
                                                                             ------         ------            ---
                                                                             23,522         29,123         29,032
                                                                            -------        -------         ------
NET INTEREST INCOME                                                           8,371          6,081          4,924
PROVISION FOR LOAN LOSSES (Note 3)                                              587            511            147
                                                                               ----           ----            ---
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                           7,784          5,570          4,777
                                                                             ------         ------          -----

OTHER INCOME (LOSS):
  Loss on sale of securities held for trading (Notes 2, 13)                  (4,498)         4,755           (775)
  Loss on sale of loans                                                      (1,173)
  Unrealized gain (loss) on securities held for trading (Notes 2, 13)         3,494         (6,402)          (930)
  Other                                                                         772            433            295
                                                                               ----           ----            ---
                                                                             (1,405)        (1,214)        (1,410)
                                                                           --------       --------        -------
OTHER EXPENSE:
  Salaries and employee benefits (Note 12)                                    5,090          4,290          3,295
  Premises and equipment expense (Note 5)                                     1,516          1,262            799
  FDIC insurance premiums                                                       133            125             86
  Marketing                                                                     382            314            183
  Computer services                                                             611            509            243
  Consulting fees (Note 15)                                                     276            301            287
  Other                                                                       1,619          1,699          1,567
                                                                             ------         ------          -----
                                                                              9,627          8,500          6,460
                                                                             ------         ------          -----

LOSS BEFORE INCOME TAX BENEFIT AND MINORITY INTEREST                         (3,248)        (4,144)        (3,093)
INCOME TAX BENEFIT (Note 10)                                                 (1,277)        (1,646)        (1,234)
                                                                           --------       --------        -------
NET LOSS BEFORE MINORITY INTEREST                                            (1,971)        (2,498)        (1,859)
MINORITY INTEREST                                                                92             43
                                                                                               ---             --
NET LOSS                                                                   $ (1,879)      $ (2,455)      $ (1,859)
                                                                         ==========     ==========      =========

BASIC LOSS PER SHARE (Note 1)                                              $  (0.59)      $  (0.76)      $  (0.57)
                                                                          =========      =========       ========
DILUTED LOSS PER SHARE (Note 1)                                            $  (0.59)      $  (0.76)      $  (0.57)
                                                                          =========      =========       ========


See notes to consolidated financial statements.

HARRINGTON FINANCIAL GROUP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(Dollars in Thousands Except Share Data)
-------------------------------------------------------------------------------

                                                                                                         Accumulated
                                                                                 Additional                 Other
                                                            Shares       Common   Paid-in   Treasury    Comprehensive    Retained
                                                         Outstanding     Stock    Capital    Stock      Income (Loss)    Earnings

BALANCES, JUNE 30, 1997                                   3,256,738      $ 407    $ 15,623                 $ (35)        $ 8,999

Stock options exercised (Note 12)                           143,200         18       1,056
Tax benefit from exercise of non-qualified
  stock options                                                                        283
Net loss                                                                                                                  (1,859)
Cash dividends declared on common
  stock ($0.12 per share)                                                                                                   (395)
Purchase of treasury stock                                 (124,052)                        $ (1,467)
Net change in unrealized gain (loss) on securities
  available for sale, net of deferred tax of $22                                                              34
                                                          ---------       ----      ------    ------         ----          -----
BALANCES, JUNE 30, 1998                                   3,275,886        425      16,962    (1,467)         (1)          6,745


Net loss                                                                                                                  (2,455)
Cash dividends declared on common stock
  ($0.12 per share)                                                                                                         (385)
Purchase of treasury stock                                  (78,178)                            (784)
Issuance of treasury stock                                    7,674                    (16)       89
Net change in unrealized gain (loss) on securities
  available for sale, net of deferred tax of $17                                                              26
                                                          ---------       ----      ------    ------         ----          -----
BALANCES, JUNE 30, 1999                                   3,205,382        425      16,946    (2,162)         25           3,905


Net loss                                                                                                                  (1,879)
Cash dividends declared on common stock
  ($0.12 per share)                                                                                                         (384)
Purchase of treasury stock                                  (54,750)                            (326)
Net change in unrealized gain (loss) on securities
  available for sale, net of deferred tax of $(195)                                                         (293)
                                                          ---------       ----      ------    ------         ----          -----
BALANCES, JUNE 30, 2000                                   3,150,632      $ 425    $ 16,946   $ (2,488)     $ (268)       $ 1,642
                                                          =========     ======   =========  ==========    ========      ========




                                                           Total       Comprehensive
                                                        Stockholders'      Income
                                                           Equity          (Loss)

BALANCES, JUNE 30, 1997                                   $ 24,994

Stock options exercised (Note 12)                            1,074
Tax benefit from exercise of non-qualified
  stock options                                                283
Net loss                                                    (1,859)       $ (1,859)
Cash dividends declared on common
  stock ($0.12 per share)                                     (395)
Purchase of treasury stock                                  (1,467)
Net change in unrealized gain (loss) on securities
  available for sale, net of deferred tax of $22                34              34
                                                               ---             --
BALANCES, JUNE 30, 1998                                     22,664        $ (1,825)
                                                                          =========

Net loss                                                    (2,455)       $ (2,455)
Cash dividends declared on common stock
  ($0.12 per share)                                           (385)
Purchase of treasury stock                                    (784)
Issuance of treasury stock                                      73
Net change in unrealized gain (loss) on securities
  available for sale, net of deferred tax of $17                26              26
                                                               ---             ---
BALANCES, JUNE 30, 1999                                     19,139        $ (2,429)
                                                                          =========

Net loss                                                    (1,879)       $ (1,879)
Cash dividends declared on common stock
  ($0.12 per share)                                           (384)
Purchase of treasury stock                                    (326)
Net change in unrealized gain (loss) on securities
  available for sale, net of deferred tax of $(195)           (293)           (293)
                                                              ------          -----
BALANCES, JUNE 30, 2000                                     $ 16,257       $ (2,172)
                                                           =========      =========


See notes to consolidated financial statements.

HARRINGTON FINANCIAL GROUP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)
-------------------------------------------------------------------------------


                                                                                          Years Ended June 30,
                                                                                ------------------------------------------
                                                                                  2000             1999            1998

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                      $  (1,879)      $  (2,455)      $  (1,859)
  Adjustments to reconcile net loss to net cash from operating activities:
      Provision for loan losses                                                       587             511             147
      Depreciation                                                                    770             549             348
      Premium and discount amortization on securities, net                          1,213           2,624           1,434
      (Gain) loss on sale of securities held for trading                            4,498          (4,755)            775
      Unrealized (gain) loss on securities held for trading                        (3,494)          6,402             930
      Effect of minority interest                                                     (92)            (43)
      Purchases of securities held for trading                                   (319,334)       (780,260)       (657,211)
      Decrease in amounts due from brokers                                                                         11,308
      Proceeds from maturities of securities held for trading                      11,554          51,419          28,438
      Proceeds from sales of securities held for trading                          434,911         831,978         652,380
      Deferred income tax provision and other                                        (883)            (68)           (980)
      Net increase (decrease) in assets and liabilities                             5,703             617          (1,815)
                                                                                   ------            ----         -------
           Net cash from operating activities                                     133,554         106,519          33,895
                                                                                 --------        --------          ------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of securities available for sale                                      (70,408)
  Proceeds from maturities of securities available for sale                         6,394             446             259
  Change in securities held to maturity                                            (3,813)
  Change in loans receivable, net                                                 (11,925)        (96,927)        (69,885)
  Minority interest and other                                                                         980             (26)
  Purchases of premises and equipment                                                (108)         (1,436)         (1,653)
                                                                                   ------        --------         -------
            Net cash from investing activities                                    (79,860)        (96,937)        (71,305)
                                                                                ---------       ---------        --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits                                                         27,996         154,934          42,136
  Decrease in securities sold under agreements to repurchase                      (32,160)       (180,198)         (5,175)
  Proceeds from Federal Home Loan Bank advances                                    47,000          83,000          99,000
  Principal repayments on Federal Home Loan Bank advances                         (80,000)        (69,000)        (99,000)
  Dividends paid on common stock                                                     (384)           (385)           (395)
  Purchase of treasury stock                                                         (326)           (784)         (1,467)
  Other, net                                                                       (1,000)            573           4,574
                                                                                 --------            ----           -----
           Net cash from financing activities                                     (38,874)        (11,860)         39,673
                                                                                ---------       ---------          ------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                               14,820          (2,278)          2,263
CASH AND CASH EQUIVALENTS, beginning of year                                        9,501          11,779           9,516
                                                                                   ------         -------           -----
CASH AND CASH EQUIVALENTS, end of year                                          $  24,321       $   9,501       $  11,779
                                                                                =========        ========        ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest                                                        $  23,431       $  28,682       $  29,624
  Cash paid for income taxes                                                                    $      43       $     321




Noncash activities occurred consisting of a decrease in current and deferred income tax payable and a corresponding increase in additional paid in capital from the tax benefit from exercise of non-qualified stock options of $283 during fiscal year 1998.

See notes to consolidated financial statements.

HARRINGTON FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Business of the Company - Harrington Financial Group, Inc. ("HFG" or the "Company") is a savings and loan holding company incorporated on March 3, 1988 to acquire and hold all of the outstanding common stock of Harrington Bank, FSB (the "Bank"), a federally chartered savings bank with principal offices in Richmond, Indiana and nine full-service branch offices located in Carmel, Fishers, Noblesville and Indianapolis, Indiana; Mission, Kansas; and Chapel Hill, North Carolina. The Company is a community bank with a focus on the origination and management of mortgage loans and securities. The Bank also operates a commercial loan division for business customers and owns a 51% interest in Harrington Wealth Management Company (HWM), which provides trust, investment management, and custody services for individuals and institutions.

          Basis of Presentation - The consolidated financial statements include the accounts of HFG, the Bank and HWM. All significant intercompany accounts and transactions have been eliminated.

          Harrington West Financial Group, Inc. ("HWFG"), the holding company for Los Padres Bank ("LPB"), is a related party to Harrington Financial Group, Inc. ("HFGI") and Harrington Bank, FSB ("HB") in that certain officers and directors of HWFG and LPB are also officers and directors of HFGI and HB.

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

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

          Cash and Cash Equivalents - All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

          Securities Held for Trading, Held to Maturity,  and Available for Sale
          - The Company classifies its securities in one of three categories and accounts for the investments as follows:

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

          As  discussed  below,   SFAS  No.  133,   "Accounting  For  Derivative
          Investments," as amended permits a one time transfer of securities previously classified as held to maturity into the available for sale category. On July 1, 2000 the Company transferred mortgage-backed securities previously classified as held to maturity to the available for sale category at fair value. At the time of the transfer these securities had an amortized cost of $3,822,000 and a fair value of $3,840,000.

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

          The Company's available for sale portfolio consists of a non-agency participation certificate and mortgage backed securities.

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

          Federal Income Taxes - The Company and its wholly owned subsidiary, the Bank, file a consolidated tax return. HWM files a separate tax return, as the total ownership of the company does not qualify for consolidated tax filing. Deferred income tax assets and liabilities reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and basis of such assets and liabilities as measured by tax laws and regulations.

          Earnings Per Share - Earnings per share of common stock is based on the weighted average number of common shares outstanding during the year.

          The following is a reconciliation of the weighted average common shares for the basic and diluted earnings per share computations:


                                                                       Years Ended June 30,
                                                     -------------------------------------------------
                                                          2000                1999           1998
          Basic earnings per share:
            Weighted average common shares              3,199,034           3,216,626       3,285,166
                                                       ==========          ==========       =========

          Diluted earnings per share:
            Weighted average common shares              3,199,034           3,216,626       3,285,166
            Dilutive effect of stock options (1)                                               24,876
                                                        ---------           ---------       ---------
            Weighted average common and incremental
              shares (2)                                3,199,034           3,216,626       3,310,042
                                                       ==========           =========       =========

          (1) The  impact  of  stock   options  was  not  included  due  to  the
              anti-dilutive effect for the fiscal years ended June 30, 2000 and 1999.

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

          New Accounting Pronouncements - SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998 and amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of SFAS 133, and SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities - An Amendment of SFAS 133. SFAS 133 as amended by SFAS 137 and SFAS 138, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value hedge, a cash flow hedge, or a hedge of foreign currency exposure. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. The adoption of SFAS 133 by the Company on July 1, 2000 resulted in the cumulative effect of an accounting change of an $800,000 loss net of tax being recognized in the statement of operations and an increase in other comprehensive income totaling $3.8 million in Shareholders' Equity net of tax.

          Reclassifications of certain amounts in the 1999 and 1998 consolidated
          financial   statements   have  been  made  to   conform  to  the  2000
          presentation.

          Changes in Presentation - Certain items appearing in the 1999 and 1998 financial statements have been reclassified to conform to the 2000 presentation.

2.        SECURITIES

          The amortized cost and estimated fair values of securities held for trading and securities available for sale are summarized as follows:

(Dollars in Thousands)                                                    June 30, 1999
                                                        ------------------------------------------------
                                                                       Gross        Gross
                                                        Amortized    Unrealized  Unrealized      Fair
                                                           Cost        Gains       Losses       Value
             Securities held for trading:
             GNMA certificates                          $24,662      $   111        $  242      $24,531
             FHLMC CERTIFICATES                          14,921          102           645       14,378
             FNMA certificates                            8,830            3           371        8,462
             Collateralized mortgage obligations          5,609           34            57        5,586
             Residuals                                      139           40                        179
             Interest-only strips                           631                        374          257
             Principal-only strips                          306           86                        392
             Interest rate swaps                                                        18          (18)
             Interest rate collar                             3            -             1            2
             Swaptions                                      181            -            68          113
             Futures                                                                    41          (41)
             Equity securities                                6            5             -           11
                                                      ---------         ----        ------     --------
           Totals                                       $55,288      $   381       $ 1,817      $53,852
                                                      =========       ======      ========     ========

           Securities available for sale:
             GNMA certificates                          $63,806      $     3       $   488      $63,321
             Commercial mortgage backed securities          353            -             -          353
             Non-agency participation certificate           336           42             -          378
                                                      ---------         ----        ------     --------
           Totals                                       $64,495      $    45       $   488      $64,052
                                                      =========        =====        ======     ========

           Securities held to maturity:
             Mortgage backed securities                 $ 3,821      $    14           $ -      $ 3,835
             Other                                            1            4             -            5
             Mortgage revenue bonds                          35            -             -           35
                                                      ---------         ----        ------     --------
           Totals                                       $ 3,857      $    18           $ -      $ 3,875
                                                       ========        =====          ====      =======


          The Bank's collateralized mortgage obligation (CMO) portfolio at June 30, 2000 consisted of three agency investments with an estimated remaining weighted average life of 9.9 years.


(Dollars in Thousands)                                           June 30, 1999
                                         -------------------------------------------------------
                                                             Gross         Gross
                                            Amortized      Unrealized    Unrealized       Fair
                                               Cost          Gains         Losses        Value
Securities held for trading:
  GNMA certificates                          $ 37,986      $    315       $    185      $ 38,116
  FHLMC certificates                           69,114           304          1,568        67,850
  FNMA certificates                            28,034            43            478        27,599
  Commercial mortgage backed securities        34,896                        1,088        33,808
  Collateralized mortgage obligations          10,738           331                       11,069
  Residuals                                       205            21                          226
  Interest-only strips                            818             1            442           377
  Principal-only strips                           403           103                          506
  Interest rate swaps                                                          175          (175)
  Interest rate collar                              4                                          4
  Interest rate caps                            1,744                        1,157           587
  Interest rate floors                          3,821           976            415         4,382
  Options                                         298            92             62           328
  Futures                                                                    1,611        (1,611)
  Equity securities                                69            65                          134
                                                                ---            ---           ---
Totals                                       $188,130      $  2,251       $  7,181      $183,200
                                           ==========      ========       ========     =========

Securities available for sale:
  Non-agency participation certificate       $    461      $     41                     $    502
                                           ==========      ========                     ========



          The Bank's collateralized mortgage obligation (CMO) portfolio at June 30, 1999 consisted of three agency investments with an estimated remaining weighted average life of 9.2 years.

          For a complete discussion of the Bank's Risk Management Activities, see Note 13.

          The amortized cost and estimated fair values of securities by contractual maturity are as follows:


          (Dollars in Thousands)                                                      June 30, 2000
                                                           -------------------------------------------------------------------------
                                                             Held for Trading        Available for Sale          Held to Maturity
                                                           -------------------------------------------------------------------------
                                                            Amortized     Fair      Amortized      Fair       Amortized        Fair
                                                              Cost        Value        Cost        Value         Cost         Value
       Debt securities (due after 1 year through 5 years):
           Mortgage-backed securities                       $48,413      $47,371      $64,159      $63,674      $ 3,821      $ 3,835
           Non-agency participation certificates                                          336          378
           Collateralized mortgage obligations                5,609        5,586
           Mortgage-backed derivatives                        1,076          828
           Interest rate contracts                              184           56
           Mortgage revenue bonds                                                                                    35           35
           Other                                                  6           11                                      1            5
                                                           --------    ---------    ---------    ---------     --------      -------
                                                            $55,288      $53,852      $64,495      $64,052      $ 3,857      $ 3,875
                                                           ========    =========    =========    =========     ========      =======

          Securities with a total amortized cost of $35,889,000 and $66,550,000 and a total fair value of $35,633,000 and $65,572,000 were pledged at June 30, 2000 and 1999, respectively, to secure interest rate swaps, securities sold under agreements to repurchase, and letters of credit. As of June 30, 2000 the Bank had $149,000,000 in mortgages pledged as collateral for Federal Home Loan Bank advances. At June 30, 1999, the Bank had a blanket collateral agreement for the Federal Home Loan Bank advances.

          Activities related to the sale of securities are summarized as follows:


         (Dollars in Thousands)                                                June 30,
                                                                ------------------------------------
                                                                    2000         1999        1998
         Proceeds from sale of securities held for trading       $ 434,910   $ 831,978    $ 652,380
         Gross gains on sales of securities held for trading        40,381      64,966       46,537
         Gross losses on sales of securities held for trading       44,879      60,218       47,312
         Gross gains on sales of securities available for sale                       7


3.        LOANS RECEIVABLE

          Approximately 87% of the Bank's loans are to customers located in the immediate market areas of its offices in Richmond and Indianapolis, Indiana as well as Mission, Kansas and Chapel Hill, North Carolina. The portfolio consists primarily of owner occupied single family residential mortgages.

          Loans receivable are summarized as follows:


          (Dollars in Thousands)                                                             June 30,
                                                                                    -------------------------
                                                                                       2000           1999
          Loans secured by one to four family residences:
            Real estate mortgage                                                    $ 181,350       $ 216,402
            Commercial                                                                 72,965          33,778
            Property improvement                                                        4,935           2,119
            Consumer and home equity lines of credit                                    9,313           3,324
            Automobile loans                                                            2,371           2,811
            Other loans                                                                   997             904
                                                                                   ----------       ---------
          Subtotal                                                                    271,931         259,338

          Net deferred loan fees and origination costs, premiums and discounts            549           1,260
          Allowance for loan losses                                                    (1,408)           (868)
          Other                                                                          (102)            (56)
                                                                                   ----------       ---------
          Loans receivable, net                                                     $ 270,970       $ 259,674
                                                                                   ==========       =========


          The  principal   balance  of  loans  on  nonaccrual   status   totaled
          approximately  $180,000  and  $76,000  at  June  30,  2000  and  1999,
          respectively. For the years ended June 30, 2000, 1999 and 1998, gross interest income which would have been recorded had the Bank's nonaccruing loans been current with their original terms amounted to $6,000, $1,000, and $15,000, respectively. At June 30, 2000 and June
          30, 1999, the Company had no impaired loans.

          The Bank had commitments to originate or purchase loans consisting primarily of real estate mortgages secured by one to four family residences approximating $1,379,000 and $1,589,000 excluding undisbursed portions of loans in-process at June 30, 2000 and 1999, respectively. In addition, as of June 30, 2000 and 1999, the Bank had commitments to fund approximately $7,151,000 and $5,125,000, respectively in commercial loans secured primarily by commercial real estate.

          The Bank has granted loans to its directors, officers, employees and an affiliate (Smith Breeden Associates, Inc., see Note 15). Such loans were made in the ordinary course of business at the Bank's normal credit terms, including interest rate and collateralization and do not represent more than the normal risk of collection. These loans to related parties are summarized as follows:

             (Dollars in Thousands)                                      June 30,
                                                                -----------------------
                                                                   2000          1999
             Beginning balance                                   $ 4,515       $ 1,927
             Loans made                                            4,358         2,969
             Principal repayments                                    (38)         (189)
             Change due to status of officers and employees           (1)         (192)
                                                                --------       -------
             Ending balance                                      $ 8,834       $ 4,515
                                                                ========       =======


          The amount of loans serviced for others totaled $24,163,000 and $2,020,000 at June 30, 2000 and 1999, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow amounts, disbursing payments to investors and foreclosure processing. In connection with loans serviced for others, the Bank held borrowers' escrow balances of $13,000 and $16,000 at June 30, 2000 and 1999, respectively.

          Loan servicing fee income included in other income for the years ended June 30, 2000, 1999 and 1998 was $7,000, $10,000 and $15,000,
          respectively.

          An analysis of the allowance for loan losses is as follows:


             (Dollars in Thousands)                         June 30,
                                            ----------------------------------------
                                              2000           1999            1998
              Beginning balance             $   868         $   360         $   213
              Provision for loan losses         587             511             147
              Net charge-offs                   (47)             (3)
                                            -------         -------         -------
              Ending balance                $ 1,408         $   868         $   360
                                            =======         =======         =======


          As a federally chartered savings bank, aggregate commercial real estate loans may not exceed 400% of capital as determined under the capital standards provisions of FIRREA. This limitation was approximately $110 million at June 30, 2000. Also under FIRREA, the loans-to-one borrower limitation is generally 15% of unimpaired capital and surplus which, for the Bank, was approximately $4 million at June 30, 2000. The Bank was in compliance with all of these requirements at June 30, 2000.

4.        INTEREST RECEIVABLE

          Interest receivable is summarized as follows:


         (Dollars in Thousands)                                          June 30,
                                                                   --------------------
                                                                     2000        1999

         Loans (less allowance for uncollectibles - $6 and $1)      $1,479      $1,375
         Interest-bearing deposits                                      22          18
         Securities held for trading                                   317         943
         Securities available for sale                                 345           4
         Securities held to maturity                                    23
                                                                    ------      ------
         Interest receivable, net                                   $2,186      $2,340
                                                                    ======      ======



5.        PREMISES AND EQUIPMENT

          Premises and equipment are summarized as follows:


          (Dollars in Thousands)                                      June 30,
                                                            -------------------------
                                                                2000         1999

          Land                                                $ 1,003      $ 1,003
          Buildings and leasehold improvements                  4,684        4,672
          Furniture, fixtures and equipment                     2,709        2,857
                                                               ------       -----
          Total                                                 8,396        8,532
          Less accumulated depreciation                        (2,568)      (2,033)
                                                             --------      -------
          Premises and equipment, net                        $ 5,828       $ 6,499
                                                              ========      =======


          Depreciation  expense  included in  operations  during the years ended
June  30,  2000,  1999  and  1998  totaled   $770,000,   $549,000  and  $348,000
respectively.

6.             DEPOSITS



          (Dollars in Thousands)                                            June 30,
                                                     ----------------------------------------------------
                                                              2000                           1999
                                                     -----------------------      -----------------------
                                                                   Weighted                    Weighted
                                                                    Average                      Average
                                                       Amount         Rate           Amount       Rate

          NOW and DDA accounts                        $ 37,879       3.29 %         $ 16,911      2.35 %
          Savings accounts                              35,646       4.37 %           33,163      4.12 %
          Money market deposit accounts                62,159        5.20 %          137,463      4.89 %
                                                       -------                      --------
                                                      135,684                       187,537
                                                      --------                      -------
          Certificates of deposit:
          1 year and less                              162,795                       126,592
          1 to 2 years                                  37,936                         9,543
          2 to 3 years                                  11,586                         4,730
          3 to 4 years                                   2,431                         2,867
          Over 4 years                                  10,809                         1,976
                                                       -------                         -----
                                                      225,557        6.13 %          145,708      5.16 %
                                                      --------                      --------
          Total deposits                            $ 361,241                     $ 333,245
                                                    ==========                    ==========

          Certificates of deposit in the amount of $100,000 or more totaled approximately $57 million and $31 million at June 30, 2000 and 1999, respectively.

          A summary of certificate accounts by scheduled fiscal year maturities at June 30, 2000, is as follows:

          (Dollars in Thousands)
                                      2001        2002      2003       2004       2005      Thereafter       Total

          3.00% or less                $ 28       $ 182                                          $ 3         $ 213
          3.01% - 5.00%               7,444         428     $ 660      $ 415                                 8,947
          5.01% - 7.00%             139,375      33,785    10,547      1,909     $ 8,436         719       194,771
          7.01% - 9.00%              15,273       3,541       379        107       1,607          44        20,951
          9.01% or greater              675                                                                    675
                                 ----------    --------  --------    -------    --------       -----     ---------
          Totals                  $ 162,795    $ 37,936  $ 11,586    $ 2,431    $ 10,043       $ 766     $ 225,557
                                 ==========    ========  ========    =======    ========       =====     =========


          Interest expense on deposits is as follows:


          (Dollars in Thousands)
                                                        Years Ended June 30,
                                            -----------------------------------
                                                2000         1999         1998
          NOW and DDA accounts                $ 1,013      $   306      $   166
          Savings accounts                      1,371        1,279        1,091
          Money market deposits accounts        5,148        3,546          127
          Certificates of deposit              10,694        8,969        6,919
                                              -------       ------        -----
                                              $18,226      $14,100      $ 8,303
                                              =======      =======      =======


          Interest expense on certificates of deposit is net of interest income (expense) on interest rate contracts of $(75,000), $31,000, and $70,000 for the years ended June 30, 2000, 1999 and 1998, respectively.

          For a complete discussion of the Bank's Risk Management Activities, see Note 13.

7.        SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE



          (Dollars in Thousands)                                                        June 30,
                                                                               -----------------------
                                                                                    2000        1999
          Securities sold under agreements to repurchase:
            Same securities                                                       $28,038      $43,323
            Substantially identical securities                                                  16,875
                                                                                  -------      -------
                                                                                  $28,038      $60,198
                                                                                =========     ========

          Accrued interest on securities sold under agreements to repurchase      $     5      $    66
                                                                                  =======      =======

]

          At June 30, 2000, securities sold under agreements to repurchase mature within one month.

          An analysis of securities sold under agreements to repurchase, excluding related accrued interest, is as follows:


          (Dollars in Thousands)                                     Years Ended June 30,
                                                              -----------------------------------
                                                               2000          1999           1998
          Maximum amount outstanding at any month-end        $102,953      $334,160      $342,094

          Daily average amount outstanding                     52,466       213,428       319,579

          Weighted average interest rate at end of year        6.31 %        4.85 %        5.65 %



          Assets  pledged  to  secure   securities  sold  under   agreements  to
          repurchase are concentrated among one dealer and eight business customers and three dealers and five business customers as of June 30, 2000 and 1999, respectively. The Bank exercises control over the securities pledged when the same security is repurchased. Assets pledged are as follows:


          (Dollars in Thousands)                 June 30,
                                          ---------------------
                                            2000         1999
          Mortgage-backed securities:
            At amortized cost              $30,932      $63,158
            At fair value                   30,675       62,191



          An analysis of the amount at risk under repurchase agreements with counterparties exceeding 10% of stockholders' equity at June 30, 2000 is as follows:



          (Dollars in Thousands)                                  Weighted
                                                                  Average
                                    Amount          Accrued       Maturity
                                  Outstanding       Interest     (in days)

          Dean Witter              $ 24,884            $ 5          25
                                   =========          ====



8.        FEDERAL HOME LOAN BANK ADVANCES

          Advances from the Federal Home Loan Bank of Indianapolis are as follows:




          (Dollars in Thousands)                                         June 30,
                                               ---------------------------------------------------
                                                          2000                   1999
                                               -----------------------       ---------------------
                                                              Variable                  Variable
                                                              Weighted                  Weighted
                                                               Average                   Average
                        Fiscal Year Maturity      Amount         Rate         Amount       Rate

                                2001              $ 7,000       6.87 %
                                2000                                         $ 40,000      4.94 %



          The Bank was eligible to receive advances from the Federal Home Loan Bank up to $93,700,000 and $86,400,000 at June 30, 2000 and 1999,
          respectively. The Bank has pledged qualifying mortgage loans and Federal Home Loan Bank stock as collateral.

9.        NOTE PAYABLE

          At June 30, 2000, the Company maintained a $13,000,000 term loan from Firstar Bank Midwest., N.A. (formerly Mercantile Bancorporation, Inc. and Mark Twain Bank) of which $12,995,000 was outstanding as of June 30, 2000. Quarterly interest-only payments, based on the prime rate published in the Wall Street Journal (9.50% at June 30, 2000), are payable through maturity of January 31, 2001. The unpaid principal balance outstanding is payable in full on January 31, 2001. At June 30, 1999, the Company maintained a $15,000,000 loan facility from Mercantile Bancorporation consisting of a revolving line of credit of $5,000,000, of which $4,000,000 was outstanding as of June 30, 1999, and a $10,000,000 term loan of which $5,000 had been repaid under the term loan at June 30, 1999.

          As of June 30, 2000, the loan was secured by the Harrington Bank, FSB stock held by HFG, a blanket security interest in all of the Company's assets and the assignment of certain life insurance policies owned by HFG. Under the terms of the agreement, the Company is bound by certain restrictive debt covenants. As of June 30, 2000, HFG was in compliance with all such debt covenants.

10.       INCOME TAXES

          An analysis of the income tax benefit is as follows:



          (Dollars in Thousands                      Years Ended June 30,
                                         ------------------------------------------
                                            2000            1999             1998
          Current:
            Federal                                                           $ 7
            State                                                               4
          Deferred:
            Federal                      $(1,161)         (1,304)            (989)
            State                           (116)           (342)            (256)
                                          ------          ------          -------
          Total income tax benefit       $(1,277)        $(1,646)         $(1,234)
                                         =======         =======          =======




         The difference between the financial statement income tax rate and the amount computed by using the statutory rate of 34% is reconciled as follows:




          (Dollars in Thousands)                                   Years Ended June 30,
                                                           -------------------------------------
                                                            2000           1999           1998

          Federal statutory income tax at 34%             $(1,104)       $(1,409)       $(1,052)
          State income taxes, net of federal tax benefit     (186)          (226)          (166)
          Other, net                                          13             (11)           (16)
                                                          --------       --------       --------
          Total income tax benefit                        $(1,277)       $(1,646)       $(1,234)
                                                          ========       ========       ========

          The Company's deferred income tax assets (liabilities) are as follows:

                (Dollars in Thousands)                                                  June 30,
                                                                              ----------------------------
                                                                                   2000             1999
          Net operating loss carryforwards                                       $ 2,112          $ 1,164
          Bad debt reserves, net                                                     520              293
          Unrealized (gain) loss on securities available for sale included in
            accumulated other comprehensive income                                   173              (16)
          Unrealized gain on securities held for trading                            (505)            (634)
          Differences in income recognition on investments                          (246)            (306)
          Other, net                                                                  35               95
                                                                                 -------            -----
          Deferred income taxes, net                                             $ 2,089            $ 596
                                                                                 =======            =====


          As of June 30, 2000, the Company's net operating loss carryforwards expire in fiscal years 2018 through 2020. Based on management's assessment, it is more likely than not that all the net deferred tax assets will be realized through future taxable earnings or implementation of tax planning strategies.

          Retained earnings at June 30, 2000 and 1999 includes approximately $3 million of income that has not been subject to tax because of deductions for bad debts allowed for federal income tax purposes.
          Deferred income taxes have not been provided on such bad debt deductions since the Company does not intend to use the accumulated bad debt deductions for purposes other than to absorb loan losses. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes may be imposed on such amounts at the then current corporation income tax rate.

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

          Quantitative measures that have been established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (set forth in the table below). The Bank's primary regulatory agency, the OTS, currently requires that the Bank maintain minimum ratios of tangible capital (as defined in the regulations) of 1.5%, core capital (as defined) of 4%, and total risk-based capital (as defined) of 8%. The Bank is also subject to prompt corrective action capital requirement regulations set forth by the Federal Deposit Insurance Corporation ("FDIC"). The FDIC requires the Bank to maintain minimum capital amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

          As of June 30, 2000, the most recent notification from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.



(Dollars in Thousands)                                                                                        To Be Categorized
                                                                                                            as "Well Capitalized"
                                                                                                                Under Prompt
                                                                                     For Capital              Corrective Action
                                                            Actual                Adequacy Purposes             Provisions
                                                   -------------------------  ----------------------------- ------------------------
                                                    Amount          Ratio         Amount         Ratio         Amount        Ratio
As of June 30, 2000:
Tangible capital (to total assets)                  $28,735          6.65%       $ 6,483         1.50%           N/A           N/A
Core capital (to total assets)                       28,735          6.65         17,288         4.00            N/A           N/A
Total risk-based capital (to risk weighted assets)   30,143         12.75         18,919         8.00        $23,649         10.00%
Tier I risk-based capital (to risk weighted assets)  28,735         12.15            N/A          N/A         14,190          6.00
Tier I leverage capital (to average assets)          28,735          6.65            N/A          N/A         21,610          5.00

As of June 30, 1999
Tangible capital (to total assets)                  $32,681          6.95%       $ 7,049         1.50%           N/A           N/A
Core capital (to total assets)                       32,681          6.95         18,797         4.00            N/A           N/A
Total risk-based capital (to risk weighted assets)   33,546         12.33         21,769         8.00        $27,211         10.00%
Tier I risk-based capital (to risk weighted assets)  32,681         12.01            N/A          N/A         16,327          6.00
Tier I leverage capital (to average assets)          32,681          6.95            N/A          N/A         23,497          5.00


12.       EMPLOYEE BENEFIT PLANS

          Profit-sharing plan - The Company has a qualified noncontributory profit-sharing plan for all eligible employees. The plan provides for contributions by the Company in such amounts as its Board of Directors may annually determine. Contributions charged to expense for the years ended June 30, 2000, 1999 and 1998 were $49,000, $99,000, and $87,000, respectively.

          Stock options - The Company has granted stock options to existing stockholders, officers, directors and other affiliated individuals to purchase shares of the Company's stock at prices at least equal to the fair value of the stock on the date of the grant. The options are nontransferable and are forfeited upon termination of employment, as applicable. Awarded options vest at a rate of 20% per year. At June 30, 2000, all outstanding stock options were exercisable up to May 2010. The following is an analysis of stock option activity for each of the three years in the period ended June 30, 2000 and the stock options outstanding at the end of the respective years:


                                                                                   Years ended June 30,
                                                       --------------------------------------------------------------------------
                                                                2000                      1999                    1998
                                                       -----------------------  -----------------------   -----------------------
                                                                     Weighted                 Weighted                   Weighted
                                                                     Average                  Average                    Average
                                                        Shares        Price      Shares        Price       Shares         Price

          Outstanding, beginning of fiscal year         102,200    $   10.57     60,000    $   11.33      176,450      $   8.08
          Granted                                        62,000         7.02     43,000         9.52       31,950         12.11
          Exercised                                                                                      (143,200)         7.50
          Forfeited or expired                          (10,500)       10.29       (800)       10.00       (5,200)        11.25
                                                       --------       ------     ------       ------      --------        -----
          Outstanding, end of fiscal year               153,700    $    9.16    102,200    $   10.57       60,000      $  11.33
                                                       ========      =======   ========     ========      =======       =======
          Options exercisable at end of fiscal year      37,230    $   10.75     20,290    $   10.98        8,310      $  10.42
                                                        =======     ========    =======     ========       ======       =======



          As of June 30, 2000, options outstanding have exercise prices between $6.00 and $12.50 and a weighted average remaining contractual life of
          8.5 years.

         The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for the options; accordingly, since the grant price of the stock options is at least 100% of the fair value at the date of the grant no compensation expense has been recognized by the Company in connection with the option grants. Had compensation cost for the plans been determined based on the fair value at the grant dates for awards under the plan consistent with the fair value method of SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net loss per share would have increased the pro forma amounts indicated below:

            (Dollars in Thousands, except per share data)


                                                          Years Ended June 30,
                                             --------------------------------------------
                                                 2000             1999           1998
          Net loss:
            As reported                    $   (1,879)    $    (2,455)   $     (1,859)
            Pro forma                      $   (1,910)    $    (2,482)   $     (1,875)

          Basic loss per share:
            As reported                    $    (0.59)    $     (0.76)   $      (0.57)
            Pro forma                      $    (0.60)    $     (0.77)   $      (0.57)

          Diluted loss per share:
            As reported                    $    (0.59)    $     (0.76)   $      (0.57)
            Pro forma                      $    (0.60)    $     (0.77)   $      (0.57)


          The weighted average fair value of options granted was $1.99, $1.69 and $3.72 in fiscal years 2000, 1999 and 1998, respectively. The fair value of the option grants is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yields ranging from 0% to 2.00%, risk-free interest rates ranging from 4.38% to 6.74%, expected volatilities ranging from 15.80% to 28.13% and expected lives of five years. The pro forma amounts are not representative of the effects on reported net income for future years.

          Employee Stock Ownership Plan - The Company has an Employee Stock Ownership Plan (ESOP) for all eligible employees of the Company, the Bank and HWM. Employees who have been credited with at least 1,000 hours of service during a twelve-month period are eligible to participate in the ESOP. During the 2000 fiscal year, the ESOP purchased 7,250 shares at a price of $5.75 per share. These shares have been allocated to eligible employees. During the 1999 fiscal year, the ESOP purchased 22,674 shares at prices ranging from $8.06 to $9.63 per share, which have been allocated to eligible employees. Contributions are allocated to eligible employees based on their eligible compensation as defined in the ESOP Agreement. Gross compensation expense (i.e. the value of shares contributed or committed to be contributed to the ESOP by the Company) for fiscal years 2000, 1999 and 1998 was $49,000, $121,000 and $73,000, respectively.

13.       RISK MANAGEMENT ACTIVITIES

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

          Interest rate caps and floors are instruments in which the writer (seller) agrees to pay the holder (purchaser) the amount that an agreed-upon index is above or below the specified cap or floor rate, respectively, times the notional amount. In return for this promise of future payments, the purchaser pays a premium to the seller. The notional amount is never exchanged between the two parties and does not represent the amount at risk. The Bank purchases interest rate caps and floors to reduce the impact of rising or falling interest rates on the market value of its trading portfolio. The interest rate caps and floors generally have indexes equal to one or three month LIBOR.

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

          Cash restrictions - The Bank maintained $999,000 and $2,298,000 at June 30, 2000 and 1999, respectively, in U.S. Treasury Securities, which are considered cash equivalents, as a deposit with a broker for its futures activities.

          Credit risk - The Bank is dedicated to managing credit risks associated with hedging activities. The Bank maintains trading positions with a variety of counterparties or obligors ("counterparties"). To limit credit exposure arising from such transactions, the Bank evaluates the credit standing of counterparties, establishes limits for the total exposure to any one counterparty, monitors exposure against the established limits and monitors trading portfolio composition to manage concentrations. In addition, the Bank maintains qualifying netting agreements with its counterparties and records gains and losses on derivative financial instruments net in the trading portfolio.

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


          (Dollars in Thousands)                                        June 30, 2000
                                      --------------------------------------------------------------------------
                                                        Estimated
                                      Contract or       Fair Value             Weighted Average Interest Rate
                                       Notional      -------------------    ------------------------------------
                                        Amount       Asset     Liability    Payable  Receivable     Cap    Floor

          Interest rate swaps:
           Pay fixed rate               $5,000                   $ 18         6.58 %     6.28 %     N/A      N/A
          Interest rate collar             343        $ 2                     6.57 %     6.23 %    10.25    5.25
          Futures                      516,000                     41          N/A        N/A        N/A     N/A
          Swaptions                     15,000        113                      N/A        N/A        N/A     N/A
                                       -------       ----
                                     $ 536,343      $ 115        $ 59
                                    ==========     ======       =====



          (Dollars in Thousands)                                        June 30, 2000
                                      --------------------------------------------------------------------------
                                                        Estimated
                                      Contract or       Fair Value             Weighted Average Interest Rate
                                       Notional      -------------------    ------------------------------------
                                        Amount       Asset     Liability    Payable  Receivable     Cap    Floor

Interest rate swaps:
  Pay fixed rate                      $ 21,000                     $ 175      6.34 %    5.17 %      N/A     N/A
Interest rate caps                     133,000        $ 587                    N/A       N/A        7.92 %  N/A
Interest rate floors                   245,000        4,382                    N/A       N/A        N/A     6.11 %
Interest rate collar                       587            4                    N/A       N/A       10.25    5.25
Futures                              2,699,700                     1,611       N/A       N/A        N/A      N/A
Swaptions                               33,000          328                    N/A       N/A        N/A      N/A
                                    ----------         ----
                                   $ 3,132,287       $ 5,301      $ 1,786
                                   ===========      ========      =======





          (Dollars in Thousands)                    Years Ended June 30,
                                    ---------------------------------------------------
                                               2000                       1999
                                    -------------------------    ----------------------
                                            Monthly                      Monthly
                                            Average                      Average
                                           Fair Value                  Fair Value
                                    -------------------------    ----------------------
                                      Asset       Liability         Asset     Liability
          Interest rate swaps:
            Pay fixed rate                           $ (9)                       $ 340
          Interest rate caps                                         $ 280
          Interest rate floors                                       5,643
          Interest rate collar         $ 3                                          13
          Futures                                     190                           98
          Swaptions                   184                             411
                                      ----                            ---
                                    $ 187          $ 181          $ 6,334       $ 451
                                    ======         ======         ========      =====




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


          (Dollars in Thousands)                      Years Ended June 30, 2000
                                             ---------------------------------------------
                                             Realized      Unrealized     Net Trading
                                               Gains/         Gains/         Gains/
                                              (Losses)       (Losses)       (Losses)
          Interest rate contracts:
            Swaps                            $   129       $   192       $   321
            Caps                                (746)          596          (150)
            Floors                            (1,008)                     (1,008)
            Collar                                              (1)           (1)
            Futures                            2,667         1,570         4,237
            Swaptions                            (43)          (99)         (142)
                                            --------        ------       -------
          Total                                  999         2,258         3,257
          MBS and other trading asssets       (5,497)        1,235        (4,262)
                                            --------        ------       -------
          Total trading portfolio            $(4,498)      $ 3,493       $(1,005)
                                           =========      ========     =========

          (Dollars in Thousands)                   Years Ended June 30, 1999
                                          -----------------------------------------
                                           Realized     Unrealized     Net Trading
                                            Gains/        Gains/         Gains/
                                           (Losses)      (Losses)       (Losses)
          Interest rate contracts:
            Swaps                           $    13       $   222       $   235
            Caps                                            1,000         1,000
            Floors                                           (469)         (469)
            Collar                                             60            60
            Futures                           4,591        (1,354)        3,237
            Options                                            48            48
                                           --------        ------       -------
          Total                               4,604          (493)        4,111
          MBS and other trading assets          144        (5,909)       (5,765)
                                           --------        ------       -------
          Total trading portfolio           $ 4,748       $(6,402)      $(1,654)
                                           ========     =========     =========


          (Dollars in Thousands)                   Years Ended June 30, 1998
                                            --------------------------------------
                                            Realized     Unrealized   Net Trading
                                             Gains/        Gains/        Gains/
                                            (Losses)      (Losses)      (Losses)
          Interest rate contracts:
            Swaps                           $    13       $  (978)      $  (965)
            Caps                                             (677)         (677)
            Floors                                          1,405         1,405
            Collar                                             (2)           (2)
            Futures                          (7,961)         (613)       (8,574)
            Options                             332            36           368
                                               ----           ---           ---
          Total                              (7,616)         (829)       (8,445)
          MBS and other trading assets        6,841          (101)        6,740
                                             ------        ------         -----
          Total trading portfolio           $  (775)      $  (930)      $(1,705)
                                           ========      ========     =========

          The following table sets forth the maturity distribution and weighted average interest rates of financial instruments used on an aggregate basis to protect the trading portfolio from adverse rate movements at June 30, 2000.




           (Dollars in Thousands)                                  Maturities During Fiscal Years Ending June 30,
                                                  ---------------------------------------------------------------------------------
                                                    2001        2002           2003          2004         2005          Thereafter
           Interest rate swaps-Pay fixed rate
             Notional amount                        $ 5,000
             Weighted average payable rate           6.58 %
             Weighted average receivable rate        6.28 %

           Interest rate collar
             Notional amount                                                                                 $ 343
             Weighted average cap rate                                                                     10.25 %
             Weighted average floor rate                                                                    5.25 %

           Futures
             Notional amount                                    $ 37,000      $ 148,000    $ 125,000     $ 142,000         $ 64,000

           Options
             Notional amount                                                                $ 15,000


          The following interest rate hedges are not included in the Bank's trading portfolio. At June 30, 1999, one of the interest rate swaps was used to modify the interest rate sensitivity of certain certificates of deposit issued by the Bank. These certificates of deposit, called inverse variable rate CDs, adjust according to a formula in such a way as to pay a higher rate of interest when the index falls, and a lower rate of interest when the index rises. As of June 30, 2000 and 1999, the Bank held approximately $2.7 million and $2.9 million of inverse variable rate CDs, with original terms to maturity ranging from three to ten years. In 1999, the Bank utilized the interest rate swap to convert the inverse variable rate certificates of deposit effectively to fixed rate deposits. The interest rate swap protects the Bank against the exposure to falling interest rates inherent in these CDs. As of June 30, 1999, the swap had a notional amount of $7.5 million.

          In addition, the Bank also has interest rate swaps which are used to modify the interest rate sensitivity of a portion of the Bank's short-term LIBOR correlated borrowings, which include short-term deposits, securities sold under agreements to repurchase and the Federal Home Loan Bank advances. As of June 30, 2000, these swaps had a total notional amount of $35 million. The repricing characteristics of the Bank's short-term borrowings are similar in nature to those of the related interest rate swap instruments. The short term borrowings reach their maturities before the maturities of the matched interest rate swaps; however, it is the Bank's intent to consistently maintain such short term LIBOR correlated borrowings in the normal course of business which will be designated against these specific interest rate swaps.

          The Bank also has interest rate caps which are used to effectively cap the interest rates on its short-term LIBOR correlated borrowings. As of June 30, 2000 and 1999, the Bank held three 6% and one 7% interest rate caps which are used to effectively cap the interest rates on a portion of the Company's short-term LIBOR correlated borrowings, which include short-term deposits, securities sold under agreements to repurchase and the Federal Home Loan Bank advances. As of June 30, 2000 and 1999, the caps had a total notional amount of $90 million and reprice based on the three month LIBOR. The repricing characteristics of the Company's short-term borrowings are similar in nature to those of the related interest rate cap agreements. The short-term borrowings reach their maturities before the maturities of the matched interest rate caps; however, it is the Bank's intent to replace the short-term borrowings when they mature with additional short-term liabilities, which will be designated against the interest rate caps.

         The fair values of the following interest rate swaps and interest rate caps are not reflected in the Company's financial statements. The periodic exchanges of interest payments and the net expense of the interest rate caps are included in interest expense in the statements of operations.


(Dollars in Thousands)                                   June 30, 2000
                            ---------------------------------------------------------------------------
                             Contract or                                               Weighted Average
                              Notional              Fair Value                          Interest Rate
                               Amount        Asset            Liability      Payable     Receivable
Interest rate swaps:
  Pay floating rate
  Pay fixed rate             $ 35,000        $ 1,929                          6.03 %       6.64 %
Interest rate caps             90,000          5,124                          N/A           6.83



(Dollars in Thousands)                                   June 30, 2000
                            ---------------------------------------------------------------------------
                             Contract or                                               Weighted Average
                              Notional              Fair Value                          Interest Rate
                               Amount        Asset            Liability      Payable     Receivable



Interest rate swaps:
  Pay floating rate          $ 7,500          $ 60                            5.25 %         6.96 %
  Pay fixed rate              50,000         2,282                $ 41        5.76           5.14
Interest rate caps            90,000         4,387                             N/A            N/A



          The following table sets forth the maturity distribution and weighted average interest rates of the interest rate swaps and interest rate caps used to cap a portion of the Bank's LIBOR correlated borrowings which include short-term deposits, securities sold under agreements to repurchase and the Federal Home Loan Bank advance as of June 30, 2000:

                                          2001   2002    2003    2004      2005  Thereafter

Interest rate swaps-pay fixed rate
  Notional amount                                                $ 5,000           $ 30,000
  Weighted average payable rate                                     5.27 %             6.15 %
  Weighted average receivable rate                                  6.39 %             6.68 %

Interest rate caps
  Notional amount                       $ 30,000                                     60,000
  Weighted average cap rate                 7.00 %                                     6.00%



          In June, 2000 the Bank, using proceeds from the sale of loans, extinguished $25 million of securities sold under agreements to repurchase and terminated $25 million in interest rate swaps that were being utilized to modify the interest rate sensitivity of a portion of the Bank's short-term LIBOR correlated borrowings, which included the extinguished liabilities. As a result of the termination of the interest rate swaps, the bank recorded a gain of $1.6 million in interest expense and a deferred gain of approximately $485,000 in other liabilities. The deferred gain represents interest sensitivity protection derived from the swaps related to short-term LIBOR correlated borrowings that are recorded as liabilities of June 30, 2000. This deferred gain will be reclassed to earnings over the original terms of the swaps as an adjustment to interest expense.

14.       COMMITMENTS

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


          (Dollars in Thousands)                                                June 30,
                                                     -------------------------------------------------------------
                                                               2000                          1999
                                                     --------------------------   --------------------------------
                                                                    Interest                      Interest
                                                        Amount       Rates           Amount        Rates
          One to four family real estate-fixed rate    $ 1,379     7.63%-8.63%     $ 1,589       6.75%-8.375%
          Commercial loans-fixed rate                      126     9.00%               450       Priced at closing
          Commercial loans-adjustable rate               7,025     9.50%-11.00%      4,675       7.75%-8.75%
                                                        ------                      ------
                                                       $ 8,530                     $ 6,714
                                                       =======                     =======




         At June 30, 2000, the Company was obligated under noncancelable leases for buildings. Several of these leases contain renewal options and escalation clauses calling for rentals to be adjusted for increased real estate taxes and other operating expenses or proportionately adjusted for increases in the consumer price indices or other basis.

         The following summary reflects the future minimum rental payments, by fiscal year, required under operating leases that have remaining noncancelable lease terms in excess of one year as of June 30, 2000:



                  Year Ended June 30,
                (Dollars in Thousands)

          2001                          $ 303
          2002                            296
          2003                            297
          2004                            287
          2005                            218
          2006 and thereafter           1,750
                                        -----
          Total minimum payments      $ 3,151
                                      =======



          Rental expense under operating leases for fiscal years 2000, 1999 and 1998 was $320,000, $292,000 and $100,000, respectively.

15.       RELATED PARTY TRANSACTIONS

          The Company has contracted with Smith Breeden Associates, Inc. ("SBA") to provide investment advisory services and interest rate risk analysis. Certain stockholders and directors of HFG are also principals of SBA. The amount of consulting expense relating to SBA for fiscal years ending June 30, 2000, 1999 and 1998 was $276,000, $301,000 and $287,000 respectively. SBA has a commercial loan outstanding with the Bank at June 30, 2000, see Note 3.

16.       STOCKHOLDERS' EQUITY AND REGULATORY MATTERS

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

          Dividend restrictions - Regulations provide that the Bank may not declare or pay a cash dividend on or repurchase any of its stock if the result thereof would be to reduce the consolidated stockholders' equity of the Bank below the amount required for the liquidation account (as defined by regulations). Under the capital distribution regulations of the OTS, the Bank, as a "Tier 1" institution, is permitted to make capital distributions during a calendar year up to one hundred percent of its net income to date from the current calendar year plus the prior two calendar years. Under this limitation, as of June 30, 2000, the Bank would be required to file an application with the OTS for any proposed capital distribution.

          Reserve Requirements -As of June 30, 2000, the Bank was not required to maintain reserve balances with the Federal Reserve Bank.

17.       FAIR VALUES OF FINANCIAL INSTRUMENTS

          The following disclosures of the estimated fair value of financial instruments are made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments:



          (Dollars in Thousands)                                                            June 30,
                                                                     ----------------------------------------------------
                                                                        2000                              1999
                                                                     ------------------------   -------------------------
                                                                      Carrying        Fair        Carrying        Fair
                                                                       Value          Value        Value          Value

          ASSETS:
            Cash                                                       $  2,314      $  2,314      $  1,414      $  1,414
            Interest-bearing deposits                                    22,007        22,007         8,087         8,087
            Securities held for trading                                  53,852        53,852       183,200       183,200
            Securities available for sale                                64,052        64,052           502           502
            Securities held to maturity                                   3,857         3,871
            Loans receivable, net                                       270,970       261,500       259,632       253,400
            Interest receivable                                           2,186         2,186         2,340         2,340
            Federal Home Loan Bank stock                                  4,878         4,878         4,878         4,878

          LIABILITIES:
            Deposits                                                    361,241       356,200       333,245       330,300
            Securities sold under agreements to repurchase               28,038        28,036        60,198        60,200
            Federal Home Loan Bank advances                               7,000         7,000        40,000        40,000
            Interest payable on securities sold under
              agreements to repurchase                                        5             5            66            66
            Other interest payable                                        2,360         2,360         1,925         1,925
            Note payable                                                 12,995        12,995        13,995        13,995
            Advance payments by borrowers for taxes and insurance           746           746           795           795

          OFF BALANCE SHEET HEDGING INSTRUMENTS:
            Interest rate swaps                                                         1,929                       2,301
            Interest rate caps                                            2,606         5,124         3,101         4,387


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

          The fair value estimates presented herein are based on information available to management as of June 30, 2000 and 1999. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since such dates, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

18.       SEGMENT INFORMATION

          The Company's principal business lines include community banking in the Indiana, Kansas, and North Carolina markets, investment activities, including treasury management, and other activities. The community banking segment provides a full range of deposit products as well as mortgage, consumer and commercial loans. The investment segment is comprised of the Company's held for trading and available for sale securities, as well as the treasury management function.

          Results of operations and asset information by operating segment are presented below for the fiscal years ended June 30, 2000 and 1999. No comparative segment information is available for prior years. The financial information for each operating segment is reported on the basis used internally by the Company's management to evaluate performance and allocate resources.

          The measurement of the performance of the operating segments is based on the management and corporate structure of the Company and is not necessarily comparable with similar information for any other financial institution. The information presented is also not necessarily indicative of the segments' asset size and results of operations if they were independent entities.





  Segment Information                                                Year Ended June 30, 2000
  (Dollars in Thousands)            ------------------------------------------------------------------------------------------
                                               Community Banking
                                    --------------------------------------
                                                                  North
                                       Indiana       Kansas     Carolina    Investments       HWM        Other         Total

Net interest income (1)              $   4,093    $   2,267     $     245    $   1,701    $      88    $     (23)   $   8,371
Provision for loan losses                  179          362            49                                     (3)         587
                                     ---------    ---------     ---------    ---------    ---------    ---------    ---------
Net interest income after
  provision loan losses                  3,914        1,905           196        1,701           88          (20)       7,784

Other operating income                     643           49             3            6          106           18          825
Depreciation expense                       316           61            55            4            8          351          795
Other operating expense                  4,590        1,362         1,025          876          494          485        8,832
                                     ---------    ---------     ---------    ---------    ---------    ---------    ---------

CORE BANKING INCOME
  (LOSS) BEFORE TAXES                     (349)         531          (881)         827         (308)        (838)      (1,018)

Realized and unrealized loss on
  securities, net of hedging            (1,096)         (47)                    (1,025)                      (62)      (2,230)
                                     ---------    ---------     ---------    ---------    ---------    ---------    ---------
Loss before income taxes                (1,445)         484          (881)        (198)        (308)        (900)      (3,248)
Applicable income taxes                   (549)         193          (340)         (44)        (121)        (416)      (1,277)
                                     ---------    ---------     ---------    ---------    ---------    ---------    ---------

NET LOSS BEFORE
  MINORITY INTEREST                       (896)         291          (541)        (154)        (187)        (484)      (1,971)
Minority interest, net of taxes                                                                               92           92
                                     ---------    ---------     ---------    ---------    ---------    ---------    ---------

NET LOSS                             $    (896)   $     291     $    (541)   $    (154)   $    (187)   $    (392)   $  (1,879)
                                     =========     =========     =========   ==========     ========    =========    =========

Identifiable assets                  $ 127,264    $  54,471     $  11,510    $ 148,651    $   1,760    $  91,536    $ 435,192
                                     =========     =========     =========   ==========     ========    =========    =========


(1) Interest income is presented net of interest expense


           Segment Information                                     Year Ended June 30, 1999
                                           ------------------------------------------------------------------------
          (Dollars in Thousands)           Community Banking
                                           --------------------------
                                                Indiana        Kansas       Investments        Other          Total

          Net interest income (1)             $   3,826      $     748      $   1,504      $       3      $   6,081
          Provision for loan losses                 192            318                             1            511
                                              ---------      ---------      ---------      ---------      ---------
          Net interest income after
            provision loan losses                 3,634            430          1,504              2          5,570

          Other operating income                    343              8              9             73            433
          Depreciation expense                      439             70             30             11            550
          Other operating expense                 5,129          1,244            955            622          7,950
                                              ---------      ---------      ---------      ---------      ---------

          CORE BANKING INCOME
            (LOSS) BEFORE TAXES                  (1,591)          (876)           528           (558)        (2,497)

          Realized and unrealized loss on
            securities, net of hedging              (10)            (1)        (1,636)                       (1,647)
                                               ---------      ---------      ---------      ---------      ---------
          Loss before income taxes               (1,601)          (877)        (1,108)          (558)        (4,144)
          Applicable income taxes                  (636)          (348)          (441)          (221)        (1,646)
                                              ---------      ---------      ---------      ---------      ---------

          NET LOSS BEFORE
            MINORITY INTEREST                      (965)          (529)          (667)          (337)        (2,498)
          Minority interest, net of taxes                                                         43             43
                                              ---------      ---------      ---------      ---------      ---------

          NET LOSS                            $    (965)     $    (529)     $    (667)     $    (294)     $  (2,455)
                                              =========       ========       ========       ========      =========

          Identifiable assets                 $ 219,607      $  42,851      $ 198,672      $  10,209      $ 471,339
                                             ==========      =========      =========      =========      =========


(1) Interest income is presented net of interest expense

19.       HARRINGTON FINANCIAL GROUP, INC. FINANCIAL INFORMATION (PARENT COMPANY
          ONLY)

         The following condensed balance sheets as of June 30, 2000 and 1999, and condensed statements of operations and cash flows for the three years in the period ended June 30, 2000 for Harrington Financial Group, Inc. should be read in conjunction with the consolidated financial statements and notes thereto.


CONDENSED BALANCE SHEETS                                                June 30,
                                                                 ---------------------
(Dollars in Thousands)                                              2000          1999
ASSETS
Cash and cash equivalents                                       $    215      $    277
Securities held for trading                                           11           134
Deferred income taxes, net                                         1,533           854
Income taxes receivable                                               28           143
Other assets                                                          21            27
Intercompany receivable                                                1           107
Investment in subsidiary                                          27,623        31,769
                                                                 -------        ------
TOTAL ASSETS                                                    $ 29,432      $ 33,311
                                                               =========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Note payable                                                    $ 12,995      $ 13,995
Accrued expenses payable and other liabilities                       180           177
                                                                    ----           ---
           Total liabilities                                      13,175        14,172
                                                                 -------        ------

Common stock                                                         425           425
Additional paid-in capital                                        16,946        16,946
Treasury stock                                                    (2,488)       (2,162)
Accumulated other comprehensive income (loss), net of taxes         (268)           25
Retained earnings                                                  1,642         3,905
                                                                  ------         -----
           Total stockholders' equity                             16,257        19,139
                                                                 -------        ------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $ 29,432     $ 33,311
                                                               =========      ========



CONDENSED STATEMENTS OF OPERATIONS                                     June 30,
                                                          -----------------------------------
(Dollars in Thousands)                                      2000          1999        1998
Interest income from securities held for trading          $     1      $     2      $     6
Interest on deposits                                            6            3           18
Gain on sale of securities held for trading                    81           21           94
Unrealized gain (loss) on securities held for trading         (60)         (35)         (59)
                                                            -----        -----         ----
           Total income (loss)                                 28           (9)          59
                                                              ---         ----           --

Interest expense on long-term borrowings                    1,295        1,109          981
Salaries and employee benefits                                274          294          263
Other expenses                                                158          174          249
                                                             ----         ----          ---
           Total expenses                                   1,727        1,577        1,493
                                                           ------       ------        -----

Income (loss) before equity in undistributed earnings      (1,699)      (1,586)      (1,434)
Income tax provision (benefit)                               (673)        (627)        (566)
Equity in undistributed earnings of subsidiary               (853)      (1,496)        (991)
                                                           ------     --------        -----
Net income (loss)                                         $(1,879)     $(2,455)     $(1,859)
                                                       ==========   ==========    =========



CONDENSED STATEMENTS OF CASH FLOWS                                      Years Ended June 30,
                                                              ------------------------------------
(Dollars in Thousands)                                            2000         1999         1998
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                      $(1,879)     $(2,455)     $(1,859)
  Adjustments to reconcile net loss to net cash from
    operating activities:
      Net increase (decrease) in assets and liabilities             230          (91)         123
      Gain on sale of securities held for trading                   (81)         (21)         (94)
      Unrealized (gain) loss on securities held for trading          60           35           59
      Purchases of securities held for trading                                             (2,000)
      Proceeds from sales of securities held for trading            144           52        2,300
      Deferred income tax provision                                (679)         (62)        (588)
      Decrease in undistributed earnings of subsidiary            3,853        1,471          991
                                                                 ------       ------          ---
           Net cash from operating activities                     1,648       (1,071)      (1,068)
                                                                 ------     --------      -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital contributions to subsidiary                                                     (3,200)
                                                               --------       ------        -----
            Net cash from investing activities                                            (3,200)
                                                               --------       ------        -----

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from stock options exercised                                                     1,074
  Proceeds from note payable                                      1,000          500        3,500
  Principal repayments on note payable                           (2,000)
  Dividends paid on common stock                                   (384)        (385)        (395)
  Purchase of treasury stock                                       (326)        (784)      (1,467)
  Proceeds from issuance of treasury stock                                        73
                                                                                               --
           Net cash from financing activities                    (1,710)        (596)       2,712
                                                               --------       ------        -----

NET DECREASE IN CASH AND CASH EQUIVALENTS                           (62)      (1,667)      (1,556)

CASH AND CASH EQUIVALENTS, beginning of year                        277        1,944        3,500
                                                                   ----       ------        -----

CASH AND CASH EQUIVALENTS, end of year                          $   215      $   277      $ 1,944
                                                                 ======       ======      =======




20.       SUBSEQUENT EVENT (UNAUDITED)

          On September 8, 2000 the Company sold deposits and certain assets of two branch banking locations. The Company sold $43.5 million of deposits, $0.4 million of office properties and equipment and paid approximately $41.7 million. The sale resulted in a pre-tax gain of approximately $1.4 million.